Exhibit 99.1

January 20, 2017

Dear Varian Medical Systems Stockholder:

In May 2016, we announced plans to separate our Imaging Components business from our cancer treatment businesses. The separation will occur by means of a spin-off of a company named Varex Imaging Corporation (“Varex”), which was formed to hold our Imaging Components business. The Oncology Systems and Particle Therapy businesses will remain a part of the existing publicly traded company, which will continue to be named Varian Medical Systems, Inc. (“Varian”). As two distinct businesses, Varian and Varex will be better positioned to capitalize on significant growth opportunities and have greater focus on their respective businesses and strategic priorities.

Both of these companies have valuable assets and industry-leading products and services. Varex will be a leading global provider of X-ray imaging components for medical, security and industrial applications. As an independent, publicly traded company, Varex will be able to pursue its own growth strategies and prioritize investment spending and capital allocation accordingly. Varian will continue to be the world’s leading manufacturer of medical devices and software for treating cancer with radiotherapy, radiosurgery, proton therapy and brachytherapy. After the separation, Varian will be able to better focus its capital deployment strategy and implement an appropriate capital structure to meet the needs of its businesses.

The separation will provide current Varian stockholders with ownership interests in both Varian and Varex. The separation will be in the form of a pro rata distribution of 100% of the outstanding shares of Varex common stock to holders of Varian common stock. Each Varian stockholder will receive 0.4 of a share of Varex common stock for every one share of Varian common stock held on January 20, 2017, the record date for the distribution. It is intended that, for U.S. federal income tax purposes, the distribution generally will be tax-free to Varian stockholders. You do not need to take any action to receive shares of Varex common stock to which you are entitled as a Varian stockholder. You do not need to pay any consideration or surrender or exchange your Varian common shares to participate in the spin-off.

I encourage you to read the attached information statement, which is being provided to all Varian stockholders who held shares on the record date for the distribution. The information statement describes the separation in detail and contains important business and financial information about Varex.

I believe the separation is a positive progression for our businesses, our customers, our employees and our stockholders. We remain committed to working on your behalf to continue to build long-term stockholder value.

Sincerely,

Dow R. Wilson

President and Chief Executive Officer

Varian Medical Systems, Inc.

January 20, 2017

Dear Future Varex Stockholder:

I am pleased to welcome you as a future stockholder of our company, Varex Imaging Corporation (“Varex”). We are a leading global designer and manufacturer of X-ray tubes, flat panel detectors, imaging software, high voltage connectors and high-energy inspection accelerators, which are key components of X-ray imaging systems for medical, security and industrial applications. Our knowledge and expertise in this business are unparalleled and translate into highly innovative and superior quality products, customer support and service.

As a stand-alone company, we will focus 100% of our energy on the Imaging Components business. This will enable us to utilize our 65+ years of experience of innovation in X-ray technologies to target new technologies and components in the medical, as well as industrial and security markets. We believe that our solid financial profile, coupled with our research and development capabilities, focus on our stand-alone business and future growth opportunities, will enable us to create the most innovative and cost-effective X-ray imaging solutions for equipment manufacturers and will further enhance stockholder value.

We believe that an independent equity structure that will afford us direct access to capital markets will enable us to capitalize on unique growth opportunities in the imaging components space. We also plan to create incentive compensation arrangements for employees that are more directly tied to our performance, which we believe will enhance our ability to attract and retain key talent globally, and further align management and employee incentives with our performance and growth objectives.

In addition, as a stand-alone company, we expect to be able to give you more visibility into the opportunities in the imaging components space and enhance your ability to understand and value the merits, performance and future prospects of our business.

I encourage you to learn more about Varex and our business and strategic initiatives by reading the attached information statement. We expect that our shares of common stock will be listed on the NASDAQ Global Select Market under the symbol “VREX.”

Sincerely,

Sunny S. Sanyal

President and Chief Executive Officer

Varex Imaging Corporation

INFORMATION STATEMENT

Varex Imaging Corporation

This information statement is being furnished in connection with the distribution by Varian Medical Systems, Inc. (“Varian”) to its stockholders of all of the outstanding shares of common stock of Varex Imaging Corporation, a wholly owned subsidiary of Varian that will hold, directly or indirectly, the assets and liabilities associated with Varian’s Imaging Components business (“Varex”). To implement the distribution, Varian will distribute all of the shares of Varex common stock on a pro rata basis to Varian stockholders in a manner that is intended to be tax-free to Varian stockholders for U.S. federal income tax purposes.

For every one share of Varian common stock held of record by you as of the close of business on January 20, 2017, the record date for the distribution, you will receive 0.4 of a share of Varex common stock. You will receive cash in lieu of any fractional shares of Varex common stock that you would have received after application of the above ratio. As discussed under the section entitled “The Separation and Distribution—Trading Between the Record Date and Distribution Date,” if you sell your shares of Varian common stock “regular-way” after the record date and before the distribution, you also will be selling your right to receive shares of Varex common stock in connection with the distribution. Varian and Varex expect the shares of Varex common stock to be distributed by Varian to you on January 28, 2017. Varian and Varex refer to the date of the distribution of the Varex common stock as the “distribution date.”

No vote of Varian stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Varian a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Varian common stock, or take any other action to receive your shares of Varex common stock.

There is no current trading market for Varex common stock, although Varex expects that a limited market, commonly known as a “when-issued” trading market, will develop on or shortly before the record date for the distribution, and Varex expects “regular-way” trading of Varex common stock to begin on the first trading day following the distribution. Varex intends to apply to have its common stock authorized for listing on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “VREX.” Following the distribution, Varian will continue to trade on the New York Stock Exchange under the symbol “VAR.”

Varex is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and, as such, is allowed to provide in this information statement more limited disclosures than an issuer that would not so qualify. In addition, for so long as Varex remains an emerging growth company, it may also take advantage of certain limited exceptions from investor protection laws such as the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Investor Protection and Securities Reform Act of 2010, for limited periods. See “Information Statement Summary—Emerging Growth Company Status.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 20.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is January 20, 2017.

This information statement was first mailed to Varian stockholders on or about January 23, 2017.

Presentation of Information

Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Varex assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Varex” and the “Company” refer to Varex Imaging Corporation, a Delaware corporation, and its consolidated subsidiaries. References to Varex’s historical business and operations refer to the business and operations of Varian’s Imaging Components business that will be transferred to Varex in connection with the separation and distribution. Unless the context otherwise requires, references in this information statement to “Varian” refers to Varian Medical Systems, Inc., a Delaware corporation, and its consolidated subsidiaries.

Trademarks, Trade Names and Service Marks

Varex owns or has rights in the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the more important trademarks that Varex owns or has rights in that appear in this information statement include: Varex, Varex Imaging, Claymount, MeVis and Linatron®, which may be registered or trademarked in the United States or other jurisdictions. Each trademark, trade name or service mark of any other company appearing in this information statement is, to Varex’s knowledge, owned by such other company.

QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Varex and why is Varian separating Varex’s business and distributing Varex common stock?	Varex, which is currently a wholly owned subsidiary of Varian, was formed to hold Varian’s Imaging Components business. The separation of Varex from Varian and the distribution of Varex common stock are intended to, among other things, (i) create two sharper, stronger, more focused companies by enabling the management of each company to concentrate efforts on the unique needs of each business and the pursuit of distinct opportunities for long-term growth and profitability, (ii) allow each business to more effectively pursue its own distinct capital structures and capital allocation strategies and design more effective equity compensation programs, and (iii) provide you with equity ownership in two separate, publicly traded companies. Varian and Varex expect that the separation will result in enhanced long-term performance of each business for the reasons discussed in the sections entitled “The Separation and Distribution—Background” and “The Separation and Distribution—Reasons for the Separation.”

Why am I receiving this document?	Varian is delivering this document to you because you are a holder of shares of Varian common stock. If you are a holder of shares of Varian common stock as of the close of business on January 20, 2017, the record date of the distribution, you will be entitled to receive 0.4 of a share of Varex common stock for every one share of Varian common stock that you held at the close of business on such date. This document will help you understand how the separation and distribution will affect your investment in Varian and your investment in Varex after the separation and distribution.

How will the separation of Varex from Varian work?	To accomplish the separation, Varian will distribute all of the outstanding shares of Varex common stock to Varian stockholders on a pro rata basis in a distribution intended to be tax-free to Varian stockholders for U.S. federal income tax purposes.

Why is the separation of Varex structured as a distribution?	Varian believes that a distribution of shares of Varex stock to the Varian stockholders is an efficient way to separate its Imaging Components business in a manner that will create long-term value for Varian, Varex and their respective stockholders.

What is the record date for the distribution?	The record date for the distribution will be January 20, 2017.

When will the distribution occur?	The completion and timing of the distribution depend on a number of conditions. Varian expects that all of the shares of Varex common stock will be distributed by Varian on January 28, 2017, which is referred to as the distribution date, to holders of record of shares of Varian common stock at the close of business on January 20, 2017, which is referred to as the record date for the distribution. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.

What do stockholders need to do to participate in the distribution?

Stockholders of Varian as of the record date for the distribution will not be required to take any action to receive Varex common stock in the distribution, but you are urged to read this entire information statement carefully. No stockholder approval of the distribution is required or will be sought. You are not being asked for a proxy. You do not need to pay any consideration, exchange or surrender your existing shares of Varian common stock, or take any other action to receive your shares of Varex common stock. Please do not send in your Varian stock certificates. The distribution will not affect the number of outstanding shares of Varian common stock or any rights of Varian stockholders, although it will affect the market value of each outstanding share of Varian common stock.

How will shares of Varex common stock be issued?	You will receive shares of Varex common stock through the same channels that you currently use to hold or trade shares of Varian common stock, whether through a brokerage account or other channel. Receipt of Varex shares will be documented for you in the same manner that you typically receive stockholder updates, such as monthly broker statements.

If you own shares of Varian common stock as of the close of business on the record date for the distribution, including shares owned in certificated or book-entry form, Varian, with the assistance of Computershare Trust Company, N.A. (“Computershare”), the settlement and distribution agent, will electronically distribute shares of Varex common stock to you or to your brokerage firm on your behalf in book-entry form. Computershare, as settlement and distribution agent, will mail you a book-entry account statement that reflects your shares of Varex common stock, or your bank or brokerage firm will credit your account for the shares.

How many shares of Varex common stock will I receive in the distribution?	Varian will distribute to you 0.4 of a share of Varex common stock for every one share of Varian common stock held by you as of the record date for the distribution. Based on approximately 93.5 million shares of Varian common stock outstanding as of December 30, 2016 a total of approximately 37.4 million shares of Varex common stock will be distributed. For additional information on the distribution, see the section entitled “The Separation and Distribution.”

Will Varian distribute fractional shares of Varex common stock in the distribution?	No. Varian will not distribute fractional shares of Varex common stock in the distribution. Fractional shares that Varian stockholders would otherwise have been entitled to receive will be aggregated and sold in the public market by the distribution agent. The aggregate net cash proceeds of these sales will be distributed pro rata (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. The receipt of cash in lieu of fractional shares generally will be taxable to the recipient Varian stockholders for U.S. federal income tax purposes, as described in the section entitled “Material U.S. Federal Income Tax Consequences.”

What are the conditions to the distribution?	The distribution is subject to final approval by the Varian board of directors, as well as to a number of conditions, including, among others:

•	the transfer of assets and liabilities to Varex in accordance with the separation and distribution agreement will have been completed;

•	Varian will have received an opinion of counsel, satisfactory to the Varian board of directors, regarding the qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”);

•	an independent appraisal firm acceptable to Varian shall have delivered one or more opinions to the Varian board of directors confirming the solvency and financial viability of Varian before the completion of the distribution and each of Varian and Varex after completion of the distribution, and such opinions shall have been acceptable to Varian in form and substance in Varian’s sole discretion and such opinions shall not have been withdrawn or rescinded;

•	the U.S. Securities and Exchange Commission (or the “SEC”) will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Varian stockholders;

•	the transaction agreements relating to the separation and distribution will have been duly executed and delivered by the parties;

•	Varex will have assumed or entered into, as applicable, the financing arrangements described in the section entitled “Description of Material Indebtedness” and incurred at least $200.0 million of new indebtedness pursuant thereto;

•	Varian will have received $200 million of proceeds from the cash transfer by Varex, and Varian will be satisfied in its sole and absolute discretion that, as of the effective time of the distribution, it shall have no further liability whatsoever under the financing arrangements described in the section entitled “Description of Material Indebtedness”;

•	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	the shares of Varex common stock to be distributed will have been authorized for listing on NASDAQ, subject to official notice of distribution;

•	Varex will have entered into a commitment letter, satisfactory in form and substance to Varian’s board of directors, providing for fully committed debt financing for the acquisition of the medical imaging business of PerkinElmer, Inc. (“PerkinElmer”), including all the funds necessary to consummate the transactions contemplated by the master purchase and sale agreement between Varian and PerkinElmer, to pay any fees and expenses in connection therewith, and to refinance any existing Varex debt required to be repaid in connection therewith; and

•	no other event or development will have occurred or exist that, in the judgment of Varian’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Varian and Varex cannot assure you that any or all of these conditions will be met. In addition, Varian can decline at any time to go forward with the separation and distribution. For a complete discussion of all of the conditions to the distribution, see the section entitled “The Separation and Distribution—Conditions to the Distribution.”

Can Varian decide to cancel the distribution of Varex common stock even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See the section entitled “The Separation and Distribution—Conditions to the Distribution.” Until the distribution has occurred, Varian has the right to terminate the distribution, even if all of the conditions are satisfied.

What if I want to sell my shares of Varian common stock or my shares of Varex common stock?	You should consult with your advisors, such as your stockbroker, bank, tax or other financial advisor, if you want to sell your shares of Varian common stock or your shares of Varex common stock.

What is “regular-way” and “ex-distribution” trading of Varian common stock?	Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, it is expected that there will be two markets in Varian common stock: a “regular-way” market and an “ex-distribution” market. Shares of Varian common stock that trade in the “regular-way” market will trade with an entitlement to shares of Varex common stock distributed pursuant to the distribution. Shares of Varian common stock that trade in the “ex-distribution” market will trade without an entitlement to shares of Varex common stock distributed pursuant to the distribution. If you hold shares of Varian common stock on the record date and then decide to sell any shares of Varian common stock before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of Varian common stock with or without your entitlement to Varex common stock pursuant to the distribution.

Where will I be able to trade shares of Varex common stock?

Varex intends to apply to list its common stock on NASDAQ under the symbol “VREX”. Varex anticipates that trading in shares of its common stock will begin on a “when-issued” basis on or shortly before the record date for the distribution and will continue up to the distribution date and that “regular-way” trading in Varex common stock will begin on the first trading day following the completion of the distribution. If trading begins on a “when-issued” basis, you may purchase or sell Varex common stock up to the distribution date, but your transaction will not settle until after the distribution date. Varex cannot predict the trading prices for its common stock before, on or after the distribution date.

What will happen to the listing of Varian common stock?	Varian common stock will continue to trade on the New York Stock Exchange after the distribution under the symbol “VAR”.

Will the number of shares of Varian common stock that I own change as a result of the distribution?	No. The number of shares of Varian common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my shares of Varian common stock?	Yes. As a result of the distribution, Varian expects the trading price of Varian common stock immediately following the distribution to be lower than the “regular-way” trading price of such stock immediately prior to the distribution because the trading price will no longer reflect the value of the Imaging Components business. There can be no assurance that the aggregate market value of the Varian common stock and the Varex common stock following the distribution will be higher or lower than the market value of Varian common stock if the distribution did not occur. This means, for example, that the combined trading prices of one share of Varian common stock and 0.4 of a share of Varex common stock after the distribution (representing the number of shares of Varex common stock to be received per every one share of Varian common stock in the distribution) may be equal to, greater than or less than the trading price of one Varian common share before the distribution.

What are the material U.S. federal income tax consequences of the distribution?	It is a condition to the completion of the distribution that Varian receives an opinion of counsel satisfactory to the Varian board of directors regarding the qualification of the distribution, together with certain related transactions, as transactions that are generally tax-free under Sections 355 and 368(a)(1)(D) of the Code. Assuming the distribution, together with certain related transactions, so qualifies, no gain or loss will be recognized by you and no amount will be included in your income for U.S. federal income tax purposes, upon your receipt of shares of Varex common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Varex common stock. You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as any foreign tax laws. For more information regarding the material U.S. federal income tax consequences to of the distribution, see the section entitled “Material U.S. Federal Income Tax Consequences.”

What will Varex’s relationship be with Varian following the separation?	After the distribution, Varian and Varex will be separate companies with separate management teams and separate boards of directors. Varex will enter into a separation and distribution agreement with

Varian to effect the separation and distribution and provide a framework for Varex’s relationship with Varian after the separation and will enter into certain other agreements, including a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a trademark license agreement and one or more supply/distribution agreements. These agreements will provide for the separation between Varex and Varian of the assets, employees, liabilities and obligations (including its employee benefits, environmental, intellectual property and tax-related assets and liabilities) of Varian and its subsidiaries attributable to periods prior to, at and after Varex’s separation from Varian and will govern certain relationships between Varex and Varian after the separation. For additional information regarding the separation and distribution agreement and other transaction and commercial agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Relationships with Varian Following Separation and Distribution.”

Who will manage Varex after the separation?	Varex benefits from having in place a management team with an extensive background in and deep knowledge of the imaging components industry. After the separation, Varex’s management team is expected to be led by Sunny S. Sanyal, currently Varian’s President of the Imaging Components business, and Clarence R. Verhoef, currently Varian’s Senior Vice President, Finance and Corporate Controller. Messrs. Sanyal and Verhoef are expected to serve as Varex’s chief executive officer and chief financial officer, respectively. For more information regarding Varex’s management, see the section entitled “Management.”

Are there risks associated with owning Varex common stock?	Yes. Ownership of Varex common stock is subject to both general and specific risks, including those relating to Varex’s business, the industry in which it operates, its ongoing contractual relationships with Varian and its status as a separate, publicly traded company. Ownership of Varex common stock is also subject to risks relating to the separation. These risks are described in the section entitled “Risk Factors” beginning on page 19. You are encouraged to read that section carefully.

Does Varex plan to pay dividends?	Varex does not currently expect to pay dividends on its common stock. The declaration and payment of any dividends in the future by Varex will be subject to the sole discretion of its board of directors and will depend upon many factors. See the section entitled “Dividend Policy.”

Will Varex incur any indebtedness prior to or at the time of the distribution?	Varex anticipates entering into a secured revolving credit facility in an aggregate principal amount of up to $100.0 million and a secured term loan credit facility in an aggregate principal amount of $200.0 million on or before the distribution date. Varex intends to draw approximately $3.0 million on the revolving credit facility and the entire amount of $200.0 million of the term loan credit facility on or before the date of distribution. See the sections entitled “Description of Material Indebtedness” and “Risk Factors—Risks Related to the Separation and Distribution.”

Who will be the distribution agent, transfer agent, registrar and information agent for the Varex common stock?	The distribution agent, transfer agent and registrar for the Varex common stock will be Computershare. If you are a registered stockholder, for questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare toll free at (800) 756-8200. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact them with any questions relating to the distribution.

Where can I find more information about Varian and Varex?	Before the distribution, if you have any questions relating to Varian, Varex and the performance of their businesses, you should contact:

Varian Medical Systems, Inc.

Investor Relations

3100 Hansen Way

Palo Alto, California 94304-1038

Varian’s investor website is http://investors.varian.com/.

After the distribution, Varex stockholders who have any questions relating to Varex and the performance of its business should contact Varex at:

Varex Imaging Corporation

Investor Relations

1678 S. Pioneer Road

Salt Lake City, Utah 84104

Varex’s investor website is http://investors.vareximaging.com.

INFORMATION STATEMENT SUMMARY

The following is a summary of material information discussed in this information statement. This summary may not contain all of the details concerning the separation, distribution or other information that may be important to you. To better understand the separation, distribution and Varex’s business and financial position, you should carefully review this entire information statement.

This information statement describes the Imaging Components business of Varian to be transferred to Varex by Varian in the separation as if the transferred business were Varex’s business for all historical periods described. References in this information statement to Varex’s historical assets, liabilities, products, businesses or activities of Varex’s business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the Imaging Components business as part of Varian and its subsidiaries prior to the separation.

Varex Imaging Corporation

Varex is a world leader in designing and manufacturing X-ray tubes, flat panel detectors, imaging software, high voltage connectors and high-energy inspection accelerators, which are key components of X-ray imaging systems. Varex’s vision is to create the most innovative and cost-effective X-ray imaging solutions for equipment manufacturers and its mission is to be the world’s leader in imaging components through the delivery of high quality products that enable its customers’ success.

Varex is a leading manufacturer of X-ray tubes globally, with over 100,000 tubes shipped in the last five years to a group of customers that include most major radiology original equipment manufacturers (“OEMs”). Varex manufactures X-ray tubes for four primary medical diagnostic radiology applications: computed tomography (“CT”) scanners, radiographic or fluoroscopic imaging, special procedures, and mammography. Varex also offers a large line of industrial X-ray tubes, which consist of analytical X-ray tubes used for X-ray fluorescence and diffraction, as well as tubes used for non-destructive imaging and gauging and airport baggage inspection systems. Varex is also a leading manufacturer of flat panel detectors, with an installed base of over 80,000 detectors. Varex’s flat panel detectors, which are based on amorphous silicon imaging technologies, have broad application as an alternative to image intensifier tubes and X-ray film. Varex’s flat panel detector products are being incorporated into next generation filmless medical diagnostic, radiation therapy, dental, veterinary, and industrial inspection imaging systems. Varex believes that imaging equipment based on amorphous silicon technologies is more stable and reliable, needs fewer adjustments, suffers less degradation over time than image intensifier tubes, and is more cost-effective than X-ray film. Varex also offers software and image processing tools for X-ray imaging systems for a variety of modalities including fluoroscopy, angiography, cardiology, mammography and general radiography. The software may be combined with Varex’s radiographic flat panel detectors to upgrade film-based X-ray imaging systems to digital systems.

As Varex is transitioning to a stand-alone company, the Chief Executive Officer, who is its Chief Operating Decision Maker (“CODM”), re-evaluated the product groupings and how he views and measures the business performance and therefore, subsequent to the filing of the preliminary registration statement on Form 10 on August 11, 2016, Varex reorganized its two reportable operating segments into Medical and Industrial. The realigned segments better align Varex’s products and service offerings with customer use in medical and industrial markets and are consistent with how the CODM evaluates the business for the allocation of resources. The CODM allocates resources to and evaluates financial performance of each operating segment primarily based on revenues and gross margin. The new operating and reportable segment structure will provide better visibility and clarity into the financial performance of Varex’s products, and alignment between business strategies and operating results.

The Medical business segment designs, manufactures, sells and services X-ray imaging components for use in a range of applications, including radiographic or fluoroscopic imaging, mammography, special procedures, computed tomography, radiation therapy and computer-aided detection. Varex provides a broad range of X-ray imaging components for Medical customers including X-ray tubes, flat panel digital image detectors, high voltage connectors, image processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices, generators, ionization chambers, and buckys. Varex sells its X-ray imaging components primarily to imaging system original equipment manufacturer (“OEM”) customers that incorporate them into their medical diagnostic, radiation therapy, dental, and veterinary imaging systems. Varex also sells its X-ray imaging components to independent service companies, distributors and directly to end-users for replacement purposes.

The Industrial business segment designs, manufactures, sells and services products for use in security and industrial inspection applications, such as cargo screening at ports and borders and nondestructive examination in a variety of applications. The products include Linatron X-ray accelerators, X-ray tubes, flat panel digital image detectors, high voltage connectors, imaging processing software and image detection products for security and inspection purposes. Varex has an installed base of over 1,000 linear accelerators. Varex generally sells its Industrial products to OEM customers for incorporation into new system configurations. The OEM customers sell the systems to customs and other government agencies for use in ports and borders to screen overland, rail, and sea cargo for contraband, weapons, narcotics and explosives, as well as for manifest verification. Varex also sells its Industrial products to commercial enterprises in the casting, power, aerospace, chemical, petro-chemical and automotive industries for nondestructive product examination purposes, such as industrial inspection and manufacturing quality control.

Varex’s reputation for high quality and its broad portfolio of products, continuous innovation in imaging, deep relationships with OEMs, global scale and low cost manufacturing, and global presence for service and support uniquely position Varex to take advantage of continued opportunities for growth in the medical, security and industrial imaging markets.

Varex conducts an active research and development program to focus on new technology and applications in both the medical and industrial X-ray imaging markets and is typically the owner of the intellectual property for technologies which Varex develops. Furthermore, Varex actively pursues acquisition targets and has recently acquired several companies. During fiscal year 2015, through Varex’s acquisitions of Claymount Investments B.V. (“Claymount”) and MeVis Medical Solutions AG (“MeVis”), Varex broadened its portfolio of components by adding high voltage connectors, ionization chambers, automatic exposure control systems and image processing software for computer-aided detection.

Claymount, a Netherlands-based supplier of X-ray imaging components, is a strategic supplier to many global X-ray equipment manufacturers and is one of the world’s leading suppliers of high voltage connectors, ionization chambers, collimators, buckys, and solid state automatic exposure control systems for controlling dose during medical X-ray imaging. Claymount enhances Varex’s ability to support a continuing industry-wide transition from analog to digital X-ray imaging and will allow it to expand its line of components and integrated subsystems.

In April 2015, Varex completed the acquisition of 73.5% of the then-outstanding shares of MeVis, a publicly listed company based in Bremen, Germany that provides image processing software and services for cancer screening. Varex intends to combine MeVis’ image processing and analysis software with its portfolio of flat panel detector and imaging workstation offerings to provide integrated solutions for cancer screening and computer-aided detection.

Net earnings attributable to Varex totaled $68.5 million for the fiscal year ended September 30, 2016.

Acquisition of PerkinElmer’s Medical Imaging Business. On December 21, 2016, Varian and PerkinElmer, Inc. (“PerkinElmer”) entered into a master purchase and sale agreement (the “MPSA”), pursuant to which Varian has agreed to purchase certain subsidiaries of PerkinElmer and to purchase certain assets and assume certain liabilities and obligations of PerkinElmer and certain of its subsidiaries, in each case to the extent primarily related to PerkinElmer’s medical imaging business, in a cash-free and debt-free transaction with a purchase price of approximately $276.0 million. The purchase price is payable at the closing of the transaction and is subject to adjustment for changes in the working capital balance of the business. In connection with and subject to the completion of the separation and distribution, Varian will assign the MPSA and any related agreements to Varex and Varex will assume all the rights and obligations of Varian thereunder. Varex, after the separation and distribution, intends to obtain third-party debt financing to finance all or a substantial portion of the purchase price to consummate the acquisition of PerkinElmer’s medical imaging business. The completion of the acquisition is subject to a number of conditions, which are described elsewhere in this information statement. However, the completion of the acquisition is not subject to any financing contingency.

Strengths

Varex believes it possesses a number of competitive advantages that distinguish it from its competitors.

Technology and innovation. Varex shares in a 65+ year legacy of innovation in imaging components technology and has a track record for industry-altering innovations. For example, Varex developed the anode-end grounded X-ray tube that provided a lighter-weight, more powerful X-ray tube for computed tomography. Varex also developed the flat panel digital image detector that replaces X-ray film and image intensifiers. Varex’s long history, broad portfolio and technical expertise enable it to innovate quickly, including providing customized solutions tailored to customers’ individual needs. Varex holds a strong intellectual property portfolio for the technology that it has developed.

Strong, long-standing customer relationships. Varex has strong, long-standing relationships with a substantial majority of the major OEMs in the medical imaging industry. The length of its relationships with major OEMs averages over ten years and with its top five customers over approximately 40 years. Varex attributes this to its reputation for high quality products that provide cost-effective solutions to OEMs. Varex also is the long-time supplier of X-ray tubes and flat panel detectors to Varian’s Oncology Systems business for its Conebeam CT/On-Board Imager accessory product. Varex expects that this supply relationship will continue following the completion of the distribution, although there can be no assurance of this. Varex believes the strength of these relationships will continue to grow as Varex is uniquely positioned to provide a wide range of solutions to its customers.

Global footprint and scale. Varex currently has manufacturing centers in Salt Lake City, Utah; Las Vegas, Nevada; Downers Grove, Illinois; Dinxperlo, Netherlands; Calamba City, Philippines; and Liverpool, New York; and regional service centers in Charleston, South Carolina; Willich, Germany; and Wuxi, China. Varex’s global scale allows it to manufacture and transport its products in a cost-efficient manner. For Varex’s customers, local presence allows for effective customer service and logistics efficiency. From a regulatory perspective, Varex’s local presence enables tailoring of local content to local medical device regulatory and product registration requirements. From a risk management perspective, Varex’s global presence offers natural opportunities for hedging of geographic risk.

Broad Portfolio. Varex’s product breadth and development expertise allow Varex to be the partner of choice for its customers. Unlike most of its competitors, Varex has a broad imaging components portfolio, providing its customers with X-ray tubes, flat panel detectors, linear accelerators, high energy detectors, high voltage connectors and other components, high-energy inspection accelerators, software and workstations. Varex’s technical expertise in imaging applications means it can provide sub-systems of components optimized to work together, which enables its customers to develop products faster.

Deep manufacturing expertise. X-ray tubes are a complex product to manufacture that requires significant investment and expertise in complex manufacturing, assembly and material science. Throughout Varex’s 65-year history, Varex has invested in world class and high tech manufacturing operations and has developed proprietary manufacturing capabilities that position Varex as the ideal manufacturing partner for its customers.

Highly experienced and proven management and engineering teams. Varex’s leadership includes individuals with an average of over 20 years of experience in the medical and industrial industries, and with long-standing customer and supplier relationships. Varex’s engineering team has allowed Varex to establish itself as a leader in technology and innovation over the last 65 years. Varex’s management and engineering teams have been instrumental in building its imaging components business into a market leader. Varex believes that their experience and expertise will continue to be an important and differentiating asset for Varex following the completion of the distribution.

Strategies

Varex’s vision is to create the most innovative and cost-effective X-ray imaging solutions for equipment manufacturers and its mission is to be the world’s leader in imaging components through the delivery of high quality products that enable its customers’ success. By 2020, Varex aspires to be the lowest cost innovator in medical X-ray components, to offer integrated imaging subsystems using data and software, and to leverage its medical technology platform to address disruptive applications in industrial imaging and inspection.

Pursue growth opportunities in targeted markets. Healthcare is a large, stable and global market with strong, long-term growth dynamics arising from an aging population, increased disease prevalence, increased need for diagnostic testing and growing access to healthcare worldwide. Healthcare is less prone to cyclical demand because it is necessary, government and other insurance programs are reliable payers, and there is predictable growth driven by foreseeable population dynamics. Furthermore, technological innovation can augment market growth. The Medical market segment is driven by demographic and clinical needs, many of which are expected to expand but at the same time require more cost-efficient solutions due to ongoing pricing pressures faced by OEMs.

In the medical imaging market, the flat panel detectors sector is experiencing rapid growth, driven by a market transition from analog to digital systems due to lower costs, X-ray dose reductions, increased patient throughput, and U.S.-legislated reimbursement cuts for analog systems. Product cycles are becoming shorter and there is a significant future replacement opportunity for the estimated 500,000-plus analog units that exist globally. The competitive landscape is fragmented with the potential for consolidation and many OEMs lack scale, driving them to outsource the manufacture of flat panel detectors. Varex intends to capitalize on these opportunities by leveraging its reputation as a cost-effective producer of innovative and high quality products and its strong existing relationships with its OEM customers.

The industrial and security imaging markets represent large market domains with new opportunities for Varex’s Industrial segment. As manufacturers implement more automation and utilize more disruptive technologies, such as 3D printing, they should expand the use of in-process inspection capabilities that use imaging and image detection software. In addition, the security imaging market is expected to continue to expand with governments’ demand for additional baggage and cargo inspection capabilities. Varex is well-positioned to leverage its technical expertise developed for medical imaging for use in industrial imaging applications.

Varex’s strategy includes pursuing both organic and inorganic avenues for growth in the medical components and industrial and security imaging markets. Varex intends to broaden its portfolio of components and leverage scale to compete more effectively in existing and new sectors within these markets.

Drive operational excellence. Most of Varex’s larger OEM customers have internal manufacturing capabilities for imaging components, so Varex must be able to provide cost-effective, high quality products as an alternative. Imaging components manufacturing is a capital-intensive business and Varex, as a leading components manufacturers, has been able to leverage the scale of its business to deliver very cost-effective solutions to its customers. Varex has continued to refine its quality-focused processes by utilizing six sigma and lean manufacturing principles. The combination of scale, technical expertise and manufacturing experience has positioned Varex as a global leader in the imaging components market.

Continued development and leveraging of Varex’s strong relationships with its OEM customers. Varex has a legacy of strong relationships with its customers, including the Oncology Systems business of Varian, and remains focused on further cultivating these relationships going forward. Varex intends to increase its footprint within existing customers by offering additional components and services and capitalize on trends for outsourcing components by OEMs. Varex believes its transformation of its account management system, including by providing a one-to-one account management approach for complex accounts and by realigning its salesforce to be tailored to specific types of customers, will better enable it to respond to individualized customer needs. Varex believes that this individualized approach, together with its global footprint, scale and broad component portfolio, will enable Varex to provide high quality products suited to its customers’ needs in a cost-effective manner.

Continuous innovation. In its Medical business, the need to reduce dose, increase gantry rotation speeds and develop low cost entry level CT systems for emerging markets are driving demand for new types of CT tubes and Varex believes that this creates significant opportunity for expansion. The flat panel detector market is rapidly changing with Varex and many competitors delivering new innovations, particularly in the wireless radiographic image detector space. Varex continues to rapidly innovate flat panel detectors by leveraging its broad technical expertise and its vertically-integrated processes, highlighted by its ownership position in dpiX LLC which provides the amorphous silicon sensor arrays. Through acquisitions, Varex has been expanding its software portfolio which is critical for the integration of components in imaging systems. In addition, while technological advancement is important to an OEM’s success, Varex believes that many OEMs are facing pressure to outsource manufacturing as a result of shrinking internal research and development budgets. Varex believes its ability to quickly innovate and to provide integrated sub-systems will continue to make it a valued partner to OEMs, both in its Medical and Industrial segments.

Summary of Risks Associated with the Business and the Separation and Distribution

An investment in Varex’s common stock is subject to a number of risks, including risks relating to the separation and distribution and risks related to Varex’s business. Set forth below are some, but not all, of these risks. Please read the information in the section captioned “Risk Factors” for a more thorough description of these and other risks.

Risks Related to Varex’s Business

•	Varex sells its products to a limited number of original equipment manufacturer (“OEM”) customers, many of which are also its competitors, and a reduction in or loss of business of one or more of these customers may materially reduce its sales.

•	Varex may not be able to accurately predict the demand for its products by its OEM customers.

•	Varex competes in highly competitive markets, and it may lose business to its customers and other companies with greater resources or the ability to develop more effective technologies, or it could be forced to reduce its prices.

•	Varex’s success depends on the successful development, introduction and commercialization of new generations of products and enhancements to or simplifications of existing product lines.

•	A disruption at Varex’s manufacturing facilities in Salt Lake City, Utah; Calamba City, Philippines or Las Vegas, Nevada could materially and adversely affect its business.

•	Significantly more than half of Varex’s revenues are generated from customers located outside the United States, and economic, political and other risks associated with international sales and operations could materially and adversely affect Varex’s sales or make them less predictable.

•	Varex’s results have been and may continue to be affected by continuing worldwide economic instability, including changes in foreign currency exchange rates and fluctuations in the price of crude oil and other commodities.

•	The loss of a supplier or any inability to obtain supplies of important components could restrict Varex’s ability to manufacture products, cause delays in its ability to deliver products, or significantly increase its costs.

•	A shortage or change in source of, or increase in price of, raw materials could restrict Varex’s ability to manufacture products, cause delays, or significantly increase its cost of goods.

•	Compliance with U.S. laws and regulations applicable to the marketing, manufacture and distribution of Varex’s products may be costly, and failure or delays in obtaining regulatory clearances or approvals, or failure to comply with applicable laws and regulations could prevent Varex from distributing its products, require Varex to recall its products or result in significant penalties or other harm to Varex’s business.

•	Varex sells certain X-ray tube products as replacements which are subject to medical device certification and product registration laws and regulations which vary by country, and are subject to change and Varex may be unable to receive registration approval or renewal of existing registrations if Varex fails to meet regulatory approval requirements or if the process of gaining approval becomes commercially infeasible or impractical.

•	Compliance with foreign laws and regulations applicable to the marketing, manufacture and distribution of Varex’s products may be costly, and failure to comply may result in significant penalties and other harm to Varex’s business.

•	Existing and future healthcare reforms, including the Affordable Care Act and changes to reimbursement rates, may indirectly have a material adverse effect on Varex’s business and results of operations.

•	Varex is subject to federal, state and foreign laws governing its business practices, which, if violated, could result in substantial penalties. Additionally, challenges to or investigations into Varex’s practices could cause adverse publicity and be costly to respond to and thus could harm its business.

•	Warranty claims may materially and adversely affect Varex’s business.

Risks Related to the Separation

•	Varex has no history operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

•	In connection with the separation, Varex will incur debt obligations that could adversely affect Varex’s business, profitability and ability to meet its obligations.

•	Certain contracts that will need to be assigned from Varian or its affiliates to Varex in connection with the separation may require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase Varex’s expenses or otherwise reduce Varex’s profitability.

•	If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Varian, Varex and Varian stockholders could be subject to significant tax liabilities, and, in certain circumstances, Varex could be required to indemnify Varian for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

•	Varex may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect Varex’s business.

•	Varian or Varex may fail to perform under various transaction agreements that will be executed as part of the separation or Varex may fail to have necessary systems and services in place when the transition services agreement expires.

Risks Related to Varex’s Common Stock

•	Varex cannot be certain that an active trading market for its common stock will develop or be sustained after the distribution and, following the distribution, Varex’s stock price may decline or fluctuate significantly.

•	There may be substantial and rapid changes in Varex’s stockholder base, which may cause Varex’s stock price to fluctuate significantly.

•	Varex does not currently expect to pay dividends on its common stock. There is no assurance as to whether or when Varex will pay any dividends on its common stock or as to the amount of any such dividends.

•	Certain provisions in Varex’s amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of Varex, which could decrease the trading price of Varex’s common stock.

•	Varex’s amended and restated certificate of incorporation will contain an exclusive forum provision that may discourage lawsuits against Varex and Varex’s directors and officers.

The Separation and Distribution

The Varian board of directors, together with Varian management and advisors, regularly reviews its businesses for ways in which the businesses can improve their respective focus and performance. As part of these reviews, the Varian board of directors considers many factors, including the factors described below under “—Reasons for the Separation”, as well as current economic, industry and regulatory conditions. As a result of these reviews, based on the totality of the factors it considered, the Varian board of directors concluded that separating the Imaging Components business from the remainder of Varian at this time was in the best interests of Varian and its stockholders.

On May 23, 2016, Varian announced that it intended to separate its Imaging Components business from the remainder of its businesses. The separation will occur by means of pro rata distribution to Varian stockholders of all of the shares of common stock of Varex, which was formed to hold Varian’s Imaging Components business.

On January 9, 2017, the Varian board of directors approved the distribution of all of Varex’s issued and outstanding shares of common stock on the basis of 0.4 of a share of Varex common stock for every one share of Varian common stock held as of the close of business on January 20, 2017, the record date for the distribution.

Varex’s Post-Separation Relationship with Varian

After the distribution, Varian and Varex will be separate companies with separate management teams and separate boards of directors. Varex will enter into a separation and distribution agreement with Varian, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, Varex will also enter into various other agreements to effect the separation and provide a framework for its relationship with Varian after the separation, including a transition services agreement, a tax matters agreement, an intellectual property matters agreement, one or more supply/distribution agreements, a trademark license agreement and an employee matters agreement. These agreements provide for the allocation between Varex and Varian of Varian’s assets, employees, liabilities and obligations (including its employee benefits, environmental, intellectual property and tax-related assets and liabilities) attributable to periods prior to, at and after Varex’s separation from Varian and will govern certain relationships between Varex and Varian after the separation. For additional information regarding the separation agreement and other transaction and commercial agreements, see the sections entitled “Risk Factors—Risks Related to the Separation” and “Relationships with Varian Following Separation and Distribution.”

Reasons for the Separation

The Varian board of directors believes that separating the Imaging Components business from the remainder of Varian is in the best interests of Varian and its stockholders for a number of reasons, including that:

•	The separation will allow each business to more effectively pursue its own distinct operating priorities and strategies, and will enable the management of each company to more quickly and efficiently make decisions and concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability.

•	The separation will permit each company to concentrate its financial resources solely on its own operations, providing greater flexibility to invest capital in its business in a time and manner appropriate for its distinct strategy and business needs. It is anticipated that this will facilitate a more efficient allocation of capital.

•	The separation will create an independent equity structure that will afford Varex direct access to capital markets and facilitate its ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its capital stock.

•	The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

•	The separation will allow investors to separately understand and value Varian and Varex based on their distinct businesses and investment identities, including the merits, performance and future prospects of their respective businesses. The separation will also provide investors with two distinct and targeted investment opportunities.

The Varian board of directors also considered a number of potentially negative factors in evaluating the separation, including that:

•

As a current part of Varian, the Imaging Components business benefits from Varian’s size and purchasing power in procuring certain goods and services, which has helped the current combined company leverage certain fixed costs. After the separation, as a separate, independent entity, Varex may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Varian obtained prior to the separation. Varex may also incur costs for certain functions previously performed by Varian, such as accounting, tax, legal, human resources, information technology and other general administrative functions that are higher than the amounts reflected in Varex’s historical financial statements, which could cause Varex’s profitability to decrease.

•	The actions required to separate Varex’s and Varian’s respective businesses could disrupt Varian’s and/or Varex’s operations.

•	Certain costs and liabilities that were otherwise less significant to Varian as a whole will be more significant for Varex as a stand-alone company.

•	Varex will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Varex personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems. Varex will also incur debt issuance costs in connection with the separation.

•	Varex may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Varex’s business; (ii) following the separation, Varex may be more susceptible to market fluctuations and other adverse events than if it were still a part of Varian; and (iii) following the separation, Varex’s business will be less diversified than Varian’s business prior to the separation.

•	There could be no assurance that the supply relationship between Varian and Varex will continue following the completion of the separation.

•	To preserve the tax-free treatment of the separation and the distribution to Varian for U.S. federal income tax purposes, under the tax matters agreement that Varex will enter into with Varian, Varex will be restricted from taking actions that may cause the separation and distribution to be taxable to Varian for U.S. federal income tax purposes. These restrictions may limit for a period of time Varex’s ability to pursue certain strategic transactions and equity issuances or engage in certain other transactions that might increase the value of its business.

The Varian board of directors concluded that the potential benefits of the separation outweighed these potentially negative factors. The Varian board of directors also considered, in its decision on timing of the separation, the initial stabilization of the Imaging Components business in the first half of fiscal year 2016 and its then-projected financial improvement as allowing the business to operate effectively as a standalone public company and enabling Varian and its stockholders to realize the benefits described above from a separation of the businesses. For more information, see the sections entitled “The Separation and Distribution—Reasons for the Separation,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

In view of the wide variety of factors considered in connection with its evaluation of the separation, and the complexity of these matters, the Varian board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the separation. Rather, the Varian board of directors conducted an overall review of the factors described above and reached its decisions based on the totality of those factors.

Capitalization Summary

Varian and Varex intend that, prior to the distribution, Varex will transfer all cash and cash equivalents in excess of $5.0 million to Varian, other than any cash and cash equivalents held by MeVis Medical Solutions AG (“MeVis”) as of the effective time of the distribution. Following the distribution, if it is determined that as of the effective time of the distribution Varex had cash and cash equivalents in excess of $5.0 million (disregarding cash and cash equivalents of MeVis), Varex will be required to transfer such excess to Varian. The actual amount of cash that Varex will have after giving effect to any adjustment payment to Varian may be more or less than $32.0 million. Varex anticipates entering into a secured revolving credit facility in an aggregate principal amount of up to $100.0 million and a secured term loan credit facility in an aggregate principal amount of $200.0 million on or before the distribution date. Varex intends to draw approximately $3.0 million on the revolving credit facility and the entire amount of $200.0 million of the term loan credit facility on or before the date of distribution in order to fund a cash transfer to Varian of $200.0 million prior to the effective time of the distribution and to pay financing costs. See the sections entitled “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” and “Relationships with Varian Following Separation and Distribution—Separation and Distribution Agreement.”

In addition to the treatment of cash and cash equivalents described above, it is expected that Varex will retain, following the distribution, a specified amount of cash that would enable Varex to pay to Varian the consideration for assets outside the United States that were required to be transferred to Varex but could not have been so transferred prior to the distribution due to not having received regulatory approvals for such transfers. Once those regulatory approvals are received, Varex will pay such cash amounts to Varian in consideration for such asset transfers. If those regulatory approvals are not received during a specified time period, Varex will be required to transfer such cash amounts to Varian. Any cash amounts described in this paragraph are not included in the pro forma financial statements included in this information statement. The carrying value of these assets are reflected in the audited historical combined financial statements.

Emerging Growth Company Status

Varex is an “emerging growth company” as defined in the JOBS Act. As such, Varex intends to take advantage of certain exemptions from various reporting requirements that apply to other public companies that are not emerging growth companies, including, but not limited to, scaled disclosure provisions with respect to financial statements and executive compensation, compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the requirements to hold a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. Varex cannot predict if investors will find its common stock less attractive because it intends to rely on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may become more volatile. Varex may take advantage of these exemptions until it is no longer an emerging growth company.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Varex has elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This election is irrevocable.

Varex could remain an emerging growth company until the earliest of (a) the last day of the first fiscal year in which Varex’s annual gross revenues exceed $1 billion, (b) the last day of the fiscal year following the fifth anniversary of the date of the first sale of Varex’s common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), (c) the date that Varex becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur, generally, if (i) the market value of Varex common stock that is held by non-affiliates exceeds $700 million as of the last business day of Varex’s most recently completed second fiscal quarter, (ii) Varex had been subject to the reporting requirements of the Exchange Act for a period of at least twelve calendar months, and (iii) Varex had filed at least one annual report, or (d) the date on which Varex has issued more than $1 billion in non-convertible debt during the preceding three-year period.

Corporate Information

Varex was incorporated in Delaware for the purpose of holding Varian’s Imaging Components business in connection with the separation and distribution. Prior to the contribution of this business to Varex, which will be completed prior to the distribution, Varex had no operations. The address of Varex’s principal executive offices is 1678 S. Pioneer Road, Salt Lake City, Utah 84104. Varex’s telephone number is 1-800-432-4422.

Varex maintains an Internet site at www.vareximaging.com. Varex’s website, and the information contained therein, or connected thereto, is not incorporated by reference into this information statement or the registration statement of which this information statement forms a part.

Varex owns or has rights in the trademarks, service marks and trade names that it uses in conjunction with the operation of its business.

Reason for Furnishing This Information Statement

This information statement is being furnished solely to provide information to stockholders of Varian who will receive shares of Varex common stock in the distribution. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of Varex’s securities. The information contained in this information statement is believed by Varex to be accurate as of the date set forth on its cover. Changes may occur after that date and neither Varian nor Varex will update the information except in the normal course of their respective disclosure obligations and practices, or as required by applicable law.

Summary Historical and Pro Forma Combined Financial Data

The following summary historical financial data reflects the combined operations of Varex. Varex derived the combined statement of earnings for the fiscal years ended September 30, 2016, October 2, 2015, and September 26, 2014, and the combined balance sheet data as of September 30, 2016 and October 2, 2015, as set forth below, from its audited annual combined financial statements (the “Combined Financial Statements”), which are included elsewhere in this information statement and from its unaudited combined pro forma financial statements included in the “Unaudited Pro Forma Combined Financial Statements” section of this information statement. Varex’s underlying financial records were derived from the financial records of Varian Medical Systems, Inc. (“Varian”) for the periods reflected herein.

Varex’s historical combined financial statements includes allocations of certain Varian expenses relating to, among certain other expenses: accounting, legal, human resources, information technology, treasury, tax, facilities, research and development, insurance and other corporate and infrastructure services. These costs may not be representative of the future costs Varex will incur as an independent public company. In addition, Varex’s historical financial information does not reflect changes that it expects to experience in the future as a result of its separation and distribution from Varian, including changes in its cost structure, personnel needs, tax structure, financing and business operations. Varex’s historical combined financial statements also do not reflect certain other adjustments between Varian and Varex as reflected under “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this information statement. Consequently, the financial information included here may not necessarily reflect Varex’s financial position and results of operations or what its financial position and results of operations would have been had it been an independent, publicly traded company during the periods presented or be indicative of Varex’s future performance as an independent company.

The unaudited pro forma combined balance sheet has been prepared to give effect to the Pro Forma Transactions (as defined below in the section “Unaudited Pro Forma Combined Financial Statements”) as though the Pro Forma Transactions had occurred on September 30, 2016. The unaudited pro forma combined statement of earnings has been prepared to give effect to the Pro Forma Transactions as if the Pro Forma Transactions had occurred or had become effective as of October 3, 2015, the first day of fiscal year 2016. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information.

The unaudited pro forma combined financial statements are not necessarily indicative of Varex’s results of operations or financial condition had the distribution and its anticipated post-separation capital structure been completed on the dates assumed. Also, they may not reflect the results of operations or financial condition that would have resulted had Varex been operating as an independent, publicly traded company during such periods. In addition, they are not necessarily indicative of Varex’s future results of operations, financial position or cash flows.

This summary historical and pro forma combined financial data should be reviewed in combination with “Unaudited Pro Forma Combined Financial Statements,” “Capitalization,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Combined Financial Statements and accompanying notes included in this information statement.

(In millions)	Pro Forma	Fiscal Years
	2016	2016	2015	2014
Combined statement of earnings data:
Revenues	$620.1	$620.1	$632.3	$685.2
Earnings before taxes	94.3	105.0	127.6	174.2
Net earnings attributable to Varex	61.6	68.5	80.0	110.1

	Pro Forma
	September 30, 2016	September 30, 2016	October 2, 2015
Combined balance sheet data:
Cash and cash equivalents	$32.0	$36.5	$20.6
Current assets	358.0	359.9	316.1
Noncurrent assets	288.6	262.5	267.5
Total assets	646.6	622.4	583.6
Current liabilities	107.6	77.8	78.6
Long term liabilities	198.0	8.3	9.4
Total liabilities	305.6	86.1	88.0
Redeemable noncontrolling interests	10.3	10.3	—
Total equity	330.7	526.0	495.6

RISK FACTORS

You should carefully consider the following risks and other information in this information statement in evaluating Varex and Varex’s common stock. Any of the following risks could materially and adversely affect Varex’s business, results of operations or financial condition. The risk factors generally have been separated into three groups: risks related to Varex’s business, risks related to the separation and distribution and risks related to Varex’s common stock.

Risks Related to Varex’s Business

Varex sells its products to a limited number of OEM customers, many of which are also its competitors, and a reduction in or loss of business of one or more of these customers may materially reduce its sales.

Varex had one customer during fiscal year 2016 that accounted for 10% or more of its revenue. Varex’s ten largest customers as a group accounted for approximately 54%, 63% and 63% of its revenue for fiscal years 2016, 2015 and 2014, respectively. Varex’s revenue from Toshiba Medical, its largest customer, accounted for approximately $140 million of Varex’s revenue in fiscal year 2016.

Varex sells its products to a limited number of OEM customers, many of which are also its competitors with in-house X-ray tube manufacturing operations. Although Varex seeks to broaden its customer base, it will continue to depend on sales to a relatively small number of major customers. Because it often takes significant time to replace lost business, it is likely that Varex’s operating results would be materially and adversely affected if one or more of its major OEM customers were to cancel, delay, or reduce orders in the future. For example, in the second half of fiscal year 2015, Varex was notified by a major flat panel customer of their decision to in-source a significant amount of the volume being purchased from Varex, which has led to a decline in revenues in fiscal year 2016. In addition, it is expected that Varian will continue as a major customer of Varex, and while Varex expects to enter into a supply agreement with Varian, there can be no assurance that Varian will continue to source from Varex long-term. Varex’s OEM customers may cancel, delay or reduce orders due to a wide variety of factors, many of which are beyond Varex’s control. In addition, the consolidation of OEMs, such as the pending sale of Toshiba Medical to Canon Inc., could also negatively impact Varex in ways that may be difficult to quantify or predict.

Furthermore, Varex generates significant accounts receivables from the sale of its products and the provision of services to its major customers. Although Varex’s major customers are large corporations, if one or more of these customers were to become insolvent or otherwise be unable to pay for Varex products and services, Varex’s operating results and financial condition could be materially and adversely affected.

Varex may not be able to accurately predict the demand for its products by its OEM customers.

Economic uncertainties over the past few years, natural disasters and other matters beyond Varex’s control have made it difficult for its OEM customers to accurately forecast and plan future business activities. Such economic uncertainties and natural disasters, as well as other factors, have previously impacted Varex’s business, resulting in inventory reduction and slowdowns in sales at some of these customers. Similar inventory adjustments and slowdowns in sales could occur in the future. Varex’s OEM customers also face inherent competitive issues and new product introduction delays which can result in changes in forecast. As such, the market and regulatory risks faced by Varex’s OEM customers in the X-ray-based diagnostic imaging space also ultimately impact Varex’s ability to forecast future business. Varex’s agreements for imaging components may contain purchasing estimates that are based on its customers’ historical purchasing patterns, and actual purchasing volumes under the agreements may vary significantly from these estimates. The variation from forecasted purchasing volume may, in part, be due to the increasing life of X-ray tubes, which can result in reduced demand for replacement X-ray tubes in ways Varex may not be able to accurately forecast. Reductions in purchasing patterns have in the past and may in the future materially and adversely affect Varex’s operating results.

Varex competes in highly competitive markets, and it may lose business to its customers or other companies with greater resources or the ability to develop more effective technologies, or it could be forced to reduce its prices.

Rapidly evolving technology, intense competition and pricing pressure characterize the market in which Varex competes. Varex often competes with companies that have greater financial, marketing and other resources than Varex, including Varex’s customers. If these customers manufacture a greater percentage of their components in-house or otherwise lower external sourcing costs, which may occur for a number of reasons, including a strong U.S. dollar, Varex could experience reductions in purchasing volume by, or loss of, one or more of these customers. Such a reduction or loss may have a material and adverse effect on its business. Some of the major diagnostic imaging systems companies, which are the primary OEM customers for Varex’s X-ray components, also manufacture X-ray components, including X-ray tubes, for use in their own imaging systems products. Varex must compete with these in-house manufacturing operations for business. In addition, Varex competes against other stand-alone, independent X-ray tube manufacturers for both the OEM business of major diagnostic imaging equipment manufacturers and the independent servicing business for X-ray tubes. The market for flat panel detectors is also very competitive, and Varex faces intense competition from over a dozen smaller competitors. As a result of these competitive dynamics, in order for Varex to effectively retain the business of its customers and compete with its competitors, it must have an advantage in one or more significant areas, such as lower product cost, better product quality and/or superior technology and/or performance.

With Varex’s industrial products, Varex competes with other OEM suppliers, primarily outside of the United States. The market for its X-ray tube and flat panel products used for nondestructive testing in industrial applications is small and highly fragmented. In addition, some of Varex’s competitors outside the United States may have resources and support from their governments that Varex cannot replicate, such as preferences for local manufacturers, and may not be subject to the same trade compliance regulations to which Varex is subject. Therefore, Varex’s ability to compete in certain high-growth markets may be limited as compared to its competitors.

Existing competitors’ actions and new entrants may materially and adversely affect Varex’s ability to compete. These competitors could develop technologies and products that are more effective than those Varex currently uses or produces or that could render its products obsolete or noncompetitive. In addition, the timing of Varex’s competitors’ introduction of products into the market could affect the market acceptance and sales of Varex’s products. Some competitors offer specialized products that provide, or may be perceived by customers to provide, a marketing advantage over Varex’s products. Also, some of Varex’s competitors may not be subject to the same standards, regulatory and/or other legal requirements to which Varex is subject, and therefore, they could have a competitive advantage in developing, manufacturing and marketing products and services. Any inability to develop, gain regulatory approval for and supply commercial quantities of competitive products to the market as quickly and effectively as Varex’s competitors could limit market acceptance of Varex’s products and reduce its sales. In addition, some of its smaller competitors could be acquired by larger companies that have greater financial strength, which could enable them to compete more aggressively. Varex’s competitors could also acquire some of its customers, suppliers or distributors, which could disrupt supply or distribution arrangements and result in loss of customers and less predictable and reduced revenues in Varex’s businesses. Any of these competitive factors could negatively and materially affect Varex’s pricing, sales, revenues, market share and gross margins and its ability to maintain or increase its operating margins.

Varex’s success depends on the successful development, introduction and commercialization of new generations of products and enhancements to or simplifications of existing product lines.

Rapid change and technological innovation characterize the markets in which Varex operates, particularly with respect to flat panel technology. Varex’s customers use its products in their medical diagnostic, security and industrial imaging systems, and Varex must continually introduce new products at competitive costs while also improving existing products with higher quality, lower costs and increased features. In order to be successful, Varex must anticipate its customers’ needs and demands as well as potential shifts in market preferences.

Varex’s failure to do so has in the past resulted and may in the future result in the loss of customers and adverse impact to its financial performance. With a relatively strong U.S. Dollar, Varex’s ability to meet its customers’ pricing expectations is particularly challenging and may result in erosion of product margin and market share.

Varex may need to spend more time and money than it expects to develop and introduce new products or enhancements and, even if Varex succeeds, Varex may not be able to recover all or a meaningful part of its investment. Once introduced, new products may materially and adversely impact sales of Varex’s existing products, or make them less desirable or even obsolete, which could materially and adversely impact Varex’s revenues and operating results. In addition, certain costs, including installation and warranty costs, associated with new products may be proportionately greater than the costs associated with other products, and may therefore disproportionately, materially, and adversely affect Varex’s gross and operating margins. If Varex is unable to lower these costs over time, Varex’s operating results could be materially and adversely affected. Some of the electronic components and integrated circuits used in Varex’s flat panel detectors are susceptible to discontinuance and obsolescence risks, which may force Varex to incorporate newer generations of these components resulting in unplanned additional R&D expenses, delays in launch of new products, supply disruption, or inventory write downs.

Varex’s ability to successfully develop and introduce new products and product enhancements and simplifications, and the revenues and costs associated with these efforts, are affected by Varex’s ability to:

•	properly identify customer needs or long-term customer demands;

•	prove the feasibility of new products;

•	limit the time required from proof of feasibility to routine production;

•	timely and efficiently comply with internal quality assurance systems and processes;

•	limit the timing and cost of regulatory approvals;

•	accurately predict and control costs associated with inventory overruns caused by phase-in of new products and phase-out of old products;

•	price its products competitively and profitably, which can be particularly difficult with a strong U.S. Dollar;

•	manufacture, deliver and install its products in sufficient volumes on time, and accurately predict and control costs associated with manufacturing installation, warranty and maintenance of the products;

•	appropriately manage its supply chain;

•	manage customer acceptance and payment for products; and

•	anticipate, respond to and compete successfully with competitors.

Furthermore, as discussed in greater detail elsewhere in this “Risk Factors” section, Varex cannot be sure that it will be able to successfully develop, manufacture or introduce new products or enhancements, the roll-out of which involves compliance with complex quality assurance processes, including the Quality System Regulation (“QSR”) of the U.S. Food and Drug Administration (“FDA”). Failure to complete these processes timely and efficiently could result in delays that could affect Varex’s ability to attract and retain customers, or could cause customers to delay or cancel orders, causing Varex’s revenues and operating results to be materially and adversely affected.

A disruption at Varex’s manufacturing facilities in Salt Lake City, Utah; Calamba City, Philippines or Las Vegas, Nevada could materially and adversely affect its business.

The majority of Varex’s products are manufactured in its manufacturing facility in Salt Lake City, Utah. Varex’s manufacturing operations are subject to potential power failures, the breakdown, failure or substandard performance of equipment, the improper installation or operation of equipment, and natural or other disasters. Loss or damage to this manufacturing facility due to any of these factors or otherwise could materially and adversely affect Varex’s ability to manufacture sufficient quantities of its products or otherwise deliver products to meet customer demand or contractual requirements which may result in a loss of revenue and other adverse business consequences. Because of the time required to obtain regulatory approval and licensing of a manufacturing facility, Varex may not be available on a timely basis to replace any lost manufacturing capacity. The occurrence of these or any other operational issues at Varex’s manufacturing facilities could have a material and adverse effect on Varex’s business, financial condition and results of operations. In addition, some of Varex’s products from the Claymount acquisition are also manufactured in its Calamba City, Philippines manufacturing facility, which is subject to similar risks, but may also face additional regulatory and political risks which could impact Varex’s ability to manufacture and ship products in a timely manner or at all. Varex manufactures its security products in Las Vegas, Nevada and these operations are also subject to potential power failures, the breakdown, failure or substandard performance of equipment, the improper installation or operation of equipment, and natural or other disasters which could materially and adversely affect Varex’s ability to deliver products to meet customer demand.

Significantly more than half of Varex’s revenues are generated from customers located outside the United States, and economic, political and other risks associated with international sales and operations could materially and adversely affect Varex’s sales or make them less predictable.

Varex conducts business globally. Revenues generated from customers located outside the United States accounted for approximately 65%, 62% and 64% of Varex’s total revenues during each of fiscal years 2016, 2015 and 2014, respectively. As a result, Varex must provide significant service and support globally, which in the past was in part provided by Varian. Varex intends to continue to expand its presence in international markets and expects to expend significant resources in doing so. Varex cannot be sure that it will be able to meet its sales, service and support objectives or obligations in these international markets, or recover its investments. Varex’s future results could be harmed by a variety of factors, including:

•	currency fluctuations, and in particular the strength of the U.S. Dollar relative to many currencies, which have and may in the future adversely affect Varex’s financial results and cause some customers to delay purchasing decisions or move to in-sourcing supply or migrate to lower cost alternatives or ask for additional discounts;

•	the longer payment cycles associated with many customers located outside the United States;

•	difficulties in interpreting or enforcing agreements and collecting receivables through many foreign countries’ legal systems;

•	changes in restrictions on trade between the United States and other countries or unstable regional political and economic conditions, such as those that may result from the outcome of the 2016 U.S. presidential election;

•	changes in the political, regulatory, safety or economic conditions in a country or region, including as a result of the United Kingdom’s June 2016 vote to leave the European Union (“Brexit”);

•	the imposition by governments of additional taxes, tariffs, global economic sanctions programs or other restrictions on foreign trade;

•	any inability to obtain required export or import licenses or approvals;

•	failure to comply with export laws and requirements, which may result in civil or criminal penalties and restrictions on Varex’s ability to export its products, particularly its industrial linear accelerator products;

•	risks unique to the Chinese market, including import barriers and preferences for local manufacturers;

•	failure to obtain proper business licenses or other documentation, or to otherwise comply with local laws and requirements regarding marketing, sales, service or any other business Varex conducts in a foreign jurisdiction, which may result in civil or criminal penalties and restrictions on its ability to conduct business in that jurisdiction; and

•	the possibility that it may be more difficult to protect Varex’s intellectual property in foreign countries.

Although Varex’s sales fluctuate from period to period, in recent years Varex’s international region has represented a larger share of its business. The more Varex depends on sales in the international region, the more vulnerable Varex becomes to these factors.

Varex’s effective tax rate is impacted by tax laws in both the United States and in the countries in which its international subsidiaries do business. Earnings from Varex’s international region are generally taxed at rates lower than U.S. rates. A change in the percentage of Varex’s total earnings from the international region, a change in the mix of particular tax jurisdictions within the international region, or a change in currency exchange rates, could cause Varex’s effective tax rate to increase or decrease. Also, Varex is not currently taxed in the United States on certain undistributed earnings of certain foreign subsidiaries. These earnings could become subject to incremental foreign withholding or U.S. federal and state taxes should they either be deemed to be or actually are remitted to the United States, in which case Varex’s financial results could be materially and adversely affected. In addition, changes in the valuation of Varex’s deferred tax assets or liabilities, changes in tax laws or rates, changes in the interpretation of tax laws or other changes beyond Varex’s control could materially and adversely affect its financial position and results of operations.

Varex’s results have been and may continue to be affected by continuing worldwide economic instability, including changes in foreign currency exchange rates and fluctuations in the price of crude oil and other commodities.

The global economy has been impacted by a number of economic and political factors. In many markets, these conditions have shrunk capital equipment budgets, slowed decision-making and made it difficult for Varex’s customers and vendors to accurately forecast and plan future business activities. This, in turn, has caused Varex’s customers to be more cautious with, and sometimes freeze, delay or dramatically reduce purchases and capital project expenditures. Some countries have adopted and may in the future adopt austerity or stimulus programs that could positively or negatively affect Varex’s results from period to period, making it difficult for investors to compare its financial results. In addition, the outcome of the 2016 U.S. presidential election and the announcement of Brexit and the withdrawal of the United Kingdom from the European Union may also create global economic uncertainty, which may cause our customers to reduce their spending, which in turn, could adversely affect our business, financial condition, operating results and cash flows. An uncertain economic environment may also disrupt supply or affect our service business, as customers’ constrained budgets may result in pricing pressure, extended warranty provisions and even cancellation of service contracts.

In addition, concerns over continued economic instability could make it more difficult for Varex to collect outstanding receivables. A continued weak or deteriorating healthcare market would inevitably materially and adversely affect Varex’s business, financial conditions and results of operations.

Because Varex’s products are generally priced in U.S. Dollars, strengthening of the U.S. Dollar has caused, and could continue to cause, some customers to ask for additional discounts, delay purchasing decisions, or consider moving to in-sourcing supply of such components or migrating to lower cost alternatives. Further, because Varex’s business is global and some payments may be made in local currency, fluctuations in foreign currency exchange rates can impact its results by affecting product demand, or its revenues and expenses, and/or the profitability in U.S. Dollars of products and services that Varex provides in foreign markets.

Changes in monetary or other policies here and abroad, including as a result of economic and/or political instability or in reaction thereto, would also likely affect foreign currency exchange rates. Furthermore, in the event that one or more European countries were to replace the Euro with another currency, Varex’s sales in these countries or in Europe generally, would likely be materially and adversely affected until such time as stable exchange rates are established.

Additionally, fluctuations in commodities prices could materially and adversely affect Varex’s performance. Rising commodities prices will increase Varex’s costs and those of Varex’s medical OEM customers, which could in turn result in reduced demand for Varex’s products. Further, Varex’s security product revenues from oil producing countries, in which Varex has a significant customer base, have in the past suffered as a result of volatility in oil prices and remain sensitive to fluctuations in the future.

The loss of a supplier or any inability to obtain supplies of important components could restrict Varex’s ability to manufacture products, cause delays in its ability to deliver products, or significantly increase its costs.

Varex obtains from a limited group of suppliers or from sole-source suppliers some of the components included in its products, such as wave guides for industrial linear accelerators, transistor arrays, cesium iodide coatings and specialized integrated circuits for flat panel detectors, X-ray tube targets, housings, glass frames, high-voltage cable, bearings and various other components. For example, Varex’s major supplier of its amorphous silicon based thin film transistor arrays (flat panels) used in its digital image detectors is dpiX LLC. Although Varex holds a 40% ownership interest in dpiX, Varex does not have majority voting rights and does not have the power to direct the activities of dpiX. In addition, Varian is Varex’s sole source supplier for a key component in linear accelerators used in Varex’s security and inspection products subsystems, which are specially made for Varex. While Varex expects to enter into a supply agreement for this component, there can be no assurance that this component will continue to be available on reasonable terms, or at all.

If Varex loses any of these limited- or sole-source suppliers, if their operations are substantially interrupted, or if any of them fail to meet performance or quality specifications, Varex may be required to obtain and qualify one or more replacement suppliers. Such an event (i) may then also require Varex to redesign or modify its products to incorporate new parts and/or further require Varex to obtain clearance, qualification or certification of these products, including by the FDA, or obtain other applicable regulatory approvals in other countries, or (ii) could significantly increase costs for the affected product and cause material delays in delivery of that and other related products. In addition, manufacturing capacity limitations of any of Varex’s limited- or sole-source suppliers or other inability of these suppliers to meet increasing demand could limit growth opportunities for the affected product lines and damage customer relationships. Shortage of, and greater demand for, components and subassemblies could also increase manufacturing costs if the supply/demand imbalance increases the price of the components and subassemblies. Any of these events could materially and adversely affect Varex’s business and financial results.

A shortage or change in source of, or increase in price of, raw materials could restrict Varex’s ability to manufacture products, cause delays, or significantly increase its cost of goods.

Varex relies upon the supplies of certain raw materials such as tungsten, lead, iridium and copper for security and inspection products and copper, lead, tungsten, rhenium, molybdenum zirconium, and various high grades of steel alloy for X-ray tubes. Worldwide demand, availability and pricing of these raw materials have been volatile, and Varex expects that availability and pricing will continue to fluctuate in the future. If supplies are restricted or become unavailable or if prices increase, this could constrain Varex’s manufacturing of affected products, reduce its profit margins or otherwise materially and adversely affect its business.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the SEC has promulgated rules regarding disclosure of the presence in a company’s products of certain metals, known as “conflict minerals,” which are metals mined from the Democratic Republic of the Congo and adjoining countries, as well as procedures regarding a manufacturer’s efforts to identify the sourcing of those minerals from this region. Varex’s complex supply chain may inhibit Varex’s ability to sufficiently verify the origins of the relevant minerals used in its products through the due diligence procedures that it implements, which may harm Varex’s reputation. In addition, Varex may encounter challenges in satisfying customers who require that all of the components of Varex products are certified as conflict-free, which could place Varex at a competitive disadvantage if it is unable to do so. Moreover, complying with these rules requires investigative efforts, which has and will continue to cause Varex to incur associated costs, and could materially and adversely affect the sourcing, supply, and pricing of materials used in Varex’s products, or result in process or manufacturing modifications, all of which could materially and adversely affect its results of operations.

Compliance with U.S. laws and regulations applicable to the marketing, manufacture and distribution of Varex’s products may be costly, and failure or delays in obtaining regulatory clearances or approvals, or failure to comply with applicable laws and regulations could prevent Varex from distributing its products, require Varex to recall its products or result in significant penalties or other harm to Varex’s business.

Some of Varex’s products and those of OEMs that incorporate Varex’s products are subject to extensive and rigorous government regulation in the United States. Compliance with these laws and regulations is expensive and time-consuming, and failure to comply with these laws and regulations could materially and adversely affect Varex’s business.

Most Varex’s products are Class I devices, with a small number of software products designated as Class II devices. Generally, Varex’s manufacturing operations for medical devices, and those of its third-party manufacturers, are required to comply with the FDA’s QSR, as well as other federal and state regulations for medical devices and radiation emitting products. The FDA makes announced and unannounced periodic and on-going inspections of medical device manufacturers to determine compliance with QSR, and in connection with these inspections, issues reports, known as Form FDA 483 reports when the FDA believes the manufacturer has failed to comply with applicable regulations and/or procedures. If observations from the FDA issued on Form FDA 483 reports are not addressed and/or corrective action taken in a timely manner and to the FDA’s satisfaction, the FDA may issue a Warning Letter and/or proceed directly to other forms of enforcement action. Similarly, if a Warning Letter were issued, prompt corrective action to come into compliance would be required. Failure to respond timely to Form FDA 483 observations, a Warning Letter or other notice of noncompliance and to promptly come into compliance could result in the FDA bringing an enforcement action, which could include the total shutdown of Varex’s production facilities, denial of importation rights to the U.S. for products manufactured in overseas locations, adverse publicity and criminal and civil fines. The expense and costs of any corrective actions that Varex may take, which may include products recalls, correction and removal of products from customer sites and/or changes to its product manufacturing and quality systems, could materially and adversely impact Varex’s financial results and may also divert management resources, attention and time. Additionally, if a Warning Letter were issued, customers could delay purchasing decisions or cancel orders, and Varex could face increased pressure from its competitors who could use the Warning Letter against Varex in competitive sales situations, either of which could materially and adversely affect its reputation, business and stock price.

In addition, Varex is required to timely file various reports with the FDA, including reports required by the medical device reporting regulations (“MDRs”), that require that Varex report to regulatory authorities if its devices may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. In addition, if Varex initiates a correction or removal of a device to reduce a risk to health posed by the device, Varex would be required to submit a publicly available Correction and Removal report to the FDA and in many cases, similar reports to other regulatory agencies. This report could be classified by the FDA as a device recall which could lead to increased scrutiny by the FDA, other international regulatory agencies and Varex’s customers regarding the quality and safety of Varex’s devices. If these MDRs or correction and removal reports are not filed on a timely basis, regulators may impose sanctions and sales of Varex’s products may suffer, and Varex may be subject to product liability or regulatory enforcement actions, all of which could harm its business.

Government regulation may also cause significant delay or even prevent the marketing and full commercialization of future products or services that Varex may develop, and/or may impose costly requirements on Varex’s business. Further, as Varex enters new businesses or pursues new business opportunities, Varex will become subject to additional laws, rules and regulations, including FDA and foreign rules and regulations. Becoming familiar with and implementing the infrastructure necessary to comply with these laws, rules and regulations is costly and time consuming. In addition, failure to comply with these laws, rules and regulations could delay the introduction of new products and could materially and adversely affect Varex’s business.

If Varex or any of its suppliers, distributors, agents or customers fail to comply with FDA, Federal Trade Commission (“FTC”) and other applicable U.S. regulatory requirements or are perceived to potentially have failed to comply, Varex may face:

•	adverse publicity affecting both Varex and its customers;

•	increased pressures from competitors;

•	investigations by governmental authorities;

•	fines, injunctions, civil penalties and criminal prosecutions;

•	partial suspensions or total shutdown of production facilities, or the imposition of operating restrictions;

•	increased difficulty in obtaining required clearances or approvals, or losses of clearances or approvals already granted;

•	seizures or recalls of Varex products or those of its customers;

•	delays in purchasing decisions by customers or cancellation of existing orders;

•	the inability to sell Varex products; and

•	difficulty in obtaining product liability or operating insurance at a reasonable cost, or at all.

Varex is also subject to federal and state laws and regulations of general applicability relating to matters such as environmental protection, safe working conditions, manufacturing practices and other matters. Insurance coverage is not commercially available for violations of law, including the fines, penalties or investigatory costs that Varex may incur as the consequence of regulatory violations; consequently, Varex does not have insurance that would cover this type of liability.

Varex sells certain X-ray tube products as replacements which are subject to medical device certification and product registration laws and regulations which vary by country, and are subject to change, and Varex may be unable to receive registration approval or renewal of existing registrations if Varex fails to meet regulatory approval requirements or if the process of gaining approval becomes commercially infeasible or impractical.

Varex markets and distributes certain X-ray tubes through distributors and third party/multi-vendor service organizations which are used as equivalent replacements for specific OEM tubes. Varex is subject to medical device certification and product registration laws which vary by country, and are subject to periodic reviews and changes by regulatory authorities in those countries. For example, to sell X-ray tubes for replacement applications in China, the products registrations have to be approved by the Chinese FDA (“CFDA”) or province specific authorities. Registration requirements are subject to change and Varex may not be able to receive registration approval or renewal of existing registrations if Varex fails to meet regulatory approval requirements or if the process of gaining approval becomes commercially infeasible or impractical. Certain of these local laws and regulations have the effect of serving as a barrier to trade and can be difficult to navigate predictably.

In addition, certain countries in which Varex products are sold require products to undergo re-registration if the product is altered in any significant way, and it may be determined that the separation of Varex from Varian, including Varex’s new name, will require these products to be re-registered as Varex products, even if they are physically unchanged.

These registration processes can be costly and time consuming, and customers may determine to purchase products from Varex’s competitors that do not have to be involved in a re-registration process. In addition, Varex’s inability to receive or renew product registrations may prevent Varex from marketing and distributing those particular products for replacement applications in the specific country.

Compliance with foreign laws and regulations applicable to the marketing, manufacture and distribution of Varex’s products may be costly, and failure to comply may result in significant penalties and other harm to Varex’s business.

Regulatory requirements affecting Varex’s operations and sales outside the United States vary from country to country, often differing significantly from those in the United States. In general, outside the United States, some of Varex’s products are regulated as medical devices by foreign governmental agencies similar to the FDA.

For Varex to market its products internationally, Varex must obtain clearances or approvals for products and product modifications. These processes (including, for example, in the European Union (“EU”), the European Economic Area (“EEA”), Switzerland, China, Japan and Canada) can be time consuming, expensive and uncertain, which can delay Varex’s ability to market products in those countries. Delays in receipt of or failure to receive regulatory approvals, the inclusion of significant limitations on the indicated uses of a product, the loss of previously obtained approvals or failure to comply with existing or future regulatory requirements could restrict or prevent Varex from doing business in a country or subject Varex to a variety of enforcement actions and civil or criminal penalties, which would materially and materially and adversely affect its business. In addition, compliance with changing regulatory schemes, such as what may occur in connection with the June 23, 2016 referendum in which voters in the United Kingdom approved an exit from the EU (“Brexit”), may add additional complexity, cost and delays in marketing or selling Varex’s products. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations and, given the lack of comparable precedent, it is unclear what financial, regulatory and legal implications the withdrawal of the United Kingdom from the EU would have and how such withdrawal would affect Varex.

Within the EU/EEA, Varex must obtain, and in turn, affix a CE mark certification, a European marking of conformity that indicates that a product meets the essential requirements of the Medical Device Directive. Compliance with the Medical Device Directive is done through a self-certification process that is then verified by an independent certification body, called a “Notified Body,” an organization empowered by the legislature to conduct this verification. Once the CE mark is affixed, the Notified Body will regularly audit Varex to ensure that it remains in compliance with the applicable European laws and Medical Device Directive. By affixing the CE mark to Varex’s product, Varex is certifying that its products comply with the laws and regulations required by the EU/EEA countries, thereby allowing the free movement of its products within these countries and others that accept CE mark standards. If Varex cannot support its performance claims and demonstrate compliance with the applicable European laws and Medical Device Directive, Varex would lose its right to affix the CE mark to its products, which would prevent Varex from selling its products within the EU/EEA/Switzerland territory and in other countries that recognize the CE mark. In September 2012, the European Commission adopted a Proposal for a Regulation of the European Parliament and of the Council on medical devices and a Proposal for a Regulation of the European Parliament and of the Council on in vitro diagnostic medical devices which will, once adopted by the European Parliament and by the Council, replace the existing three medical devices directives. Negotiation by member states of the available drafts finally yielded an agreement in May 2016 and drafts of the MDR have been published in June 2016. Official publication by the member states is expected by late 2016/early 2017 and the Regulation would enter into force in 2020. The new proposal imposes stricter requirements for the placing in the market of medical devices as well as on the Notified Bodies. Varex may be subject to risks associated with additional testing, modification, certification or amendment of its existing market authorizations, or Varex may be required to modify products already installed at its customers’ facilities to comply with the official interpretations of these revised regulations.

Varex is also subject to international laws and regulations of general applicability relating to matters such as environmental protection, safe working conditions, manufacturing practices and other matters. These are often comparable to, if not more stringent than, the equivalent regulations in the United States. Sales overseas are also affected by regulation of matters such as product standards, packaging, labeling, environmental and product recycling requirements, import and export restrictions, tariffs, duties and taxes.

In addition, Varex is required to timely file various reports with international regulatory authorities similar to the reports it is required to timely file with U.S. regulatory authorities, including reports required by international adverse event reporting regulations. If these reports are not timely filed, regulators may impose sanctions, including temporarily suspending Varex’s market authorizations or CE mark, and sales of its products may suffer.

Further, as Varex enters new businesses or pursue new business opportunities internationally, or as regulatory schemes change, Varex may become subject to additional laws, rules and regulations. Becoming familiar with and implementing the infrastructure necessary to comply with these laws, rules and regulations is costly. Additionally, in some countries, Varex relies or may rely in the future on foreign distributors and agents to assist in complying with foreign regulatory requirements, and Varex cannot be sure that they will always do so. The failure of Varex or its agents to comply with these laws, rules and regulations could delay the introduction of new products, cause reputational harm, result in investigations, fines, injunctions, civil penalties or criminal prosecutions, result in an inability to sell Varex’s products in or to import its products into certain countries, and could materially and adversely affect Varex’s business.

Existing and future healthcare reforms, including the Affordable Care Act and changes to reimbursement rates, may indirectly have a material adverse effect on Varex’s business and results of operations.

Sales of Varex’s products to OEMs in the medical sector indirectly depend on whether adequate reimbursement is available for its customers’ products from a variety of sources, such as government healthcare insurance programs, including U.S. Medicare and Medicaid programs and foreign government programs; private insurance plans; health maintenance organizations; and preferred provider organizations. Without adequate reimbursement, the demand for Varex’s customers’ products, and therefore indirectly Varex’s products, may be limited.

Healthcare reform proposals and medical cost containment measures in the U.S. and in many foreign countries could limit the use of Varex’s and its customers’ products, reduce reimbursement available for such use, further tax the sale or use of Varex’s products and further increase the administrative and financial burden of compliance. These reforms and measures, including the uncertainty in the medical community regarding their nature and effect, could have a material and adverse effect on Varex’s and Varex’s customers’ purchasing decisions regarding its products and treatments and could harm Varex’s business, results of operations, financial condition and prospects. Varex cannot predict the specific healthcare programs and regulations that will be ultimately implemented by local, regional and national governments globally. However, any changes that lower reimbursements for Varex’s or its customers’ products and/or procedures using these products, including, for example, existing reimbursement incentives to convert from analog to digital X-ray systems, or changes that reduce medical procedure volumes or increase cost containment pressures on Varex or others in the healthcare sector could materially and adversely affect Varex’s business and results of operations.

On March 23, 2010, President Obama signed into law the Affordable Care Act. The Affordable Care Act could adversely impact the demand for Varex’s and its customers’ products and services, and therefore its financial position and results of operations, possibly materially. Changes in access to diagnostic radiology or the reimbursement rates associated with diagnostic radiology as a result of the Affordable Care Act and similar state proposals would likely affect domestic demand for Varex’s and Varex’s customers’ products and services.

In general, employers and third-party payors in the United States have become increasingly cost-conscious, with higher deductibles imposed or encouraged in many medical plans. The imposition of higher deductibles tends to restrain individuals from seeking the same level of medical treatments as they might seek if the costs they bear are lower, particularly in the medical diagnostic portion of Varex’s business. Third-party payors have also increased utilization controls related to the use of its products by healthcare providers.

Furthermore, there is no uniform policy on reimbursement among third-party payors, and Varex cannot be sure that third-party payors will reimburse its customers for procedures using its products that will enable it to achieve or maintain adequate sales and price levels for its products. Without adequate support from third-party payors, the market for Varex’s products may be limited.

Varex is unable to predict what effect new healthcare reform proposals or ongoing uncertainty surrounding foreign, federal and state health reform proposals will have on its customer’s purchasing decisions. However, an expansion in any government’s role in the healthcare industry may materially and adversely affect Varex’s business. In addition, it is possible that changes in administration and policy, including the potential repeal of all or parts of the Affordable Care Act, resulting from the recent U.S. presidential election could result in additional proposals and/or changes to health care system legislation which could have a material adverse effect on our business. The full effect that a full or partial repeal of the Affordable Care Act would have on our business remains unclear at this time.

Varex is subject to federal, state and foreign laws governing its business practices which, if violated, could result in substantial penalties. Additionally, challenges to or investigations into Varex’s practices could cause adverse publicity and be costly to respond to and thus could harm its business.

Anti-corruption laws and regulations. Varex is subject to the U.S. Foreign Corrupt Practices Act and anti-corruption laws, and similar laws in foreign countries, such as the U.K. Bribery Act and the Law “On the Fundamentals of Health Protection in the Russian Federation”. In general, there is a worldwide trend to strengthen anti-corruption laws and their enforcement, and the healthcare industry and medical equipment manufacturers have been particular targets of these investigation and enforcement efforts. Any violation of these laws by Varex or its agents or distributors could create a substantial liability for Varex, subject its officers and directors to personal liability and also cause a loss of reputation in the market. Transparency International’s 2015 Corruption Perceptions Index measured the degree to which public sector corruption is perceived to exist in 168 countries/territories around the world, and found that two-thirds of the countries in the index, including many that Varex considers to be high growth areas for Varex’s products, such as China and India, scored below 50, on a scale from 100 (very clean) to 0 (highly corrupt). Varex currently operates in many countries where the public sector is perceived as being more or highly corrupt. Varex’s strategic business plans include expanding its business in regions and countries that are rated as higher risk for corruption activity by Transparency International. Becoming familiar with and implementing the infrastructure necessary to comply with laws, rules and regulations applicable to new business activities and mitigating and protecting against corruption risks could be quite costly. In addition, failure by Varex or its agents or distributors to comply with these laws, rules and regulations could delay its expansion into high-growth markets and could materially and adversely affect its business. This notwithstanding, Varex will inevitably do more business, directly and potentially indirectly, in countries where the public sector is perceived to be more or highly corrupt and will be engaging in business in more countries perceived to be more or highly corrupt. Increased business in higher risk countries could subject Varex and its officers and directors to increased scrutiny and increased liability from its business operations.

Competition and trade compliance laws. Varex is subject to various competition and trade compliance laws in the jurisdictions in which it operates. Regulatory authorities under whose laws Varex operates may have enforcement powers that can subject Varex to sanctions, and can impose changes or conditions in the way Varex conducts its business. In addition, an increasing number of jurisdictions also provide private rights of action for competitors or consumers to seek damages asserting claims of anti-competitive conduct. Increased government scrutiny of Varex’s actions or enforcement or private rights of action could materially and adversely affect its business or damage its reputation. In addition, Varex may conduct, or it may be required to conduct, internal investigations or face audits or investigations by one or more domestic or foreign government agencies, which could be costly and time-consuming, and could divert its management and key personnel from its business operations. An adverse outcome under any such investigation or audit could subject Varex to fines or criminal or other penalties, which could materially and adversely affect Varex’s business and financial results. Furthermore, competition laws may prohibit or increase the cost of future acquisitions that Varex may desire to undertake.

Laws and ethical rules governing interactions with healthcare providers. Generally, Varex does not sell its products directly to healthcare providers, though occasionally it may sell its products to healthcare providers through distributors. The U.S. Medicare and Medicaid “anti-kickback” laws, and similar state laws, prohibit payments or other remuneration that is intended to induce hospitals, physicians or others either to refer patients or to purchase, lease or order, or arrange for or recommend the purchase, lease or order of healthcare products or services for which payment may be made under federal and state healthcare programs, such as Medicare and Medicaid. These laws affect Varex’s sales, marketing and other promotional activities by limiting the kinds of financial arrangements Varex may have with hospitals, physicians or other potential purchasers of its products. They particularly impact how Varex structures its sales offerings, including discount practices, customer support, education and training programs, physician consulting, research grants and other fee-for-service arrangements. These laws are broadly written, and it is often difficult to determine precisely how these laws will be applied to specific circumstances.

Federal and state “false claims” laws generally prohibit knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other government payors that are false or fraudulent, or for items or services that were not provided as claimed. Although Varex does not submit claims directly to payors, manufacturers can be, and have been, held liable under these laws if they are deemed to “cause” the submission of false or fraudulent claims by providing inaccurate billing or coding information to customers, or through certain other activities, including promoting products for uses not approved or cleared by the FDA, which is called off-label promotion. Violating “anti-kickback” and “false claims” laws can result in civil and criminal penalties, which can be substantial, and potential mandatory or discretionary exclusion from healthcare programs for noncompliance. Even an unsuccessful challenge or investigation into Varex’s practices could cause adverse publicity, and be costly to defend, and thus could harm its business and results of operations. Additionally, several recently enacted state and federal laws, including laws in Massachusetts and Vermont, and the federal Physician Payment Sunshine Act, now require, among other things, extensive tracking and maintenance of databases regarding the disclosure of equity ownership and payments to physicians, healthcare providers and hospitals. These laws may require Varex to implement the necessary and costly infrastructure to track and report certain payments to healthcare providers. Failure to comply with these new tracking and reporting laws could subject Varex to significant civil monetary penalties.

Varex is subject to similar laws in foreign countries where it conducts business. For example, within the EU, the control of unlawful marketing activities is a matter of national law in each of the member states. The member states of the EU closely monitor perceived unlawful marketing activity by companies. Varex could face civil, criminal and administrative sanctions if any member state determines that Varex has breached its obligations under such state’s national laws. Industry associations also closely monitor the activities of member companies. If these organizations or authorities name Varex as having breached its obligations under their regulations, rules or standards, its reputation would suffer and its business and financial condition could be materially and adversely affected.

Warranty claims may materially and adversely affect Varex’s business.

Varex could experience an increase in warranty claims as a result of issues with product quality or product failures as a direct result of Varex’s design or manufacturing, or issues in its supply chain. Such an occurrence may damage Varex’s market reputation, cause sales to decline, or require repairs or voluntary remedial measures to enhance customer satisfaction, which could materially and adversely impact Varex’s financial results. Increased warranty claims on any given product could cause Varex to halt production on that product and could significantly impair Varex’s liquidity and profitability, as well as cause reputational harm to Varex. Because some categories of products tend to experience higher numbers of warranty claims than others, a shift in the types of products that Varex’s customers purchase could lead to an increase in warranty claims. If actual levels of warranty claims are greater than the level of claims Varex estimates, cost of sales could increase and Varex’s financial condition could be materially and adversely affected. In addition, product quality issues could result in significant follow-on effects for Varex including, among other things, reputational harm to Varex and its customers, loss of customers, and liability as a result of product quality issues. These outcomes would materially and adversely affect Varex’s business and financial condition.

If Varex is not able to match its manufacturing capacity with demand for its products, its financial results may suffer.

Many of Varex’s products have a long production cycle, and Varex needs to anticipate demand for its products to ensure adequate manufacturing or testing capacity. If Varex is unable to anticipate demand and its manufacturing or testing capacity does not keep pace with product demand, Varex will not be able to fulfill orders in a timely manner, which may negatively impact its financial results and overall business. Conversely, if demand for Varex’s products decreases, the fixed costs associated with excess manufacturing capacity may harm its financial results.

Additionally, Varex’s manufacturing is primarily conducted at its Salt Lake City, Utah, Las Vegas, Nevada and Calamba City, Philippines facilities. If any of these facilities experiences a disruption, Varex would have no other means of manufacturing the components manufactured at each respective facility until Varex is able to restore the capability at its current facilities or develop the same capability at an alternative facility.

Delivery schedules for Varex’s security, industrial and inspection products tend to be unpredictable.

Varex designs, manufactures, sells and services Linatron X-ray accelerators, imaging processing software and image detection products for security and inspection, such as cargo screening at ports and borders and nondestructive examination for a variety of applications, as well as industrial applications. Varex generally sells security and inspection products to OEMs who incorporate its products into their inspection systems, which are then sold to customs and other government agencies, as well as to commercial organizations in the casting, power, aerospace, chemical, petro-chemical and automotive industries. Varex believes growth in its security and inspection products will be driven by security cargo screening and border protection needs, as well as by the needs of customs agencies to verify shipments for assessing duties and taxes. This business is heavily influenced by domestic and international government policies on border and port security, political change and government budgets. In addition, Varex believes growth in this product line may be driven in part by industrial customers engaged in 3-D printing, which, as a developing market, may be difficult to predict. Orders for Varex’s security and inspection products have been and may continue to be unpredictable as governmental agencies may place large orders with Varex or its OEM customers in a short time period, and then may not place any orders for a long time period thereafter. Because it is difficult to predict Varex’s OEM customer delivery, the actual timing of sales and revenue recognition varies significantly. The market for border protection systems has slowed significantly and end customers, particularly in oil-based economies and war zones in which Varex has a significant customer base, are delaying system deployments or tenders and considering moving to alternative sources, resulting in a decline in the demand for security and inspection products.

In addition, demand for Varex’s security and inspection products is heavily influenced by U.S. and foreign governmental policies on national and homeland security, border protection and customs activities, which depend upon government budgets and appropriations that are subject to economic conditions, as well as political changes and oil prices. Varex has seen customers freeze or dramatically reduce purchases and capital project expenditures, delay projects, or act cautiously as governments around the world wrestle with spending priorities. As economic growth remains sluggish in various jurisdictions and appears to be deteriorating in others, and as concerns about levels of government employment and government debt continue, Varex expects that these effects will also continue. Furthermore, bid awards in this business may be subject to challenge by third parties, as Varex has previously encountered with a large government project. These factors make this business more unpredictable and could cause volatility in Varex’s revenues and earnings, and therefore the price of Varex’s common stock.

Varex’s international manufacturing operations subject it to volatility and other risks, including high security risks, which could result in harm to its employees and contractors or substantial costs.

Varex conducts certain manufacturing operations internationally in order to reduce costs and streamline its manufacturing operations. There are administrative, legal, and governmental risks to operating internationally that could increase operating expenses or hamper the development of these operations. The risks from operating internationally that could increase Varex’s operating expenses and materially and adversely affect its operating results, financial condition and ability to deliver its products and grow its business include, among others:

•	difficulties in staffing and managing employee relations and foreign operations, particularly in attracting and retaining personnel qualified to design, sell, test and support its products;

•	fluctuations in currency exchange rates;

•	difficulties in coordinating its operations globally and in maintaining uniform standards, controls, procedures and policies across its operations;

•	difficulties in enforcing contracts and protecting intellectual property;

•	diversion of management attention;

•	imposition of burdensome governmental regulations, including changing laws and regulations with respect to collection and maintenance of personally identifiable data;

•	regional and country-specific political and economic instability, as discussed in greater detail below; and

•	inadequacy of the local infrastructure to support its operations.

In addition, Varex’s international locations expose it to high security risks, which could result in harm to its employees and contractors or substantial costs. Some of its services are performed in or adjacent to high-risk locations where the country or location and surrounding area is suffering from political, social, or economic issues; war or civil unrest; or has a high level of criminal or terrorist activity. In those locations where Varex has employees or operations, Varex may incur substantial costs to maintain the safety of its personnel. Despite these precautions, the safety of its personnel in these locations may continue to be at risk, and Varex may in the future suffer the loss of employees and contractors, which could harm its business and operating results.

Certain of Varex’s products are subject to regulations relating to use of radioactive material, compliance with which may be costly, and a failure to comply may materially and adversely affect Varex’s business.

As a manufacturer and seller of medical devices and devices emitting radiation or utilizing radioactive by-product material, Varex and some of Varex’s suppliers and distributors are subject to extensive regulation by United States governmental authorities, such as the FDA, the Nuclear Regulatory Commission (“NRC”) and state and local regulatory agencies, such as the State of California, to ensure the devices are safe and effective and comply with laws governing products which emit, produce or control radiation. These regulations govern, among other things, the design, development, testing, manufacturing, packaging, labeling, distribution, import/export, sale and marketing and disposal of Varex’s products. Varex is also subject to international laws and regulations that apply to manufacturers of radiation emitting devices and products utilizing radioactive materials. These are often comparable to, if not more stringent than, the equivalent regulations in the United States.

Varex’s industrial and medical devices utilizing radioactive material are subject to the NRC clearance and approval requirements, and the manufacture and sale of these products are subject to extensive federal and state regulation that varies from state to state and among regions. Varex’s manufacture, distribution, installation, service and removal of industrial devices utilizing radioactive material or emitting radiation also requires Varex to obtain a number of licenses and certifications for these devices and materials. Service of these products must also be in accordance with a specific radioactive materials license. Obtaining licenses and certifications may be time consuming, expensive and uncertain.

In addition, Varex is subject to a variety of environmental laws regulating its manufacturing operations and the handling, storage, transport and disposal of hazardous substances, and which impose liability for the cleanup of any contamination from these substances. In particular, the handling and disposal of radioactive materials resulting from the manufacture, use or disposal of Varex’s products may impose significant costs and requirements. Disposal sites for the lawful disposal of materials generated by the manufacture, use or decommissioning of Varex’s products may no longer accept these substances in the future, or may accept them on unfavorable terms.

If Varex is unable to obtain required FDA clearances or approvals for a product or is unduly delayed in doing so, or the uses of that product were limited, Varex’s business could suffer.

Typically, Varex’s OEM customers are responsible for obtaining 510(k) pre-market notification clearance on their systems that integrate Varex products, the substantial majority of which are Class I devices. A small portion of Varex’s products, however, is software that is classified as a Class II device subject to 510(k) clearance. Unless an exception applies, Varex may be required by FDA regulations to obtain a 510(k) pre-market notification clearance in connection with the manufacture of a new medical device or a new indication for use of, or other significant change in, an existing currently marketed medical device before it can market or sell those products in the United States. Modifications or enhancements to a product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, labeling, packaging, or manufacturing process also require a new 510(k) clearance. Although manufacturers make the initial determination whether a change to a cleared device requires a new 510(k) clearance, Varex cannot assure you that the FDA will agree with its decisions not to seek additional approvals or clearances for particular modifications to its products or that Varex will be successful in obtaining new 510(k) clearances for modifications. Obtaining clearances or approvals is time-consuming, expensive and uncertain. Varex may not be able to obtain the necessary clearances or approvals or may be unduly delayed in doing so, which could harm its business. Furthermore, even if Varex is granted regulatory clearances or approvals, they may include significant limitations on the indicated uses of the product, which may limit the market for the product. If Varex is unable to obtain required FDA clearance or approval for a product or is unduly delayed in doing so, or the uses of that product were limited, Varex’s business could suffer.

Disruption of critical information systems or material breaches in the security of Varex’s products may materially and adversely affect its business and customer relations.

Information technology helps Varex operate efficiently, interface with and support its customers, maintain financial accuracy and efficiency, and produce its financial statements. There is an increasing threat of information security attacks that pose risk to companies, including Varex. Because the techniques used to obtain unauthorized access, or to sabotage systems, change frequently and generally are not recognized until launched against a target, Varex may be unable to anticipate these techniques or to implement adequate preventative measures. If Varex does not allocate and effectively manage the resources necessary to build and sustain the proper technology infrastructure, Varex could be subject to, among other things, transaction errors, processing inefficiencies, the loss of customers, business disruptions, or the loss of or damage to intellectual property through a security breach or misappropriation of intellectual property. Such security breaches could expose Varex to a risk of loss of information, litigation and possible liability to employees, customers and regulatory authorities. If Varex’s data management systems do not effectively collect, secure, store, process and report relevant data for the operation of its business, whether due to equipment malfunction or constraints, software deficiencies, or human error, Varex’s ability to effectively plan, forecast and execute its business plan and comply with applicable laws and regulations will be impaired, perhaps materially. Any such impairment could materially and adversely affect Varex’s financial condition, results of operations, cash flows and the timeliness with which Varex reports its operating results internally and externally.

Moreover, Varex offers cloud-based training software. A security breach, whether of Varex’s products, of Varex’s customers’ network security and systems or of third party hosting services could disrupt access to Varex’s customers’ stored information and could lead to the loss of, damage to or public disclosure of Varex’s customers’ stored information, including patient health information. Such an event could have serious negative consequences, including possible patient injury, regulatory action, fines, penalties and damages, reduced demand for Varex’s solutions, an unwillingness of its customers to use its solutions, harm to its reputation and brand, and time-consuming and expensive litigation, any of which could have a material and adverse effect on Varex’s financial results.

Protecting Varex’s intellectual property can be costly and Varex may not be able to maintain licensed rights, and in either case, its competitive position would be harmed if Varex is not able to do so.

Varex files applications as appropriate for patents covering new products and manufacturing processes. Varex cannot be sure, however, that its current patents, the claims allowed under its current patents, or patents for technologies licensed to Varex will be sufficiently broad to protect its technology position against competitors. Issued patents owned by, or licensed to, Varex may be challenged, invalidated or circumvented, or the rights granted under the patents may not provide Varex with competitive advantages. Varex also cannot be sure that patents will be issued from any of Varex’s pending or future patent applications. Asserting Varex’s patent rights against others in litigation or other legal proceedings is costly and diverts managerial resources. In addition, Varex may not be able to detect patent infringement by others or may lose its competitive position in the market before Varex is able to do so.

Varex also relies on a combination of copyright, trade secret and other laws, and contractual restrictions on disclosure, copying and transferring title (including confidentiality agreements with vendors, strategic partners, co-developers, employees, consultants and other third parties), to protect its proprietary and other confidential rights. These protections may prove inadequate, since agreements may still be breached and Varex may not have adequate remedies for a breach, and its trade secrets may otherwise become known to or be independently developed by others, including as a result of misappropriation by unauthorized access to Varex’s technology systems. In the event that Varex’s proprietary or confidential information is misappropriated, its business and financial results could be materially and adversely impacted. Varex has trademarks, both registered and unregistered, that are maintained and enforced to provide customer recognition for its products in the marketplace, but unauthorized third parties may still use them. Varex also has agreements with third parties that license to Varex certain patented or proprietary technologies. In some cases products with substantial revenues may depend on these license rights. If Varex were to lose the rights to license these technologies, or its costs to license these technologies were to materially increase, its business would suffer.

Third parties may claim Varex is infringing their intellectual property, and Varex could suffer significant litigation or licensing expenses or be prevented from selling its products.

There is a substantial amount of litigation over patent and other intellectual property rights in the industries in which Varex competes. Varex’s competitors, like companies in many high technology businesses, continually review other companies’ activities for possible conflicts with their own intellectual property rights. In addition, non-practicing entities may review Varex’s activities for conflicts with their patent rights. Determining whether a product infringes a third party’s intellectual property rights involves complex legal and factual issues, and the outcome of this type of litigation is often uncertain. Third parties may claim that Varex is infringing their intellectual property rights. Varex may not be aware of intellectual property rights of others that relate to its products, services or technologies. From time to time, Varex has received notices from third parties asserting infringement and Varex has been subject to lawsuits alleging infringement of third-party patent or other intellectual property rights. Any dispute regarding patents or other intellectual property could be costly and time consuming, and could divert Varex’s management and key personnel from its business operations. Varex may not prevail in a dispute. Varex does not maintain insurance for intellectual property infringement, so costs of defense, whether or not Varex is successful in defending an infringement claim, will be borne by Varex and could be significant. If Varex is unsuccessful in defending or appealing an infringement claim, Varex may be subject to significant damages and its combined financial position, results of operations or cash flows could be materially and adversely affected. If actual liabilities significantly exceed its estimates regarding potential liabilities, its combined financial position, results of operations or cash flows could be materially and adversely affected. Varex may also be subject to injunctions against development and sale of its products, the effect of which could be to materially reduce its revenues. Furthermore, a third party claiming infringement may not be willing to license its rights to Varex, and even if a third-party rights holder is willing to do so, the amounts Varex might be required to pay under the associated royalty or license agreement could be significant. As such, Varex could decide to alter its business strategy or voluntarily cease the allegedly infringing actions rather than face litigation or pay a royalty, which could materially and adversely impact its business and results of operations.

Product defects or misuse may result in material product liability or professional errors and omissions claims, litigation, investigation by regulatory authorities or product recalls that could harm Varex’s future revenues and require it to pay material uninsured claims.

Varex’s business exposes it to potential product liability claims that are inherent in the manufacture, sale, installation, servicing and support of components that are used in medical devices and other devices that deliver radiation. Because Varex’s products, through incorporation in OEMs’ systems, are involved in the intentional delivery of radiation to the human body and other situations where people may come into contact with radiation (for example, when Varex’s security and inspection products are being used to scan cargo) and the diagnoses of medical problems, the possibility for significant injury and/or death exists to the intended or unintended recipient of the delivery. In addition, although Varex’s products are incorporated into OEMs’ systems, and thus only perform pursuant to the design and operating systems of OEMs, Varex may also be subject to claims for property damage, personal injury or economic loss related to or resulting from any errors or defects in its products, or the installation, servicing and support of its products. Any accident or mistreatment could subject Varex to legal costs, litigation, adverse publicity and damage to its reputation, whether or not its products or services were a factor.

If Varex’s X-ray inspection systems fail to detect the presence of bombs, explosives, weapons, contraband or other threats to personal safety, Varex could be subject to product and other liability claims and negative publicity, which could result in increased costs, reduced sales, and a decline in the market price of Varex’s common stock. There are many factors beyond Varex’s control that could result in the failure of its products to detect the presence of bombs, explosives, weapons, contraband or other threats to personal safety. Examples of these factors include operator error or misuse of or malfunction of Varex equipment. The failure of Varex’s systems to detect the presence of these dangerous materials may lead to personal injury, loss of life, and extensive property damage and may result in potential claims against Varex.

Product liability actions are subject to significant uncertainty and may be expensive, time-consuming, and disruptive to Varex’s operations. For these and other reasons, Varex may choose to settle product liability claims against it, regardless of their actual merit. If a product liability action were finally determined against Varex, it could result in adverse publicity or significant damages, including the possibility of punitive damages and Varex’s combined financial position, results of operations or cash flows could be materially and adversely affected.

In addition, if a product Varex designs or manufactures were defective (whether due to design, labeling or manufacturing defects, improper use of the product or other reasons) or found to be so by a competent regulatory authority, Varex may be required to correct or recall the product and notify other regulatory authorities. The adverse publicity resulting from a correction or recall, however imposed, could damage Varex’s reputation and cause customers to review and potentially terminate their relationships with Varex. A product correction or recall could consume management time and have an adverse financial impact on its business, including incurring substantial costs, losing revenues and accruing losses under Generally Accepted Accounting Principles (“GAAP”).

Varex maintains limited product liability insurance coverage and currently self-insures professional liability/errors and omissions liability. Varex’s product liability insurance policies are expensive and have high deductible amounts and self-insured retentions. Varex’s insurance coverage may also prove to be inadequate, and future policies may not be available on acceptable terms or in sufficient amounts, if at all. If a material claim is successfully brought against Varex relating to a self-insured liability or a liability that is in excess of its insurance coverage, or for which insurance coverage is denied or limited, Varex could have to pay substantial damages, which could have a material and adverse effect on its financial position and results of operations.

Unfavorable results of legal proceedings could materially and adversely affect Varex’s financial results.

From time to time, Varex is a party to or otherwise involved in legal proceedings, claims and government inspections or investigations and other legal matters, both inside and outside the United States, arising in the ordinary course of its business or otherwise. Legal proceedings are often lengthy, taking place over a period of years with interim motions or judgments subject to multiple levels of review (such as appeals or rehearings) before the outcome is final. Litigation is subject to significant uncertainty and may be expensive, time-consuming, and disruptive to Varex’s operations. For these and other reasons, Varex may choose to settle legal proceedings and claims, regardless of their actual merit.

If a legal proceeding were finally resolved against Varex, it could result in significant compensatory damages, and in certain circumstances punitive or trebled damages, disgorgement of revenue or profits, remedial corporate measures or injunctive relief imposed on Varex. If Varex’s existing insurance does not cover the amount or types of damages awarded, or if other resolution or actions taken as a result of the legal proceeding were to restrain its ability to market one or more of its material products or services, its combined financial position, results of operations or cash flows could be materially and adversely affected. In addition, legal proceedings, and any adverse resolution thereof, can result in adverse publicity and damage to Varex’s reputation, which could materially and adversely impact its business.

Varex’s business may suffer if it is not able to hire and retain qualified personnel.

Varex’s future success depends, to a great degree, on its ability to retain, attract, expand, integrate and train its management team and other key personnel, such as qualified engineering, service, sales, marketing and other staff. Varex competes for key personnel with other medical equipment and software manufacturers and technology companies, as well as universities and research institutions. Because this competition is intense, particularly in Utah, where unemployment rates are relatively low, compensation-related costs could increase significantly if the supply of qualified personnel decreases or demand increases. If Varex is unable to hire and train qualified personnel, Varex may not be able to maintain or expand its business. Additionally, if Varex is unable to retain key personnel, Varex may not be able to replace them readily or on terms that are reasonable, which also could hurt its business.

Varex may be unable to complete future acquisitions or realize expected benefits from acquisitions of or investments in new businesses, products, or technologies, which could harm Varex’s business.

Varex’s ability to identify and take advantage of attractive acquisitions or other business development opportunities is an important component in implementing its overall business strategy. Varex needs to grow Varex’s businesses in response to changing technologies, customer demands and competitive pressures. In some circumstances, Varex may decide to grow its business through the acquisition of complementary businesses, products or technologies rather than through internal development. For example, during fiscal year 2015, Varex acquired Claymount and MeVis. Identifying suitable acquisition candidates can be difficult, time-consuming and costly, and Varex may not be able to identify suitable candidates or successfully complete or finance identified acquisitions, including as a result of failing to obtain regulatory or competition clearances, which could impair Varex’s growth and ability to compete. In addition, completing an acquisition can divert Varex’s management and key personnel from its current business operations, which could harm its business and affect its financial results. Even if Varex completes an acquisition, Varex may not be able to successfully integrate newly acquired organizations, products, technologies or employees into its operations, or may not fully realize some of the expected synergies.

Integrating an acquisition can also be expensive and time-consuming, and may strain Varex’s resources. It may cost Varex more to commercialize new products than originally anticipated or cause Varex to increase its expenses related to research and development, either of which could materially and adversely impact its results of operations. In many instances, integrating a new business will also involve implementing or improving internal controls appropriate for a public company into a business that lacks them. It is also possible that an acquisition could increase Varex’s risk of litigation, as a third party may be more likely to assert a legal claim following an acquisition because of perceived deeper pockets or perceived greater value of a claim. In addition, Varex may be unable to retain the employees of acquired companies, or the acquired company’s customers, suppliers, distributors or other partners for a variety of reasons, including the fact that these entities may be Varex’s competitors or may have close relationships with its competitors.

Further, Varex may find that it needs to restructure or divest acquired businesses, or assets of those businesses. Even if it does so, an acquisition may not produce the full efficiencies, growth or benefits it expected. If Varex decides to sell assets or a business, it may be difficult to identify buyers or alternative exit strategies on acceptable terms, in a timely manner or at all, which could delay the accomplishment of its strategic objectives. Varex may be required to dispose of a business at a lower price or on less advantageous terms, or to recognize greater losses than it had anticipated.

If Varex acquires a business, it allocates the total purchase price to the acquired businesses’ tangible assets and liabilities, identifiable intangible assets and liabilities based on their fair values as of the date of the acquisition, and record the excess of the purchase price over those fair values as goodwill. If it fails to achieve the anticipated growth from an acquisition, or if it decides to sell assets or a business, it may be required to recognize an impairment loss on the write down of its assets and goodwill, which could materially and adversely affect its financial results. In addition, acquisitions can result in potentially dilutive issuances of equity securities or the incurrence of debt, contingent liabilities or expenses, or other charges, any of which could harm Varex’s business and affect its financial results.

Additionally, Varex has investments in privately held companies, for example, dpiX LLC, that are subject to risk of loss of investment capital. These investments are inherently risky, in some instances because the markets for the technologies or products these companies have under development may never materialize. If these companies do not succeed, Varex could lose some or all of its investment in these companies.

Varex may face additional risks from the acquisition or development of new lines of business.

From time to time, Varex may acquire or develop new lines of business. There are substantial risks and uncertainties associated with new lines of business, particularly in instances where the markets are not fully developed. Risks include developing knowledge of and experience in the new business, recruiting market professionals, increasing research and development expenditures, and developing and capitalizing on new relationships with experienced market participants. This may mean significant investment and involvement of Varex’s senior management to acquire or develop, then integrate, the business into its operations. Timelines for integration of new businesses may not be achieved and price and profitability targets may not prove feasible, as new products can carry lower gross margins than existing products. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact whether implementation of a new business will be successful. Failure to manage these risks could have a material and adverse effect on its business, results of operations and financial condition.

Fluctuations in Varex’s operating results, including quarterly revenues, and margins, may cause its stock price to be volatile, which could cause losses for its stockholders.

Varex has experienced and expects in the future to experience fluctuations in its operating results, including revenues and margins, from period to period.

Varex’s quarterly operating results, including its revenues and margins, may be affected by a number of other factors, including:

•	the introduction and timing of announcement of new products or product enhancements by Varex and its competitors;

•	change in its or its competitors’ pricing or discount levels;

•	changes in foreign currency exchange rates and other economic uncertainty;

•	changes in the relative portion of its revenues represented by its various products, including the relative mix between higher margin and lower margin products;

•	changes in the relative portion of its revenues represented by its international region as a whole, by regions within the overall region, as well as by individual countries (notably, those in emerging markets);

•	fluctuation in its effective tax rate, which may or may not be known to Varex in advance;

•	the availability of economic stimulus packages or other government funding, or reductions thereof;

•	disruptions in the supply or changes in the costs of raw materials, labor, product components or transportation services;

•	changes to its organizational structure, which may result in restructuring or other charges;

•	disruptions in its operations, including its ability to manufacture products, caused by events such as earthquakes, fires, floods, terrorist attacks or the outbreak of epidemic diseases;

•	the unfavorable outcome of any litigation or administrative proceeding or inquiry, as well as ongoing costs associated with legal proceedings; and

•	accounting changes and adoption of new accounting pronouncements.

Because many of Varex’s operating expenses are based on anticipated capacity levels and a high percentage of these expenses are fixed for the short term, a small variation in the timing of revenue recognition can cause significant variations in operating results from quarter to quarter. If Varex’s gross margins fall below the expectation of securities analysts and investors, the trading price of Varex common stock would almost certainly decline.

In addition, as discussed in more detail elsewhere in this information statement, significant changes may occur in Varex’s cost structure, management, financing and business operations as a result of operating as a company separate from Varian.

Varex intends to enter into a secured revolving credit facility and a secured term loan credit facility in connection with the separation, each of which will restrict certain activities, and failure to comply with these facilities may have an adverse effect on its business, liquidity and financial position.

Varex intends to enter into a secured revolving credit facility and a secured term loan credit facility in connection with the separation, each of which will contain restrictive financial covenants, including financial covenants that require Varex to comply with specified financial ratios. Varex may have to curtail some of its operations to comply with these covenants. In addition, its credit facilities will contain other affirmative and negative covenants that could restrict its operating and financing activities. These provisions will limit its ability to, among other things, incur future indebtedness, contingent obligations or liens, guarantee indebtedness, make certain investments and capital expenditures, sell stock or assets and pay dividends, and consummate certain mergers or acquisitions. If Varex fails to comply with the credit facility requirements, it may be in default. Upon an event of default, if a credit agreement is not amended or the event of default is not waived, the lender could declare all amounts then outstanding, together with accrued interest, to be immediately due and payable. If this happens, Varex may not be able to make those payments or borrow sufficient funds from alternative sources to make those payments. Even if Varex were to obtain additional financing, that financing may be on unfavorable terms.

In connection with the separation, Varex will incur debt obligations that could adversely affect Varex’s business, profitability and ability to meet its obligations.

As of September 30, 2016, on a pro forma basis after giving effect to the new financing arrangements that Varex expects to enter into in connection with the separation and after giving effect to the application of the net proceeds of such financing, Varex’s total combined indebtedness would have been $203.0 million.

This debt could potentially have important consequences to Varex and its debt and equity investors, including:

•	requiring that a portion of Varex’s cash flow from operations be used to make interest payments on this debt following the separation, which would reduce cash flow available for other corporate purposes;

•	increasing Varex’s vulnerability to shifts in interest rates and to general adverse economic and industry conditions;

•	limiting Varex’s flexibility in planning for, or reacting to, changes in its business and the industry; and

•	limiting Varex’s ability to borrow additional funds as needed, or increasing the costs of any such borrowing.

To the extent that Varex incurs additional indebtedness, including in connection with consummating the acquisition of PerkinElmer’s medical imaging business, the foregoing risks could increase. In addition, Varex’s actual cash requirements in the future may be greater than expected. Varex’s cash flow from operations may not be sufficient to repay all of the outstanding debt as it becomes due, and Varex may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms, or at all, to refinance Varex’s debt.

Changes in interpretation or application of generally accepted accounting principles may materially and adversely affect Varex’s operating results.

Varex prepares its financial statements to conform to GAAP. These principles are subject to interpretation by the Financial Accounting Standards Board (“FASB”), American Institute of Certified Public Accountants, the SEC and various other regulatory or accounting bodies. A change in interpretations of, or its application of, these principles can have a significant effect on Varex’s reported results and may even affect its reporting of transactions completed before a change is announced. In addition, when Varex is required to adopt new accounting standards, Varex’s methods of accounting for certain items may change, which could cause its results of operations to fluctuate from period to period and make it more difficult to compare its financial results to prior periods.

As its operations evolve over time, Varex may introduce new products or new technologies that require Varex to apply different accounting principles, including ones regarding revenue recognition, than Varex has applied in past periods. The application of different types of accounting principles and related potential changes may make it more difficult to compare its financial results from quarter to quarter, and the trading price of Varex common stock could suffer or become more volatile as a result.

Environmental laws impose compliance costs on its business and can also result in liability.

Varex is subject to environmental laws around the world. These laws regulate many aspects of its operations, including its handling, storage, transport and disposal of hazardous substances, such as the chemicals and materials that Varex uses in the course of its manufacturing operations. They can also impose cleanup liabilities, including with respect to discontinued operations. As a consequence, Varex can incur significant environmental costs and liabilities, some recurring and others not recurring. Although Varex follows procedures intended to comply with existing environmental laws, Varex, like other businesses, may mishandle or inadequately manage hazardous substances used in its manufacturing operations and can never completely eliminate the risk of contamination or injury from certain materials that Varex uses in its business and, therefore, the prospect of resulting claims and damage payments. Varex may also be assessed fines or penalties for failure to comply with environmental laws and regulations. Insurance has provided coverage for portions of cleanup costs resulting from historical occurrences, but Varex does not expect to maintain insurance coverage for costs or claims that might result from any future contamination.

Future changes in environmental laws could also increase its costs of doing business, perhaps significantly. Several countries, including some in the EU, now require medical equipment manufacturers to bear certain disposal costs of products at the end of the product’s useful life, increasing its costs. The EU has also adopted directives that may lead to restrictions on the use of certain hazardous substances or other regulated substances in some of its products sold there. These directives, along with another that requires substance information to be provided upon request, could increase its operating costs in order to maintain access to certain markets. All of these costs, and any future violations or liabilities under environmental laws or regulations, could have a material adverse effect on its business.

Varex’s operations are vulnerable to interruption or loss due to natural or other disasters, power loss, strikes and other events beyond its control.

Varex conducts some of its activities, including manufacturing, research and development, administration and data processing at facilities located in areas that have in the past experienced or may in the future experience natural disasters. Varex’s insurance coverage for such disasters may not be adequate or continue to be available at commercially reasonable terms, or at all. A major disaster (such as a major fire, hurricane, earthquake, flood, tsunami, volcanic eruption or terrorist attack) affecting Varex’s facilities, or those of its suppliers, could significantly disrupt its operations, and delay or prevent product manufacture and shipment during the time required to repair, rebuild or replace its or its suppliers’ damaged manufacturing facilities. These delays could be lengthy and costly. If any of its customers’ facilities are adversely affected by a disaster, shipments of its products could be delayed. Additionally, customers may delay purchases of its products until operations return to normal. For example, following the earthquake and tsunami disasters in Japan in 2011, Toshiba’s operations were impacted and, as a consequence, orders to and product shipment from the Imaging Components business were delayed for several months. Even if Varex is able to quickly respond to a disaster, the ongoing effects of the disaster could create some uncertainty in the operations of its businesses. In addition, its facilities may be subject to a shortage of available electrical power and other energy supplies. Any shortages may increase its costs for power and energy supplies or could result in blackouts, which could disrupt the operations of its affected facilities and harm its business. Further, its products are typically shipped from a limited number of ports, and any disaster, strike or other event blocking shipment from these ports could delay or prevent shipments and harm its business. In addition, concerns about terrorism, the effects of a terrorist attack, political turmoil or an outbreak of epidemic diseases, such as Ebola, severe acute respiratory syndrome (SARS) or avian flu virus, could have a negative effect on its business operations, those of its suppliers and customers, and the ability to travel, resulting in adverse consequences on Varex’s revenues and financial performance.

The proposed acquisition of PerkinElmer’s medical imaging business may not be consummated.

Under the terms of the master purchase and sale agreement (“MPSA”) between Varian and PerkinElmer, Inc. (“PerkinElmer”), in connection with and subject to the completion of the separation and distribution, Varian will assign the MPSA to Varex. Varex cannot provide any assurances that the proposed transaction with PerkinElmer will be consummated. If Varex is unable to complete the proposed transaction, it will have incurred substantial expenses and diverted significant management time and resources from its ongoing business without the intended benefit. For more information about the proposed acquisition of PerkinElmer’s medical imaging business, see “Business—Acquisition of PerkinElmer’s Medical Imaging Business.”

Varex’s obligation to consummate the acquisition of PerkinElmer’s medical imaging business is not subject to any financing contingency, and failure to obtain the necessary financing to consummate the acquisition would result in a material adverse effect on Varex.

In connection with and subject to the completion of the separation and distribution, Varian will assign the MPSA pursuant to which Varian has agreed to purchase PerkinElmer’s medical imaging business to Varex and Varex will assume all the rights and obligations of Varian thereunder. Varex, after the separation and distribution, intends to obtain third-party debt financing to finance all or a substantial portion of the purchase price to consummate the acquisition of PerkinElmer’s medical imaging business. However, the obligation of Varian to consummate the acquisition of PerkinElmer’s medical imaging business is not subject to any financing contingency. Accordingly, upon the completion of the separation of Varex from Varian, Varex’s obligation to consummate the acquisition of PerkinElmer’s medical imaging business will not be subject to any financing contingency.

The funds needed to consummate the acquisition of PerkinElmer’s medical imaging business are not presently committed and Varex intends to raise them during the first calendar quarter of 2017. While Varex expects that it will be able to raise the necessary financing, there can be no assurance that Varex will be able to do so. Varex’s ability to raise the necessary financing will be subject to, among other things, market conditions and the performance of Varex and PerkinElmer’s medical imaging business. Assuming the satisfaction of the conditions to closing in the MPSA, Varex will be obligated to close the acquisition of PerkinElmer’s medical imaging business whether or not it has obtained the necessary financing, and if Varex fails to obtain the necessary financing, Varex may need to sell assets or otherwise raise funds to finance the acquisition. In the event that the conditions to closing in the MPSA are satisfied and Varex is unable to raise the necessary financing, and unable to close the acquisition, Varex could face litigation alleging breach of the MPSA from PerkinElmer. If Varex were found to be in breach of the MPSA, Varex could be ordered to specifically perform the MPSA or pay damages to PerkinElmer. Varex may be unable to pay any damage award or specifically perform the contract, which could have a material adverse effect on Varex. Furthermore, if Varex were to obtain the necessary financing, that financing may be on unfavorable terms.

Varex’s credit facilities do not permit the financing needed to finance the acquisition of PerkinElmer’s medical imaging business. In order to finance the acquisition of PerkinElmer’s medical imaging business, Varex will be required to refinance its credit facilities to permit such acquisition. Obtaining a debt commitment letter with respect to such financing and refinancing is a condition to the completion of the distribution. However, even if such debt commitment is obtained, there could be no assurance that Varex would be able to refinance its credit facilities on favorable terms or at all. Failure to refinance its credit facilities on favorable terms or at all could have a material adverse effect on Varex.

Certain governmental authorities may seek to impose material restrictions or conditions on its approval of the acquisition of PerkinElmer’s medical imaging business.

Following the separation and distribution and the assignment by Varian of the MPSA to Varex, Varex may become subject to regulatory risks relating to the proposed acquisition of PerkinElmer’s medical imaging business. Each of the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission could take actions under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the transactions or seeking divestiture of substantial assets of Varex or PerkinElmer’s medical imaging business. In addition, any state of the U.S. or certain foreign governmental authorities could take such actions under applicable antitrust laws as it deems necessary and desirable, including seeking to enjoin the consummation of the transactions or seeking divestiture of substantial assets of Varex or PerkinElmer’s medical imaging business. As described below, while Varex is not obligated to agree to divestitures or other restrictions on Varex or PerkinElmer’s medical imaging business in order to obtain antitrust clearance, there can be no assurance that it would not voluntarily agree to take certain actions to obtain antitrust approval. If the transaction is not consummated due to the failure to obtain antitrust clearance, Varex (or Varian, if the separation and distribution has not occurred by then) may be obligated to pay a reverse termination fee to PerkinElmer as described below. For more information about the proposed acquisition of PerkinElmer’s medical imaging business, see “Business—Acquisition of PerkinElmer’s Medical Imaging Business.”

Following the closing of the transactions contemplated by the master purchase and sale agreement, the acquired business may not achieve strategic objectives, anticipated synergies and/or other expected potential benefits.

Following the separation and distribution and the assignment by Varian of the MPSA to Varex, Varex expects to realize strategic and other financial and operating benefits as a result of the transactions contemplated by the MPSA. However, Varex cannot predict with certainty the extent to which these benefits will actually be achieved or the timing of any such benefits. The following factors, among others, may prevent Varex from realizing these benefits:

•	the inability of the acquired business to increase product sales;

•	unfavorable customer reaction to the transaction or Varex’s products following the closing;

•	competitive factors, including technological advances attained by competitors or the decision of certain companies currently engaged in the industrial sector to compete in the medical imaging sector;

•	the failure of key markets for Varex’s products to develop to the extent or as rapidly as currently expected;

•	changes in technology that require Varex to make significant capital expenditures to develop competitive products;

•	employment laws or regulations or other limitations in foreign jurisdictions, or other operational issues, that could have an impact on the timing or amount of synergies; and

•	the failure to retain key employees.

Failure to achieve the strategic objectives of the transaction could have a material adverse effect on the revenues, expenses and the operating results and cash resources of Varex and could result in Varex not achieving the anticipated potential benefits of the transaction. In addition, there is no assurance that the growth rate of the acquired business will equal the historical growth rate experienced by PerkinElmer.

Varex may not successfully integrate its business with the business acquired from PerkinElmer.

Achieving the potential benefits of the transaction with PerkinElmer will depend in substantial part on the successful integration of the technologies, operations and personnel of the acquired business. Varian may face challenges integrating PerkinElmer’s medical imaging business, including:

•	consolidating and rationalizing corporate information technology, engineering and administrative infrastructures;

•	integrating product offerings;

•	coordinating sales and marketing efforts;

•	coordinating and integrating the manufacturing activities of the acquired business; and

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost.

The integration of PerkinElmer’s medical imaging business will be a complex, time consuming and expensive process. It is not certain that PerkinElmer’s medical imaging business can be successfully integrated in a timely manner, in a cost-efficient manner or at all. Failure to do so could have a material adverse effect on the revenues, expenses and the operating results and cash resources of Varex and could result in Varex not achieving the anticipated potential benefits of the transaction.

Integrating the PerkinElmer medical imaging business may divert management’s attention away from our operations.

Successful integration of PerkinElmer’s medical imaging business operations, products and personnel may place a significant burden on Varex’s management and its internal resources, following the completion of the transaction. The diversion of management attention and any difficulties encountered in the transition and integration process could harm Varex’s business, financial condition, operating results and evaluating strategic actions.

If Varex fails to retain key employees, the benefits of the acquisition of PerkinElmer’s medical imaging business could be diminished.

The success of Varex’s acquisition of PerkinElmer’s medical imaging business will depend in part on the retention of key personnel. There can be no assurance that Varex will be able to retain its or PerkinElmer’s key management, technical, sales and customer support personnel related to the acquired business. If such key employees are not retained, Varex may not realize the anticipated benefits of the transaction.

Sales could decline if customer relationships are disrupted by the proposed acquisition of PerkinElmer’s medical imaging business.

Varex’s and PerkinElmer’s customers may not continue their current buying patterns during the pendency of, and following, the acquisition of PerkinElmer’s medical imaging business. Any loss of design wins or significant delay or reduction in orders for Varex’s or PerkinElmer’s products could harm Varex’s business, financial condition and results of operations following the closing. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of PerkinElmer’s and Varex’s medical imaging products, or consider purchasing products of our competitors. Customers may also seek to modify or terminate existing agreements, or prospective customers may delay entering into new agreements or purchasing our products.

As a result of the proposed acquisition of PerkinElmer’s medical imaging business, Varex will be a larger and more geographically diverse organization, and if Varex’s management is unable to manage the combined organization efficiently, its operating results will suffer.

Following the acquisition of PerkinElmer’s medical imaging business, Varex will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including with respect to implementing appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and larger combined organization could have a material adverse effect on the operating results of Varex after the transaction and, as a result, on the market price of Varex’s common stock.

Risks Related to the Separation

Varex has no history of operating as an independent company, and its historical and pro forma financial information is not necessarily representative of the results that it would have achieved as a separate, publicly traded company and may not be a reliable indicator of its future results.

The historical information about Varex in this information statement refers to Varex’s business as operated by and integrated with Varian. Varex’s historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Varian. Accordingly, the historical and pro forma financial information included in this information statement does not necessarily reflect the financial condition, results of operations or cash flows that Varex would have achieved as a separate, publicly traded company during the periods presented or those that Varex will achieve in the future primarily as a result of the factors described below:

•	Prior to the separation, Varex’s business has been operated by Varian as part of its broader corporate organization, rather than as an independent company. Varian or one of its affiliates performed various corporate functions for Varex such as accounting, legal, human resources, information technology, treasury, tax, facilities, research and development, insurance and other corporate and infrastructure services. Varex’s historical and pro forma financial results reflect allocations of corporate expenses from Varian for such functions and are likely to be less than the expenses Varex would have incurred had it operated as a separate publicly traded company. Following the separation, Varex’s costs related to such functions previously performed by Varian may therefore increase.

•	Currently, Varex’s business is integrated with the other businesses of Varian. Historically, Varex has shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although Varex will enter into a transition services agreement with Varian, the arrangements provided by such agreement may not fully capture the benefits that Varex has enjoyed as a result of being integrated with Varian and may result in Varex paying higher charges than in the past for these services. This could have a material and adverse effect on Varex’s results of operations and financial condition following the completion of the separation.

•	Generally, Varex’s working capital requirements and capital for its general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Varian. Following the completion of the separation, Varex may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements, which may or may not be available and may be more costly.

•	After the completion of the separation, the cost of capital for Varex’s business is expected to be higher than Varian’s cost of capital prior to the separation.

Other significant changes are likely to occur in Varex’s cost structure, management, financing and business operations as a result of operating as a company separate from Varian, including as a result of additional costs that will be incurred by Varex as a result of the separation. For additional information about the past financial performance of Varex’s business and the basis of presentation of the historical combined financial statements and the unaudited pro forma combined financial statements of Varex’s business, see the section entitled “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and accompanying notes included elsewhere in this information statement.

Certain contracts that will need to be assigned from Varian or its affiliates to Varex in connection with the separation may require the consent of the counterparty to such an assignment, and failure to obtain these consents could increase Varex’s expenses or otherwise reduce Varex’s profitability.

The separation and distribution agreement will provide that, in connection with Varex’s separation, a number of contracts are to be assigned from Varian or its affiliates to Varex or Varex’s affiliates. It is possible that some parties may use any consent requirement to seek more favorable contractual terms from Varex. If Varex is unable to obtain these consents, Varex may be unable to obtain some of the benefits, assets and contractual commitments that are intended to be allocated to Varex as part of the separation. If Varex is unable to obtain these consents, the loss of these contracts could increase Varex’s expenses or otherwise reduce Varex’s profitability.

Potential indemnification liabilities to Varian pursuant to the separation and distribution agreement could materially and adversely affect Varex’s business, financial condition, results of operations and cash flows.

The separation and distribution agreement will provide for, among other things, indemnification obligations designed to make Varex financially responsible for any Varex Liabilities (defined below and discussed further in “Relationships with Varian Following Separation and Distribution—The Separation and Distribution Agreement—Transfer of Assets and Assumption of Liabilities”); the failure of Varex to pay, perform or otherwise promptly discharge any Varex Liabilities or contracts, in accordance with their respective terms, whether prior to, at or after the distribution; any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by Varian for the benefit of Varex, unless related to Varian Liabilities (defined below and discussed further in “Relationships with Varian Following Separation and Distribution—The Separation and Distribution Agreement—Transfer of Assets and Assumption of Liabilities”); any breach by Varex of the separation agreement or any of the ancillary agreements or any action by Varex in contravention of its amended and restated certificate of incorporation or amended and restated bylaws; and any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented) or any other disclosure document that describes the separation or the distribution or Varex and its subsidiaries or primarily relates to the transactions contemplated by the separation and distribution agreement, subject to certain exceptions. If Varex is required to indemnify Varian under the circumstances set forth in the separation and distribution agreement, Varex may be subject to substantial liabilities. See “Relationships with Varian Following Separation and Distribution—The Separation and Distribution Agreement.”

In connection with Varex’s separation from Varian, Varian will indemnify Varex for certain liabilities. However, there can be no assurance that the indemnity will be sufficient to insure Varex against the full amount of such liabilities, or that Varian’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the separation and distribution agreement and certain other agreements with Varian, Varian will agree to indemnify Varex for certain liabilities as discussed further in “Relationships with Varian Following Separation and Distribution—The Separation and Distribution Agreement—Indemnification.” However, third parties could also seek to hold Varex responsible for any of the liabilities that Varian expects to retain, and there can be no assurance that the indemnity from Varian will be sufficient to protect Varex against the full amount of such liabilities, or that Varian will be able to fully satisfy its indemnification obligations. In addition, Varian’s insurers may attempt to deny coverage to Varex for liabilities associated with certain occurrences of indemnified liabilities prior to the separation. Moreover, even if Varex ultimately succeeds in recovering from Varian or such insurance providers any amounts for which Varex is held liable, Varex may be temporarily required to bear these losses. Each of these risks could negatively affect Varex’s business, financial position, results of operations and cash flows.

If the distribution, together with certain related transactions, does not qualify as a transaction that is generally tax-free for U.S. federal income tax purposes, Varian, Varex and Varian stockholders could be subject to significant tax liabilities, and, in certain circumstances, Varex could be required to indemnify Varian for material taxes and other related amounts pursuant to indemnification obligations under the tax matters agreement.

It is a condition to the distribution that Varian receive an opinion of counsel, satisfactory to the Varian board of directors, regarding the qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will be based upon and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of Varian and Varex, including those relating to the past and future conduct of Varian and Varex. If any of these representations, statements or undertakings are, or become, inaccurate or incomplete, or if Varian or Varex breaches any of its covenants in the separation documents, the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized. Notwithstanding the opinion of counsel, the Internal Revenue Service (the “IRS”) could determine that the distribution, together with certain related transactions, should be treated as a taxable transaction if it determines that any of the facts, assumptions, representations, statements or undertakings upon which the opinion of counsel was based are false or have been violated, or if it disagrees with the conclusions in the opinion of counsel. The opinion of counsel is not binding on the IRS and there can be no assurance that the IRS will not assert a contrary position.

If the distribution, together with certain related transactions, fails to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code, in general, Varian would recognize taxable gain as if it had sold the Varex common stock in a taxable sale for its fair market value, and Varian stockholders who receive Varex shares in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares. For more information, see “Material U.S. Federal Income Tax Consequences.”

Under the tax matters agreement to be entered into by Varian and Varex in connection with the separation, Varex generally would be required to indemnify Varian for any taxes resulting from the separation (and any related costs and other damages) to the extent such amounts resulted from (i) an acquisition of all or a portion of the equity securities or assets of Varex, whether by merger or otherwise (and regardless of whether Varex participated in or otherwise facilitated the acquisition), (ii) other actions or failures to act by Varex or (iii) any of the representations or undertaking of Varex contained in any of the separation-related agreements or in the documents relating to the opinion of counsel being incorrect or violated. Any such indemnity obligations could be material. For a more detailed discussion, see the section entitled “Relationships with Varian Following Separation and Distribution—Tax Matters Agreement.”

Varex may not be able to engage in desirable strategic or capital-raising transactions following the separation.

Under current law, a spin-off can be rendered taxable to the parent corporation and its stockholders as a result of certain post-spin-off acquisitions of shares or assets of the spun-off corporation. For example, a spin-off may result in taxable gain to the parent corporation under Section 355(e) of the Code if the spin-off were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a 50% or greater interest (by vote or value) in the spun-off corporation. To preserve the tax-free treatment of the separation and the distribution, and in addition to Varex’s indemnity obligation described immediately above, the tax matters agreement will restrict Varex, for the two-year period following the separation, except in specific circumstances, from: (i) entering into any transaction pursuant to which all or a portion of the shares of Varex common stock would be acquired, whether by merger or otherwise, (ii) issuing equity securities beyond certain thresholds, (iii) repurchasing shares of Varex common stock other than in certain open-market transactions, and (iv) ceasing to actively conduct certain of its businesses. The tax matters agreement will also prohibit Varex from taking or failing to take any other action that would prevent the distribution and certain related transactions from qualifying as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. These restrictions may limit Varex’s ability to pursue certain strategic transactions, equity issuances or repurchases or other transactions that it may believe to be in the best interests of its stockholders or that might increase the value of its business. For more information, see the section entitled “Relationships with Varian Following Separation and Distribution—Tax Matters Agreement” and “Material U.S. Federal Income Tax Consequences.”

After the distribution, certain members of management and directors will hold stock in both Varian and Varex, and as a result may face actual or potential conflicts of interest.

After the distribution, certain of the management and directors of each of Varian and Varex may own both Varian common stock and Varex common stock. This ownership overlap could create, or appear to create, potential conflicts of interest when Varex management and directors and Varian’s management and directors face decisions that could have different implications for Varex and Varian. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between Varex and Varian regarding the terms of the agreements governing the distribution and Varex’s relationship with Varian thereafter. These agreements include the separation and distribution agreement, the tax matters agreement, the employee matters agreement, the transition services agreement, intellectual property matters agreement, a trademark license agreement and one or more supply/distribution agreements. Potential conflicts of interest may also arise out of any commercial arrangements that Varex or Varian may enter into in the future.

Until the separation and distribution occur, Varian has sole discretion to change the terms of the separation and distribution in ways that may be unfavorable to Varex.

Until the separation and distribution occur, Varex will be a wholly owned subsidiary of Varian. Accordingly, Varian will effectively have the sole and absolute discretion to determine and change the terms of the separation and distribution, including the establishment of the record date for the distribution and the distribution date. These changes could be unfavorable to Varex. In addition, Varian may decide at any time not to proceed with the separation and distribution.

Varex may not achieve some or all of the expected benefits of the separation, and the separation may materially and adversely affect Varex’s business.

Varex may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed or not occur at all. The separation and distribution is expected to provide the following benefits, among others:

•	more effective pursuit of each company’s distinct operating priorities and strategies;

•	more efficient allocation of capital for both Varian and Varex;

•	direct access by Varex to the capital markets;

•	facilitation of incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and potential enhancement of employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives, while at the same time creating an independent equity structure that will facilitate Varex’s ability to effect future acquisitions utilizing Varex common stock; and

•	a distinct investment identity allowing investors to evaluate the merits, performance and future prospects of Varex separately from Varian.

Varex may not achieve these and other anticipated benefits for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Varex’s business; (ii) following the separation, Varex may be more susceptible to market fluctuations and other adverse events than if it were still a part of Varian; (iii) following the separation, Varex’s business will be less diversified and have less scale than Varian’s business prior to the separation; and (iv) the other actions required to separate Varian’s and Varex’s respective businesses could disrupt Varex’s operations. If Varex fails to achieve some or all of the benefits expected to result from the separation, or if such benefits are delayed, the business, operating results and financial condition of Varex could be materially and adversely affected.

Varex or Varian may fail to perform under various transaction agreements that will be executed as part of the separation or Varex may fail to have necessary systems and services in place when certain of the transaction agreements expire.

In connection with the separation, Varex and Varian will enter into a separation agreement and will also enter into various other agreements, including a transition services agreement, intellectual property matters agreement, a tax matters agreement, one or more supply/distribution agreements, a trademark license agreement and an employee matters agreement. The separation agreement, tax matters agreement, employee matters agreement and intellectual property matters agreement will determine the allocation of assets and liabilities between the companies following the separation for those respective areas and include any necessary indemnifications related to liabilities and obligations. The transition services agreement will provide for the performance of certain services by each company for the benefit of the other for a limited period of time after the separation, and the supply/distribution agreements will provide for the provision of products and services by each company and for the benefit of the other. Varex will rely on Varian to satisfy its performance and payment obligations under these agreements. If Varian is unable to satisfy its obligations under these agreements, including its indemnification obligations, Varex could incur operational difficulties or losses. If Varex does not have in place its own systems and services, or if Varex does not have agreements with other providers of these services once certain transaction agreements expire, Varex may not be able to operate its business effectively and its profitability may decline.

Potential liabilities may arise due to fraudulent transfer considerations, which could materially and adversely affect Varex’s financial condition and its results of operations.

In connection with the separation and distribution, Varian has undertaken and will undertake several corporate restructuring transactions which, along with the separation and distribution, may be subject to federal and state fraudulent conveyance and transfer laws. If, under these laws, a court were to determine that, at the time of the separation and distribution, any entity involved in these restructuring transactions or the separation and distribution:

•	was insolvent;

•	was rendered insolvent by reason of the separation and distribution;

•	had remaining assets constituting unreasonably small capital; or

•	intended to incur, or believed it would incur, debts beyond its ability to pay these debts as they matured,

then the court could void the separation and distribution, in whole or in part, as a fraudulent conveyance or transfer. The court could then require Varex’s stockholders to return to Varian some or all of the shares of Varex common stock issued in the distribution, or require Varian or Varex, as the case may be, to fund liabilities of the other company for the benefit of creditors. The measure of insolvency will vary depending upon the jurisdiction whose law is being applied. Generally, however, an entity would be considered insolvent if the fair value of its assets was less than the amount of its liabilities or if it incurred debt beyond its ability to repay the debt as it matures.

Fulfilling Varex’s obligations incidental to being a public company, including with respect to the requirements of and related rules under the Sarbanes-Oxley Act of 2002, will place significant demands on Varex’s management, administrative and operational resources, including accounting and information technology resources.

As a public company, Varex will become subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and will be required to prepare its financial statements according to the rules and regulations required by the SEC. In addition, the Exchange Act requires that Varex file annual, quarterly and current reports. Varex’s failure to prepare and disclose this information in a timely manner or to otherwise comply with applicable law could subject us to penalties under federal securities laws, expose us to lawsuits and restrict Varex’s ability to access financing.

In addition, the Sarbanes-Oxley Act requires that Varex, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in Varex’s business, or changes in applicable accounting rules. Varex cannot assure that its internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which it had previously believed that internal controls were effective. If Varex is not able to maintain or document effective internal control over financial reporting, its independent registered public accounting firm will not be able to certify as to the effectiveness of Varex’s internal control over financial reporting.

Matters impacting Varex’s internal controls may cause Varex to be unable to report its financial information on a timely basis, or may cause Varex to restate previously issued financial information, and thereby subject Varex to adverse regulatory consequences, including sanctions or investigations by the SEC, or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in Varex and the reliability of its financial statements. In addition, by virtue of its smaller size, Varex will be subject to a lower materiality threshold than Varian. Confidence in the reliability of Varex’s financial statements is also likely to suffer if Varex or its independent registered public accounting firm report a material weakness in Varex’s internal control over financial reporting. This could have a material adverse effect on Varex by, for example, leading to a decline in its share price and impairing its ability to raise additional capital.

For as long as Varex is an emerging growth company under the recently enacted JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of Varex’s internal control over financial reporting pursuant to Section 404(b). An independent assessment of the effectiveness of Varex’s internal controls could detect problems that Varex’s management’s assessment might not. Undetected material weaknesses in Varex’s internal controls could lead to financial statement restatements and require Varex to incur the expense of remediation.

Risks Related to Varex’s Common Stock

Varex cannot be certain that an active trading market for its common stock will develop or be sustained after the distribution, and following the distribution, Varex’s stock price may decline or fluctuate significantly.

A public market for Varex common stock does not currently exist. Varex anticipates that on or prior to the record date for the distribution, trading of shares of its common stock will begin on a “when-issued” basis and will continue through the distribution date. However, Varex cannot guarantee that an active trading market will develop or be sustained for its common stock after the distribution. Nor can Varex predict the prices at which shares of its common stock may trade after the distribution. Similarly, Varex cannot predict the effect of the distribution on the trading prices of its common stock or whether the combined market value of the shares of Varex common stock and the shares of Varian common stock will be less than, equal to or greater than the market value of shares of Varian common stock prior to the distribution.

The market price of Varex common stock may decline or fluctuate significantly due to a number of factors, some of which may be beyond Varex’s control, including:

•	actual or anticipated fluctuations in Varex’s operating results;

•	changes in earnings estimated by securities analysts or Varex’s ability to meet those estimates;

•	the operating and stock price performance of comparable companies;

•	changes in Varex’s stockholder base due to the separation;

•	changes to the regulatory and legal environment in which Varex operates; and

•	domestic and worldwide economic conditions.

There may be substantial and rapid changes in Varex’s stockholder base, which may cause Varex’s stock price to fluctuate significantly.

Many investors holding shares of Varian common stock may hold that stock because of a decision to invest in a company with Varian’s profile. Following the distribution, the shares of Varex common stock held by those investors will represent an investment in an imaging components company with a different profile. This may not be aligned with a holder’s investment strategy and may cause the holder to sell the shares rapidly. In addition, since Varex will not be in the S&P 500 index following the distribution, Varian investors who have an investment strategy of tracking an index fund, such as the S&P 500 index, will likely promptly and rapidly sell the shares of Varex common stock that they receive in the distribution. As a result, the price of Varex common stock may decline or experience volatility as Varex’s stockholder base changes.

Varex does not currently expect to pay dividends on its common stock. There is no assurance as to whether or when Varex will pay any dividends on its common stock or as to the amount of any such dividends.

Varex does not currently expect to pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, to Varex stockholders will fall within the discretion of Varex’s board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as Varex’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in Varex’s debt, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. For more information, see “Dividend Policy.” Varex’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on its access to the capital markets. Varex cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if Varex commences paying dividends.

Varex is an “emerging growth company” and as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, its common stock may be less attractive to investors.

Varex is an “emerging growth company,” as defined in the JOBS Act, and it intends to take advantage of some of the exemptions from the reporting requirements that are afforded to emerging growth companies including, but not limited to, scaled disclosure requirements relating to financial statements and executive compensation, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Varex cannot predict if investors will find its common stock less attractive because it intends to rely on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may become more volatile. Varex may take advantage of these exemptions until it is no longer an emerging growth company.

Your percentage ownership in Varex may be diluted in the future.

In the future, your percentage ownership in Varex may be diluted because of equity awards that Varex will be granting to Varex’s directors, officers and employees or otherwise as a result of equity issuances for acquisitions or capital market transactions. Varex’s employees will have awards in respect of shares of its common stock after the distribution as a result of conversion of their Varian stock awards (in whole or in part) to Varex stock awards. Varex anticipates its executive compensation committee will grant additional stock-based awards to its employees after the distribution. Such awards will have a dilutive effect on Varex’s earnings per share, which could adversely affect the market price of Varex common stock. From time to time, Varex will issue additional stock-based awards to its employees under Varex’s employee benefits plans.

In addition, Varex’s amended and restated certificate of incorporation will authorize Varex to issue, without the approval of Varex’s stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over

Varex’s common stock respecting dividends and distributions, as Varex’s board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of Varex’s common stock. For example, Varex could grant the holders of preferred stock the right to elect some number of Varex’s directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences that Varex could assign to holders of preferred stock could affect the residual value of the common stock. See the section entitled “Description of Varex’s Capital Stock.”

Certain provisions in Varex’s amended and restated certificate of incorporation and bylaws, and of Delaware law, may prevent or delay an acquisition of Varex, which could decrease the trading price of Varex’s common stock.

Varex’s amended and restated certificate of incorporation and amended and restated bylaws will contain, and Delaware law contains, provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the bidder and to encourage prospective acquirers to negotiate with Varex’s board of directors rather than to attempt a hostile takeover. These provisions include, among others:

•	the inability of Varex’s stockholders to call a special meeting;

•	the inability of Varex’s stockholders to act without a meeting of stockholders;

•	rules regarding how stockholders may present proposals or nominate directors for election at stockholder meetings;

•	the right of Varex’s board of directors to issue preferred stock without stockholder approval;

•	the division of Varex’s board of directors into three classes of directors, with each class serving a staggered three-year term, and this classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, until the 2022 annual meeting of stockholders, after which directors will be elected annually;

•	a provision that stockholders may only remove directors with cause while the board is classified;

•	the ability of Varex’s directors, and not stockholders, to fill vacancies on Varex’s board of directors; and

•	the requirement that the affirmative vote of stockholders holding at least 66 2/3% of Varex’s voting stock is required to amend certain provisions in Varex’s amended and restated certificate of incorporation (relating to the term and removal of its directors, the filling of its board vacancies, the calling of special meetings of stockholders, stockholder action by written consent, the elimination of liability of directors to the extent permitted by Delaware law and indemnification of directors and officers), provided, however, that the provisions of the amended and restated certificate of incorporation relating to the 66 2/3% voting threshold will be of no force and effect effective as of the completion of the 2021 annual meeting of stockholders and the amended and restated certificate of incorporation may thereafter be amended by the affirmative vote of the holders of at least a majority of the outstanding voting stock then-outstanding.

In addition, because Varex will not elect to be exempt from Section 203 of the Delaware General Corporation Law (the “DGCL”), this provision could also delay or prevent a change of control that you may favor. Section 203 provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation (an “interested stockholder”) shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares, for a three-year period following the date on which the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder.

Varex believes these provisions will protect its stockholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with Varex’s board of directors and by providing Varex’s board of directors with more time to assess any acquisition proposal. These provisions are not intended to make Varex immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some stockholders and could delay or prevent an acquisition that Varex’s board of directors determines is not in the best interests of Varex and Varex’s stockholders. These provisions may also prevent or discourage attempts to remove and replace incumbent directors.

In addition, an acquisition or further issuance of Varex’s stock could trigger the application of Section 355(e) of the Code, causing the distribution to be taxable to Varian. For a discussion of Section 355(e) of the Code, see “Material U.S. Federal Income Tax Consequences.” Under the tax matters agreement, Varex would be required to indemnify Varian for the resulting tax, and this indemnity obligation might discourage, delay or prevent a change of control that you may consider favorable.

Varex’s amended and restated certificate of incorporation will contain an exclusive forum provision that may discourage lawsuits against Varex and Varex’s directors and officers.

Varex’s amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the state courts in the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Varex, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Varex to Varex or Varex’s stockholders, any action asserting a claim against Varex or any director or officer of Varex arising pursuant to any provision of the DGCL or Varex’s amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Varex or any director or officer of Varex governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of Varex’s stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with Varex or Varex’s directors or officers, which may discourage such lawsuits against Varex and Varex’s directors and officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Varex may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Varex’s business, financial condition or results of operations.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This information statement and other materials Varian and Varex have filed or will file with the SEC contain, or will contain, certain forward-looking statements regarding business strategies, market potential, future financial performance and other matters. The words “will,” “should,” “believe,” “expect,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. In particular, information included under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “The Separation and Distribution” contain forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Varex’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Except as may be required by law, Varex and Varian undertake no obligation to modify or revise any forward-looking statements to reflect events or circumstances occurring after the date of this information statement. Factors that could cause actual results or events to differ materially from those anticipated include, but are not limited to, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

DIVIDEND POLICY

Varex does not currently expect to pay dividends on its common stock. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Varex’s board of directors. The board’s decisions regarding the payment of dividends will depend on many factors, such as Varex’s financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in Varex’s debt, industry practice, legal requirements, regulatory constraints and other factors that the board deems relevant. Varex’s ability to pay dividends will depend on its ongoing ability to generate cash from operations and on its access to the capital markets. Varex cannot guarantee that it will pay a dividend in the future or continue to pay any dividends if Varex commences paying dividends.

CAPITALIZATION

The following table sets forth Varex’s capitalization as of September 30, 2016, on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in Varex’s unaudited pro forma combined financial information. The information below is not necessarily indicative of what Varex’s capitalization would have been had the separation, distribution and related transactions been completed as of September 30, 2016. In addition, it is not indicative of Varex’s future capitalization. This table should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and Varex’s Combined Financial Statements and notes thereto included elsewhere in this information statement.

	As of September 30, 2016 (Unaudited)
(In millions, except par values)	Historical	Pro Forma
Cash and cash equivalents (1)	$36.5	$32.0

Debt:
Current maturities on long-term debt	$—	$15.0
Long-term debt and other borrowings	—	188.0

Total debt (2)	—	203.0

Equity:
Common stock, $0.01 par value, 150 shares authorized, 37.5 issued and outstanding on a pro forma basis	—	0.4
Additional paid-in-capital	—	330.3
Net parent investment (3)	526.0	—

Total equity	526.0	330.7

Total capitalization	$526.0	$533.7

(1)	Varian and Varex intend that, prior to the distribution, Varex will transfer all cash and cash equivalents in excess of $5.0 million to Varian, other than any cash and cash equivalents held by MeVis Medical Solutions AG (“MeVis”) as of the effective time of the distribution. Following the distribution, if it is determined that as of the effective time of the distribution Varex had cash and cash equivalents in excess of $5.0 million (disregarding cash and cash equivalents of MeVis), Varex will be required to transfer such excess to Varian. The actual amount of cash that Varex will have after giving effect to any adjustment payment to Varian may be more or less than $32.0 million.
(2)	Varex anticipates entering into a secured revolving credit facility in an aggregate principal amount of up to $100.0 million and a secured term loan credit facility in an aggregate principal amount of $200.0 million on or before the distribution date. The $203.0 million of new debt represents the draw down of approximately $3.0 million on the revolving credit facility and the entire amount of $200.0 million of the term loan credit facility as if it had taken place on September 30, 2016. Proceeds from this anticipated borrowing were used to fund a cash transfer to Varian of $200.0 million and to pay financing costs.
(3)	Reflects the elimination of net parent investment as a result of the anticipated post-distribution capital structure. Upon the separation and distribution date, net parent investment will be redesignated as Varex stockholders’ equity and will be allocated between common stock and additional paid-in-capital based on the number of shares of Varex common stock outstanding at the distribution date.

In addition to the treatment of cash and cash equivalents described above, it is expected that Varex will retain, following the distribution, a specified amount of cash that would enable Varex to pay to Varian the consideration for assets outside the United States that were required to be transferred to Varex but could not have been so transferred prior to the distribution due to not having received regulatory approvals for such transfers. Once those regulatory approvals are received, Varex will pay such cash amounts to Varian in consideration for such asset transfers. If those regulatory approvals are not received during a specified time period, Varex will be required to transfer such cash amounts to Varian. Any cash amounts described in this paragraph are not included in the pro forma combined financial statements included in this information statement. The carrying value of these assets are reflected in the audited historical combined financial statements.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements presented below have been derived from Varex’s combined financial statements for the fiscal year ended September 30, 2016. The unaudited pro forma combined statement of earnings has been prepared to give effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions (as defined below) had occurred or had become effective as of October 3, 2015, the first day of fiscal year 2016. The unaudited pro forma combined balance sheet has been prepared to give effect to the Pro Forma Transactions as though the Pro Forma Transactions had occurred on September 30, 2016.

Varex’s unaudited pro forma combined financial statements have been prepared based on available information, assumptions, and estimates that management believes are reasonable. The unaudited pro forma combined financial statements are for illustrative and informational purposes only, and do not reflect what Varex’s financial position and results of operations would have been had the separation occurred on the dates indicated and are not necessarily indicative of its future financial position and future results of operations.

Varex’s unaudited pro forma combined financial statements have been prepared to reflect adjustments to its audited historical combined financial statements that are: (i) factually supportable, (ii) directly attributable to the separation, and, for purposes of the combined statements of earnings, (iii) expected to have continuing impact on Varex’s results of operations. The unaudited pro forma combined financial statements have been adjusted to give effect to the following (which are collectively referred to in this information statement as the “Pro Forma Transactions”):

•	The distribution of 37.5 million shares of Varex common stock to Varian stockholders, and the resulting elimination of net parent investment;

•	Qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes;

•	The secured term loan and revolving credit facility arrangements anticipated to be entered into by the Company;

•	The cash transfer to Varian prior to the distribution;

•	The transfers of certain assets and liabilities from Varian to Varex; and

•	The impact of the transactions contemplated by the separation and distribution agreement, transition services agreement, tax matters agreement, employee matters agreement and intellectual property matters agreement.

Varex’s historical combined statement of earnings includes allocations of certain Varian expenses relating to, among certain other expenses: accounting, legal, human resources, information systems, treasury, tax, facilities, research and development, insurance and other corporate and infrastructure services. To operate as an independent public company, Varex expects to incur costs to replace those services previously provided by Varian in addition to incremental stand-alone costs. Varex expects the total of these costs to be between $35 million to $45 million on an annual pre-tax basis.

In connection with the separation, Varex expects to enter into a transition services agreement with Varian, pursuant to which Varian and Varex will provide to each other certain specified services on a temporary basis, including various information technology, financial and administrative services. The charges for the transition services generally are expected to allow the providing company to fully recover all direct costs and expenses it incurs in connection with providing the service, plus, in some cases, the allocated indirect costs of providing the services.

VAREX IMAGING CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENTS OF EARNINGS

(In millions, except per share amounts)

	Year ended September 30, 2016
	Historical	Pro Forma Adjustments	Notes		Pro Forma
Revenues	$620.1	—			$620.1
Cost of revenues	371.7	—			371.7

Gross margin	248.4	—			248.4

Operating expenses:
Research and development	53.5	—			53.5
Selling, general and administrative	85.8	3.1	(a	)	88.9

Total operating expenses	139.3	3.1			142.4

Operating earnings	109.1	(3.1)			106.0

Interest income	0.3	—			0.3
Interest expense	(1.9)	(7.6)	(b	)(i)	(9.5)
Other expense, net	(2.5)	—			(2.5)

Interest and other expense, net	(4.1)	(7.6)			(11.7)

Earnings before taxes	105.0	(10.7)			94.3
Taxes on earnings	36.0	(3.8)	(c	)	32.2

Net earnings	69.0	(6.9)			62.1
Less: Net earnings attributable to noncontrolling interests	0.5	—			0.5

Net earnings attributable to Varex	$68.5	(6.9)			$61.6

Net earnings per share—basic	—	—	(d	)	$1.61
Net earnings per share—diluted	—	—	(d	)	$1.60

Shares used in the calculation of net earnings per share:
Weighted average shares outstanding—basic	—	—	(d	)	38.2
Weighted average shares outstanding—diluted	—	—	(d	)	38.4

VAREX IMAGING CORPORATION

UNAUDITED PRO FORMA COMBINED BALANCE SHEETS

(In millions, except par values)

	As of September 30, 2016
	Historical	Pro Forma Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$36.5	(4.5)	(e)	$32.0
Accounts receivable, net of allowance for doubtful accounts of $0.2 at September 30, 2016	122.2	—		122.2
Inventories	197.4	—		197.4
Prepaid expenses and other current assets	3.8	2.6	(f)(i)	6.4

Total current assets	359.9	(1.9)		358.0
Property, plant and equipment, net	108.9	11.6	(g)	120.5
Goodwill	74.7	—		74.7
Investments in privately held companies	49.3	—		49.3
Deferred tax assets	5.5	1.8	(h)	7.3
Other assets	24.1	12.7	(f)(g)(i)	36.8

Total assets	$622.4	24.2		$646.6

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$41.9	10.0	(i)	$51.9
Accrued liabilities	23.9	4.8	(g)	28.7
Deferred revenues	12.0	—		12.0
Current maturities on long-term debt	—	15.0	(f)	15.0

Total current liabilities	77.8	29.8		107.6
Long-term debt and other borrowings	—	188.0	(f)	188.0
Other long-term liabilities	8.3	1.7	(g)	10.0

Total liabilities	86.1	219.5		305.6

Commitments and contingencies (Note 7)
Redeemable noncontrolling interests	10.3	—		10.3
Equity:
Common Stock, $0.01 par value, 150 shares authorized, 37.5 issued and outstanding on a pro forma basis	—	0.4	(j)	0.4
Additional paid-in-capital	—	330.3	(k)	330.3
Net parent investment	526.0	(526.0)	(k)	—

Total equity	526.0	(195.3)		330.7

Total liabilities, redeemable noncontrolling interests and equity	$622.4	24.2		$646.6

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

a.	Reflects fees associated with services relating to Information Technology included in the transition services agreement with Varian on a transitional basis after completion of the separation. Fees for other services, such as finance, engineering, and human resources, in the transition services agreement, are not expected to have a material impact on the pro forma combined statements of earnings. These fees are subject to change upon finalization of the transition services agreement.

b.	Reflects the estimated interest expense and amortization of financing costs related to the approximately $200.0 million secured term loan credit facility, the expected draw down of $3.0 million on the secured revolving credit facility and the undrawn commitment fee for the revolving credit facility that the Company expects to incur. The Company expects the interest rate on both the secured term loan credit facility and the secured revolving credit facility to be approximately 2.40%. Actual interest expense may be higher or lower based on final terms of the debt arrangement. A 1% change to the annual interest rate would change interest expense by approximately $2.0 million on an annual basis.

c.	Reflects the tax effect of pro forma adjustments using the effective statutory tax rate for the year ended September 30, 2016.

d.	The calculation of pro forma basic and diluted earnings per share and pro forma weighted-average shares outstanding for the period presented are based on the weighted-average number of shares of Varian outstanding for the year ended September 30, 2016, adjusted for the assumed distribution ratio of 0.4 of a share of Varex common stock for every one share of Varian common stock outstanding. This calculation may not be indicative of the dilutive effect that will actually result from Varex stock-based awards issued in connection with the adjustment of outstanding Varian stock-based awards or the grant of new stock-based awards. The number of dilutive shares of Varex common stock underlying Varex stock-based awards issued in connection with the adjustment of outstanding Varian stock-based awards will not be determined until after the distribution date.

e.	Varian and Varex intend that, prior to the distribution, Varex will transfer all cash and cash equivalents in excess of $5.0 million to Varian, other than any cash and cash equivalents held by MeVis as of the effective time of the distribution. Following the distribution, if it is determined that as of the effective time of the distribution Varex had cash and cash equivalents in excess of $5.0 million (disregarding cash and cash equivalents of MeVis), Varex will be required to transfer such excess to Varian. The actual amount of cash that Varex will have after giving effect to any adjustment payment to Varian may be more or less than $32.0 million.

f.	Reflects the estimated proceeds of $203.0 million of new debt, comprised of a $200.0 million secured term loan credit facility, of which $15.0 million is classified in current liabilities and $185.0 million in long term liabilities, and the expected draw down of approximately $3.0 million on the secured revolving credit facility which is classified in long term liabilities, and the related debt issuance cost of approximately $3.0 million as if it had taken place on September 30, 2016. Proceeds from this anticipated borrowing were used to fund a cash transfer from Varex to Varian of $200.0 million and to pay financing costs, in addition to an adjustment payment from Varex to Varian as calculated in e) above.

g.	Reflects the carrying value of various corporate and other assets and liabilities to be transferred to Varex. The transfer of assets will primarily include property, assets of Varex’s employees under Varian’s employee benefit plans pursuant to the terms of the employee matters agreement, and certain other fixed assets. The transfer of liabilities primarily relates to liabilities of Varex’s employees under Varian’s employee benefit plans, and shared environmental liabilities. There may be additional assets and liabilities, including certain indemnification obligations between Varian and Varex, to be transferred in connection with the separation that have not been determined or finalized. The estimated carrying value of these assets and liabilities are not included in the pro forma combined financial statements and are not expected to be material. The expenses, including depreciation, related to these assets and liabilities to be transferred to Varex were previously charged through allocations from Varian; accordingly, no incremental expenses are included in the pro forma combined statements of earnings.

h.	Represents the tax effect of temporary differences between the tax basis of assets and liabilities of various corporate and other assets and liabilities to be transferred to Varex and their reported amounts in the combined financial statements.

i.	Reflects the commitment fee associated with the commitment letter that the Company expects to enter into on or before the distribution date for debt financing in connection with the acquisition of the medical imaging business of PerkinElmer. The $10.0 million commitment fee is unpaid and classified in accounts payable. The short-term portion of the commitment fee asset is classified in prepaid expense and other current assets and the long-term portion is classified in other assets. The amortization period for the $10.0 million commitment fee is estimated to be five years.

j.	Represents the distribution of approximately 37.5 million shares of Varex common stock at par value $0.01 per share to holders of Varian common stock, based on the assumed distribution ratio of 0.4 of a share of Varex common stock for every one share of Varian common stock outstanding. The number of shares of common stock is based on the number of shares of Varian common stock outstanding on September 30, 2016.

k.	Reflects the elimination of net parent investment as a result of the anticipated post-distribution capital structure. Upon the separation and distribution date, net parent investment will be redesignated as Varex stockholders’ equity and will be allocated between common stock and additional paid-in-capital based on the number of shares of Varex common stock outstanding at the distribution date.

SELECTED HISTORICAL COMBINED FINANCIAL DATA

The following selected combined financial data reflects the combined operations of Varex Imaging Corporation. Varex derived the selected combined statement of earnings data for the fiscal years 2016, 2015 and 2014 and the selected combined balance sheet data as of September 30, 2016 and October 2, 2015, as set forth below, from its audited combined financial statements, which are included elsewhere in this information statement. Varex derived the selected combined statements of earnings and the selected combined balance sheet data as of fiscal years ended 2016, 2015 and 2014 from Varian’s underlying financial records.

The selected historical combined data presented below reflects Varex’s results as historically operated as a part of Varian and does not necessarily indicate the results expected for any future period. The selected combined financial data presented below should be read in conjunction with “Unaudited Pro Forma Combined Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included elsewhere in this information statement.

Historical basic and diluted earnings per share (“EPS”) are not presented because Varex’s business was wholly-owned by Varian during the periods presented. Accordingly, the historical financial information contained in this information statement has not been prepared for a single legal entity that had share capital throughout the entire historical period and EPS for these periods has not been provided.

	Fiscal Years
(In millions)	2016	2015	2014
Combined Statements of Earnings Data:
Revenues	$620.1	$632.3	$685.2
Earnings before taxes	105.0	127.6	174.2
Taxes on earnings	36.0	46.8	64.1

Net earnings	69.0	80.8	110.1
Less: Net earnings attributable to noncontrolling interests	0.5	0.8	—

Net earnings attributable to Varex	$68.5	$80.0	$110.1

	September 30, 2016	October 2, 2015
Combined Balance Sheet Data:
Working capital	$282.1	$237.5
Total assets	622.4	583.6
Total equity	526.0	495.6

BUSINESS

Overview

Varex is a world leader in designing and manufacturing X-ray tubes, flat panel detectors, imaging software, high voltage connectors and high-energy inspection accelerators, which are key components of X-ray imaging systems. Varex’s vision is to create the most innovative and cost-effective X-ray imaging solutions for equipment manufacturers and its mission is to be the world’s leader in imaging components through the delivery of high quality products that enable its customers’ success.

Varex is a leading manufacturer of X-ray tubes globally, with over 100,000 tubes shipped in the last five years to a group of customers that include most major radiology OEMs. Varex manufactures X-ray tubes for four primary medical diagnostic radiology applications: CT scanners, radiographic or fluoroscopic imaging, special procedures, and mammography. Varex also offers a large line of industrial X-ray tubes, which consist of analytical X-ray tubes used for X-ray fluorescence and diffraction, as well as tubes used for non-destructive imaging and gauging and airport baggage inspection systems. Varex is also a leading manufacturer of flat panel detectors, with an installed base of over 80,000 detectors. Varex’s flat panel detectors, which are based on amorphous silicon imaging technologies, have broad application as an alternative to image intensifier tubes and X-ray film. Varex’s flat panel detector products are being incorporated into next generation filmless medical diagnostic, radiation therapy, dental, veterinary, and industrial inspection imaging systems. Varex believes that imaging equipment based on amorphous silicon technologies is more stable and reliable, needs fewer adjustments, suffers less degradation over time than image intensifier tubes, and is more cost-effective than X-ray film. Varex also offers software and image processing tools for X-ray imaging systems for a variety of modalities including fluoroscopy, angiography, cardiology, mammography and general radiography. The software may be combined with Varex’s radiographic flat panel detectors to upgrade film-based X-ray imaging systems to digital systems.

As Varex is transitioning to a stand-alone company, the Chief Executive Officer, who is its Chief Operating Decision Maker (“CODM”), re-evaluated the product groupings and how he views and measures the business performance and therefore, subsequent to the filing of the preliminary registration statement on Form 10 on August 11, 2016, Varex reorganized its two reportable operating segments into Medical and Industrial. The realigned segments better align Varex’s products and service offerings with customer use in medical and industrial markets and are consistent with how the CODM evaluates the business for the allocation of resources. The CODM allocates resources to and evaluates financial performance of each operating segment primarily based on revenues and gross margin. The new operating and reportable segment structure will provide better visibility and clarity into the financial performance of Varex’s products, and alignment between business strategies and operating results.

The Medical business segment designs, manufactures, sells and services X-ray imaging components for use in a range of applications, including radiographic or fluoroscopic imaging, mammography, special procedures, computed tomography, radiation therapy and computer-aided detection. Varex provides a broad range of X-ray imaging components for Medical customers including X-ray tubes, flat panel digital image detectors, high voltage connectors, image processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices, generators, ionization chambers, and buckys. Varex sells its X-ray imaging components primarily to imaging system OEM customers that incorporate them into their medical diagnostic, radiation therapy, dental, and veterinary imaging systems. Varex also sells its X-ray imaging components to independent service companies, distributors and directly to end-users for replacement purposes.

The Industrial business segment designs, manufactures, sells and services products for use in security and industrial inspection applications, such as cargo screening at ports and borders and nondestructive examination in a variety of applications. The products include Linatron X-ray accelerators, X-ray tubes, flat panel digital image detectors, high voltage connectors imaging processing software and image detection products for security and inspection purposes. Varex has an installed base of over 1,000 linear accelerators. Varex generally sells its

Industrial products to OEM customers for incorporation into new system configurations. The OEM customers sell the systems to customs and other government agencies for use in ports and borders to screen overland, rail, and sea cargo for contraband, weapons, narcotics and explosives, as well as for manifest verification. Varex also sells its industrial products to commercial enterprises in the casting, power, aerospace, chemical, petro-chemical and automotive industries for nondestructive product examination purposes, such as industrial inspection and manufacturing quality control.

Varex’s reputation for high quality and its broad portfolio of products, continuous innovation in imaging, deep relationships with OEMs, global scale and low cost manufacturing, and global presence for service and support uniquely position Varex to take advantage of continued opportunities for growth in the medical, security and industrial imaging markets.

Varex conducts an active research and development program to focus on new technology and applications in both the medical and industrial X-ray imaging markets and is typically the owner of the intellectual property for technologies which Varex develops. Furthermore, Varex actively pursues acquisition targets. During fiscal year 2015, through the acquisitions of Claymount and MeVis, Varex broadened its portfolio of components by adding high voltage connectors, ionization chambers, automatic exposure control systems and image processing software for computer-aided detection.

Claymount, a Netherlands-based supplier of X-ray imaging components, is a strategic supplier to many global X-ray equipment manufacturers and is one of the world’s leading suppliers of high voltage connectors, ionization chambers, collimators, buckys and solid state automatic exposure control systems for controlling dose during medical X-ray imaging. Claymount enhances Varex’s ability to support a continuing industry-wide transition from analog to digital X-ray imaging and will allow it to expand its line of components and integrated subsystems.

In April 2015, Varex completed the acquisition of 73.5% of the then-outstanding shares of MeVis, a publicly listed company based in Bremen, Germany that provides image processing software and services for cancer screening. Varex intends to combine MeVis’ image processing and analysis software with its portfolio of flat panel detector and imaging workstation offerings to provide integrated solutions for cancer screening and computer-aided detection.

Varex is headquartered in Salt Lake City, Utah.

Net earnings attributable to Varex totaled $68.5 million for the fiscal year ended September 30, 2016.

History

Varian Medical Systems, Inc., is a Delaware corporation originally incorporated in 1948 as Varian Associates, Inc.

On April 2, 1999, Varian Associates reorganized into three separate publicly traded companies by spinning off two of its businesses to stockholders, resulting in the following three companies: (i) Varian (renamed from Varian Associates, Inc. to Varian Medical Systems, Inc.); (ii) Varian, Inc., which became a wholly owned subsidiary of Agilent Technologies Inc. in May 2010; and (iii) Varian Semiconductor Equipment Associates, Inc., which became a wholly owned subsidiary of Applied Materials, Inc. in November 2011. Varian’s Imaging Components segment was formed in 2014 when Varian combined its X-ray Products and Security and Inspection Products businesses into one segment.

Varex has a 65+ year history of dedication to the imaging industry, dating back to the founding of a predecessor company, Varian Associates. Varex is uniquely able to build on decades of technology experience and expertise to offer state-of-the-art imaging components for medical, scientific, industrial, and security and inspection applications to customers worldwide.

Strengths

Varex believes it possesses a number of competitive advantages that distinguish it from its competitors.

Technology and innovation. Varex shares in a 65+ year legacy of innovation in imaging components technology and has a track record for industry-altering innovations. For example, Varex developed the anode-end grounded X-ray tube which provided a lighter-weight, more powerful X-ray tube for computed tomography. Varex also developed the flat panel digital image detector which replaces X-ray film and image intensifiers. Varex’s long history, broad portfolio and technical expertise also enable it to innovate quickly, including providing customized solutions tailored to customers’ individual needs. Varex holds a strong intellectual property portfolio for the technology that it has developed.

Strong, long-standing customer relationships. Varex has strong, long-standing relationships with a substantial majority of the major OEMs in the medical imaging industry. The length of its relationships with major OEMs averages over ten years and with its top five customers over approximately 40 years. Varex attributes this to its reputation for high quality products that provide cost-effective solutions to OEMs. Varex also is the long-time supplier of X-ray tubes and flat panel detectors to Varian’s Oncology Systems business for its Conebeam CT/On-Board Imager accessory product. Varex expects that this supply relationship will continue following the completion of the distribution, although there can be no assurance of this. Varex believes the strength of these relationships will continue to grow as Varex is uniquely positioned to provide a wide range of solutions to its customers.

Global footprint and scale. Varex currently has manufacturing centers in Salt Lake City, Utah; Las Vegas, Nevada; Downers Grove, Illinois; Dinxperlo, Netherlands; Calamba City, Philippines; and Liverpool, New York; and regional service centers in Charleston, South Carolina; Willich, Germany; and Wuxi, China. Varex’s global scale allows it to manufacture and transport its product in a cost-efficient manner. For Varex’s customers, local presence allows for effective customer service and logistics efficiency. From a regulatory perspective, Varex’s local presence enables tailoring of local content to local medical device regulatory and product registration requirements. From a risk management perspective, Varex’s global presence offers natural opportunities for hedging of geographic risk.

Broad Portfolio. Varex’s product breadth and development expertise allow Varex to be the partner of choice for its customers. Unlike most of its competitors, Varex has a broad imaging components portfolio, providing its customers with X-ray tubes, flat panel detectors, linear accelerators, high energy detectors, high voltage connectors and other components, high-energy inspection accelerators, software and workstations. Varex’s technical expertise in imaging applications can provide sub-systems of components optimized to work together, which enables its customers to develop products faster.

Deep manufacturing expertise. X-ray tubes are a complex product to manufacture that requires significant investment and expertise in complex manufacturing, assembly and material science. Throughout Varex’s 65-year history, Varex has invested in world class and high tech manufacturing operations and has developed proprietary manufacturing capabilities that position Varex as the ideal manufacturing partner for its customers.

Highly experienced and proven management and engineering teams. Varex’s leadership includes individuals with an average of over 20 years of experience in the medical and industrial industries, and with long-standing customer and supplier relationships. Varex’s engineering team has allowed Varex to establish itself as a leader in technology and innovation over the last 65 years. Varex’s management and engineering teams have been instrumental in building its Imaging Components business into a market leader. Varex believes that their experience and expertise will continue to be an important and differentiating asset for Varex following the completion of the distribution.

Strategy

Varex’s vision is to create the most innovative and cost-effective X-ray imaging solutions for equipment manufacturers and its mission is to be the world’s leader in imaging components through the delivery of high quality products that enable its customers’ success. By 2020, Varex aspires to be the lowest cost innovator in medical X-ray components, to offer integrated imaging subsystems using data and software, and to leverage its medical technology platform to address disruptive applications in industrial imaging and inspection.

Pursue growth opportunities in targeted markets. Healthcare is a large, stable and global market with strong, long term growth dynamics arising from an aging population, increased disease prevalence, increased need for diagnostic testing and growing access to healthcare worldwide. Healthcare is less prone to cyclical demand because it is necessary, government and other insurance programs are reliable payers, and there is predictable growth driven by foreseeable population dynamics. Furthermore, technological innovation can augment market growth. The Medical market segment is driven by demographic and clinical needs, many of which are expected to expand but at the same time require more cost-efficient solutions due to ongoing pricing pressures faced by OEMs.

In the medical imaging market, the flat panel detectors sector is experiencing rapid growth, driven by a market transition from analog to digital systems due to lower costs, X-ray dose reductions, increased patient throughput, and U.S.-legislated reimbursement cuts for analog systems. Product cycles are becoming shorter and there is a significant future replacement opportunity for the estimated 500,000-plus analog units that exist globally. The competitive landscape is fragmented with the potential for consolidation and many OEMs lack scale, driving them to outsource the manufacture of flat panel detectors. Varex intends to capitalize on these opportunities by leveraging its reputation as a cost-effective producer of innovative and high quality products and its strong existing relationships with its OEM customers.

The industrial and security imaging markets represent large market domains with new opportunities for Varex’s Industrial segment. As manufacturers implement more automation and utilize more disruptive technologies, such as 3D printing, they should expand the use of in-process inspection capabilities that use imaging and image detection software. In addition, the security imaging market is expected to continue to expand with governments’ demand for additional baggage and cargo inspection capabilities. Varex is well-positioned to leverage its technical expertise developed for medical imaging for use in industrial imaging applications.

Varex’s strategy includes pursuing both organic and inorganic avenues for growth in the medical components and industrial and security imaging markets. Varex intends to broaden its portfolio of components and leverage scale to compete more effectively in existing and new sectors within these markets.

Drive operational excellence. Most of Varex’s larger OEM customers have internal manufacturing capabilities for imaging components, so Varex must be able to provide cost-effective, high quality products as an alternative. Imaging components manufacturing is a capital-intensive business and Varex, as a leading components manufacturers, has been able to leverage the scale of its business to deliver very cost-effective solutions to its customers. Varex has continued to refine its quality-focused processes by utilizing six sigma and lean manufacturing principles. The combination of scale, technical expertise and manufacturing experience has positioned Varex as a global leader in the imaging components market.

Continued development and leveraging of Varex’s strong relationships with its OEM customers. Varex has a legacy of strong relationships with its customers, including the Oncology Systems business of Varian, and remains focused on further cultivating these relationships going forward. Varex intends to increase its footprint within existing customers by offering additional components and services and capitalize on trends for outsourcing components by OEMs. Varex believes its transformation of its account management system, including by providing a one-to-one account management approach for complex accounts and by realigning its salesforce to be tailored to specific types of customers, will better enable it to respond to individualized customer needs. Varex believes that this individualized approach, together with its global footprint, scale and broad component portfolio, will enable Varex to provide high quality products suited to its customers’ needs in a cost-effective manner.

Continuous innovation. In its Medical business, the need to reduce dose, increase gantry rotation speeds and develop low cost entry level CT systems for emerging markets are driving demand for new types of CT tubes and Varex believes that this creates significant opportunity for expansion. The flat panel detector market is rapidly changing with Varex and many competitors delivering new innovations, particularly in the wireless radiographic image detector space. Varex continues to rapidly innovate flat panel detectors by leveraging its broad technical expertise and its vertically-integrated processes, highlighted by its ownership position in dpiX LLC which provides the amorphous silicon sensor arrays. Through acquisitions, Varex has been expanding its software portfolio which is critical for the integration of components in imaging systems. In addition, while technological advancement is important to an OEMs success, Varex believes that many OEMs are facing pressure to outsource manufacturing as a result of shrinking internal research and development budgets. Varex believes its ability to quickly innovate and to provide integrated sub-systems will continue to make it a valued partner to OEMs, both in its Medical and Industrial segments.

Marketing and Sales

Total revenues for Varex were $620.1 million, $632.3 million and $685.2 million for fiscal years 2016, 2015 and 2014, respectively. Varex divides its market segments revenues by region, based on the known final destination of products sold, into The Americas, EMEA, and APAC, and these regions constituted 36%, 29%, and 35% respectively, of Varex’s revenues during fiscal year 2016; 39%, 24%, and 37% respectively, of Varex’s revenues during fiscal year 2015; 37%, 27%, and 36%, respectively, of Varex’s revenues during fiscal year 2014.

Medical

Varex employs a combination of direct sales and independent distributors for sales in all of its regions and sells a high proportion of its Medical products to a limited number of OEM customers. Varex’s long-term fundamental growth driver is the ongoing success of its key OEM customers, and Varex expects that revenues from relatively few customers will continue to account for a high percentage of Varex’s revenues in the foreseeable future. The Medical segment’s five largest OEM customers collectively represented approximately 40%, 49% and 49% of the revenues of Varex as a whole during fiscal years 2016, 2015 and 2014, respectively. Varex’s largest customer accounted for approximately 23% of Varex’s revenues in fiscal year 2016 and 26% of Varex’s revenues in each of fiscal years 2015 and 2014. A significant portion of Varex’s Medical customers are outside of the United States.

Industrial

Varex sells its Industrial products to regional integrators outside the United States, as well as commercial enterprises in the casting, power, aerospace, chemical, petro-chemical and automotive industries for use in non-destructive investigation and testing applications. Varex believes demand for its Industrial products is driven primarily by cargo screening, border protection, and non-destructive testing needs domestically and internationally. This business is heavily influenced by domestic and international government policies on border and port security, political change, price of oil, and government budgets. International sales of certain of Varex’s linear accelerators are subject to U.S. export licenses that are issued at the discretion of the U.S. government. Orders and revenues for Varex’s security products have been and may continue to be unpredictable as governmental agencies may postpone purchasing decisions and delay installations of products. These postponements and delays have been and may in the future be related to re-evaluating program priorities, evaluating funding options, and collaboration between individual government agencies. The market for border protection systems has slowed significantly and end customers, particularly in oil-based economies in which Varex has a significant customer base, are delaying system deployments or tenders, resulting in a decline in the demand for security products. In 2015, sales of security products were negatively impacted due to tender delays from certain oil-based economies. The Industrial segment’s five largest OEM customers collectively represented approximately 7%, 6% and 9% of the revenues of Varex as a whole during fiscal years 2016, 2015 and 2014, respectively. None of the Industrial segment’s customers accounted for more than 10% of Varex’s total revenues.

Customers

Varex’s customers are primarily large OEMs. Its top five customers, measured by revenue, are Toshiba Medical Systems, Carestream Health Inc., Hologic, Inc., Shimadzu Corporation and Varian, which collectively accounted for approximately 40% of Varex’s revenues in the fiscal year ended September 30, 2016. Varex’s two largest customers, Toshiba Medical Systems and Carestream Health, accounted for approximately 23% and 6%, respectively of its total revenues in fiscal 2016, approximately 26% and 12%, respectively, of its total revenues in fiscal 2015, and approximately 26% and 13% of Varex’s revenues, respectively, in fiscal year 2014. Following the separation, Varex expects that Varian will continue to be a significant customer. The loss of one or more of Varex’s top customers would have a material and adverse effect on Varex’s business. For more information, see “Risk Factors—Risks Related to Varex’s Business.”

Backlog

Backlog is the accumulation of all orders for which revenues have not been recognized and are still considered valid. Backlog also includes a small portion of billed service contracts that are included in deferred revenue. Orders are generally filled on a current basis and order backlog is not material to Varex’s business. Orders may be revised or canceled, either according to their terms or as customers’ needs change; consequently, it is difficult to predict with certainty the amount of backlog that will result in revenues. Varex’s backlog at the end of fiscal year 2016 was $248.4 million. Varex’s backlog at the end of fiscal year 2015 was $288.6 million, of which $253.7 million was recognized as revenues in the fiscal year 2016.

Competition

Medical

Varex often competes with the in-house manufacturing operations of major diagnostic imaging systems companies, which are the primary OEM customers for Varex’s Medical products. In order to effectively compete with these in-house alternatives, Varex must have a competitive advantage in one or more significant areas, which may include lower product cost, better product quality or superior technology and/or performance. Consequently, Varex sells a significant volume of its X-ray tubes to OEM customers that have in-house X-ray tube production capability. In addition, Varex competes with some OEM customers, such as Toshiba Medical Systems Corporation and Dunlee, a division of Philips Healthcare, who sell X-ray tubes to other manufacturers, with non-OEM customers, such as Comet AG and other non-OEMs, such as IAE Industria Applicazioni Elettroniche Spa, as well as small start-up manufacturers in China. These companies compete with Varex for both the manufacturing and servicing businesses. High capital costs and mastery of complex manufacturing processes that drive production yield are significant characteristics of the X-ray tubes business.

The market for flat panel detectors is also very competitive. Unlike in the case of X-ray tubes, most OEMs have outsourced a significant portion, if not all, of flat panel development and manufacturing. Varex sells its flat panel detectors to a number of OEM customers that incorporate Varex’s flat panel detectors into their medical diagnostic, radiation therapy, dental, veterinary and industrial imaging systems. Varex’s amorphous silicon based flat panel detector technology competes with other detector technologies, such as amorphous selenium, charge-coupled devices and variations of amorphous silicon scintillators. Varex believes that its products provide a competitive advantage due to lower product cost and better product quality and performance. In the flat panel market, Varex primarily competes against Perkin-Elmer, Inc., Trixell S.A.S., Canon, Inc., Vieworks Co., Ltd., and Hamamatsu Corporation, as well as emerging low-cost manufacturers from China such as iRay Technology (Shanghai) Limited, and Jiangsu CareRay Medical Systems Co., Ltd.

Industrial

In the Industrial segment, Varex competes with other OEM suppliers and some components suppliers, such as General Electric, Toshiba Medical Systems Corporation, Nuctech Company Limited (“Nuctech”) and Comet AG. While there are other manufacturers of X-ray tubes for specialized and niche industrial applications, Varex’s products are designed for a broad range of applications in inspection, analysis, and testing. The industrial inspection space is evolving rapidly with a few large OEMs and several niche players. In the high energy market, Varex competes against technologies from Nuctech, Siemens AG, and Foton Ltd., whose X-ray sources are used in applications ranging from cargo and container scanning, border security, aerospace applications, castings and pressure vessel inspections.

Customer Services and Support

Varex generally warrants its products for 12 months. In certain cases, the warranty may be specified by usage metrics such as number of scans, to account for the difference in usage across countries and types of facilities. It provides technical advice and consultation to major OEM customers from its offices in Salt Lake City, Utah; Las Vegas, Nevada; Charleston, South Carolina; Liverpool, New York; Lincolnshire, Illinois; and Downers Grove, Illinois; and internationally in the Philippines, China, Netherlands, Germany, France, the United Kingdom, Italy and Japan. Varex’s applications specialists and engineers make recommendations to meet the customer’s technical requirements within the customer’s budgetary constraints. Varex often develops specifications for a unique product that will be designed and manufactured to meet a specific customer’s requirements.

Manufacturing and Supplies

Varex manufactures its products in Salt Lake City, Utah; Las Vegas, Nevada; Liverpool, New York; Downers Grove, Illinois; Dinxperlo, Netherlands; and Calamba City, Philippines. These facilities employ state-of-the-art manufacturing techniques and several have been honored by the press, governments and trade organizations for their commitment to quality improvement. These manufacturing facilities are certified by International Standards Organization (“ISO”) under ISO 9001 (for industrial products) or ISO 13485 (for medical devices). In addition, Varex has service centers in North Charleston, South Carolina; Willich, Germany; and Wuxi, China. The combined medical and industrial manufacturing infrastructure enables Varex to leverage production scale to achieve productivity and low cost advantage as well as research and development synergies.

Manufacturing processes at Varex’s various facilities include machining, fabrication, subassembly, system assembly and final testing. Varex has invested in various automated and semi-automated equipment for the fabrication and machining of the parts and assemblies that it incorporates into its products. Varex may, from time to time, invest further in such equipment. Varex’s quality assurance program includes various quality control measures from inspection of raw materials, purchased parts and assemblies through inline inspection. In some cases, Varex may outsource the manufacturing of subassemblies while still performing system design, final assembly and testing in-house. In such cases, Varex believes outsourcing enables it to reduce or maintain fixed costs and capital expenditures, while also providing it with the flexibility to increase production capacity. Varex purchases material and components from various suppliers that are either standard products or customized to its specifications. Some of the components included in Varex’s products may be sourced from a limited group of suppliers or from a single source supplier, such as the wave guides for linear accelerators; transistor arrays and cesium iodide coatings for flat panel detectors and specialized integrated circuits, X-ray tube targets, housings, bearings and various other components. Varex requires certain raw materials, such as copper, lead, tungsten, rhenium, molybdenum zirconium, and various high grades of steel alloy for X-ray tubes and industrial products. Worldwide demand, availability and pricing of these raw materials have been volatile, and Varex expects that availability and pricing will continue to fluctuate in the future.

Research and Development

Developing products, systems and services based on advanced technology is essential to Varex’s ability to compete effectively in the marketplace. It maintains a research and development and engineering staff responsible for product design and engineering. Research and development expenses totaled $53.5 million, $50.4 million and $40.0 million in fiscal years 2016, 2015 and 2014, respectively.

Development is primarily conducted at Varex’s Salt Lake City, Utah; Palo Alto, California; Las Vegas, Nevada; Liverpool, New York; Lincolnshire, Illinois; and Downers Grove, Illinois facilities domestically and at its Netherlands and Germany facilities internationally and is primarily focused on developing and improving imaging component technology. Current X-ray Product development areas include improvements to tube life and tube stability and reduction of tube noise. Varex is also working on X-ray tube designs that will enable OEMs to continue to reduce dose delivered, and improve image resolution, cost effectively. Research in imaging technology is aimed at developing new panel technologies for low-cost radiographic imaging, wireless panel interfaces, better dose utilization, improved image quality for cone beam CT and new image processing tools for advanced applications.

Industrial products share some of the same base technology competencies and platforms as medical products and Varex’s medical and industrial development teams are therefore co-located in Salt Lake City, Palo Alto, Dinxperlo, and in Bremen. One of Varex’s competitive advantages is that some of the foundational technologies and software components developed for medical applications may also be applicable in industrial components, and vice versa. In addition to these product development synergies, Varex is also able to realize sourcing, production, service center, and logistics synergies across the different markets.

Product and Other Liabilities

Varex’s business exposes it to potential product liability claims that are inherent in the manufacture, sale, installation, servicing and support of medical devices, related software and other devices that contain hazardous material and/or deliver radiation. Because its products are involved in the intentional delivery of radiation to the human body and other situations where people may come in contact with radiation (for example, when Varex’s Industrial products are being used to scan cargo) as well as the detection, planning and treatment of medical problems, the possibility for significant injury and/or death exists. Varex may face substantial liability to patients, its customers and others for damages resulting from the faulty, or allegedly faulty, design, manufacture, installation, servicing, support, testing or interoperability of Varex’s and its customers’ products, or their misuse or failure. Varex may also be subject to claims for property damages or economic loss related to or resulting from any errors or defects in its products, or the installation, servicing and support of its products. Any accident or mistreatment could subject Varex to legal costs, litigation, adverse publicity and damage to Varex’s reputation, whether or not its products or services were a factor. In addition, if a product Varex designs or manufactures were defective (whether due to design, labeling or manufacturing defects, improper use of the product or other reasons), or found to be so by a competent regulatory authority, Varex may be required to correct or recall the product and notify other regulatory authorities. Varex maintains limited product liability insurance coverage and currently self-insures professional liability/errors and omissions liability.

Government Regulation

U.S. Regulations

Laws governing marketing a medical device. In the United States, as a manufacturer and seller of medical devices and devices emitting radiation or utilizing radioactive by-product material, Varex and some of its suppliers and distributors are subject to extensive regulation by federal governmental authorities, such as the FDA, Nuclear Regulatory Commission (“NRC”), and state and local regulatory agencies, such as the State of California, to ensure the devices are safe and effective and comply with laws governing products which emit, produce or control radiation. Similar international regulations apply overseas. These regulations, which include the U.S. Food, Drug and Cosmetic Act (the “FDC Act”) and regulations promulgated by the FDA, govern, among other things, the design, development, testing, manufacturing, packaging, labeling, distribution, import/export, sale and marketing and disposal of medical devices, post market surveillance and reporting of serious injuries and death, repairs, replacements, recalls and other matters relating to medical devices, radiation emitting devices and devices utilizing radioactive by-product material. State regulations are extensive and vary from state to state. Varex’s X-ray tube products, imaging workstations and flat panel detectors are considered medical devices. Under the FDC Act, each medical device manufacturer must comply with quality system regulations that are strictly enforced by the FDA.

Unless an exception applies, the FDA requires that the manufacturer of a new medical device or a new indication for use of, or other significant change in, existing currently marketed medical device obtain either 510(k) pre-market notification clearance or pre-market approval (“PMA”) before it can market or sell those products in the United States. The 510(k) clearance process is applicable when the device introduced into commercial distribution is substantially equivalent to a legally marketed device. The process of obtaining 510(k) clearance generally takes at least six months from the date the application is filed, but could take significantly longer, and generally requires submitting supporting testing data. After a product receives 510(k) clearance, any modifications or enhancements to a product that could significantly affect its safety or effectiveness, or that would constitute a major change in the intended use of the device, technology, materials, labeling, packaging, or manufacturing process may require a new 510(k) clearance. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with the manufacturer’s decision, it may retroactively require the manufacturer to submit a request for 510(k) pre-market notification clearance and can require the manufacturer to cease marketing and/or recall the product until 510(k) clearance is obtained. The FDA has issued draft guidance that, if finalized and implemented, will result in manufacturers needing to seek a significant number of new clearances for changes made to legally marketed devices. If Varex cannot establish that a proposed product is substantially equivalent to a legally marketed device, it must seek pre-market approval through a PMA application. Under the PMA process, the applicant submits extensive supporting data, including, in most cases, data from clinical studies, in the PMA application to establish reasonable evidence of the safety and effectiveness of the product. This process typically takes at least one to two years from the date the PMA is accepted for filing, but can take significantly longer for the FDA to review.

Most of Varex’s products are Class I medical devices, which do not require 510(k) clearance. Varex’s X-ray tubes and flat panel detectors are Class I medical devices and certain of Varex’s software products, workstations and accessories are Class II medical devices.

Quality systems. Varex’s manufacturing operations for medical devices, and those of its third-party manufacturers, are required to comply with the FDA’s Quality System Regulation (“QSR”), which addresses a company’s responsibility for product design, testing, and manufacturing quality assurance, and the maintenance of records and documentation. The QSR requires that each manufacturer establish a quality systems program by which the manufacturer monitors the manufacturing process and maintains records that show compliance with FDA regulations and the manufacturer’s written specifications and procedures relating to the devices. QSR compliance is necessary to receive and maintain FDA clearance or approval to market new and existing products. The FDA makes announced and unannounced periodic and ongoing inspections of medical device manufacturers to determine compliance with the QSR. If in connection with these inspections the FDA believes the manufacturer has failed to comply with applicable regulations and/or procedures, it may issue observations that would necessitate prompt corrective action. If FDA inspection observations are not addressed and/or corrective action taken in a timely manner and to the FDA’s satisfaction, the FDA may issue a Warning Letter (which would similarly necessitate prompt corrective action) and/or proceed directly to other forms of enforcement action. Failure to respond timely to FDA inspection observations, a Warning Letter or other notice of noncompliance and to promptly come into compliance could result in the FDA bringing enforcement action against us, which could include the total shutdown of Varex’s production facilities, denial of importation rights to the United States for products manufactured in overseas locations and denial of export rights for U.S. products and criminal and civil fines.

The FDA and the Federal Trade Commission (the “FTC”) also regulate advertising and promotion of Varex’s products to ensure that the claims it makes are consistent with its regulatory clearances, that it has adequate and reasonable scientific data to substantiate the claims and that its promotional labeling and advertising is neither false nor misleading. Varex may not promote or advertise its products for uses not within the scope of its intended use statement in its clearances or approvals or make unsupported safety and effectiveness claims.

It is also important that Varex’s products comply with electrical safety and environmental standards, such as those of Underwriters Laboratories (“UL”), the Canadian Standards Association (“CSA”), and the International Electrotechnical Commission (“IEC”). In addition, the manufacture and distribution of medical devices utilizing radioactive material requires a specific radioactive material license. For the United States, manufacture and distribution of these radioactive sources and devices also must be in accordance with a model-specific certificate issued by either the NRC or by an Agreement State. In essentially every country and state, installation and service of these products must be in accordance with a specific radioactive materials license issued by the applicable radiation control agency. Service of these products must be in accordance with a specific radioactive materials license. Varex is also subject to a variety of additional environmental laws regulating Varex’s manufacturing operations and the handling, storage, transport and disposal of hazardous substances, and which impose liability for the cleanup of any contamination from these substances.

Other applicable U.S. regulations. As a participant in the healthcare industry, Varex is also subject to extensive laws and regulations protecting the privacy and integrity of patient medical information that it receives, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), “fraud and abuse” laws and regulations, including, physician self-referral prohibitions, and false claims laws. From time to time, these laws and regulations may be revised or interpreted in ways that could make it more difficult for Varex’s customers to conduct their businesses, such as recent proposed revisions to the laws prohibiting physician self-referrals, and such revisions could have an adverse effect on the demand for Varex’s products, and therefore its business and results of operations. Varex also must comply with numerous federal, state and local laws of more general applicability relating to such matters as environmental protection, safe working conditions, manufacturing practices, fire hazard control and other matters.

The laws and regulations and their enforcement are constantly undergoing change, and Varex cannot predict what effect, if any, changes to these laws and regulations may have on its business. For example, national and state laws regulate privacy and may regulate Varex’s use of data. Furthermore, HIPAA was amended by the HITECH Act to provide that business associates who have access to patient health information provided by hospitals and healthcare providers are now directly subject to HIPAA, including the associated enforcement scheme and inspection requirements.

Medicare and Medicaid Reimbursement

The federal and state governments of the United States establish guidelines and pay reimbursements to hospitals and free-standing clinics for diagnostic examinations and therapeutic procedures under Medicare at the federal level and Medicaid at the state level. Private insurers often establish payment levels and policies based on reimbursement rates and guidelines established by the government.

The federal government and Congress review and adjust rates annually, and from time to time consider various Medicare and other healthcare reform proposals that could significantly affect both private and public reimbursement for healthcare services in hospitals and free-standing clinics. In the past, Varex has seen demand for its customers’ systems (in which Varex’s products are incorporated) negatively impacted by the uncertainties surrounding reimbursement rates in the United States. State government reimbursement for services is determined pursuant to each state’s Medicaid plan, which is established by state law and regulations, subject to requirements of federal law and regulations.

The provisions of the Affordable Care Act went into effect in 2012. Specifically, one of the components of the law is a 2.3% excise tax on sales of most medical devices, which may in the future negatively affect Varex’s customers and have an indirect negative effect on Varex’s gross margin, although it was suspended for 2016 and 2017. Other elements of this legislation, including comparative effectiveness research, an independent payment advisory board, payment system reforms (including shared savings pilots) and other provisions, could meaningfully change the way healthcare is developed and delivered, and may materially impact numerous aspects of Varex’s business, including the demand and availability of its products. Various healthcare reform proposals have also emerged at the state level, and Varex is unable to predict which, if any, of these proposals will be enacted. Varex believes that the uncertainty created by healthcare reform in the United States has complicated its customers’ decision-making process and, therefore, impacted its business, and may continue to do so.

The sale of medical devices, the referral of patients for diagnostic examinations and treatments utilizing such devices, and the submission of claims to third-party payors (including Medicare and Medicaid) seeking reimbursement for such services, are subject to various federal and state laws pertaining to healthcare “fraud and abuse.” Anti-kickback laws make it illegal to solicit, induce, offer, receive or pay any remuneration in exchange for the referral of business, including the purchase of medical devices from a particular manufacturer or the referral of patients to a particular supplier of diagnostic services utilizing such devices. False claims laws prohibit anyone from knowingly and willfully presenting, or causing to be presented, claims for payment to third-party payors (including Medicare and Medicaid) that are false or fraudulent, for services not provided as claimed, or for medically unnecessary services. The Office of the Inspector General prosecutes violations of fraud and abuse laws and any violation may result in criminal and/or civil sanctions, including, in some instances, imprisonment and exclusion from participation in federal healthcare programs such as Medicare and Medicaid, which may negatively impact the demand for Varex’s products.

Foreign Regulations

Varex’s operations, sales and service of its products outside the United States are subject to regulatory requirements that vary from country to country and may differ significantly from those in the United States. In general, Varex’s products are regulated outside the United States as medical devices by foreign governmental agencies similar to the FDA.

Marketing a medical device internationally. For Varex to market its products internationally, it must obtain clearances or approvals for products and product modifications. Varex is required to affix the CE mark to its products to sell them in member countries of the European Union (“EU”). The CE mark is an international symbol of adherence to certain essential principles of safety and effectiveness, which once affixed enables a product to be sold in member countries of the EEA. The CE mark is also recognized in many countries outside the EU, such as Switzerland and Norway and can assist in the clearance process. To receive permission to affix the CE mark to its medical devices products, Varex must obtain Quality System certification, e.g., ISO 13485, and must otherwise have a quality management system that complies with the EU Medical Device Directive. The ISO promulgates standards for certification of quality assurance operations. Varex is certified as complying with the ISO 9001 for its security and inspection products and ISO 13485 for its medical devices. Several Asian countries, including Japan and China, have adopted regulatory schemes that are comparable, and in some cases more stringent, than the EU scheme. To import medical devices into Japan, the requirements of Japan’s New Medical Device Regulation must be met and a “shonin,” the approval to sell medical products in Japan, must be obtained. Similarly, in China, a registration certification issued by the State Food and Drug Administration and a China Compulsory Certification mark for certain products are required to sell medical devices in that country. Obtaining such certifications on its products can be time-consuming and can cause Varex to delay marketing or sales of certain products in such countries. Similarly, prior to selling a device in Canada, manufacturers of Class II, III and IV devices must obtain a medical device license, though Varex does not currently sell these types of devices in Canada. Additionally, many countries have laws and regulations relating to radiation and radiation safety that also apply to Varex’s products. In most countries, radiological regulatory agencies require some form of licensing or registration by the facility prior to acquisition and operation of an X-ray generating device or a radiation source. The handling, transportation and recycling of radioactive metals and source materials are also highly regulated.

A number of countries, including the members of the EU, have implemented or are implementing regulations that would require manufacturers to dispose, or bear certain disposal costs, of products at the end of a product’s useful life and restrict the use of some hazardous substances in certain products sold in those countries.

Manufacturing and selling a device internationally. Varex is also subject to laws and regulations outside the United States applicable to manufacturers of radiation-producing devices and products utilizing radioactive materials, and laws and regulations of general applicability relating to matters such as environmental protection, safe working conditions, manufacturing practices and other matters, in each case that are often comparable to, if not more stringent than, regulations in the United States. In addition, Varex’s sales of products in foreign countries are also subject to regulation of matters such as product standards, packaging requirements, labeling requirements, import restrictions, environmental and product recycling requirements, tariff regulations, duties and tax requirements. In some countries, Varex relies on its foreign distributors and agents to assist Varex in complying with foreign regulatory requirements.

Other applicable international regulations. In addition to the U.S. laws regarding the privacy and integrity of patient medical information, Varex is subject to similar laws and regulations in foreign countries covering data privacy and other protection of health and employee information. Particularly within Europe, data protection legislation is comprehensive and complex and there has been a recent trend toward more stringent enforcement of requirements regarding protection and confidentiality of personal data, as well as enactment of stricter legislation. Varex is also subject to international “fraud and abuse” laws and regulations, as well as false claims and misleading advertisement laws. Varex also must comply with numerous international laws of more general applicability relating to such matters as environmental protection, safe working conditions, manufacturing practices, fire hazard control and other matters.

On June 23, 2016, the United Kingdom (the “U.K.”) held a referendum in which voters approved an exit from the E.U., commonly referred to as “Brexit”. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the U.K. determines which E.U. laws to replace or replicate. Given the lack of comparable precedent, it is unclear what financial, regulatory and legal implications the withdrawal of the U.K. from the E.U. would have and how such withdrawal would affect Varex.

Anti-Corruption Laws and Regulations

Varex is subject to the U.S. Foreign Corrupt Practices Act and anti-corruption laws, and similar laws in foreign countries, such as the U.K. Bribery Act of 2010, which became effective on July 1, 2011, and the law “On the Fundamentals of Health Protection in the Russian Federation,” which became effective in January 2012. In general, there is a worldwide trend to strengthen anti-corruption laws and their enforcement, and the healthcare industry and medical equipment manufacturers have been particular targets of these investigation and enforcement efforts. Any violation of these laws by Varex or its agents or distributors could create a substantial liability for Varex, subject Varex’s officers and directors to personal liability and also cause a loss of reputation in the market.

Transparency International’s 2015 Corruption Perceptions Index measured the degree to which public sector corruption is perceived to exist in 168 countries/territories around the world, and found that two-thirds of the countries in the index, including many that Varex considers to be high-growth areas for its products, such as China and India, scored below 50, on a scale from 100 (very clean) to 0 (highly corrupt). Varex currently operates in many countries where the public sector is perceived as being more or highly corrupt and its strategic business plans include expanding Varex’s business in regions and countries that are rated as higher risk for corruption activity by Transparency International.

Increased business in higher-risk countries could subject Varex and its officers and directors to increased scrutiny and increased liability. In addition, becoming familiar with and implementing the infrastructure necessary to comply with laws, rules and regulations applicable to new business activities and mitigating and protecting against corruption risks could be quite costly. Failure by Varex or its agents or distributors to comply with these laws, rules and regulations could delay its expansion into high-growth markets and could materially and adversely affect its business.

Competition and Trade Compliance Laws

Varex is subject to various competition and trade compliance laws in the jurisdictions in which it operates. Regulatory authorities under whose laws Varex operates may have enforcement powers that can subject Varex to sanctions, and can impose changes or conditions in the way Varex conducts its business. In addition, an increasing number of jurisdictions also provide private rights of action for competitors or consumers to seek damages asserting claims of anti-competitive conduct. Increased government scrutiny of Varex’s actions or enforcement or private rights of action could materially and adversely affect its business or damage its reputation. In addition, Varex may conduct, or it may be required to conduct, internal investigations or face audits or investigations by one or more domestic or foreign government agencies, which could be costly and time-consuming, and could divert its management and key personnel from its business operations. An adverse outcome under any such investigation or audit could subject Varex to fines or criminal or other penalties, which could materially and adversely affect Varex’s business and financial results. Furthermore, competition laws may prohibit or increase the cost of future acquisitions that Varex may desire to undertake.

Intellectual Property

Varex places considerable importance on obtaining and maintaining patent, copyright and trade secret protection for significant new technologies, products and processes, because of the length of time and expense associated with bringing new products through the development process and to the marketplace.

Varex generally relies upon a combination of patents, copyrights, trademarks, trade secret and other laws, and contractual restrictions on disclosure, copying and transferring title, including confidentiality agreements with vendors, strategic partners, co-developers, employees, consultants and other third parties, to protect Varex’s proprietary rights in the developments, improvements and inventions that Varex has originated and which are incorporated in its products or that fall within its fields of interest. As of September 30, 2016, Varian owned, in the Imaging Components business, 209 patents issued in the United States and 115 patents issued throughout the rest of the world and had 125 patent applications on file with various patent agencies worldwide. These patents and patent applications will be transferred to Varex as part of the spin-off transaction. The patents and patents issuing from the pending applications generally expire between 2016 and 2035. Varex intends to file additional patent applications as appropriate. Varex has trademarks, both registered and unregistered, that are maintained and enforced to provide customer recognition for its products in the marketplace. Varex also has agreements with third parties that provide for licensing of patented or proprietary technology, including royalty-bearing licenses and technology cross-licenses. These licenses generally can only be terminated for breach. Loss of the licenses or the royalty-bearing licenses would not affect a material portion of the business. In addition, Varex and Varian expect to enter into an Intellectual Property Matters Agreement, pursuant to which, among other things, each of Varex and Varian will grant the other licenses to use certain intellectual property. See “Relationships with Varian Following Separation and Distribution—Intellectual Property Matters Agreement” for more information.

Environmental Matters

Varex’s operations and facilities, past and present, are subject to environmental laws, including laws that regulate the handling, storage, transport and disposal of hazardous substances. Certain of those laws impose cleanup liabilities under certain circumstances. In connection with those laws and certain of Varex’s past and present operations and facilities, Varex will be obligated to indemnify Varian for 20% of the cleanup liabilities related to corporate, discontinued or sold operations prior to the 1999 separation and distribution (after adjusting for any insurance proceeds or tax benefits received by Varian), as well as fully indemnify Varian for other liabilities arising from the operations of the business transferred to it as part of the separation. Those include facilities sold as part of Varian’s electron devices business in 1995 and thin film systems business in 1997. In addition, the U.S. Environmental Protection Agency (“EPA”) or third parties have named Varian as a potentially responsible party under the amended Comprehensive Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), at sites to which Varian or the facilities of the businesses sold in 1995 and 1997 were alleged to have shipped waste for recycling or disposal (the “CERCLA sites”). It is anticipated that Varex will be obligated to reimburse Varian for 20% of the liabilities of Varian related to these CERCLA sites (after adjusting for any insurance proceeds or tax benefits received by Varian). In connection with the CERCLA sites, to date Varian has been required to pay only a small portion of the total amount as its contribution to the cleanup efforts and Varex anticipates that any reimbursement to Varian in the future will not be material. For all environmental cleanup costs (including non-CERCLA sites), third-party claim costs, project management costs and legal costs, Varian spent a total of approximately $1.1 million, $1.3 million and $1.2 million during fiscal years 2016, 2015 and 2014, respectively.

Financial Information about Geographic Areas

Varex does business globally, with manufacturing, engineering, and research and development in the United States, Europe, Philippines and China, and sales and service operations and customers throughout the world. More than half of Varex’s revenues are generated from its international regions. In addition to the potentially adverse impact of foreign regulations, see “Government Regulation—Foreign Regulations,” Varex also may be affected by other factors related to its international sales, such as: lower average selling prices and profit margins and longer time periods from shipment to cash collection (which increases days sales outstanding (“DSO”)). To the extent that the geographic distribution of Varex’s sales continues to shift more towards international regions, its overall revenues and margins may suffer. Although a significant portion of Varex customers are outside of the United States, its products are generally priced in U.S. Dollars. As a result, the demand for products can be negatively impacted by pricing pressures resulting from the strengthening of the U.S. Dollar as customers may ask for additional discounts, delay purchasing decisions, or consider in-sourcing the supply of such components or migrate to lower cost alternatives. In fiscal year 2015, the U.S. Dollar significantly strengthened against the Euro, the Japanese Yen and other foreign currencies, which had a negative impact on Varex’s financial performance, compared to the year-ago period.

Varex is also exposed to other economic, political and other risks inherent in doing business globally. For an additional discussion of these risks, see Item 1A, “Risk Factors.”

Employees

As of September 30, 2016, Varex had approximately 1,400 full-time and part-time employees worldwide, including approximately 960 in the United States and approximately 440 elsewhere. None of its employees based in the United States are unionized or subject to collective bargaining agreements. Employees based in some foreign countries may, from time to time, be represented by works councils or unions or subject to collective bargaining agreements. Varex currently considers its relations with its employees to be good.

Properties

Varex’s business is primarily located in Salt Lake City, Utah, where it owns approximately 37 acres of land and approximately 494,000 square feet of space used for office and manufacturing. It also has a facility in Liverpool, New York, where it owns three acres of land and approximately 27,000 square feet of space used for light assembly manufacturing. In Las Vegas, Nevada, Varex manufactures its industrial products in approximately 94,000 square feet of space in a shared Varian facility. Varex also leases 92,000 square feet of office and manufacturing space in Calamba, Philippines, and leases additional facilities in the United States and abroad for sales and service.

Substantially all of this space is fully utilized for its intended purpose. Varex believes that its facilities and equipment are generally well maintained, in good operating condition and adequate for its present operations.

Legal Proceedings

From time to time, Varex is involved in legal proceedings arising in the ordinary course of its business or otherwise and, from time to time, as may be acquired as part of business acquisitions that it makes. Varex does not believe that any material liability will be imposed as a result of these matters. If actual liabilities significantly exceed the estimates made, Varex’s combined financial position, results of operations, comprehensive earnings or cash flows could be materially and adversely affected. Legal expenses relating to legal matters are expensed as incurred.

Acquisition of PerkinElmer’s Medical Imaging Business

On December 21, 2016, Varian and PerkinElmer, Inc. (“PerkinElmer”) entered into a master purchase and sale agreement (the “MPSA”), pursuant to which Varian has agreed to purchase certain subsidiaries of PerkinElmer and to purchase certain assets and assume certain liabilities and obligations of PerkinElmer and certain of its subsidiaries, in each case to the extent primarily related to PerkinElmer’s medical imaging business, in a cash-free and debt-free transaction with a purchase price of approximately $276.0 million. The purchase price is payable at the closing of the transaction and is subject to adjustment for changes in the working capital balance of the business.

In connection with and subject to the completion of the separation and distribution, Varian will assign the MPSA and any related agreements to Varex and Varex will assume all the rights and obligations of Varian thereunder.

Varex, after the separation and distribution, intends to obtain third-party debt financing to finance all or a substantial portion of the purchase price to consummate the acquisition of PerkinElmer’s medical imaging business. The completion of the acquisition is subject to a number of conditions, which are described below. However, the completion of the acquisition is not subject to any financing contingency.

The MPSA has been filed as an exhibit to the registration statement on Form 10 of which this information statement is a part. The summary of the MPSA in this information statement is qualified in its entirety by reference to the full text of the MPSA, which is incorporated by reference into this information statement.

Acquisition of Equity Interests and Assets

Equity Interests. Varian agreed to acquire the equity interests of PerkinElmer Medical Holdings, Inc., a Delaware corporation, and Dexela Limited, a private limited company incorporated under the laws of England and Wales. Each company is a wholly owned indirect subsidiary of PerkinElmer and is a part of PerkinElmer’s medical imaging business.

Acquired Assets. Varian has agreed to acquire all of the assets of certain subsidiaries of PerkinElmer and certain contracts and intellectual property of PerkinElmer, in each case that are used primarily in the conduct of, or otherwise primarily related to, PerkinElmer’s medical imaging business, as described in the MPSA, other than certain excluded assets described in the MPSA.

Assumed Liabilities. Varian has agreed to assume all liabilities and obligations of certain subsidiaries of PerkinElmer and certain contractual liabilities of PerkinElmer, in each case to the extent arising out of or relating to the acquired assets or the conduct of PerkinElmer’s medical imaging business, other than certain excluded liabilities, in each case as described in the MPSA.

Closing

The closing of the transaction is expected to take place as soon as practicable after all conditions to closing specified in the MPSA are satisfied or waived. However, subject to certain exceptions, the closing will not occur prior to (a) the completion of the marketing period that may be required by Varian’s debt financing sources, (b) the later of (i) April 15, 2017 or (ii) the date on which the separation and distribution is completed or (c) April 1, 2017.

Representations and Warranties

PerkinElmer has made a number of customary representations and warranties, subject in some cases to customary qualifications, to Varian in the MPSA regarding aspects of PerkinElmer’s medical imaging business, including, among other things, with respect to material contracts, intellectual property, title, tax, environmental matters, employment matters, real property, compliance with laws and the sufficiency of the assets transferred to Varian. Varian has made a number of customary representations and warranties to PerkinElmer in the MPSA, including, among others, with respect to Varian’s authority to consummate the transaction and its ability to pay the purchase price at the closing.

Pre-Closing Covenants

Under the MPSA, Varian and PerkinElmer agreed to take or refrain from taking certain actions after the signing of the agreement and prior to the closing of the transaction.

Antitrust. Varian and PerkinElmer have agreed to use their reasonable best efforts to obtain, as promptly as practicable, any consents, approvals, authorizations or orders required to be obtained by any governmental entities in connection with the consummation of the transactions. The parties have also agreed to cooperate with each other in connection with making any filings necessary to obtain approval from any governmental entity. Varian does not have any obligation to, for the purpose of obtaining approval from a governmental entity, divest any assets, terminate any existing relationships or contractual rights of Varian, accept any form of restriction or limitation on its business or contest any action relating to antitrust law issued by a governmental entity.

Operation of the Business. PerkinElmer has agreed to a number of customary covenants related to its operation of its medical imaging business prior to the closing, including, among other things, to operate its medical imaging business in the ordinary course and consistent with past practice, not to take certain actions with respect to employees of its medical imaging business that will be employed by Varian following the closing and not to amend, terminate or cancel certain agreements without the consent of Varian.

Other Agreements. Varian and PerkinElmer have also agreed to take certain actions prior to the closing of the transaction relating to, among other things, the following matters:

•	confidentiality, access to information related to PerkinElmer’s medical imaging business and cooperation in the preparation of financial statements;

•	obligations related employees of PerkinElmer’s medical imaging business located in Germany and the Netherlands;

•	Varian’s arrangement and receipt of debt financing; and

•	a transition services agreement to be executed by the parties.

Conditions to Closing

The obligations of the parties to consummate the transactions contemplated by the MPSA are subject to satisfaction or waiver of certain conditions as described in more detail below. The MPSA does not contain any financing contingency.

Conditions to Varian’s Obligation to Close. The obligation of Varian to consummate the transactions contemplated by the MPSA is subject to the satisfaction or waiver of the following conditions:

•	PerkinElmer has obtained certain material consents, approvals or other authorizations;

•	the representations and warranties of PerkinElmer (other than certain fundamental representations related to organization, capitalization and authority) are true and correct (and PerkinElmer’s fundamental representations are true and correct in all material respects) as of the closing date as if made as of the closing date, except (a) for changes contemplated or permitted by the agreement or consented to by Varian, (b) for those representations and warranties that address matters only as of a particular date (which are true and correct or, in the case of PerkinElmer’s fundamental representations, true and correct in all material respects, as of such date), and (c) with respect to such representations and warranties other than PerkinElmer’s fundamental representations, for failures of such representations and warranties to be true and correct as to matters that, in the aggregate, have not resulted in, and would not reasonably be expected to result in, a business material adverse effect; provided, however, that for the purposes of determining the accuracy of such representations and warranties (including PerkinElmer’s fundamental representations) all materiality qualifications limiting the scope of such representations and warranties will be disregarded;

•	PerkinElmer has performed and complied in all material respects with the agreements and covenants of PerkinElmer contained in the MPSA, except for certain covenants which must be complied with in all respects;

•	PerkinElmer has delivered a certificate duly executed by an authorized officer of PerkinElmer certifying that each of the conditions set forth above have been satisfied;

•	no judgment, order or decree is in effect, nor is any statute, rule or regulation promulgated or enacted by any governmental entity, that would prevent the consummation of the transaction, and no action, suit or proceeding is pending by or before any governmental entity which would reasonably be expected to result in a judgment, order or decree that would prevent the consummation of the transactions contemplated by the MPSA or cause any of the transactions to be rescinded following consummation;

•	all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust laws are expired or have otherwise been terminated and no agreement between Varian and any governmental entity to delay the consummation of the transactions is in effect; and

•	PerkinElmer has delivered certain documents and agreements to Varian, including evidence that the board of directors of PerkinElmer approved the transactions contemplated by the MPSA and authorized the execution of the MPSA.

Conditions to PerkinElmer’s Obligation to Close. The obligation of PerkinElmer to consummate the transactions contemplated by the MPSA is subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Varian (other than certain fundamental representations related to organization and authority) are true and correct (and Varian’s fundamental representations are true and correct in all material respects) as of the closing date as if made as of the closing date, except (a) for changes contemplated or permitted by the agreement or consented to by PerkinElmer, (b) for those representations and warranties that address matters only as of a particular date (which are true and correct or, in the case of Varian’s fundamental representations, true and correct in all material respects, as of such date), and (c) with respect to such representations and warranties other than Varian’s fundamental representations, for failures of such representations and warranties to be true and correct as to matters that, in the aggregate, have not resulted in, and would not reasonably be expected to result in, a business material adverse effect; provided, however, that for the purposes of determining the accuracy of such representations and warranties (including Varian’s fundamental representations) all materiality qualifications limiting the scope of such representations and warranties will be disregarded;

•	Varian has performed and complied in all material respects with the agreements and covenants of Varian contained in the MPSA;

•	Varian has delivered a certificate duly executed by an authorized officer of Varian certifying that each of the conditions set forth above have been satisfied;

•	PerkinElmer has obtained certain material consents, approvals or other authorizations;

•	no judgment, order or decree is in effect, nor is any statute, rule or regulation promulgated or enacted by any governmental entity, that would prevent the consummation of the transaction, and no action, suit or proceeding is pending by or before any governmental entity which would reasonably be expected to result in a judgment, order or decree that would prevent the consummation of the transactions contemplated by the MPSA or cause any of the transactions to be rescinded following consummation;

•	all applicable waiting periods (including any extensions thereof) under the Hart-Scott-Rodino Act and applicable foreign antitrust laws are expired or have otherwise been terminated and no agreement between Varian and any governmental entity to delay the consummation of the transactions is in effect; and

•	Varian has delivered certain documents and agreements to PerkinElmer.

Indemnification

Under the MPSA, the parties have agreed to indemnify, compensate and reimburse each other for damages incurred by the other party or its affiliates, as described below.

Indemnification by PerkinElmer. PerkinElmer has agreed to indemnify, compensate and reimburse Varian for any damages incurred to extent resulting from (a) a breach of any representation or warranty of PerkinElmer, (b) a failure to perform any covenant or agreement of PerkinElmer in the MPSA, (c) certain tax obligations of PerkinElmer incurred prior to or for any taxable period ending on or before the closing date and (d) excluded liabilities.

Indemnification by Varian. Varian has agreed to indemnify, compensate and reimburse PerkinElmer for any damages incurred to extent resulting from (a) a breach of any representation or warranty of Varian, (b) a failure to perform any covenant or agreement of Varian in the MPSA, (c) subject to certain exceptions, the conduct or operations of the acquired business by Varian and the operation or use of certain transferred assets and transferred liabilities, and (d) specifically identified agreements and arrangements of PerkinElmer.

Survival of Indemnification Obligations. The obligation of the parties to indemnify, compensate and reimburse each other in respect of breaches of representations and warranties (other than the fundamental representations made by each party) survive until the date that is 12 months following the closing. The fundamental representations of each party survive until the expiration of the applicable statute of limitations and PerkinElmer’s tax representation survives until 60 days after the expiration of the applicable statute of limitations.

Limitations to Indemnification Obligations. Other than with respect to the fundamental representations made by each party and certain other representations described below, the aggregate liability for all damages for breaches of representations or warranties and for breaches of certain covenants is capped at $20.7 million. The aggregate liability of each applicable party for breaches of (a) such party’s fundamental representations, (b) the representation of PerkinElmer regarding certain operational matters between signing and closing and (c) the representation of PerkinElmer regarding the amount of accrued but unused sick time of employees working primarily for PerkinElmer’s medical imaging business, is, in each case in the aggregate with all other claims for breaches of representations and warranties, capped at $276.0 million. With respect to breaches of representations and warranties, each individual claim or series of related claims for indemnification, compensation or reimbursement must be for an amount that is in excess of $25,000, other than claims related to clauses (a) through (c) in the prior sentence. With respect to breaches of representations and warranties, each party is only liable for portion of the aggregate damages that exceeds $3.0 million, but this limitation does not apply to claims related to clauses (a) through (c) of the second sentence of this paragraph.

Termination

Ability of Parties to Terminate. The parties may terminate the MPSA at any time prior to the closing as described below:

•	the parties may terminate the agreement by mutual written consent;

•	either party may terminate the agreement by giving the other party written notice that any of the closing conditions to be satisfied by the other party have become incapable of fulfillment;

•	either party may terminate the agreement if a governmental entity has issued a final, non-appealable order or ruling that prohibits, makes illegal, enjoins or prevents the consummation of the transaction contemplated by the agreement, subject to certain limitations;

•	either party may terminate the agreement by giving written notice to the other party if the closing has not occurred on or before September 21, 2017, but this date may be extended by PerkinElmer for an additional three months if all of the conditions that are capable of being satisfied or waived prior to closing have been satisfied or waived other than those conditions related to antitrust approval by a governmental entity; or

•	Varian may terminate the agreement within 15 days following PerkinElmer’s delivery to Varian of certain updated disclosure schedules disclosing certain events or developments occurring after the date of the MPSA and prior to the closing provided that PerkinElmer agrees that Varian may terminate the MPSA as a result of such disclosures, subject to certain limitations.

Effect of Termination. In the event the agreement is terminated by either party, all obligations of the parties under the MPSA will terminate without any liability of either party to the other party, but a termination will not relieve a party of liability related to a willful breach of the agreement by such party. Additionally, under certain circumstances, Varian may be required to pay a termination fee to PerkinElmer upon a termination of the agreement as described below.

Reverse Termination Fee. Varian has agreed to pay PerkinElmer a termination fee of approximately $22.1 million if the agreement is terminated by Varian or PerkinElmer and:

•	the closing has not occurred on or before September 21, 2017 (or, if extended by PerkinElmer, December 21, 2017) due to a failure to satisfy any of the closing conditions regarding regulatory approvals or restraints under antitrust laws preventing the consummation of the transactions contemplated by the MPSA, and at the time of such termination, all of the other conditions to Varian’s obligation to close have been satisfied other than those conditions that by their terms are to be satisfied at closing; or

•	a court of competent jurisdiction or other governmental entity has issued a final and non-appealable order or ruling under applicable antitrust law which prevents the consummation of the transactions contemplated by the MPSA, and at the time of such termination all of the other conditions to Varian’s obligation to close have been satisfied other than those conditions that by their terms are to be satisfied at closing.

However, the termination fee described above will be reduced to $13.8 million if the agreement is terminated as a result of either of the above circumstances, but the separation and distribution of Varex from Varian has been completed prior to any such termination.

Tax Matters

The parties agreed to take certain actions with respect to the preparation and filing of tax returns and the payment of taxes related to PerkinElmer’s medical imaging business.

Further Agreements

The parties agreed to take or refrain from taking certain actions following the closing, including, among others, the following.

Non-Competition. For a period of three years following the closing, PerkinElmer agreed not to develop, manufacture or market (or own more than 15% of or otherwise control any person or entity developing, manufacturing or marketing) anywhere in the world, flat panel x-ray detectors (or related software, accessories and ancillary products) for or to x-ray system manufacturers for use in medical, industrial and other applications of the type developed, designed, manufactured or marketed by PerkinElmer’s medical imaging business at any time between January 1, 2016 and the closing, subject to certain exceptions and limitations.

Non-Solicitation. For a period of two years following closing, PerkinElmer agreed not to solicit or induce any person who was, on the closing date, an employee of any company acquired by Varian or, with respect to PerkinElmer’s medical imaging business, any PerkinElmer entity that sold assets to Varian to terminate his or her relationship with Varian or any of the companies Varian acquired from PerkinElmer, subject to certain customary exceptions.

Employee Matters. Varian agreed to continue the employment of and/or offer employment to all employees of PerkinElmer’s medical imaging business, and that such employment will commence on the closing date. For a period of 12 months following the closing, Varian agreed to provide each employee of PerkinElmer’s medical imaging business with total cash compensation and employee benefit arrangements that are, in each case, no less favorable in the aggregate than the aggregate cash compensation or benefit arrangements that such employee received immediately prior to the closing. For a period of 12 months following the closing, Varian agreed to maintain a severance pay plan, program or practice for the benefit of each employee of PerkinElmer’s medical imaging business that is no less favorable than the plan, program or practice that is in effect immediately prior to the closing with respect to such business employee. In addition, Varian agreed to assume the liability for any accrued but unused personal, sick or vacation time to which any U.S. employee of PerkinElmer’s medical imaging business is entitled immediately prior to the closing to the extent that such accrued but unused personal, sick or vacation time does not exceed the amount of time allowed under Varian’s paid time off policy in effect for similarly situated employees of Varian on the closing date. In the event such accrued but unused time is not assumed by Varian at closing, Varian will pay each applicable employee in cash for any such time that is not assumed at closing and PerkinElmer has agreed to reimburse Varian for a portion of any such payments.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited combined financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement. This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see the sections entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Separation and Distribution

On May 23, 2016, Varian Medical Systems, Inc. (“Varian”) announced its intent to separate its Imaging Components business from the remainder of its businesses through a pro rata distribution of the common stock of a new entity, named Varex Imaging Corporation (“we,” “our,” “us,” the “Company,” “Varex,” or “Varex Imaging”). Varex was incorporated in Delaware on July 18, 2016 for the purpose of holding the assets and liabilities associated with the Imaging Components business. Following the separation and distribution, Varex will be an independent, publicly traded company.

The Imaging Components business includes the design, manufacture, sale and service of a broad range of X-ray imaging components including X-ray tubes, flat panel digital image detectors and accessories, high voltage connectors, high-energy inspection accelerators, image processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices, generators, ionization chambers and buckys, for use in a range of applications, including radiographic or fluoroscopic imaging, mammography, special procedures, CT scanners, computer-aided detection, radiation therapy and industrial applications, in addition to the manufacture, sale and service of industrial products, which include Linatron X-ray accelerators, image processing software and image detection products for security and inspection purposes, such as cargo screening at ports and borders and nondestructive examination in a variety of applications.

The distribution is subject to certain conditions described in more detail elsewhere in this information statement, including, among others, final approval of the Varian board of directors, receipt of one or more opinions with respect to certain U.S. federal income tax matters relating to the separation and the effectiveness of the registration statement on Form 10 of which this information statement forms a part. See “The Separation and Distribution-Conditions to the Distribution” for further information.

Basis of Presentation

Our historical combined financial statements have been prepared on a stand-alone basis and are derived from Varian’s consolidated financial statements and records as we were operated as part of Varian prior to the distribution. The combined financial statements reflect our financial position, results of operations, comprehensive earnings and cash flows in conformity with U.S. generally accepted accounting principles (“GAAP”).

The combined financial statements include an allocation of certain Varian corporate expenses, including costs of accounting, legal, human resources, information technology, treasury, tax, facilities, insurance, and other corporate and infrastructure services. In addition, allocated costs include research and development expenses from Varian’s scientific research facility. These costs have been allocated to us on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of revenue, headcount or other systematic measures that reflect utilization of services provided to or benefits received by us. We consider the expense allocation methodology and results to be reasonable for all periods presented. The combined financial statements also include certain assets and liabilities that have historically been held at the Varian corporate level, but which are specifically identifiable and attributable to us. Our combined financial position, results of operations, comprehensive earnings and cash flows may not be indicative of our results had we been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what our financial position, results of operations, comprehensive earnings, and cash flows may be in the future.

Cash and cash equivalents held by Varian were not allocated to us. Cash and cash equivalents included in the Combined Balance Sheets primarily reflects cash and cash equivalents from acquired entities that are specifically attributable to us. Varian’s debt has not been allocated to us for any of the periods presented since we are not the legal obligor of the debt. Varian’s debt was utilized for corporate activities that benefited all businesses and therefore interest expense relating to Varian’s corporate borrowings has been allocated to us. Interest expense and interest income has been allocated based on our total assets as a percentage of total assets of Varian.

Overview

As Varex is transitioning to a stand-alone company, the Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), re-evaluated the product groupings and how he views and measures the business performance and therefore, subsequent to the filing of the preliminary registration statement on Form 10 on August 11, 2016, we reorganized our two reportable operating segments into Medical and Industrial. The realigned segments better align our products and service offerings with customer use in medical and industrial markets and are consistent with how the CODM evaluates the business for the allocation of resources. The CODM allocates resources to and evaluates the financial performance of each operating segment primarily based on revenues and gross margin. The new operating and reportable segment structure will provide better visibility and clarity into the financial performance of our products, and alignment between business strategies and operating results.

Our products are sold in three geographic regions: The Americas; EMEA; and APAC. The Americas includes North America (primarily United States and Canada) and Latin America. EMEA includes Europe, Russia, the Middle East and Africa. APAC includes Asia and Australia. Revenues by region are based on the known final destination of products sold.

Medical. Our Medical business segment designs, manufactures, sells and services X-ray imaging components for use in a range of applications, including radiographic or fluoroscopic imaging, mammography, special procedures, computed tomography, radiation therapy and computer-aided detection. We provide a broad range of X-ray imaging components for Medical customers including X-ray tubes, flat panel digital image detectors, high voltage connectors, image processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices, generators, ionization chambers and buckys. Our X-ray imaging components are primarily sold to imaging system original equipment manufacturer (“OEM”) customers that incorporate them into their medical diagnostic, radiation therapy, dental and veterinary imaging systems. We also sell our X-ray imaging components to independent service companies, distributors and directly to end-users for replacement purposes.

Industrial. The Industrial business segment designs, manufactures, sells and services products for use in security and industrial inspection applications, such as cargo screening at ports and borders and nondestructive examination in a variety of applications. The products include Linatron X-ray accelerators, X-ray tubes, flat panel digital image detectors, high voltage connectors, imaging processing software and image detection products that we generally sell to OEM customers that incorporate these products into their inspection systems.

Our success depends upon our ability to anticipate changes in our markets, the direction of technological innovation and the demands of our customers. A significant portion of our customers are outside of the United States and our products are generally priced in U.S. Dollars. As a result, the demand for our products has been negatively impacted by the strengthening of the U.S. Dollar, which began in the fourth quarter of fiscal year 2014, and this has caused our products to be priced higher compared to products sold in non-U.S. Dollar currencies. In addition, some customers have asked for additional discounts, delayed purchasing decisions, or moved to in-sourcing the supply of such components or migrated to lower cost alternatives. In the event of a continued strengthening U.S. Dollar, we expect that demand and pricing will continue to be negatively impacted for our products. The market for border protection systems has slowed significantly and end customers, particularly in oil-based economies and war zones in which we have a significant customer base, are delaying tenders, resulting in a decline in the demand for security and inspection products.

In August 2015, we completed the acquisition of Claymount, a Netherlands-based supplier of components and subsystems for X-ray imaging equipment manufacturers. The acquisition of Claymount enhanced our ability to support continuing transitions from analog to digital X-ray imaging and was integrated into our previous X-ray Products reporting unit. The total purchase price of the acquisition was $58.0 million.

In April 2015, we completed the acquisition of 73.5% of the then outstanding shares of MeVis Medical Solutions AG (“MeVis”), a public company based in Bremen, Germany, that provides image processing software and services for cancer screening. We integrated MeVis into our previous X-ray reporting unit. The total purchase price of the acquisition was $25.5 million.

Critical Accounting Estimates

The preparation of our financial statements and related disclosures in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are based on historical experience and on various other factors that we believe are reasonable under the circumstances. We periodically review our accounting policies, estimates and assumptions and make adjustments when facts and circumstances dictate. In addition to the accounting policies that are more fully described in the Notes to the Combined Financial Statements included elsewhere in this Information Statement, we consider the critical accounting policies described below to be affected by critical accounting estimates. Our critical accounting policies that are affected by accounting estimates require us to use judgments, often as a result of the need to make estimates and assumptions regarding matters that are inherently uncertain, and actual results could differ materially from these estimates. For a discussion of how these estimates and other factors may affect our business, see “Risk Factors.”

Revenue Recognition

Our revenues are derived primarily from the sale of hardware and software products, as well as services. We recognize revenues net of any value added or sales tax and net of sales discounts.

We occasionally enter into sales arrangements with customers that contain multiple elements or deliverables such as hardware, software and services. Judgments as to the allocation of consideration from an arrangement to the multiple elements of the arrangement, and the appropriate timing of revenue recognition are critical with respect to these arrangements to ensure compliance with GAAP.

The allocation of consideration in a multiple element arrangement is affected by the determination of whether any software deliverables that function together with other hardware components to deliver the hardware products’ essential functionality are considered as non-software products for purposes of revenue recognition. The allocation of consideration to each non-software deliverable is based on the assumptions we use to establish its selling price, which are based on vendor-specific objective evidence of selling price, if it exists, otherwise, third-party evidence of selling price, if it exists, and, if not, on estimated selling prices.

Changes to the elements in an arrangement and the amounts allocated to each element could affect the timing and amount of revenue recognition. Revenue recognition also depends on the timing of shipment, availability of products or customer acceptance terms. If shipments are not made on scheduled timelines or if the products are not accepted by the customer in a timely manner, our reported revenues may differ materially from expectations.

Service revenues include revenues from hardware service contracts, software service agreements, bundled support arrangements, paid services and trainings, and parts that are sold by the service department. Revenues allocated to service contracts are generally recognized ratably over the period of the related contracts.

Corporate Allocations

We have historically operated as part of Varian and not as a stand-alone company. Accordingly, certain shared costs have been allocated to us and are reflected as expenses in the accompanying financial statements. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the related expenses attributable to us for purposes of the carve-out financial statements; however, the expenses reflected in these financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if we had operated as a separate stand-alone entity. The allocation methods include revenue, headcount, actual usage of services, and others. In addition, the expenses reflected in the financial statements may not be indicative of expenses that will be incurred in the future by the Company. See Note 6, “Related Party Transactions” of the Notes to the audited combined financial statements for a description of our corporate allocations and related-party transactions.

Share-based Compensation Expense

Our employees have historically participated in Varian’s equity-based incentive plans. Share-based compensation expense includes expense related to awards and terms granted to our employees as well as allocation of expenses from Varian’s corporate employees.

We value stock options granted and the option component of the shares of common stock purchased under the Varian Employee Stock Purchase Plan using the Black-Scholes option-pricing model. Share-based compensation expense for restricted stock units is measured using the fair value of Varian’s stock on the date of grant and is amortized over the award’s respective service period. Varian uses the Monte Carlo simulation model to estimate the fair value of performance units. The determination of fair value of share-based payment awards on the date of grant under both the Black-Scholes option-pricing model and the Monte Carlo simulation model is affected by Varian’s stock price, as well as the input of other subjective assumptions, including the expected terms of share-based awards and the expected price volatilities of shares of Varian common stock and peer companies that are used to assess certain performance targets over the expected term of the awards, and the expected dividend yield of shares of Varian common stock.

We measure and recognize expense for all share-based payment awards based on their fair values. Share-based compensation expense recognized in the Combined Statements of Earnings includes compensation expense for the share-based payment awards based on the grant date fair value estimated in accordance with the guidance on share-based compensation. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. We attribute the value of share-based compensation to expense using the straight-line method. We consider only the direct tax impacts of share-based compensation awards when calculating the amount of tax windfalls or shortfalls.

Allowance for Doubtful Accounts

We evaluate the creditworthiness of our customers prior to authorizing shipment for all major sale transactions. On a quarterly basis, we evaluate aged items in the accounts receivable aging report and provide an allowance in an amount we deem adequate for doubtful accounts. If our evaluation of our customers’ financial conditions does not reflect our future ability to collect outstanding receivables, additional provisions may be needed and our operating results could be negatively affected.

Inventories

Our inventories include high technology parts and components that are highly specialized in nature and that are subject to technological obsolescence. We have programs to minimize the required inventories on hand and we regularly review inventory quantities on hand and on order and adjust for excess and obsolete inventory based primarily on historical usage rates and our estimates of product demand and production. Actual demand may differ from our estimates, in which case we may have understated or overstated the provision required for obsolete and excess inventory, which would have an impact on our operating results.

Goodwill and Intangible Assets

Goodwill is initially recorded when the purchase price paid for a business acquisition exceeds the estimated fair value of the net identified tangible and intangible assets acquired. Our future operating performance will be impacted by the future amortization of these acquired intangible assets and potential impairment charges related to these intangibles or to goodwill if indicators of impairment exist. The allocation of the purchase price from business acquisitions to goodwill and intangible assets could have a material impact on our future operating results. In addition, the allocation of the purchase price of the acquired businesses to goodwill and intangible assets requires us to make significant estimates and assumptions, including estimates of future cash flows expected to be generated by the acquired assets and the appropriate discount rate for those cash flows. Should conditions differ from management’s estimates at the time of the acquisition, material write-downs of intangible assets and/or goodwill may be required, which would adversely affect our operating results.

We evaluate goodwill for impairment at least annually or whenever an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The evaluation includes consideration of qualitative factors including industry and market considerations, overall financial performance, and other relevant events and factors affecting the reporting unit. If we determine that a quantitative analysis is necessary, the impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit against its carrying amount, including the goodwill allocated to each reporting unit. We determine the fair value of our reporting units based on a combination of income and market approaches. The income approach is based on the present value of estimated future cash flows of the reporting units and the market approach is based on a market multiple calculated for each reporting unit based on market data of other companies engaged in similar business. If the carrying amount of the reporting unit is in excess of its fair value, step two requires the comparison of the implied fair value of the reporting unit’s goodwill against the carrying amount of the reporting unit’s goodwill. Any excess of the carrying value of the reporting unit’s goodwill over the implied fair value of the reporting unit’s goodwill is recorded as an impairment loss.

As a result of the segment realignment in the fourth quarter of fiscal year 2016, goodwill was re-allocated to the Medical and Industrial reporting units based on their relative fair values. No impairment charges were recognized as a result of the change in reporting units.

In fiscal years 2016, 2015 and 2014, we performed the annual goodwill impairment test for our two previous reporting units (i) X-ray Products and (ii) Industrial, and found no impairment. We performed the annual goodwill analysis as of the first day of the fourth quarter of each fiscal year (using balances as of the end of the third quarter of that fiscal year). For both reporting units, based upon the annual goodwill analysis that we performed as of the first day of the fourth quarter of the respective fiscal years, either step one of the impairment test was not completed based on evaluation of qualitative factors or, if step one was completed, the fair value was substantially in excess of carrying value. However, significant changes in our projections about our operating results or other factors could cause us to make interim assessments of impairments in any quarter that could result in some or all of the goodwill being impaired.

We will continue to make assessments of impairment on an annual basis or more frequently if indicators of potential impairment arise.

Warranty Obligations

We warrant most of our products for a specific period of time, usually 12 months from delivery or acceptance, against material defects. We provide for the estimated future costs of warranty obligations in cost of revenues when the related revenues are recognized. The accrued warranty costs represent our best estimate at the time of sale of the total costs that we will incur to repair or replace product parts that fail while still under warranty. The amount of accrued estimated warranty costs obligation for established products is primarily based on historical experience as to product failures adjusted for current information on repair costs. For new products, estimates will include historical experience of similar products, as well as reasonable allowance for start-up expenses. Actual warranty costs could differ from the estimated amounts. On a quarterly basis, we review the accrued balances of our warranty obligations and update the historical warranty cost trends, if required. If we were required to accrue additional warranty costs in the future, it would have a negative effect on our operating results.

Loss Contingencies

From time to time, we are a party to or otherwise involved in legal proceedings, claims and government inspections or investigations or other legal matters, both inside and outside the United States, arising in the ordinary course of our business or otherwise. We accrue amounts, to the extent they can be reasonably estimated, that we believe are adequate to address any liabilities related to legal proceedings and other loss contingencies that we believe will result in a probable loss. Such matters are subject to many uncertainties, outcomes are not predictable with assurance, and actual liabilities could materially exceed our estimates of potential liabilities. In addition, we are subject to a variety of environmental laws around the world. Those laws regulate multiple aspects of our operations, including the handling, storage, transport and disposal of hazardous substances. They may impose costs on our operations.

Impairment of Investments

We have investments in privately held companies that are accounted for under the equity method of accounting as we hold at least a 20% ownership interest or have the ability to exercise significant influence in these investments. We monitor these investments for events or circumstances indicative of potential impairment, and we make appropriate reductions in carrying values if we determine that an impairment charge is required, based primarily on the financial condition, near-term prospects and recent financing activities of the investee.

Taxes on Earnings

Taxes on earnings, as presented, are calculated on a separate return basis. Under this method, we compute taxes on earnings as if we were a separate taxpayer filing our own income tax returns. However, the amounts recorded are not necessarily representative of the amounts that would have been reflected in the financial statements had we been an entity that operated independently of Varian. It is possible that we will make different tax accounting elections and assertions, such as the amount of earnings that will be permanently reinvested outside the United States following our separation from Varian. Consequently, our future results after our separation from Varian may be materially different from our historical results.

We are subject to taxes on earnings in the United States and numerous foreign jurisdictions. As a global taxpayer, significant judgments and estimates are required in evaluating our tax positions and determining our provision for taxes on earnings. The Company accounts for uncertainty in income taxes following a two-step approach for recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that, based on the technical merits, the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. Recognition and measurement are based on management’s best judgment given the facts, circumstances and information available at the end of the accounting period.

Generally, the carrying value of our net deferred tax assets assumes that we will be able to generate sufficient future taxable earnings in the applicable tax jurisdictions to utilize these deferred tax assets. Should we conclude it is more likely than not that we will be unable to recover our net deferred tax assets in these tax jurisdictions, we would increase our valuation allowance and our tax provision would increase in the period in which we make such a determination.

Our foreign earnings are generally taxed at rates lower than U.S. rates. Our effective tax rate is impacted by existing tax laws in both the United States and in the respective countries in which our foreign subsidiaries do business. In addition, a decrease in the percentage of our total earnings from our foreign countries, or a change in the mix of foreign countries among particular tax jurisdictions could increase or decrease our effective tax rate. Our current effective tax rate does not assume U.S. taxes on certain undistributed profits of certain foreign subsidiaries. These earnings could become subject to incremental foreign withholding or U.S. federal and state taxes should they either be deemed or actually remitted to the United States.

Discussion of Results of Operations for Fiscal Years 2016, 2015 and 2014

Fiscal Year

Our fiscal year is the 52- or 53-week period ending on the Friday nearest September 30. Fiscal year 2016 was the 52-week period that ended on September 30, 2016. Fiscal year 2015 was the 53-week period that ended on October 2, 2015 and fiscal year 2014 was the 52-week period that ended on September 26, 2014. Set forth below is a discussion of our results of operations for fiscal years 2016, 2015 and 2014.

Revenues

	Fiscal Years
(Dollars in millions)	2016	Percent Change	2015	Percent Change	2014
Revenues	$620.1	(2)%	$632.3	(8)%	$685.2

Revenues decreased in fiscal year 2016 over fiscal year 2015 primarily due to a decrease in revenues from Medical, partially offset by increased revenues from Industrial. Revenues decreased in fiscal year 2015 over fiscal year 2014 primarily due to decreases in revenues from Industrial and Medical. Revenues in fiscal year 2016 benefited from a full-year of revenues from our acquisitions completed in the second half of 2015.

Because our sales transactions are generally denominated in U.S. Dollars, fluctuations in currency exchange rates did not have a material direct translational impact on our international revenues. However, a strong U.S. Dollar against certain foreign currencies has increased pricing pressures and has made our X-ray tube and flat panel products relatively more expensive as compared to competitors’ products sold in non-U.S. Dollar currencies.

Revenues by Segment

	Fiscal Years
(Dollars in millions)	2016	Percent Change	2015	Percent Change	2014
Medical	$505.8	(5)%	$534.3	(4)%	$556.2
As a percentage of total revenues	82%		85%		81%
Industrial	114.3	17%	98.0	(24)%	129.0
As a percentage of total revenues	18%		15%		19%

Revenues	$620.1	(2)%	$632.3	(8)%	$685.2

Medical revenues decreased in fiscal year 2016 over fiscal year 2015 primarily due to decreases in revenues from flat panel products and X-ray tube products, partially offset by an increase in revenues of $36.9 million from our acquisitions completed in the second half of fiscal year 2015. Revenues from our flat panel and X-ray tube products decreased primarily due to pricing pressures resulting from a strong U.S. Dollar, customers migrating to lower cost alternatives, and the decision of a key customer to in-source some of its flat panel products in the second half of fiscal year 2015. In addition, lower purchases from a key customer with higher X-ray tube inventory, due in part to longer tube life, also contributed to the declines in revenues.

Medical revenues decreased in fiscal year 2015 over fiscal year 2014 primarily due to decreases in revenues from our flat panel products and X-ray tube products as a result of pricing pressures from the strengthening of the U.S. Dollar, and the decision of a key customer to in-source some of the products that they had previously purchased from our flat panel business. These decreases in Medical revenues were partially offset by revenues of $13.6 million from our acquisitions completed in the second half of fiscal year 2015.

Industrial revenues increased in fiscal year 2016 over fiscal year 2015 primarily due to an increase in revenues from our flat panel Industrial customers, in addition to an increase in revenues of $5.7 million from our acquisitions, and to a lesser extent an increase from security products.

Industrial revenues decreased in fiscal year 2015 over fiscal year 2014 primarily due to delays in system deployments or tenders in which our customers participate. The market for border protection systems slowed significantly and end customers, particularly in oil-based economies in which we have a significant customer base, delayed system deployments or tenders, resulting in a decline in the demand for security products. The decrease in Industrial revenues was partially offset by revenues of $1.0 million from an acquisition completed in the second half of fiscal year 2015 and increases in X-ray tube product revenues.

Revenues by Region

	Fiscal Years
(Dollars in millions)	2016	Percent Change	2015	Percent Change	2014
Americas	$224.7	(10)%	$249.2	(2)%	$255.0
As a percentage of total revenues	36%		39%		37%
EMEA	179.5	17%	153.0	(19)%	188.1
As a percentage of total revenues	29%		24%		27%
APAC	215.9	(6)%	230.1	(5)%	242.1
As a percentage of total revenues	35%		37%		36%

Revenues	$620.1	(2)%	$632.3	(8)%	$685.2

The Americas revenues decreased in fiscal year 2016 over fiscal year 2015 primarily due to a decrease in revenues from flat panel products, partially offset by an increase of $16.8 million in revenues from our acquisitions completed in the second half of fiscal year 2015. The decrease in revenues from flat panel products was primarily due to a decision of a key customer to in-source some of the products they had purchased from us, in the second half of fiscal year 2015. The Americas revenues decreased in fiscal year 2015 over fiscal year 2014 primarily due to decreases in revenues from flat panel, X-ray tube products and security and inspection products, partially offset by $9.8 million in revenues from our acquisitions completed in the second half of fiscal year 2015. The decrease from flat panel products was primarily due to the decision of a key customer to in-source some of the products that they had previously purchased from us.

EMEA revenues increased in fiscal year 2016 over fiscal year 2015 primarily due to an increase of $16.7 million in revenues from our acquisitions completed in the second half of fiscal year 2015 and increases in revenues from flat panel products and security and inspection products, partially offset by a decrease in revenues from X-ray tube products. EMEA revenues decreased in fiscal year 2015 over fiscal year 2014 primarily due to a decrease in revenues from security and inspection products, and to a lesser extent a decrease in revenues from flat panel and X-ray tube products, partially offset by $2.7 million in revenues from our acquisitions completed in the second half of fiscal year 2015.

APAC revenues decreased in fiscal year 2016 over fiscal year 2015 primarily due to a decrease in revenues from X-ray tube products, and to a lesser extent, a decrease in revenues from flat panel products, partially offset by an increase of $8.8 million in revenues from our acquisitions completed in the second half of fiscal year 2015. The decrease in revenues from X-ray tube products was primarily due to lower purchases from a key customer with higher X-ray tube inventory, due in part to longer tube life. In addition, the decrease in revenues from flat panel products was primarily due to pricing pressures resulting from a strong U.S. Dollar. APAC revenues decreased in fiscal year 2015 over fiscal year 2014 primarily due to decreases in revenues from flat panel and X-ray tube products, and to a lesser extent, a decrease in revenues from security and inspection products, partially offset by $2.1 million in revenues from our acquisitions completed in the second half of fiscal year 2015.

Gross Margin by Segment

	Fiscal Years
(Dollars in millions)	2016	Percent Change	2015	Percent Change	2014
Medical	$195.8	(5)%	$207.1	(7)%	$223.7
As a percentage of Medical revenues	38.7%		38.8%		40.2%
Industrial	52.6	21%	43.5	(21)%	54.9
As a percentage of Industrial revenues	46.0%		44.4%		42.6%

Gross margin	$248.4	(1)%	$250.6	(10)%	$278.6

As a percentage of total revenues	40.1%		39.6%		40.7%

Medical gross margin percentage remained flat in fiscal year 2016 over fiscal year 2015. Favorable product mix and productivity improvements were offset by increased quality costs and pricing pressures. Medical gross margin percentage decreased in fiscal year 2015 over fiscal year 2014 primarily due to increased pricing pressures resulting from the strengthening of the U.S. Dollar.

Industrial gross margin percentage increased in fiscal year 2016 over fiscal year 2015 primarily due to favorable product mix partially offset by lower margins from industrial products from our acquisitions. Industrial gross margin percentage increased in fiscal year 2015 over fiscal year 2014 primarily due to a higher mix of revenues from services, inspection products, and software products, which generally have higher margins, and the completion of certain low-margin government contracts, partially offset by pricing pressures for security products.

Operating Expenses

	Fiscal Years
(Dollars in millions)	2016	Percent Change	2015	Percent Change	2014
Research and development (1)	$53.5	6%	$50.4	26%	$40.0
As a percentage of total revenues	9%		8%		6%
Selling, general and administrative (2)	85.8	18%	72.7	16%	62.6
As a percentage of total revenues	14%		11%		9%

Operating expenses	$139.3	13%	$123.1	20%	$102.6

As a percentage of total revenues	23%		19%		15%

(1)	Research and development expenses include $1.2 million, $1.4 million, and $1.5 million of research and development costs allocated to us by Varian in fiscal years 2016, 2015 and 2014, respectively.

(2)	Selling, general and administrative expenses include $37.7 million, $38.0 million and $32.2 million, of corporate costs allocated to us by Varian in fiscal years 2016, 2015 and 2014, respectively.

Research and Development

Research and development expenses increased in fiscal year 2016 over fiscal year 2015 primarily due to $7.1 million in additional expenses from our acquisitions completed in the second half of fiscal year 2015, partially offset by a reduction in spending on our current projects.

Research and development expenses increased in fiscal year 2015 over fiscal year 2014 primarily due to new product development projects and enhancement of existing products. In addition, the increase in expenses includes $3.7 million in additional research and development expenses related to our acquisitions completed in the second half of fiscal year 2015.

Selling, General and Administrative

Selling, general and administrative expenses increased in fiscal year 2016 over fiscal year 2015 due to $10.2 million in additional operating expenses from our acquisitions completed in the second half of fiscal year 2015.

Selling, general and administrative expenses increased in fiscal year 2015 over fiscal year 2014 primarily due to an increase in corporate costs allocated by Varian and $3.7 million in additional expenses resulting from our acquisitions completed in the second half of fiscal year 2015. Corporate costs allocated by Varian increased as a result of transaction costs from acquisitions, and restructuring charges in connection with Varian’s retirement and workforce reduction programs. These increases were partially offset by a decrease in third-party commissions in fiscal year 2015 as a result of the decline in revenues from products in the Industrial segment.

Interest and Other Income (Expense), Net

The following table summarizes the Company’s interest and other income (expense), net:

	Fiscal Years
(Dollars in millions)	2016	Percent Change	2015	Percent Change	2014
Interest income	$0.3	(40)%	$0.5	67%	$0.3
Interest expense	(1.9)	58%	(1.2)	33%	(0.9)
(Loss) income from equity method investments	(1.6)	(633)%	0.3	(138)%	(0.8)
Other	(0.9)	(280)%	0.5	(225)%	(0.4)

Interest and other income (expense), net	$(4.1)	n/m	$0.1	(106)%	$(1.8)

n/m = not meaningful

The change in interest and other income (expense), net in fiscal year 2016 compared to fiscal year 2015 was primarily due to a loss from our equity method investments in fiscal year 2016, compared to income in the year-ago period, and higher interest expense allocated to us as a result of Varian’s increased borrowings in fiscal year 2016.

The change in interest and other income (expense), net in fiscal year 2015 compared to fiscal year 2014, was primarily due to income from our equity method investments in fiscal year 2015 compared to a loss in the year-ago period, and higher interest expense allocated to us as a result of Varian’s increased borrowings in fiscal year 2015.

Taxes on Earnings

	Fiscal Years
	2016	Percent Change	2015	Percent Change	2014
Effective tax rate	34.3%	(2.4)%	36.7%	(0.1)%	36.8%

Our effective tax rate decreased in fiscal year 2016 over fiscal year 2015 primarily due to the retroactive reinstatement of the federal research and development credit. Due to the timing of the prior lapse and the retroactive reinstatement of the federal research and development credit, the Company received seven quarters of benefit in fiscal year 2016, but only four quarters of benefit in fiscal year 2015.

Our effective tax rate decreased slightly in fiscal year 2015 over fiscal year 2014 as the retroactive reinstatement of the federal research and development credit was mostly offset by the geographic mix of earnings. Due to the timing of the prior lapse and the retroactive reinstatement of the federal research and development credit, the Company received four quarters of benefit in fiscal year 2015, but only one quarter of benefit in fiscal year 2014.

In general, our effective income tax rate differs from the U.S. federal statutory rate with increases due to our domestic earnings being subject to state income taxes and decreases because we are eligible for the domestic production activities deduction and the federal research and development credit. See Note 10, “Taxes on Earnings” of the Notes to the audited combined financial statements for further information.

Backlog

Backlog is the accumulation of all orders for which revenues have not been recognized and are still considered valid. Backlog also includes a small portion of billed service contracts that are included in deferred revenue. Our total backlog at September 30, 2016 was $248.4 million, which was a decrease of 14% over the backlog at October 2, 2015.

Orders may be revised or canceled, either according to their terms or as customers’ needs change. Consequently, it is difficult to predict with certainty the amount of backlog that will result in revenues. We perform a quarterly review to verify that outstanding orders in the backlog remain valid. Aged orders that are not expected to be converted to revenues are deemed dormant and are reflected as a reduction in the backlog amounts in the period identified.

Liquidity and Capital Resources

Historically, Varian has provided financing, cash management and other treasury services to us. As part of Varian, the Company is dependent upon Varian for all of its working capital and financing requirements as Varian uses a centralized approach to cash management and financing of its operations. Cash transferred to and from Varian is reflected in net parent investment in the accompanying historical combined financial statements. Accordingly, none of Varian’s cash, cash equivalents or debt at the corporate level has been assigned to us in the combined financial statements. Cash and cash equivalents included in the combined balance sheets primarily reflects cash and cash equivalents from acquired entities that are specifically attributable to us.

We assess our liquidity in terms of our ability to generate cash to fund our operating and investing activities. We continue to generate substantial cash from operating activities and believe that our operating cash flow and other sources of liquidity will be sufficient to allow us to continue investing in our existing businesses, consummating strategic acquisitions and managing our capital structure on a short and long-term basis. Although we believe that our future cash from operations, together with our access to banking and capital markets, will provide adequate resources to fund our operating and financing needs, our access to, and the availability of, financing on acceptable terms in the future will be affected by many factors, including: (i) our credit rating,

(ii) the liquidity of the overall capital markets and (iii) the current state of the economy. There can be no assurances that we will continue to have access to these markets on terms acceptable to us. See “Risk Factors” for a further discussion.

Moreover, to preserve the tax-free treatment of the separation and distribution, we may not be able to engage in certain strategic or capital-raising transactions following the distribution, such as issuing equity securities beyond certain thresholds, which may limit our access to capital markets, ability to raise capital through equity issuances, and ability to make acquisitions, some or all of which may potentially require us to issue more debt than would otherwise be optimal.

We and Varian intend that, prior to the distribution, we will transfer all cash and cash equivalents in excess of $5.0 million to Varian, other than any cash and cash equivalents held by MeVis as of the effective time of the distribution. Following the distribution, if it is determined that as of the effective time of the distribution we had cash and cash equivalents in excess of $5.0 million (disregarding cash and cash equivalents of MeVis), we will be required to transfer such excess to Varian. Additionally, on or before the separation and distribution date, we anticipate entering into a secured revolving credit facility in an aggregate principal amount of up to $100.0 million and a secured term loan credit facility in an aggregate principal amount of $200.0 million. Proceeds from this anticipated borrowing is expected to be used to fund a cash transfer from us to Varian of $200.0 million in addition to an adjustment payment from us to Varian as mentioned above.

In addition to the treatment of cash and cash equivalents described above, it is expected that we will retain, following the distribution, a specified amount of cash that would enable us to pay Varian the consideration for assets outside of the United States that were required to be transferred to us but could not have been so transferred prior to the distribution due to not having received regulatory approvals for such transfers. Once those regulatory approvals are received, we will pay such cash amounts to Varian in consideration for such asset transfer. If those regulatory approvals are not received during a specified time period, we will be required to transfer such cash amounts to Varian. The carrying value of these assets are reflected in the audited historical combined financial statements.

Cash and Cash Equivalents

The following table summarizes our cash and cash equivalents:

	September 30,	October 2,
(In millions)	2016	2015	Increase
Cash and cash equivalents	$36.5	$20.6	$15.9

At September 30, 2016, we held $36.5 million of cash and cash equivalents which were predominantly held abroad in Euros and U.S. Dollars and were primarily held as bank deposits. The increase in cash and cash equivalents from fiscal year 2016 compared to fiscal year 2015 primarily relates to cash generated from our acquired entities.

Cash Flows

	Fiscal Years
(In millions)	2016	2015	2014
Net cash flow provided by (used in):
Operating activities	$74.2	$85.2	$118.6
Investing activities	(21.6)	(102.1)	(28.6)
Financing activities	(36.8)	36.7	(89.9)
Effects of exchange rate changes on cash and cash equivalents	0.1	0.3	—

Net increase in cash and cash equivalents	$15.9	$20.1	$0.1

Our primary cash inflows and outflows for fiscal years 2016, 2015 and 2014, were as follows:

•	We generated net cash from operating activities of $74.2 million in fiscal year 2016 compared to $85.2 million in fiscal year 2015. The $11.0 million decrease in net cash from operating activities during fiscal year 2016 compared to fiscal year 2015 was due to a decrease of $11.8 million in net earnings, and a decrease of $11.1 million in the net change from operating assets and liabilities, net of effects of acquisitions, partially offset by an increase of $11.9 million in non-cash items.

The major contributors to the net change from operating assets and liabilities, net of effects of acquisitions, in fiscal year 2016 were as follows:

•	Inventories increased $23.5 million due to anticipation of future demand across all product lines.

•	Accounts receivable increased $4.6 million primarily due to longer payment cycles.

We generated net cash from operating activities of $85.2 million in fiscal year 2015 compared to $118.6 million in fiscal year 2014. The $33.4 million decrease in net cash from operating activities during fiscal year 2015 compared to fiscal year 2014 was due to a decrease of $29.3 million in net earnings, and a decrease of $6.9 million in net change from operating assets and liabilities, net of effects of acquisitions, partially offset by an increase of $2.8 million in non-cash items.

The major contributors to the net change from operating assets and liabilities, net of effects of acquisitions, in fiscal year 2015 were as follows:

•	Inventories increased $25.9 million due to higher unit volumes year-over-year and in anticipation of future demand across all product lines. In particular, an increase in inventories in our Industrial segment was due to delayed deliveries of our security products. Also, inventories increased in our Medical segment due to anticipated future demand for products in our international X-ray tubes business and world-wide flat panel business.

•	Accounts receivable decreased $19.3 million primarily due to the timing of payments from key Industrial segment customers and a decrease in revenues in fiscal year 2015.

•	Accrued liabilities and other long-term liabilities decreased $7.2 million primarily due to the reduction in accruals for employee incentive programs and a decrease in warranty accruals which was a result of improved quality in both our Industrial and X-ray tube products.

•	Accounts payable decreased $4.3 million primarily due to the timing of payments.

We expect that cash provided by operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our operating results, timing of product shipments, accounts receivable collections, inventory management, and the timing and amount of tax and other payments. See, “Risk Factors.”

•	Investing activities used $21.6 million, $102.1 million, and $28.6 million of net cash in fiscal years 2016, 2015 and 2014, respectively. Cash used in investing activities in fiscal year 2016 was primarily for the purchase of property, plant and equipment of $28.9 million, partially offset by the cash received of $8.6 million from the sale of available-for-sale securities. Cash used in investing activities in fiscal year 2015 was primarily for the acquisitions of MeVis and Claymount of $67.9 million and for the purchases of property, plant, and equipment of $34.3 million. Cash used in investing activities in fiscal year 2014 was predominantly for the purchase of property, plant, and equipment of $23.2 million.

•	Financing activities used $36.8 million, provided $36.7 million, and used $89.9 million of net cash in fiscal 2016, 2015 and 2014, respectively, was predominantly due to net transfers to and from Varian.

We expect our capital expenditures, which typically represent construction and/or purchases of facilities, manufacturing equipment, office equipment and furniture and fixtures, will be approximately 2% of revenues in fiscal year 2017.

Our liquidity is affected by many factors, some of which result from the normal ongoing operations of our business and some of which arise from uncertainties and conditions in the United States and global economies. Although our cash requirements will fluctuate as a result of the shifting influences of these factors, we believe that the anticipated cash contribution from Varian, existing cash, and cash equivalents and cash to be generated from operations and from future credit facilities will be sufficient to satisfy anticipated commitments for capital expenditures and other cash requirements for the next 12 months and into the foreseeable future.

Days Sales Outstanding

Trade accounts receivable days sales outstanding (“DSO”) was 66 days at both September 30, 2016 and October 2, 2015. Our accounts receivable and DSO are impacted by a number of factors, primarily including the timing of product shipments, collections performance, payment terms, the mix of revenues from different regions and the effects of continued economic instability.

Contractual Obligations

The following summarizes our contractual obligations as of September 30, 2016 and the effect such obligations are expected to have on our liquidity and cash flows in future periods:

	Payments Due By Period
	Fiscal Year	Fiscal Years	Fiscal Years
(In millions)	2017	2018-2019	2020-2021	Beyond	Total
Operating leases (1)	$3.1	$4.1	$2.4	$7.6	$17.2

(1)	Operating leases include future minimum lease payments under all our non-cancelable operating leases as of September 30, 2016.

The following items are not included in the contractual obligations table above:

Long-term income taxes payable includes the liability for uncertain tax positions, including interest and penalties, and may also include other long-term tax liabilities. As of September 30, 2016, our total liability for uncertain tax positions was $4.9 million, of which we do not anticipate a payment in the next 12 months. We are unable to reliably estimate the timing of future payments related to uncertain tax positions. We believe that existing cash and cash equivalents and cash to be generated from operations and current or future credit facilities will be sufficient to satisfy any payment obligations that may arise related to our liability for uncertain tax positions.

As of September 30, 2016, we had an estimated fixed cost commitment of $4.5 million, related to dpiX’s amended agreement through December 31, 2016. The fixed cost commitment for future periods will be determined and approved by the dpiX board of directors at the beginning of each calendar year.

In October 2015, we committed to grant the noncontrolling shareholders of MeVis: (1) an annual recurring net compensation of €0.95 per MeVis share and (2) a put right for their MeVis shares at €19.77 per MeVis share. As of September 30, 2016, noncontrolling shareholders together held approximately 0.5 million shares of MeVis, representing 26.4% of the outstanding shares.

Subsequent Event

In December 2016, Varian entered into a master purchase and sale agreement (“MPSA”) to acquire the Medical Imaging business of PerkinElmer, Inc., which is headquartered in Santa Clara, California, and is a supplier of digital flat panel X-ray detectors that serve as components for industrial, medical, dental and veterinary X-ray imaging systems. The acquisition is expected to expand our digital flat panel business and enable us to offer customers a broader range of imaging solutions. We will pay approximately $276.0 million to acquire this business, subject to adjustment for changes in the working capital balance of the business and we plan to finance the acquisition through third-party debt financing. The acquisition is expected to close after the planned separation from Varian and is contingent on the satisfaction of customary closing conditions, including obtaining third-party and regulatory consents. In connection with and subject to the completion of the separation and distribution, Varian will assign the MPSA and any related agreements to us and we will assume all rights and obligations of Varian thereunder.

Contingencies

From time to time, we are a party to or otherwise involved in legal proceedings, claims and government inspections or investigations and other legal matters both inside and outside the United States, arising in the ordinary course of our business or otherwise. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. See note on “Commitments and Contingencies” in the Notes to the Combined Financial Statements, which discussion is incorporated herein by reference.

Off-Balance Sheet Arrangements

In conjunction with the sale of our products in the ordinary course of business, we provide standard indemnification of business partners and customers for losses suffered or incurred for property damages, death and injury and for patent, copyright or any other intellectual property infringement claims by any third parties with respect to our products. The terms of these indemnification arrangements are generally perpetual. Except for losses related to property damages, the maximum potential amount of future payments we could be required to make under these arrangements is unlimited. As of September 30, 2016, we have not incurred any material costs to defend lawsuits or settle claims related to these indemnification arrangements. As a result, we believe the estimated fair value of these arrangements is minimal.

We have indemnification obligations to our directors and officers and certain of our employees that serve as officers or directors of our foreign subsidiaries that may require us to indemnify our directors and officers and those certain employees against liabilities that may arise by reason of their status or service as directors or officers, and to advance their expenses incurred as a result of any legal proceeding against them as to which they could be indemnified.

Recent Accounting Standards or Updates Not Yet Effective

In November 2016, the Financial Accounting Standards Board (“FASB”) amended its guidance on the classification and presentation of restricted cash in the statement of cash flow. The amendment requires entities to include restricted cash and restricted cash equivalents in its cash and cash equivalents in the statement of cash flow. The amendment will be effective for us beginning in the first quarter of fiscal year 2019 with early adoption permitted. The amendment is required to be adopted retrospectively. We are evaluating the impact of adopting this amendment to our combined financial statements.

In October 2016, the FASB amended its guidance for tax accounting for intra-entity asset transfers. The amendment removes the prohibition against the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. The amendment will be effective for us beginning in the first quarter of fiscal year 2019. Early adoption is permitted. The amendment is required to be adopted on a modified retrospective basis. We are evaluating the impact of adopting this amendment to our combined financial statements.

In August 2016, the FASB issued an amendment to its accounting guidance related to the classification of certain cash receipts and cash payments. The amendment was issued to reduce the diversity in practice in how certain transactions are classified in the Statement of Cash Flows. The amendment will be effective for us beginning in the first quarter of fiscal year 2019 with early adoption permitted. The amendment is required to be adopted retrospectively unless it is impracticable. We are evaluating the impact of adopting this amendment to our Statement of Cash Flows.

In June 2016, the FASB issued an amendment to its accounting guidance related to impairment of financial instruments. The amendment adds a new impairment model that is based on expected losses rather than incurred losses. The amendment will be effective for us beginning in the first quarter of fiscal year 2021 with early adoption permitted beginning in the first quarter of fiscal year 2020. We are evaluating the impact of adopting this amendment to our combined financial statements.

In March 2016, the FASB issued an amendment to its accounting guidance related to employee share-based payments. The amendment simplifies several aspects of the accounting for employee share-based payments including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. The amendment will be effective for us beginning in the first quarter of fiscal year 2018 with early adoption permitted. We are evaluating the impact of adopting this amendment to our combined financial statements.

In February 2016, the FASB issued a new standard on accounting for leases. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. The new standard will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statement of earnings. The new standard is required to be adopted using a modified retrospective method to each prior reporting period presented with various optional practical expedients. The new standard will be effective for us beginning in the first quarter of fiscal year 2020 with early adoption permitted. We are evaluating the impact of adopting this new standard to our combined financial statements.

In January 2016, the FASB issued an amendment to its accounting guidance related to recognition and measurement of financial assets and financial liabilities. The amendment addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The amendment will be effective for us beginning in the first quarter of fiscal year 2019. We are evaluating the impact of adopting this amendment to our combined financial statements.

In September 2015, the FASB issued a new accounting standard that eliminates the requirement to restate prior period financial statements for measurement period adjustments following a business combination. The new standard requires that the cumulative impact of a measurement period adjustment including the impact on prior periods be recognized in the reporting period in which the adjustment is identified along with additional disclosures. The new standard will be effective for us beginning in the first quarter of fiscal year 2017. The new standard is required to be adopted prospectively with early adoption permitted for financial statements that have not yet been made available for issuance. The new standard is not expected to have a material impact to our combined financial statements.

In July 2015, the FASB issued an amendment to its accounting guidance related to inventory measurement. The amendment requires inventory measured using first-in, first-out (FIFO) or average cost to be subsequently measured at the lower of cost and net realizable value, thereby simplifying the current guidance that requires an entity to measure inventory at the lower of cost or market. The amendment will be effective for us beginning in the first quarter of fiscal year 2018 and is required to be adopted prospectively. Early adoption is permitted. The amendment is not expected to have a material impact to our combined financial statements.

In March 2015, the FASB issued an amendment to its accounting guidance related to presentation of debt issuance costs. The amendment requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The amendment will be effective for us beginning in the first quarter of fiscal year 2017. In August 2015, the FASB further clarified that entities are permitted to defer and present debt issuance costs related to line-of-credit arrangements as assets. These amendments are not expected to have a material impact to our combined financial statements.

In February 2015, the FASB issued an amendment to its accounting guidance related to consolidation. The amendment modifies the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The amendment will be effective for us beginning in the first quarter of fiscal year 2017. Early adoption is permitted. The amendment permits the use of either the retrospective or cumulative effect transition method. The amendment is not expected to have a material impact to our combined financial statements.

In June 2014, the FASB issued an amendment to its accounting guidance related to stock-based compensation. The amendment requires that a performance target that could be achieved after the requisite service period be treated as a performance condition that affects vesting, rather than a condition that affects the grant-date fair value. The amendment will be effective for us beginning in the first quarter of fiscal year 2017. Early adoption is permitted. The amendment can be applied on a prospective basis to all share-based payments granted or modified on or after the effective date. Entities will also be provided an option to apply the guidance on a modified retrospective basis to existing awards. The amendment is not expected to have a material impact to our combined financial statements.

In May 2014, the FASB issued a new revenue standard, which sets forth a single, comprehensive revenue recognition model for all contracts with customers to improve comparability. The new standard requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In March 2016, the FASB amended the principal-versus-agent implementation guidance and illustrations in the new standard. In April 2016, the FASB amended the guidance on identifying performance obligations and the implementation guidance on licensing in the new standard. In May 2016, the FASB amended the guidance on collectability, noncash consideration, presentation of sales tax and transition in the new standard. The new standard will be effective for us beginning in the first quarter of fiscal year 2019, with early adoption permitted, but not before the first quarter of fiscal year 2018. The new standard can be applied either retrospectively to each prior reporting period presented (i.e., full retrospective adoption) or with the cumulative effect of initially applying the update recognized at the date of the initial application (i.e., modified retrospective adoption) along with additional disclosures. We are evaluating the impact of adopting this standard to our combined financial statements.

Quantitative and Qualitative Disclosures about Market Risks

We are exposed to four primary types of market risks: foreign currency exchange rate risk, credit and counterparty risk, commodity price risk, and equity price risk.

Foreign Currency Exchange Rate Risk

A significant portion of our customers are outside the United States and our products are generally priced in U.S. Dollars. A strong U.S. Dollar may result in pricing pressure for our customers that are outside the United States and that conduct their businesses in currencies other than the U.S. Dollar. Such pricing pressure has caused, and could continue to cause, some of our customers to ask for discounted prices, delay purchasing decisions, consider moving to in-sourcing supply of components or migrating to lower cost alternatives. In addition, because our business is global and some payments may be made in local currency, fluctuations in foreign currency exchange rates can impact our revenues and expenses and/or the profitability in U.S. Dollars of products and services that we provide in foreign markets.

Our foreign subsidiaries enter into internal and external transactions that create nonfunctional currency balance sheet positions at the foreign subsidiary level. Changes in the value of the non-functional currency balance sheet positions in relation to the functional currency will result in a transaction gain or loss recorded in the Combined Statements of Earnings.

Credit and Counterparty Risk

Varian uses a centralized approach to manage substantially all of its cash and to finance its operations. Consequently, debt and cash maintained at Varian are not included in our combined financial statements. Accordingly, our current credit risk exposures are insignificant. Going forward upon the completion of the separation, our cash and cash equivalents may be exposed to a concentration of credit risk and we may also be exposed to credit risk and interest rate risk to the extent that we enter into credit facilities.

We perform ongoing credit evaluations of our customers and as of September 30, 2016, one customer accounted for more than 10% of our accounts receivable. As of October 2, 2015, two customers accounted for more than 10% of our accounts receivable. We maintain strong credit controls in evaluating and granting customer credit, including performing ongoing evaluations of our customers’ financial condition and creditworthiness and often using letters of credit and requiring industrial customers to provide a down payment, and will continue to do so following the separation.

Commodity Price Risk

We are exposed to market risks related to volatility in the prices of raw materials used in our products. The prices of these raw materials fluctuate in response to changes in supply and demand fundamentals and our product margins and level of profitability tend to fluctuate with changes in these raw materials prices. We try to protect against such volatility through various business strategies. We did not have any commodity derivative instruments in place to manage our exposure to price changes as of September 30, 2016 or October 2, 2015.

Equity Price Risk

As of September 30, 2016 and October 2, 2015, equity method investments totaled $49.3 million and $49.6 million, respectively, which represented approximately 57% and 63%, respectively, of our total cash and investment portfolio and were primarily related to a 40% equity method investment in dpiX. We do not hold any marketable equity instruments. We review investments for impairment when events and circumstances indicate that declines in fair value of such asset below carrying value is other-than-temporary. Our analysis includes a review of recent operating results and trends, recent sales/acquisitions of the securities in which we have invested and other publicly available data.

MANAGEMENT

Executive Officers Following the Distribution

The following table sets forth information, as of December 30, 2016, regarding individuals who are expected to serve as Varex’s executive officers, including their positions after the separation. Varex may name additional executive officers prior to the completion of the separation. While Varex’s executive officers are currently officers or employees of Varian, after the separation, none of these individuals will be employees or officers of Varian.

Name	Age	Position
Sunny S. Sanyal	52	President and Chief Executive Officer
Clarence R. Verhoef	61	Senior Vice President and Chief Financial Officer
Richard E. Colbeth	56	Senior Vice President and General Manager, X-ray Detectors
Kimberley E. Honeysett	46	Senior Vice President, General Counsel and Corporate Secretary
Mark S. Jonaitis	55	Senior Vice President and General Manager, X-ray Sources
Carl E. LaCasce	61	Senior Vice President, Sales and Customer Operations

Sunny S. Sanyal is expected to serve as President and Chief Executive Officer of Varex. He currently serves as Senior Vice President and President of Varian’s Imaging Components business. He joined Varian in February 2014. Prior to joining Varian, from August 2010 to January 2014 Mr. Sanyal was the Chief Executive Officer of T-System, a privately held company providing information technology solutions and services to hospitals and urgent care facilities. He also served as President of McKesson Provider Technologies, where he led the company to significant market expansion with its clinical software, medical imaging technology and services solutions. Sanyal has held executive positions at GE Healthcare, Accenture and IDX Systems. Mr. Sanyal received a Master of Business Administration from Harvard Business School, a Master of Science in industrial engineering from Louisiana State University, and a Bachelor of Engineering in electrical engineering from the University of Bombay.

Clarence R. Verhoef is expected to serve as Senior Vice President and Chief Financial Officer of Varex. He currently serves as Senior Vice President, Finance and Corporate Controller of Varian. Prior to May 2012, he served as Controller for Varian’s X-Ray Products business in Salt Lake City. Prior to joining Varian in 2006, he served in numerous financial roles, including Chief Financial Officer of Techniscan Medical Systems and Chief Financial Officer and Vice President of marketing for GE OEC Medical Systems. Mr. Verhoef holds a Bachelor’s degree in Finance from the University of Utah.

Richard E. Colbeth, Ph.D. is expected to serve as Senior Vice President and General Manager, X-ray Detectors of Varex. He currently serves as Vice President and General Manager, Imaging Products of Varian. From 2008 to October 2014, he served as Vice President of Engineering, Imaging Products of Varian, and prior to that served in various research and development positions for Varian and its predecessor, Varian Associates, since joining the company in 1989. Mr. Colbeth holds a Ph.D. in electrical engineering from Columbia University, a Master of Science in electrical engineering from Yale University and a Bachelor of Science in electrical engineering from Lehigh University.

Kimberley E. Honeysett is expected to serve as Senior Vice President, General Counsel and Corporate Secretary of Varex. She currently serves as Vice President, Associate General Counsel and Assistant Corporate Secretary of Varian. From January 2014 to December 2015, she served as Assistant General Counsel and Assistant Corporate Secretary of Varian, and from January 2013 to December 2013, she served as Managing Corporate Counsel and Assistant Corporate Secretary of Varian. Prior to joining Varian in 2005 as Senior Corporate Counsel, she served as Group Director, Legal Affairs at Siebel Systems, Inc., an enterprise software company, and as an associate with the law firm Brobeck, Phleger & Harrison LLP. Ms. Honeysett holds a Juris Doctor from Cornell Law School and a Bachelor’s degree in Communications from the University of California, Los Angeles.

Mark S. Jonaitis is expected to serve as Senior Vice President and General Manager, X-ray Sources of Varex. He currently serves as Vice President and General Manager, X-Ray Tube Products and Global Manufacturing of Varian. From October 2012 to October 2014, he served as Varian’s Vice President and General Manager, X-Ray Tube Products and from 2000 to October 2012 as Varian’s Vice President of Operations, X-Ray Tube Products. Prior to that, he served in various product and engineering positions for Varian and its predecessor, Varian Associates, since joining the company in 1983. Mr. Jonaitis holds a Bachelor of Science in physics from the University of Utah.

Carl E. LaCasce is expected to serve as Senior Vice President, Sales and Customer Operations of Varex. He currently serves as Vice President, Global Sales and Marketing of Varian. From October 2012 to September 2014, he served as Vice President and General Manager, Imaging Products of Varian, and from 2008 to September 2012 served as Vice President, Operations, Imaging Products of Varian. Prior to that he served in that served in various sales and operations positions since joining Varian in 1993. Mr. LaCasce holds a Bachelor’s degree in Business Management from Elmhurst College.

DIRECTORS

Board of Directors Following the Distribution

The following table sets forth information as of December 30, 2016 regarding those persons who are expected to serve on Varex’s board of directors following the completion of the separation. Varex is in the process of identifying the other persons who are expected to serve on Varex’s board of directors following the completion of the separation and will include information concerning those persons in an amendment to this information statement.

Name	Age	Position
Ruediger Naumann-Etienne	70	Chairman of the Board
Jay K. Kunkel	57	Director
Erich R. Reinhardt	70	Director
Sunny S. Sanyal	52	Director
Christine A. Tsingos	57	Director
Dow R. Wilson	57	Director

At the time of the distribution, Varex’s board of directors will be divided into three classes, two of which are expected to be comprised of two directors and one of which is expected to be comprised of three directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which Varex expects to hold in 2018. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which Varex expects to hold in 2019, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which Varex expects to hold in 2020. Commencing with the first annual meeting of stockholders following the distribution, which Varex expects to hold in 2018, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election.

In accordance with Varex’s certificate of incorporation, following Varex’s 2019 annual meeting, the second annual meeting following the distribution, (i) commencing with the class of directors standing for election at the Company’s 2020 annual meeting, directors will stand for election for a two-year term; (ii) commencing with the class of directors standing for election at the Company’s 2021 annual meeting, directors will stand for election for a one-year term; and (iii) commencing with the Company’s 2022 annual meeting, and at each annual meeting thereafter, all directors will stand for election for a one-year term.

Ruediger Naumann-Etienne Chairman

Principal occupation, business experience and directorships

•     Owner and Managing Director, Intertec Group, an investment company specializing in the medical technology field (1989—present)

•     Chairman of the Board of Directors, Cardiac Science Corporation, a provider of cardiology products (2006—2010)

•     Vice-Chairman of the Board of Directors, Cardiac Science Corporation (2005—2006)

•     Chairman of Quinton Cardiology Systems, a predecessor Cardiac Science Corporation (2000—2005)

•     Chairman of the Board of Directors, OEC Medical Systems, a provider of interoperative imaging solutions, acquired by General Electric Company (1993—1999)

•    Other Current Public Company Board Memberships: Varian Medical Systems, Inc. and IRIDEX Corporation, a provider of light-based medical systems and delivery devices.

•    Public Company Board Memberships in Past Five Years: Bio-Rad Laboratories, Inc. and Encision Inc.

Experience, qualifications, attributes or skills supporting directorship

•    Experience working in the medical device business for nearly three decades;

•    Experience working in senior business and finance executive roles with a leading electronics company for a decade;

•    Extensive experience with finance and mergers and acquisitions;

•    International experience, having lived and worked in Europe and Latin America, and gained fluency in four languages; and

•    Service as Chief Executive Director, Chairman or director, and a member of the audit, nominating and compensation committees, of a number of public medical device companies.

Jay K. Kunkel

Principal occupation, business experience and directorships

•    President Asia Pacific, Member of the Executive Counsel, and Company Officer, Lear Corporation (2013—Present)

•    Positions at Continental AG

•    President Asia, Member of the Management Board (2007—2013)

•    President Asia, Automotive Systems Division, Member of the Management Board (2005—2007)

•    Director, SRP International Group Ltd. (2004—2005)

•    Positions at PwC Financial Advisory Services

•    Head of Corporate Finance and M&A Advisory (2002—2003)

•    Managing Director and Regional Leader of Automotive & Manufacturing Practice (2000—2002)

•    Prior to joining PwC in 2000, held various positions at Visteon Automotive Systems, Mitsubishi Motor Sales of America and Chrysler Corporation

Experience, qualifications, attributes or skills supporting directorship

•    Extensive experience in manufacturing operations and the industrial market;

•    International experience, including in key markets in Asia;

•    Deep knowledge and core skills in corporate development and mergers and acquisitions; and

•    Expertise in project management and restructuring operations.

Erich R. Reinhardt

Principal occupation, business experience and directorships

•    Advisor to the Chief Executive Officer of Siemens AG, a global technology company (May 2008—March 2011)

•    President and Chief Executive Officer, Siemens Healthcare, formerly Siemens Medical Solutions, a supplier to the healthcare industry (1994—April 2008)

•    Member of Managing Board, Siemens AG (2001—2008)

•    Other Current Public Company Board Memberships: Varian Medical Systems, Inc.

Experience, qualifications, attributes or skills supporting directorship

•    Extensive experience in medical device and healthcare industry;

•    Significant operational and international experience through service as a manager and executive in a leading international healthcare company, including as managing director of Siemens India, a Mumbai Stock Exchange listed company; and

•    Experience serving as chairman of the board of a medical technology company and on the board of directors of private healthcare companies, a hospital and a research institute in Germany.

Sunny S. Sanyal

Principal occupation, business experience and directorships

•    Expected President and Chief Executive Officer, Varex Imaging Corporation

•    Senior Vice President and President, Imaging Components, Varian Medical Systems, Inc. (2014—Present)

•    Chief Executive Officer, T-System Inc., an information technology solutions and services provider (2010—2014)

•    Positions at McKesson Corporation, a healthcare services and information technology company

•    Chief Operating Officer, McKesson Provider Technologies (2006—2010)

•    Group President, Clinical Information Systems division (2004—2006)

•    Previous management positions with GE Healthcare, Accenture and IDX Systems Corporation

Experience, qualifications, attributes or skills supporting directorship

•    Extensive experience in medical device and healthcare industry;

•    Key insight into Varex through his leadership position within Varian’s Imaging Components business; and

•    Significant public company operational experience.

Christine A. Tsingos

Principal occupation, business experience and directorships

•    Executive Vice President and Chief Financial Officer, Bio-Rad Laboratories, Inc., a leader in life science research and clinical diagnostics markets (2002—Present)

•    Chief Operating Officer, Chief Financial Officer and consultant, Attest Systems, Inc., a leading software company in the IT asset management sector (2000—2002)

•    Chief Financial Officer, Tavolo, Inc., a leading online retailer of specialty food, cookware and cooking-related content (1999—2000)

•    Vice President and Treasurer, Autodesk, Inc., a leading developer of design software (1990—1999)

•    Assistant Treasurer, The Cooper Companies, Inc., a global healthcare manufacturer of vision-related products (1987—1990)

•    Other Current Public Company Board Memberships: Nanometrics, Inc., a manufacturer of semiconductor equipment.

Experience, qualifications, attributes or skills supporting directorship

•    Expertise in finance, operations and financial reporting matters;

•    Extensive experience and critical insights in financial management, strategic planning, acquisitions, treasury and investor relations;

•    Over 20 years of public company experience and a proven track record, including being named Bay Area CFO of the Year in 2010 and among the Most Influential Women in Business 2008-2012; and

•    Service as chairman of the audit committee and member of the compensation committee of a public manufacturing company.

Dow R. Wilson

Principal occupation, business experience and directorships

•    Positions at Varian Medical Systems, Inc.

•    President and Chief Executive Officer (September 2012—Present)

•    Corporate Executive Vice President and Chief Operating Officer (October 2011—September 2012)

•    Corporate Executive Vice President and President, Oncology Systems (August 2005—September 2011)

•    Corporate Vice President and President, Oncology Systems (January 2005—August 2005)

•    Prior to joining Varian in January 2005, held various senior management positions within General Electric Company, a diversified industrial company, including serving as Vice President and General Manager of Global X-ray

•    Other Current Public Company Board Memberships: Varian Medical Systems, Inc.

•    Public Company Board Memberships in Past Five Years: Saba Software, an e-learning software provider

•    Presidential Appointment: Appointed to U.S. President’s Advisory Council on Doing Business in Africa in November 2014

Experience, qualifications, attributes or skills supporting directorship

•    Deep knowledge of Varex’s business, strategy and technology gained through serving as Varian’s President and Chief Executive Officer;

•    Significant knowledge of domestic and international medical and healthcare industries gained from serving in management positions at General Electric;

•    Critical insight into operational requirements of a company with worldwide reach, knowledge of corporate and business unit strategies, and operational expertise, each gained from executive management experience at two large, global organizations; and

•    Experience serving on the board of directors and as lead director and audit and nominating committees of another public company.

Director Independence

A majority of Varex’s board of directors will include directors who are “independent” as defined by the rules of NASDAQ and the Corporate Governance Guidelines to be adopted by the Varex board of directors. The criteria to be adopted by Varex’s board of directors to assist it in making determinations regarding the independence of its members, summarized below, are consistent with NASDAQ listing standards regarding director independence. To be considered independent, the board will have to determine that a director does not have a material relationship with Varex or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with Varex or its subsidiaries). In assessing independence, the Varex board of directors will consider all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Varex or its subsidiaries, the Varex board of directors will consider the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if:

•	the director is, or has been within the last three years, an employee of Varex or its parent or subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of Varex or its subsidiaries;

•

the director has accepted, or has an immediate family member who has accepted, any compensation from Varex or its parent or subsidiaries in excess of $120,000 during any period of twelve consecutive months within the last three years, other than compensation for board or board committee service, compensation paid to a family member who is an employee (other than an executive officer) of Varex, or benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	the director is, or has an immediate family member who is, a partner in, or controlling stockholder or executive officer of, any organization to which Varex has made, or from which Varex has received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than investments arising solely from investments in Varex’s securities or payments under non-discretionary charitable contribution matching programs;

•	the director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the past three years any of Varex’s executive officers have served on the compensation committee of such other entity; or

•	the director is, or has an immediate family member who is, a current partner of Varex’s outside auditor, or was a partner or employee of Varex’s outside auditor who worked on Varex’s audit at any time during any of the past three years.

Varex’s board of directors will assess on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, will make a determination as to which members are independent. The terms “immediate family member” and “executive officer” above have the same meanings specified for such terms in the NASDAQ listing standards.

Committees of the Board of Directors

Effective upon the completion of the distribution, Varex’s board of directors will have the following standing committees: an Audit Committee, a Compensation and Management Development Committee and a Nominating and Corporate Governance Committee.

Audit Committee. The rules of the NASDAQ require the Audit Committee to have at least two members within 90 days after the date Varex’s common stock is first listed on NASDAQ and require the Audit Committee to have at least three members within one year after the date the Varex common stock is first listed on NASDAQ. Varex intends to comply with these requirements. The Varex board of directors is expected to determine that at least one member of the Audit Committee is an “audit committee financial expert” for purposes of the rules of the SEC. In addition, Varex expects that the Varex board of directors will determine that each of the members of the Audit Committee will be independent, as defined by the rules of NASDAQ, Section 10A(m)(3) of the U.S. Securities Exchange Act of 1934, as amended (or the Exchange Act), and in accordance with Varex’s Corporate Governance Guidelines. The Audit Committee will appoint Varex’s independent registered public accounting firm and assist the Varex board of directors in fulfilling its oversight responsibilities by overseeing Varex’s accounting and financial reporting processes and audits of financial statements, and in particular will monitor (i) the integrity of Varex’s financial statements, (ii) its compliance with legal, ethical and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, (iv) the performance of Varex’s internal audit function and of the independent registered public accounting firm and (v) the principal risk exposures facing Varex that are related to financial statements, legal, ethical, regulatory and other similar matters, as well as Varex’s related mitigation efforts. The Audit Committee will also review and approve Varex’s foreign exchange exposure management policy, and will prepare the Audit Committee Report to be included in Varex’s proxy statements. The Audit Committee will report to Varex’s board of directors the results of its monitoring and recommendations and provide any additional information and materials as the Audit Committee may determine is necessary to make the Varex board of directors aware of significant financial matters requiring the board’s attention.

Compensation and Management Development Committee. The Varex board of directors is expected to determine that each member of the Compensation and Management Development Committee will be independent, as defined by the rules of NASDAQ and in accordance with Varex’s Corporate Governance Guidelines. In addition, Varex expects that the members of the Compensation and Management Development Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Code. The Compensation and Management Development Committee will assist the Varex board of directors in carrying out the board’s responsibilities relating to the compensation of Varex’s executive officers and directors. The Compensation and Management Development Committee will evaluate Varex’s compensation plans, policies and programs for executive officers and recommend the establishment of policies dealing with various compensation and employee benefit plans, and administer Varex’s stock and cash incentive plans. The Compensation and Management Development Committee will also provide advice to the Varex board of directors on management development matters that have major implications for the growth, development and depth of Varex’s management team, including reviewing succession plans. At least annually, the Compensation and Management Development Committee will review the risks associated with Varex’s compensation policies and report to the Varex board of directors whether such policies and practices create risks that are reasonably likely to have a material adverse effect on Varex. The Compensation and Management Development Committee will have the sole authority, under its charter, to select and retain independent compensation advisors.

Nominating and Corporate Governance Committee. The Varex board of directors is expected to determine that each of the members of the Nominating and Corporate Governance Committee will be independent, as defined by the rules of NASDAQ and in accordance with Varex’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will assist the board of directors in developing and recommending to the Varex board of directors corporate governance principles, including Varex’s Corporate Governance Guidelines, Code of Conduct and policy regarding conflicts of interest and related person transactions, identifying, evaluating, and recommending to the board potential nominees to the board, including stockholder suggestions, and reviewing with the board annually the independence, skills and characteristics of all individual members and the skills and characteristics of the board as a whole in determining whether to recommend incumbent directors for re-election. The Nominating and Corporate Governance Committee will also evaluate and makes recommendations to the board concerning the size of the board, the appointment of directors to board committees, the qualifications of committee members and the selection of board committee chairs, and will oversee the annual review of director independence and evaluation of board performance.

The Varex board of directors is expected to adopt a written charter for each of the Audit Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. These charters will be posted on Varex’s website in connection with the distribution.

Compensation Committee Interlocks and Insider Participation

During Varex’s fiscal year ended October 2, 2015, Varex was not an independent company and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who will serve as Varex’s executive officers for that fiscal year were made by Varian, as described in the section of this information statement captioned “Executive Compensation.”

Corporate Governance

Stockholder Recommendations for Director Nominees

Varex’s amended and restated bylaws will contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Varex board of directors. Varex expects that the Varex board of directors will adopt a policy in connection with its Corporate Governance Guidelines concerning the evaluation of stockholder recommendations of board candidates by the Nominating and Corporate Governance Committee.

Corporate Governance Guidelines

The Varex board of directors is expected to adopt a set of Corporate Governance Guidelines in connection with the distribution to assist it in guiding Varex’s governance practices and to promote the functioning of the board and its committees. These Guidelines will address board composition, board functions and responsibilities, qualifications, leadership structure, committees and meetings. These practices will be regularly reevaluated by the Nominating and Corporate Governance Committee in light of changing circumstances to continue serving Varex’s best interests and the best interests of its stockholders.

Communicating with the Board

Stockholders and other interested parties may communicate with the Varex board of directors, the board’s Chairman or any other director or with the independent directors as a group or any other group of directors through the board’s Chairman by sending an email to boardofdirectors@vareximaging.com. Messages received will be forwarded to the appropriate director or directors.

Director Qualification Standards

Varex’s Corporate Governance Guidelines will provide that the Nominating and Corporate Governance Committee is responsible for reviewing with Varex’s board of directors the appropriate skills and characteristics required of board members in the context of the makeup of the board of directors and developing criteria for identifying and evaluating board candidates.

The process that this committee will use to identify a nominee to serve as a member of the board of directors will depend on the qualities being sought. From time to time, Varex may engage an executive search firm to assist the committee in identifying individuals qualified to be board members. The Nominating and Corporate Governance Committee considers the knowledge, experience, diversity and personal and professional integrity of potential directors, as well as their willingness to devote the time necessary to effectively carry out the duties and responsibilities of board membership. The Nominating and Corporate Governance Committee may reevaluate the relevant criteria for board membership from time to time in response to changing business factors or regulatory requirements. The board will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

Board Leadership Structure

The Varex board of directors is expected to separate the positions of chief executive officer and chairman of the board. Ruediger Naumann-Etienne, one of Varex’s independent directors, is expected to serve as Varex’s chairman of the board. The responsibilities of the chairman of the board include setting the agenda for each board meeting, in consultation with the chief executive officer; chairing the meetings of independent directors; and facilitating and conducting, with the Nominating and Corporate Governance Committee, the annual self-assessments by the board and each standing committee of the board, including periodic performance reviews of individual directors.

Separating the positions of chief executive officer and chairman of the board allows the chief executive officer to focus on Varex’s day-to-day business, while allowing the chairman of the board to lead the board in its fundamental role of providing advice to and independent oversight of management. The board believes that having an independent director serve as chairman of the board is the appropriate leadership structure for Varex at this time. However, in the future the board may wish to consider alternative structures.

Board’s Role in Risk Oversight

The Varex board of directors will execute its risk management responsibility directly and through its committees. The Audit Committee will have primary responsibility for overseeing Varex’s enterprise risk management process. The Audit Committee will receive updates and discuss individual and overall risk areas during its meetings, including Varex’s financial risk assessments, risk management policies and major financial risk exposures and the steps that management has taken to monitor and control such exposures. The Compensation and Management Development Committee will oversee risks associated with Varex’s compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation and Management Development Committee will receive reports and discuss whether Varex’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on Varex.

The Varex board of directors will be kept abreast of its committees’ risk oversight and other activities via reports of the committee chairpersons to the full board during board meetings.

Code of Conduct

In connection with the distribution, Varex will adopt a Code of Conduct that requires all its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All directors, officers and employees of Varex will be required to read, understand and abide by the requirements of the Code of Conduct.

The Code of Conduct will be accessible on Varex’s website. Any waiver of the Code of Conduct for directors or executive officers may be made only by the Audit Committee. Varex will disclose any amendment to, or waiver from, a provision of the Code of Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the company’s website within four business days following the date of the amendment or waiver. In addition, Varex will disclose any waiver of the Code of Conduct for the other executive officers and for directors on the website.

Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

In accordance with the Sarbanes-Oxley Act of 2002, Varex expects that its Audit Committee will adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters.

Procedures for Approval of Related Person Transactions

Varex’s board of directors is expected to adopt a written procedure relating to related person transactions. The procedure will cover transactions involving Varex in which any director, director nominee, executive officer or greater-than-five percent beneficial owner of Varex, or any of their respective immediate family members, has or had a direct or indirect interest, other than as a director or less-than-10 percent owner, of an entity involved in the transaction or is employed by, or is a general partner, principal, member or in a similar position of such entity. This procedure will be posted to the corporate governance section of Varex’s investor relations website (http://investors.vareximaging.com) as of the distribution date.

Under this procedure, the general counsel must advise the Nominating and Corporate Governance Committee of any related person transaction of which he or she becomes aware. The Nominating and Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating and Corporate Governance Committee must be informed or have knowledge of: (i) the related person’s relationship to the Company and interest in the transaction; (ii) the material facts of the proposed transaction, including a description of the nature and potential aggregate value of the proposed transaction; (iii) the benefits, if any, to the Company of the proposed transaction; (iv) if applicable, the availability of other sources of comparable products or services; and (v) an assessment of whether the proposed transaction or situation is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Nominating and Corporate Governance Committee may, however, determine that a related person does not have a direct or indirect material interest in certain categories of transactions, for example:

•	any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million, or 2% of that company’s total annual revenue, and the related person is not involved in the decision-making process for such transaction;

•	any charitable contribution, grant or endowment by Varex to a charitable organization, foundation or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million, or 2% of the charitable organization’s total annual receipts, and the related person is not involved in the decision-making process for such transaction;

•	compensation to executive officers determined by the Compensation and Management Development Committee;

•	compensation to directors determined by the board of directors; and

•	transactions in which all security holders receive proportional benefits.

Transactions involving related persons that are not included in one of the categories that the Nominating and Corporate Governance Committee has excluded (such as the examples above) will be forwarded to Varex’s legal department to determine whether the related person could have a direct or indirect material interest in the transaction, and any such transaction will be forwarded to the Nominating and Corporate Governance Committee for review. The Nominating and Corporate Governance Committee will determine whether the related person has a material interest in a transaction and may approve, ratify, terminate or take other action with respect to the transaction in its discretion.

EXECUTIVE COMPENSATION

Varex is an “emerging growth company,” as defined in the JOBS Act. As such, it is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive compensation in Varex’s proxy statements, including the requirement to include a Compensation Discussion and Analysis, scaled financial reporting, as well as exemptions from the requirement to hold a non-binding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

Summary Compensation Table

The information included in the Summary Compensation Table below reflects compensation earned from Varian during fiscal years 2016 and 2015 by individuals whom are expected to serve as Varex’s named executive officers (“NEOs”) upon the separation. They are Varex’s Chief Executive Officer and Varex’s other two most highly compensated executive officers, based on estimated fiscal year 2016 compensation from Varian. It is anticipated that, following the separation, Varex’s NEOs will have the titles shown below; however, such determination is subject to approval by the Varex board of directors.

Each of the individuals whom are expected to serve as Varex’s NEOs was employed by Varian prior to the separation; therefore, the information provided below reflects compensation earned at Varian and the design and objectives of the Varian executive compensation programs in place prior to the separation. All references in the following tables to equity awards are to equity awards granted by Varian in respect of Varian common stock.

The historical compensation shown below was determined by Varian. Future compensation levels at Varex will be determined based on the compensation policies, programs and procedures to be established by the Varex Compensation Committee. Accordingly, the amounts and forms of compensation reported below are not necessarily indicative of the compensation that Varex’s NEOs will receive following the separation, which could be higher or lower than the amounts shown below.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Sunny S. Sanyal	2016	538,329	1,195,993	364,005	380,946	78,659	2,557,932
Chief Executive Officer	2015	483,625	866,652	433,324	185,182	110,803	2,079,586

Clarence R. Verhoef	2016	361,432	433,279	216,670	175,353	36,725	1,223,459
Chief Financial Officer	2015	326,049	333,302	166,667	113,924	31,192	971,134

Richard E. Colbeth	2016	331,808	133,361	66,669	101,462	24,534	657,836
Senior Vice President and General Manager, X-Ray Detectors	2015	290,495	146,665	73,342	77,195	22,019	609,716

(1)	This column represents the aggregate grant date fair value of restricted stock unit (“RSU”) and performance stock unit (“PSU”) awards made to each Varex NEO during fiscal years 2016 and 2015, computed in accordance with Accounting Standards Codification (“ASC”) 718, “Compensation—Stock Compensation” (“ASC 718”). The fair value for RSU awards was determined using the closing price of Varian’s common stock on the grant date multiplied by the number of shares subject to the award. PSUs are valued using the Monte Carlo simulation model. The determination of the fair value of PSU awards on the date of grant is affected by Varian’s stock price, as well as the input of other subjective assumptions, including the expected term of the PSUs and the expected price volatilities of shares of Varian common stock and peer companies that are used to assess certain performance targets over the expected term of the award, and the expected dividend yield of shares of Varian common stock.

The table below sets forth components of the fair value of the stock awards made in fiscal year 2016. The value of the PSU awards at grant date, assuming that the highest level of performance conditions will be achieved is also included. These amounts reflect our calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by Varex’s NEOs.

	Components of Stock Awards		PSU Fair Value at Highest Level
Name	RSU Fair Value	PSU Fair Value
Sunny S. Sanyal	$208,008	$987,985	$1,728,973
Clarence R. Verhoef	$216,656	$216,623	$379,090
Richard E. Colbeth	$133,361	—	—

(2)	This column represents the aggregate grant date fair value of stock option awards granted to each NEO during fiscal years 2016 and 2015, computed in accordance with ASC 718 based on a Black-Scholes option pricing model using the assumptions listed below.

	2016	2015
Expected term (in years)	4.13	4.13
Risk-free interest rate	1.1%	1.3%
Expected volatility	20.0%	22.1%
Expected dividend yield	—%	—%
Weighted average fair value at grant date	$13.67	$18.53

The amounts above reflect Varian’s calculation of the value of these awards, and do not necessarily correspond to the actual value that may ultimately be realized by Varex’s NEOs.

(3)	This column represents annual cash incentives paid under Varian’s Management Incentive Plan (the “MIP”). For Mr. Colbeth, this amount also includes incentives under the Employee Incentive Plan (“EIP”). Amounts include the incentive payments deferred under Varian’s Deferred Compensation Plan (the “Varian DCP”).

(4)	Set forth in the table below are the material components of the “All Other Compensation” column for fiscal year 2016.

Name	Company Contributions to 401(k) ($)	Company Supplemental Contributions Under the Deferred Compensation Plan ($)(A)	Company Match of Charitable Contributions ($)	Other ($)(B)
Sunny S. Sanyal	$15,900	$36,765	$5,000	$20,995
Clarence R. Verhoef	$16,169	$14,433	—	$6,392
Richard E. Colbeth	$16,295	$8,185	—	$300

(A)	Amounts represent an estimate of Varian’s Supplemental Contributions under the Varian DCP for 2016, which will be made in January 2017. The estimate is calculated based on the portion of the executive’s eligible cash compensation (determined by the sum of his calendar year 2016 base salary through December 31, 2016 and the actual fiscal year 2016 cash incentive payout under the MIP) that exceeded the compensation limit imposed by Section 401(a)(17) of the Internal Revenue Code ($265,000 for 2016).

(B)	For Mr. Sanyal and Mr. Verhoef, the amount consists of financial counseling and life insurance benefits. For Mr. Colbeth the amount consists of life insurance benefits.

Narrative Disclosure to Summary Compensation Table

Salary: During fiscal year 2016, none of Varex’s NEOs had a written employment agreement with Varian or its affiliates, but were and remain “at-will” employees. The salaries for Varex’s NEOs in effect as of the beginning of calendar year 2016 were as follows: Mr. Sanyal, $496,800; Mr. Verhoef, $330,194; and Mr. Colbeth, $295,891.

Stock and Option Awards: In fiscal year 2016 the Varian Compensation Committee granted long-term equity compensation to Varex’s NEOs and other senior officers of Varian in the form of PSUs, stock options and RSUs. The PSUs were granted on November 30, 2015 and on February 12, 2016; the stock options and RSUs were granted on February 12, 2016.

Set forth below are the value of the PSUs (at target), stock options and RSUs awarded to Varex’s NEOs on the respective grant dates:

	Value of PSUs at Target	Value of PSUs at Target	Value of Stock Options	Value of RSUs	Total Combined Value of Equity Awards
	($)	($)	($)	($)	($)
	(Granted 11/30/15)	(Granted 2/12/2016)	(Granted 2/12/2016)	(Granted 2/12/2016)
Name
Sunny S. Sanyal	$519,979	$468,006	$364,005	$208,008	$1,559,998
Clarence R. Verhoef	$216,623	—	$216,670	$216,656	$649,949
Richard E. Colbeth	—	—	$66,669	$133,361	$200,030

The dollar value of the equity awards in the table above equals the grant value of the actual number of PSUs, stock options and RSUs, which were converted from approved grant values into shares or units using Varian’s stock price on the date of grant. The value of each PSU award was based on the probability of achieving the performance vesting conditions using a Monte Carlo simulation model. The value of each stock option was based on a Black-Scholes value using model inputs disclosed in footnote (2) above under the Summary Compensation Table. The value of each RSU award was equal to the closing price of Varian’s common stock on the date of grant. Additional information about equity awards granted in 2016 is provided below.

November 30, 2015 PSU Grant

The PSUs awarded on November 30, 2015 to Messrs. Sanyal and Verhoef consist of the right to receive shares of Varian common stock, based upon performance against pre-established goals during a three-year performance period from the beginning of fiscal year 2016 through the end of fiscal year 2018. The maximum that can be earned is 175% of the target PSUs. PSUs that are earned based on performance vest immediately at the end of the three-year performance period provided the recipient is employed by us throughout the vesting period. In the event of retirement, death or change in control, full or partial payouts are made per provisions in the plan document.

The performance measures used to determine if and how many shares of Varian’s common stock are received pursuant to the PSUs consists of (i) annual EPS growth relative to targets established by the Varian Compensation Committee at the beginning of the 2016, 2017 and 2018 fiscal years; and (ii) a modifier based on Varian’s relative TSR over the three-year performance period ranked against the Dow Jones U.S. Medical Equipment Index for the same period.

The Dow Jones U.S. Medical Equipment Index used for the TSR modifier currently consists of approximately 50 companies, including Varian. TSR is measured using a 30 calendar day stock price average at the beginning and end of the three-year performance period. The TSR rank modifier will adjust the shares calculated from the EPS results upward or downward by as much as 25% on a sliding scale based on Varian’s percentile rank in the index, with an increase in Varian shares for TSR rank above 55th percentile and a reduction in Varian shares for TSR rank below 55th percentile.

The Varian Compensation Committee believes that pairing EPS with TSR provides an external measure that complements EPS results, directly aligning the executive’s interests with those of Varian’s stockholders (e.g., stock price return).

February 12, 2016 PSU Grant

At its meeting on February 12, 2016, the Varian Compensation Committee awarded a second grant of PSUs to Mr. Sanyal.

The performance measure used to determine if the PSUs will be eligible for payout consists of a pre-established threshold revenue goal of $7.5 billion which Varian must achieve within the period of January 2, 2016 through September 28, 2018. The plan defines revenue as Varian’s net sales determined in accordance with generally accepted accounting principles (GAAP) which is reflected in Varian’s financials as Total Revenues. Subject to the attainment of the revenue goal, the payout of the PSUs will be subject to the EPS and TSR goals previously established for the PSU grants made on November 30, 2015 (as described above).

February 12, 2016 RSU Grant

The RSUs granted to Varex’s NEOs vest and are settled in equal amounts of shares of Varian common stock on approximately the first, second and third anniversaries of the date of grant. A recipient must be employed by Varian throughout the vesting period for full vesting to occur, except in cases involving retirement, death or a change in control, where full or partial vesting are made depending on various circumstances.

February 12, 2016 Stock Option Grant

The stock options granted to Varex’s NEOs vest as to 33 1/3% twelve months from the grant date, and the remainder vest in equal monthly installments during the following 24-month period. A recipient must be employed by Varian throughout the vesting period for full vesting to occur, except in cases involving retirement, death or a change in control, where full or partial vesting are made depending on various circumstances.

Non-Equity Incentive Plan Compensation: The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table represent the actual awards earned by Varex’s NEOs under the MIP. For fiscal year 2016, the Varian Compensation Committee established a MIP bonus pool equal to 1.25% of Varian’s fiscal year 2016 Earnings Before Interest and Taxes (“EBIT”) and fixed the following financial performance goals: growth in EBIT (50% weight) and top line growth (30% weight) which is made up of gross orders growth in Oncology Systems and revenue growth in Imaging Components and Proton Therapy. The EBIT and Top Line growth measures account for 80% of the potential MIP amount. For each of the above performance measures, specific financial targets were set for the total company and the two largest business units, Oncology Systems and Imaging Components, with a weighting of the financial targets for each Varex NEO. In addition, 20% of the potential MIP amount was based on achievement of individual non-financial qualitative performance. The achievement and payout of the financial measures is determined by the Varian Compensation Committee. The Varian Compensation Committee also determined the achievement of the non-financial qualitative performance results for Messrs. Sanyal and Verhoef and Mr. Colbeth’s achievement was determined by Mr. Sanyal. Based upon the achievement of the financial and non-financial qualitative performance results, the actual payouts as a percentage of the target payout (or 100%) under the MIP were as follows:

Name	MIP Payout as a % of Target (Fiscal Year 2016)
Sunny S. Sanyal	102%
Clarence R. Verhoef	100%
Richard E. Colbeth	101%

All Other Compensation, Including Perquisites: Varex’s NEOs have also been extended certain perquisites, as follows:

•	Company Supplemental Contributions representing retirement contributions which could not be contributed by Varian to the executives’ qualified 401(k) retirement accounts due to Internal Revenue Code limitations.

•	For Messrs. Sanyal and Verhoef, reimbursement for financial planning, estate planning, tax planning, tax return preparation and financial counseling services (to a maximum of $6,500 per year for the NEOs). Varian also reimbursed certain individuals, including all executive officers and non-executive officers, for annual medical examinations (up to a maximum of $4,000 per year).

Varian does not permit its executives to use its fractionally owned aircraft for purely personal trips. However, Varian allows and includes in the executive’s compensation, as applicable, aircraft use attributable to accompanying spousal aircraft travel when it is deemed valuable and appropriate for business purposes. In fiscal year 2016, there was no spousal travel.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by Varex’s NEOs as of September 30, 2016. All share information relates to Varian common stock.

	Option Awards(1)(2)				Stock Award(2)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(11)
Sunny S. Sanyal	02/21/2014	46,078	7,433	$83.70	02/21/2021
	02/13/2015	12,342	11,043	$92.65	02/13/2022
	02/12/2016	—	26,628	$75.86	02/12/2023
						1,932	(3)	$192,292	—		—
						3,118	(4)	$310,335	4,465	(7)	$440,401
						2,742	(5)	$272,911	6,205	(8)	$617,584
									5,679	(9)	$565,231

Total		58,420	45,104			7,792		$775,538	16,349		$1,623,216

Clarence R. Verhoef	11/09/2012	6,981	—	$68.84	11/09/2019
	02/21/2014	6,301	1,017	$83.70	02/21/2021
	02/13/2015	4,746	4,248	$92.65	02/13/2022
	02/12/2016	—	15,850	$75.86	02/12/2023
						1,347	(6)	$134,067
						531	(3)	$52,850
						1,200	(4)	$119,436	1,717	(7)	$129,101
						2,856	(5)	$284,258	2,585	(8)	$257,285

Total		18,028	21,115			5,934		$590,611	4,302		$386,386

Richard E. Colbeth	02/21/2014	3,860	623	$83.70	02/21/2021
	02/13/2015	2,088	1,870	$92.65	02/13/2022
	02/12/2016	—	4,877	$75.86	02/12/2023
						651	(3)	$64,794
						1,056	(4)	$105,104
						1,758	(5)	$174,973

Total		5,948	7,370			3,465		$344,871

(1)	All options are granted at an exercise price equal to the fair market value (i.e., the closing price) of the underlying shares of our common stock on the date of grant. The following table sets forth the vesting dates for the outstanding unvested option awards:

	Grant Date	General Vesting Schedule (based on outstanding option awards)
	11/9/2012	33-1/3% vested on 11/9/2012; pro-rata monthly thereafter until fully vested on 11/11/2015.
	2/21/2014	33-1/3% vested on 2/21/2015; pro-rata monthly thereafter until fully vested on 2/21/2017.
	2/13/2015	33-1/3% vested on 2/13/2016; pro-rata monthly thereafter until fully vested on 2/13/2018.
	2/12/2016	33-1/3% vested on 2/12/2017; pro-rata monthly thereafter until fully vested on 2/12/2019.

(2)	Vesting will occur only if the applicable Varex NEO is employed by us throughout the vesting period, except in cases involving retirement, death or change in control, where full or partial payments are made depending on various circumstances

(3)	Grant Date	Vesting Schedule (based on total RSU awards granted)
	2/21/2014	33 1/3% on 2/15/2015; 33 1/3% on 2/15/2016 and 33 1/3% on 2/15/2017

(4)	Grant Date	Vesting Schedule (based on outstanding RSU awards)
	2/13/2015	33 1/3% on 2/15/2016; 33 1/3% on 2/15/2017 and 33 1/3% on 2/15/2018

(5)	Grant Date	Vesting Schedule (based on outstanding RSU awards)
	2/12/2016	33 1/3% on 2/15/2017; 33 1/3% on 2/15/2018 and 33 1/3% on 2/15/2019

(6)	Grant Date	Vesting Schedule (based on outstanding RSU awards)
	11/20/2013	33 1/3% on 2/15/2014; 33 1/3% on 2/15/2015 and 33 1/3% on 2/15/2016

(7)	Grant Date	Vesting Schedule (based on outstanding PSU awards)
	11/14/2014	100% on 11/14/2017, subject to actual performance and continued service or retirement. The aggregate market value in the table is based on target performance since actual performance in fiscal year 2015 exceeded threshold performance.

(8)	Grant Date	Vesting Schedule (based on outstanding PSU awards)
	11/30/2015	100% on 11/30/2018, subject to actual performance and continued service or retirement. The aggregate market value in the table is based on target performance since actual performance in fiscal year 2016 exceeded threshold performance.

(9)	Grant Date	Vesting Schedule (based on outstanding PSU awards)
	2/12/2016	100% on 11/30/2018, subject to actual performance and continued service or retirement. The aggregate market value in the table is based on target performance since actual performance in fiscal year 2016 exceeded threshold performance.

(11)	Basedon the closing price Varian common stock as of September 30, 2016 ($99.53).

Varex Executive Compensation Arrangements

Generally

Varex’s initial executive compensation arrangements are described below and are similar in a number of respects to those in place at Varian immediately prior to the separation and distribution. However, after the separation and distribution, Varex’s compensation committee and senior management will be able to evaluate such arrangements and may make adjustments as necessary to meet prevailing business needs.

Change in Control Agreements

In January 2017, each of Varex’s NEOs entered into a Change in Control Agreement (each, a “CIC Agreement”) that was approved by Varex’s board of directors, which will become effective upon the completion of the separation and distribution. The following is a summary of the terms of each NEO’s CIC Agreement, which is qualified in its entirety by reference to the full text of the form of CIC Agreement that is filed as an exhibit to the registration statement of which this information statement forms a part.

Under the CIC Agreements, if within 18 months after a change in control of Varex, Varex terminates the NEO’s employment other than by reason of death, disability retirement or “cause”, or if the NEO voluntarily terminates for “good reason”, then the NEO will be entitled to: (i) a lump sum severance payment, (ii) a lump sum payment equal to a pro-rata portion of the NEO’s target bonus under Varex’s annual incentive plan, (iii) full vesting of all outstanding stock options and stock awards, and (iv) up to 18 months of Company paid COBRA premiums, provided, however, that if the payment of COBRA premiums violates applicable law, the NEO will instead receive a taxable lump sum payment equal to 18 months of COBRA premiums.

The amount of the lump sum severance payment in the case of each of Varex’s NEOs will be equal to a multiple of the sum of: (A) the NEO’s base salary and (B) the greater of (x) the NEO’s most recently established target annual bonus under Varex’s annual incentive plan and (y) the average annual bonus that was paid to the NEO in the three (3) fiscal years ending prior to the date of termination under the annual incentive plan or the Varian Management Incentive Plan. The severance multiple for Mr. Sanyal is 2.5 while the severance multiple for Messrs. Verhoef and Colbeth is 2.0. If the NEO has not completed at least three (3) full fiscal years of service with Varex prior to the NEO’s termination date, then the amount determined in (y) above, will be based on the average annual bonus for the number of full fiscal years that the NEO has completed.

As a condition to receiving such severance benefits, an NEO must execute a release of all of his rights and claims relating to his employment and comply with certain post-termination restrictions, including, among other things, continuing to comply with the terms of his proprietary information and non-disclosure agreement, and for a period of 12 months, complying with certain non-solicitation and non-competition provisions that are set forth in the NEO’s CIC Agreement.

In addition, if within 18 months after a change in control, the NEO incurs a separation from service by reason of the NEO’s death or disability, the NEO or, if applicable, the NEO’s estate will be entitled to death or long-term disability benefits from Varex no less favorable than the most favorable benefits to which the NEO would have been entitled had the death or disability occurred at any time during the period commencing one year prior to the change in control under the plans of Varex or Varian.

The CIC Agreements with Varex’s NEOs do not provide for tax gross-ups of payments subject to the “golden parachute” excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”). Each CIC Agreement instead contains a “better after-tax” provision, which provides that if any of the payments to the NEO constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the NEO, whichever results in the NEO receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Omnibus Stock Plan

In January 2017, Varex’s board of directors and Varian in its capacity as Varex’s sole stockholder approved the Varex Imaging Corporation 2017 Omnibus Stock Plan (the “Omnibus Plan”) under which various equity awards covering shares of Varex common stock, may be granted to the employees and consultants of Varex and its affiliates, and Varex’s non-employee directors. The Omnibus Plan will become effective on the day immediately preceding the date on which Varex’s common stock begins trading on a “when-issued” basis on the NASDAQ. The following is a summary of the terms of the Omnibus Plan, which is qualified in its entirety by reference to the full text of the Omnibus Plan that is filed as an exhibit to the registration statement of which this information statement forms a part. Any outstanding Varian equity awards that convert into Varex equity awards upon the separation and distribution will be issued pursuant to the Omnibus Plan and will reduce the number of shares authorized for issuance under the Omnibus Plan.

Purpose

The Omnibus Plan is intended to increase incentives and to encourage share ownership on the part of (1) employees of Varex and its affiliates, (2) consultants who provide significant services to Varex and its affiliates, and (3) non-employee directors of Varex. The Omnibus Plan is also intended to further the growth and profitability of Varex. Additionally, the Omnibus Plan is intended to permit the grant of stock awards that qualify as performance-based compensation under Section 162(m) of the Code, subject to compliance with the requirements of Section 162(m) of the Code.

Types of Stock Awards

The Omnibus Plan provides for the granting of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance units, performance shares and deferred stock units (“DSUs”) (each a “stock award”) to eligible Omnibus Plan participants. The Omnibus Plan also provides for the grant of non-qualified stock options and DSUs to Varex’s non-employee directors.

Share Reserve

The maximum number of shares that may be issued pursuant to stock awards granted under the Omnibus Plan will not exceed (i) 5,000,000 shares, plus (ii) such number of shares that are subject to stock awards that are granted in substitution for Varian stock awards in connection with the separation and distribution, with the maximum number of shares that are subject to such stock awards not to exceed 1,700,000 shares, plus (iii) such number of shares that are granted pursuant to substitute stock awards in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c). Shares issued under the Omnibus Plan may be authorized but unissued shares, treasury shares or reacquired shares, including shares repurchased by Varex on the open market. If a stock award terminates, expires, or lapses for any reason, any shares subject to such award (plus the number of additional shares, if any, that counted against the share pool using the share counting rule in effect at the time the stock award was granted) again will be available to be the subject of an award. In addition, shares issued pursuant to stock awards assumed or issued in substitution of other awards in connection with the acquisition by Varex of an unrelated entity will not reduce the maximum number of shares issuable under the Omnibus Plan. If any shares subject to a stock award are not delivered to a participant because the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), the number of shares that are not delivered to the participant will not remain available for issuance under the Omnibus Plan. Also, any shares reacquired by Varex to satisfy tax withholding obligations or as consideration for the exercise of an option will not again become available for issuance under the Omnibus Plan. In addition, the number of shares with respect to which a SAR is exercised will not again become available for issuance under the Omnibus Plan.

In addition, the Omnibus Plan does not contain an evergreen provision, pursuant to which the share pool would be automatically increased each year based on a specified formula.

Administration of the Omnibus Plan

Varex’s compensation committee will administer the Omnibus Plan. The members of Varex’s compensation committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act, as “independent directors” under NASDAQ Listing Rule 5605(a)(2) and as “outside directors” under Section 162(m) of the Code.

Subject to the terms of the Omnibus Plan, Varex’s compensation committee has the sole discretion to determine the employees and consultants who will be granted stock awards, the size and types of these stock awards, and the terms and conditions of these stock awards. Subject to applicable law and certain other limitations, Varex’s compensation committee may delegate all or any part of its authority and powers under the Omnibus Plan to a committee of one or more directors and/or to officers appointed by Varex’s compensation committee. Varex’s board of directors will determine and administer options and DSUs granted to non-employee directors.

No Repricing, Underpriced Options or Reload Options

The Omnibus Plan expressly prohibits the re-pricing of stock options and SARs (except for proportional adjustments associated with stock dividends, mergers, consolidations, split-ups, share combinations or other change in Varex’s corporate structure affecting shares of common stock), without stockholder consent. Furthermore, the Omnibus Plan does not permit the granting of discounted stock options or SARs, or the “re-loading” of stock options, which is the automatic grant of a new stock option upon exercise of an existing stock option.

Eligibility to Receive Stock Award Grants

Employees and consultants of Varex and its affiliates and Varex’s non-employee directors are all eligible to participate in the Omnibus Plan.

Stock Options

Varex’s compensation committee may grant non-qualified stock options to purchase shares of Varex’s common stock, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. Incentive stock options may only be granted to employees of Varex or its subsidiaries. All of the shares available for issuance under the Omnibus Plan may be issued as incentive stock options. No more than 500,000 shares may be granted to one participant during each fiscal year with respect to options.

Varex’s compensation committee sets the exercise price for each option, which cannot be less than 100% of the fair market value of the underlying shares of Varex’s common stock on the date of grant. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value on the date of grant if the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of Varex or any of its affiliates. Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the date of grant) covered by incentive stock options that first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The exercise price will be payable by any means which Varex’s compensation committee, in its sole discretion, determines both to provide legal consideration for the shares and to be consistent with the Omnibus Plan’s purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by Varex’s compensation committee. Options expire at the times established by Varex’s compensation committee, which generally will not be more than seven years after the date of grant. If the participant terminates services prior to an option’s normal expiration date, the period of exercisability may be shorter depending on the reason for the termination. Varex’s compensation committee may extend the maximum term of any option granted under the Omnibus Plan, subject to the seven-year or earlier limits set forth in the Omnibus Plan.

Stock Appreciation Rights

Varex’s compensation committee will determine the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. No more than 500,000 shares may be granted to one participant during each fiscal year with respect to SARs. Upon exercise of a SAR, the participant will receive payment from Varex in an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the date of grant), by (ii) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of Varex’s common stock, as determined by Varex’s compensation committee. SARs are exercisable at the times and on the terms established by Varex’s compensation committee.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of Varex’s common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions and such shares will vest and the restrictions on such shares will lapse in accordance with the terms and conditions established by Varex’s compensation committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of Varex’s common stock. No more than 100,000 shares may be granted to one participant during each fiscal year with respect to restricted stock or RSUs.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, Varex’s compensation committee may impose whatever conditions to vesting as it determines to be appropriate. For example, Varex’s compensation committee may determine to grant restricted stock or RSUs only if performance goals established by Varex’s compensation committee are satisfied.

Performance Units and Performance Shares

Performance units and performance shares are stock awards that will result in a payment to a participant only if the performance goals that Varex’s compensation committee establishes are satisfied. The initial value of each performance unit will not exceed, and the initial value of each performance share will equal, the fair market value (on the date of grant) of a share of Varex’s common stock.

In addition to the performance requirements discussed above, performance units and performance shares are subject to additional limits set forth in the Omnibus Plan. No more than 100,000 shares may be granted to one participant during each fiscal year with respect to performance units or performance shares.

Performance Goals

Varex’s compensation committee in its discretion may make performance goals applicable to a participant with respect to a stock award. Any performance goals may be applied on a Company-wide or an individual business unit basis. Performance goals may be measured over any fiscal period not to exceed three consecutive fiscal years, as determined by Varex’s compensation committee. Currently, at Varex’s compensation committee’s discretion, one or more of the following performance goals may apply: earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, stockholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, economic value add, stock price of Varex’s stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-offs, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue and employee headcount.

Non-employee Director Compensation Limit

The Omnibus Plan provides for a limit on the total value of equity and cash compensation that may be paid to each of Varex’s non-employee directors during each fiscal year under the Omnibus Plan or otherwise. Awards granted during a single fiscal year under the Omnibus Plan or otherwise, taken together with any cash fees paid during such fiscal year for services on Varex’s board of directors, will not exceed $625,000 in total value for any non-employee director serving as the lead director or chair and $525,000 in total value for any other non-employee director. Such applicable limit will include the value of any stock awards that are received in lieu of all or a portion of any annual committee cash retainers or other similar cash-based payments.

Non-employee Director Options

Under the Omnibus Plan, Varex’s board of directors will determine the number of shares subject to stock options to be issued to each non-employee director. Non-employee director options may only be non-qualified options. The exercise price of each non-employee director option will be 100% of the fair market value (i.e., the closing price) of the underlying shares of Varex’s common stock on the date of grant. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive options in connection with a corporate reorganization. Each option is immediately exercisable on the date of grant. All options granted to non-employee directors generally will have a term of seven years from the date of grant. If a director terminates service on Varex’s board of directors (including a voluntary resignation) prior to an option’s normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, the Omnibus Plan allows Varex’s board of directors to adopt procedures to permit non-employee directors to forego all or part of their cash compensation in exchange for options or shares of Varex’s common stock.

Non-employee Director DSUs

Under the Omnibus Plan, Varex’s board of directors will determine the number of DSUs to be granted to each non-employee director. DSUs will vest over a period of not less than one year from the date of grant, unless otherwise provided in the grant agreement as determined by Varex’s board of directors, and vesting may be pro rata during the vesting period. Unless otherwise provided in the grant agreement as determined by Varex’s board of directors, payment of DSUs will be made in shares of Varex’s common stock, with one share of Varex’s common stock being issued for each DSU. Payment may be made in a lump sum, in installments and may be made on a deferred basis.

Nontransferability of Stock Awards

In general, stock awards granted under the Omnibus Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and any stock awards may be exercised only by the participant during the participant’s lifetime. Notwithstanding the above, Varex’s compensation committee (or Varex’s board of directors, in the case of stock awards granted to non-employee directors) may, in its discretion, permit stock awards to be transferred to an individual or entity other than Varex subject to any restrictions as Varex’s compensation committee or Varex’s board of directors may impose.

Dividend Equivalents

Recipients of stock awards may, if Varex’s compensation committee (or Varex’s board of directors, in the case of stock awards granted to non-employee directors) so determines, be entitled to receive cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends declared with respect to shares of Varex’s common stock, and Varex’s compensation committee or Varex’s board of directors may provide that these amounts will be deemed to have been reinvested in additional shares of common stock or otherwise reinvested.

Recoupment Policy

All stock awards granted under the Omnibus Plan will be subject to recoupment in accordance with any clawback policy that Varex is required to adopt pursuant to the listing standards of any national securities exchange or association on which Varex’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In the event that Varex has not adopted such required policy and notwithstanding anything to the contrary set forth in the Omnibus Plan or any stock award agreement, in the event of a restatement of incorrect financial results, Varex’s board of directors will review the conduct of executive officers in relation to the restatement. If Varex’s board of directors determines that an executive officer has engaged in misconduct or other violations of Varex’s code of ethics in connection with the restatement, Varex’s board of directors would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the Omnibus Plan that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. Such action by Varex’s board of directors would be in addition to any other actions Varex’s board of directors or Varex may take under Varex’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

Corporate Transaction

Except as set forth in a stock award agreement, upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of shares of Varex’s common stock or other securities of Varex; (c) a sale of all or substantially all the business, stock or assets of Varex; (d) a dissolution of Varex; or (e) any event in which Varex does not survive (or does not survive as a public company in respect of its shares of common stock), then any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all stock awards outstanding under the Omnibus Plan or may substitute similar stock awards for stock awards outstanding under the Omnibus Plan (including but not limited to, stock awards to acquire the same consideration paid to the stockholders of Varex pursuant to the transaction), and any reacquisition or repurchase rights held by Varex in respect of shares issued pursuant to stock awards may be assigned by Varex to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in connection with such transaction. Except as set forth in a stock award agreement, if Varex’s compensation committee does not provide for the assumption, continuation or substitution of stock awards, each stock award will fully vest and terminate upon the related event, provided that holders of options or SARs be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise their outstanding vested options and SARs before the termination of such awards; provided, however, that any payout in connection with a terminated stock award will comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

Notwithstanding the foregoing, except as set forth in a stock award agreement, in the event that a stock award would otherwise terminate upon the effective time of any transaction described above, Varex’s compensation committee may provide for a payment in such form as may be determined by Varex’s compensation committee, equal in value to the excess, if any, of (A) the value of the property the participant would have received upon the exercise or vesting of the stock award immediately prior to the effective time of the transaction, over (B) any exercise price payable by such holder in connection with such exercise, and provided further, that at the discretion of Varex’s compensation committee, such payment may be subject to the same conditions that apply to the consideration that will be paid to holders of shares in connection with the transaction; provided, however, that any payout in connection with a terminated stock award will comply with Section 409A of the Code to the extent necessary to avoid taxation thereunder.

Amendment, Termination and Duration of the Omnibus Plan

Varex’s board of directors generally may amend or terminate the Omnibus Plan at any time and for any reason; provided, however, that any amendment will be subject to the approval of the stockholders to the extent required by applicable law or regulation and the amendment or termination of the Omnibus Plan will not alter or impair any rights or obligations under any stock award without the participant’s consent. Unless otherwise amended or terminated by Varex’s board of directors, the Omnibus Plan will remain in effect for ten years from the date Varex’s board of directors approved the Omnibus Plan.

Employee Stock Purchase Plan

In January 2017, Varex’s board of directors and Varian in its capacity as Varex’s sole stockholder approved the Varex Imaging Corporation 2017 Employee Stock Purchase Plan (the “ESPP”) under which options to purchase Varex common stock that are intended to qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code may be granted to employees of Varex and its affiliates. The ESPP will become effective on the day immediately preceding the date on which Varex’s common stock begins trading on a “when-issued” basis on the NASDAQ. The following is a summary of the terms of the ESPP, which is qualified in its entirety by reference to the full text of the ESPP that is filed as an exhibit to the registration statement of which this information statement forms a part.

Purpose

The purpose of the ESPP is to provide a means by which employees of Varex and those designated subsidiaries of Varex may be given an opportunity to purchase Varex’s common stock through payroll deductions.

Administration of the ESPP

Varex’s compensation committee will administer the ESPP. Varex’s compensation committee will have all powers and discretion necessary or appropriate to supervise the administration of the ESPP and to control its operation in accordance with its terms.

Authorized Shares

The maximum number of shares that may be issued pursuant to options granted under the ESPP is 1,000,000 shares. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other similar change in Varex’s capital structure, Varex’s board of directors will make appropriate adjustments, if any, in the number, kind and purchase price of the shares available for purchase under the ESPP, the maximum number of shares subject to the ESPP and the purchase limit per participant described below.

Eligibility

Most employees of Varex and its participating subsidiaries are eligible to participate in the ESPP. However, an employee is not eligible if he or she owns stock and/or holds outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Varex or of any subsidiary of Varex. Also, an employee is not eligible if he or she normally is not scheduled to work at least five months every calendar year or at least 20 hours per week. Directors who are not employees are not eligible to participate in the ESPP. To the extent permissible under Section 423 of the Code, Varex’s compensation committee, in its sole discretion, may also exclude “highly compensated employees” (within the meaning of Section 414(q) of the Code) or other categories of employees from the ESPP.

Offering Periods

The ESPP is implemented by offerings of options to all eligible employees, pursuant to which eligible employees who enroll in an offering will be granted an option to purchase shares of Varex common stock. To the extent permissible under Section 423 of the Code, Varex’s compensation committee will have the authority to determine the terms of each period for which an option will be in effect (the “offering period”), including the time or times when, and the number of shares for which options will be granted. The provisions of separate offering periods need not be identical. Each offering period will have one or more purchase periods that end on a designated purchase date. The maximum length for an offering period, however, will be no longer than twenty-seven (27) months.

Participation, Purchase Periods and Purchase of Shares

Throughout each purchase period, eligible employees have the right to make contributions to the ESPP through payroll deductions generally ranging from 1% to 10% of their regular wages. At the end of the purchase period, a participant’s accumulated payroll deductions are used to purchase Varex’s common stock at 85% of the lower of its then fair market value or the fair market value at the start of the purchase period. The employee immediately becomes the vested owner of the shares purchased, but acquires the rights of a stockholder only upon issuance of the shares. No employee will have a right to purchase more than $25,000 of Varex’s common stock under the ESPP in any calendar year (based on the fair market value at the time the right is granted). In addition, no more than 2,000 shares of Varex’s common stock will be purchasable by any participant in any purchase period. A participant may withdraw from the ESPP at such times as Varex’s compensation committee permits and automatically ceases to be a participant when no longer an eligible employee.

Corporate Transaction

Upon the occurrence of (a) a merger, combination, consolidation, reorganization or other corporate transaction; (b) an exchange of shares of Common Stock or other securities of Varex; (c) a sale of all or substantially all the business, stock or assets of Varex; (d) a dissolution of Varex; or (e) any event in which Varex does not survive (or does not survive as a public company in respect of its shares of Common Stock), then (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding options or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the transaction) for outstanding options, or (ii) if any surviving or acquiring corporation (or the surviving or acquiring corporation’s parent company) does not assume or continue such options or does not substitute similar rights for such options, then the participants’ accumulated contributions will be used to purchase shares of Varex common stock within ten business days prior to the transaction through the exercise of outstanding options on such actual date as determined by Varex’s compensation committee in its discretion, and all such outstanding options will terminate immediately after such purchase.

Amendment and Termination of ESPP

Unless otherwise amended or terminated by Varex’s board of directors, the ESPP will remain in effect for ten years from the date Varex’s board of directors approved the ESPP. If the ESPP is terminated, Varex’s board of directors, in its discretion, may elect to terminate all outstanding options either immediately or upon completion of the purchase of shares on the next purchase date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates).

Management Incentive Plan

In January 2017, Varex’s board of directors and Varian in its capacity as Varex’s sole stockholder approved the Varex Imaging Corporation Management Incentive Plan (the “MIP”) under which cash bonuses may be awarded to eligible Varex employees. The MIP will become effective on the day immediately preceding the date on which Varex’s common stock begins trading on a “when-issued” basis on the NASDAQ. The following is a summary of the terms of the MIP, which is qualified in its entirety by reference to the full text of the MIP that is filed as an exhibit to the registration statement of which this information statement forms a part.

Purpose

The MIP is intended to increase stockholder value and the success of Varex by motivating key executives of Varex and its affiliates (1) to perform to the best of their abilities, and (2) to achieve Varex’s objectives. The MIP’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of Varex and its business units. The MIP is intended to permit the grant of awards that qualify as “performance-based compensation” under Section 162(m) of the Code, subject to compliance with the requirements of Section 162(m) of the Code.

Administration of the Management Incentive Plan

Varex’s compensation committee will administer the MIP. The members of Varex’s compensation committee must qualify as “outside directors” under Section 162(m) of the Code. Subject to the terms of the MIP, Varex’s compensation committee has the sole discretion to determine the key employees who will be granted awards, and the amounts, terms and conditions of each award. Varex’s compensation committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by Varex’s compensation committee, but only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code.

Eligibility to Receive Awards

Varex’s compensation committee in its discretion will determine eligibility for the MIP. In selecting participants for the MIP, Varex’s compensation committee will choose key employees of Varex and its affiliates who are likely to have a significant impact on Varex’s performance.

Awards and Performance Goals

Under the MIP, Varex’s compensation committee will establish (1) the performance goals that must be achieved in order for the participant to actually be paid an award and (2) a formula or payout matrix for calculating a participant’s award, depending upon how actual performance compares to the pre-established performance goals. A participant’s award will increase or decrease as actual performance increases or decreases.

Varex’s compensation committee will also determine the periods for measuring actual performance—the performance period—which may last as long as three fiscal years.

Varex’s compensation committee may set performance periods and performance goals that differ from participant to participant. For example, Varex’s compensation committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant’s specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m) of the Code, Varex’s compensation committee will specify performance goals from the following list: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue, stockholder return, orders or net orders, expenses, cost of goods sold, profit/loss or profit margin, working capital, operating income, cash flow, market share, economic value add, stock price of Varex’s stock, price/earnings ratio, debt or debt-to-equity ratio, accounts receivable, cash, write-off, assets, liquidity, operations, intellectual property (e.g., patents), product development, regulatory activities, manufacturing, production or inventory, mergers, acquisitions or divestitures, financings, days sales outstanding, backlog, deferred revenue, and employee headcount.

For any performance period, no participant may receive an award of more than $3,000,000. Also, the total of all awards for any performance period cannot exceed 8% of Varex’s EBIT before incentive compensation for Varex’s most recently completed fiscal year. Awards that exceed this overall limit will be pro-rated so that the total does not exceed the limit.

Determination of Actual Awards

After the end of each performance period, a determination is made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant is determined by applying the formula or payout matrix to the level of actual performance that was achieved. However, Varex’s compensation committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the MIP generally are payable in cash or shares of Varex’s common stock no later than the 15th day of the third month following the end of the performance period during which the award was earned.

Recoupment Policy

All stock awards granted under the MIP will be subject to recoupment in accordance with any clawback policy that Varex is required to adopt pursuant to the listing standards of any national securities exchange or association on which Varex’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In the event that Varex has not adopted such required policy and notwithstanding anything to the contrary set forth in the MIP or otherwise, in the event of a restatement of incorrect financial results, Varex’s board of directors will review the conduct of executive officers in relation to the restatement. If Varex’s board of directors determines that an executive officer has engaged in misconduct or other violations of Varex’s code of ethics in connection with the restatement, Varex’s board of directors would, in its discretion, take appropriate action to remedy the misconduct, including, without limitation, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive under the MIP that is greater than would have been paid or awarded if calculated based on the restated financial results, to the extent not prohibited by governing law. Such action by Varex’s board of directors would be in addition to any other actions Varex’s board of directors or Varex may take under Varex’s policies, as modified from time to time, or any actions imposed by law enforcement, regulators or other authorities.

Amendment and Termination of MIP

Varex’s board of directors, in its sole discretion, may amend or terminate the MIP, or any part of the MIP, at any time and for any reason. The amendment, suspension or termination of the MIP will not, without the consent of the participant, alter or impair any rights or obligations under any target award granted to such participant.

401(k) Plan

Varex’s 401(k) plan became effective on January 1, 2017. Varex’s 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, pre-tax contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. Each participant may defer eligible compensation subject to the statutory limit and participants that are 50 years or older can also make additional “catch-up” contributions above the statutory limit. Employees’ pre-tax and Roth contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in both their contributions and Varex’s matching contributions. For 2017, Varex intends to match 100% of each participant’s contributions up to 6% of such participant’s related eligible compensation.

Following the separation and distribution, each participant in Varian’s 401(k) plan who becomes or remains an employee of Varex will be permitted to rollover his or her Varian 401(k) plan account into Varex’s 401(k) plan or, alternatively, leave his or her account in Varian’s 401(k) plan. Varex’s NEOs are eligible to participate in Varex’s 401(k) plan on the same basis as its other employees.

Deferred Compensation Plan

In October 2016, Varex’s board of directors approved the Varex Imaging Corporation 2016 Deferred Compensation Plan (the “Varex DCP”). The Varex DCP is designed to allow a select group of management and highly compensated employees, including its executive officers, to defer receipt of a specified percentage of their base salaries (up to 50%) and its non-employee directors to defer receipt of their director fees (up to 100%). Further, Varex may make discretionary contributions on behalf of participants in the Varex DCP. Deferred amounts will be unfunded and unsecured obligations and will be subject to the claims of Varex’s creditors. The payment of Varex DCP benefits will be funded by its general assets, which may be held in a rabbi trust for this purpose.

Amounts deferred by a participant and any employer contributions will be credited to an unfunded bookkeeping account maintained on behalf of each participant. These amounts will be periodically adjusted for earnings and/or losses at a rate that is equal to the various hypothetical investment funds (also referred to as measurement funds) selected by the plan administrator and elected by the participant. Participants may reallocate previously invested money among each of the available measurement funds on a daily basis.

Under the Varex DCP, a participant will be permitted to make separate distribution elections with respect to each year’s deferrals. These distribution elections will include the ability to elect a single lump-sum payment or installment payments for up to 10 years following termination of employment. Deferrals also may be paid out prior to termination of employment in the event of a financial hardship or if the participant makes a short-term payout election.

The Varex DCP became effective beginning with deferral elections made by eligible participants during the open enrollment period commencing November 1, 2016. In addition, upon completion of the separation and distribution, all deferrals made under the Varian Medical Systems, Inc. 2005 Deferred Compensation Plan (“Varian DCP”) by those employees and non-employee directors of Varian that become employees or non-employee directors of Varex immediately after the separation and distribution will be assumed by Varex under the Varex DCP. Deferrals under the Varian DCP made by persons who are not transferring to Varex will remain an obligation of the Varian DCP.

Frozen Deferred Compensation Plan

In October 2016, Varex’s board of directors adopted the Varex Imaging Corporation Frozen Deferred Compensation Plan (the “Varex Frozen DCP”). Upon completion of the separation and distribution, all deferrals made by continuing employees under the Varian Medical Systems, Inc. Frozen Deferred Compensation Plan (the “Varian Frozen DCP”) will be assumed by Varex under the Varex Frozen DCP. Deferrals under the Varian Frozen DCP made by persons who are not continuing employees will not be assumed under the Varex Frozen DCP and will remain an obligation of the Varian Frozen DCP. No new deferrals will be permitted under the Varex Frozen DCP. In addition, no employer contributions will be credited on behalf of any participant in the Varex Frozen DCP, other than those assumed from the Varian Frozen DCP.

Director and Officer Indemnification Agreements

Prior to the completion of the separation and distribution, Varex will enter into an indemnification agreement with each of Varex’s directors and executive officers. These agreements, among other things, require Varex to indemnify Varex’s directors and officers for any and all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of Varex’s directors or officers, or any of Varex’s subsidiaries or any other company or enterprise to which the person provides services at Varex’s request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. Varex believes that the amended and restated bylaw indemnification provisions and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

DIRECTOR COMPENSATION

Treatment of Director Compensation in the Distribution

Prior to the distribution, Varex will establish a deferred compensation plan for employees and non-employee directors (the “Varex Deferred Compensation Plan”). Each Varex non-employee director who served on Varian’s board of directors immediately prior to the distribution and held a deferred compensation balance under Varian’s 2005 Deferred Compensation Plan will be credited, as of the distribution, with such deferred compensation balance under the Varex Deferred Compensation Plan and will cease participation in the Varian Deferred Compensation Plan. The Varex director’s deferred compensation balance that is transferred to the Varex Deferred Compensation Plan will be subject to substantially the same terms and conditions as such amounts were subject to under Varian’s Deferred Compensation Plan (except that references to Varian will instead refer to Varex). The equity awards held by the Varex non-employee directors who served on the Varian board of directors immediately prior to the distribution will be treated as described below under the heading “The Separation and Distribution—Treatment of Equity-Based Compensation.”

Director Compensation Following the Distribution

Varex expects to adopt a non-employee director compensation program at the time of the distribution, which will provide for compensation for service to the board of directors on the terms set forth below.

•	Cash Compensation

•	Annual Retainer

•	The annual cash retainer for board service will be $65,000.

•	Non-employee directors will be eligible for additional annual cash retainers for special roles as follows: for service as the non-employee chair of the board, $40,000; for service on the Audit Committee, $25,000 for the chair and $15,000 for other members; for service on the Compensation & Management Development Committee, $16,000 for the chair and $8,000 for other members; and for service on the Nominating & Corporate Governance Committee, $12,000 for the chair and $7,000 for other members.

•	Annual cash retainers will be payable in equal quarterly installments in arrears, and will be prorated for any partial year of service.

•	Meeting Fees

•	There will be no fees for attending board meetings for the first ten meetings in a one-year period. For each meeting in excess of ten meetings in a year, meeting fees for attending board meetings will be $2,500.

•	The committee chair and member retainers assume a certain number of meetings per year, up to which, there will be no fees for attending committee meetings. For each committee meeting in excess of the assumed number of meetings in a year, meeting fees for attending committee meetings will be $1,500. The assumed number of meetings per year is 12 meetings for the Audit Committee, six meetings for the Compensation & Management Development Committee, and four meetings for the Nominating & Corporate Governance Committee. Varex believes that this provides flexibility in compensation for committee assignments that are expected to require more or fewer meetings and preparation time.

•	Equity Compensation

•	Deferred Stock Unit Awards

•	On or about the annual meeting of Varex’s stockholders, non-employee directors will receive an annual award of deferred stock units with a grant date fair value of $160,000, and the non-

employee chair of the board will receive an additional annual award of deferred stock units with a grant date fair value of $60,000.

•	The deferred stock unit awards will vest subject to the applicable director’s continued service until the next annual meeting of Varex’s stockholders, or an earlier termination of service due to death, disability, retirement of a change in control of Varex. The deferred stock units will generally be settled for shares of Varex common stock on the earlier of the applicable director’s termination of service and the third anniversary of the date of grant.

•	A director who joins the board following the annual meeting of Varex’s stockholders will receive, on or about the time he or she joins the board, either a full annual deferred stock unit award, if he or she joins the board within six months of the annual meeting of Varex’s stockholders, or an award with a grant date fair value of $80,000, if he or she joins the board thereafter.

•	Stock Ownership Guidelines

•	Varex will adopt stock ownership guidelines under which each non-employee director is expected to own shares valued at five times the annual board service retainer fees. Shares underlying deferred stock unit awards held by the non-employee directors (whether or not vested) will be counted toward satisfaction of the guidelines.

•	Ownership levels must be achieved within five years from the date upon which an individual becomes a non-employee director.

RELATIONSHIPS WITH VARIAN FOLLOWING SEPARATION AND DISTRIBUTION

Agreements with Varian

Following the separation and distribution, Varex and Varian will operate separately, each as an independent public company. Varex will enter into a separation and distribution agreement with Varian, which is referred to in this information statement as the “separation agreement” or the “separation and distribution agreement.” In connection with the separation, Varex will enter into various other agreements to effect the separation and provide a framework for its relationship with Varian after the separation, including a transition services agreement, a tax matters agreement, an employee matters agreement, an intellectual property matters agreement, a trademark license agreement and one or more supply/distribution agreements. These agreements will provide for the allocation between Varex and Varian of Varian’s assets, employees, liabilities and obligations (including its employee benefits, environmental, intellectual property and tax-related assets and liabilities) attributable to periods prior to, at and after Varex’s separation from Varian and will govern certain relationships between Varex and Varian after the separation. The forms of the separation agreement, transition services agreement, tax matters agreement, employee matters agreement, intellectual property matters agreement and trademark license agreement have been filed as exhibits to the registration statement on Form 10 of which this information statement is a part.

The summaries of each of the agreements listed in the last sentence above are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement. When used in this section, “distribution date” refers to the date on which Varian distributes Varex common stock to the holders of Varian common stock.

The Separation and Distribution Agreement

Transfer of Assets and Assumption of Liabilities

The separation agreement will identify the assets to be transferred, the liabilities to be assumed and the contracts to be assigned to each of Varex and Varian as part of the separation of Varian into two companies, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the separation agreement will provide, among other things, that subject to the terms and conditions contained therein:

•	certain assets related to the Varex business, which are referred to as “Varex Assets,” will be transferred to Varex including, among others:

•	equity interests in certain Varian subsidiaries that hold assets related to the Varex business, including Claymount Investments B.V. and MeVis Medical Solutions AG;

•	certain R&D, manufacturing and other facilities;

•	certain contracts (or portions thereof) to the extent related to the Varex business;

•	rights and assets expressly allocated to Varex pursuant to the terms of the separation agreement or certain other agreements entered into in connection with the separation; and

•	other assets that are included in the Varex pro forma balance sheet;

•	certain liabilities related to the Varex business or the Varex Assets, which are referred to as the “Varex Liabilities,” will be retained by or transferred to Varex; and

•	all of the assets and liabilities (whether accrued, contingent or otherwise) other than the Varex Assets and the Varex Liabilities (such assets and liabilities referred to as the “Varian Assets” and the “Varian Liabilities,” respectively) will be retained by or transferred to Varian.

Except as expressly set forth in the separation agreement or any ancillary agreement, neither Varex nor Varian expects to make any representation or warranty as to the assets, business or liabilities transferred or assumed as part of the separation, as to any approvals or notifications required in connection with the transfers, as to the value of or the freedom from any security interests of any of the assets transferred, as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset of either Varex or Varian or as to the legal sufficiency of any assignment, document or instrument delivered to convey title to any asset or thing of value to be transferred in connection with the separation. All assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of all security interests, and that any necessary approvals or notifications are not obtained or made or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the distribution is presented based on the allocation of such assets and liabilities pursuant to the separation agreement and the ancillary agreements, unless the context otherwise requires. The separation agreement will provide that, in the event that the transfer or assignment of certain assets and liabilities to Varex or Varian, as applicable, does not occur prior to the separation, then until such assets or liabilities are able to be transferred or assigned, Varex or Varian, as applicable, will hold such assets on behalf and for the benefit of the other party and will pay, perform and discharge such liabilities in the ordinary course of business, provided that the other party will advance or reimburse Varex or Varian, as applicable, for any commercially reasonable payments made in connection with the maintenance of such assets or the performance and discharge of such liabilities.

Financing

The separation agreement will govern certain obligations of Varex and Varian with respect to Varex’s entrance into financing arrangements prior to or concurrently with the separation and distribution, including that Varex and/or its subsidiaries will enter into financing arrangements to borrow a principal amount of at least $200.0 million and make a cash transfer to Varian of $200.0 million prior to the distribution. The separation agreement will provide that Varex and Varian will take all necessary actions to assure the full release and discharge of Varian (and its subsidiaries following the distribution) from all obligations pursuant to such financing arrangements as of no later than the distribution. Varex and/or its subsidiaries will be responsible for all costs and expenses incurred in connection with such financing arrangements.

Cash Transfer from Varex

The separation agreement will provide that, in connection with the transfer of assets and assumption of liabilities described above, and prior to the distribution, Varex will make a cash transfer of $200.0 million to Varian.

The Distribution

The separation agreement will also govern the rights and obligations of the parties regarding the distribution. On the distribution date, Varian will distribute to its stockholders that hold Varian common stock as of the record date for the distribution all of the issued and outstanding shares of Varex’s common stock on a pro rata basis. Varian stockholders will receive cash in lieu of any fractional shares of Varex common stock.

Cash Transfer Adjustment; Other Cash Provisions

Varian and Varex intend that, prior to the distribution, Varex will transfer all cash and cash equivalents in excess of $5.0 million to Varian, other than any cash and cash equivalents held by MeVis as of the effective time of the distribution. Following the distribution, if it is determined that as of the effective time of the distribution Varex had cash and cash equivalents in excess of $5.0 million (disregarding cash and cash equivalents of MeVis), Varex will be required to transfer such excess cash to Varian.

In addition to the treatment of cash and cash equivalents described above, it is expected that Varex will retain, following the distribution, a specified amount of cash that would enable Varex to pay to Varian the consideration for assets outside the United States that were required to be transferred to Varex but could not have been so transferred prior to the distribution due to not having received regulatory approvals for such transfers. Once those regulatory approvals are received, Varex will pay such cash amounts to Varian in consideration for such asset transfers. If those regulatory approvals are not received during a specified time period, Varex will be required to transfer such cash amounts to Varian. The carrying value of these assets are reflected in the audited historical combined financial statements.

Conditions to the Distribution

The separation agreement will provide that the distribution is subject to satisfaction (or waiver by Varian) of certain conditions. These conditions are described under “The Separation and Distribution—Conditions to the Distribution.” Varian has the sole and absolute discretion to determine (and change) the terms of, and to determine whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution, the distribution date and the distribution ratio.

Termination of Arrangements and Agreements between Varian and Varex

The separation agreement will provide that all agreements, arrangements, commitments or understandings as to which there are no third parties and that are between Varex, on the one hand, and Varian, on the other hand, as of the distribution, will be terminated as of the distribution, except for the separation agreement and the ancillary transaction agreements, certain shared contracts and other arrangements specified in the separation agreement. The separation agreement will also provide that at or prior to the distribution date, all bank and brokerage accounts owned by Varex will be de-linked from the Varian accounts.

Releases

The separation agreement provides that Varex and its affiliates will release and discharge Varian and its affiliates from all liabilities assumed by Varex as part of the separation, from all acts and events occurring or failing to occur, and all conditions existing, on or before the distribution date relating to Varex’s business, and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement. Varian and its affiliates will release and discharge Varex and its affiliates from all liabilities retained by Varian and its affiliates as part of the separation and from all liabilities existing or arising in connection with the implementation of the separation, except as expressly set forth in the separation agreement.

These releases will not extend to obligations or liabilities under any agreements between the parties that remain in effect following the separation, which agreements include, but are not limited to, the separation and distribution agreement, the transition services agreements, the tax matters agreement, the employee matters agreement, and certain other agreements, including the transfer documents executed in connection with the separation.

Indemnification

In the separation agreement, Varex will agree to indemnify, defend and hold harmless Varian, each of its affiliates and each of their respective directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	any Varex Liabilities;

•	the failure of Varex or any other person to pay, perform or otherwise promptly discharge any Varex Liabilities, in accordance with their respective terms, whether prior to or after the effective time of the distribution;

•	20% of certain shared historical liabilities described in the section entitled “Business—Environmental Matters”;

•	any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by Varian for the benefit of Varex, unless to the extent related to a Varian Liability;

•	any breach by Varex of the separation agreement or any of the ancillary transaction agreements; and

•	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the registration statement of which this information statement forms a part, this information statement (as amended or supplemented), other than any such statements or omissions directly relating to information regarding Varian, provided to Varex by Varian, for inclusion therein.

Varian will agree to indemnify, defend and hold harmless Varex, each of its affiliates and each of its respective directors, officers and employees from and against all liabilities relating to, arising out of or resulting from:

•	the Varian Liabilities;

•	the failure of Varian or any of its subsidiaries or any other person, other than Varex, to pay, perform or otherwise promptly discharge any of the Varian Liabilities, in accordance with their respective terms, whether prior to or after the effective time of the distribution;

•	80% of certain shared historical liabilities described in the section entitled “Business—Environmental Matters”;

•	any guarantee, indemnification obligation, surety bond or other credit support agreement, arrangement, commitment or understanding by Varex for the benefit of Varian, unless to the extent related to a Varex Liability;

•	any breach by Varian or any of its subsidiaries, other than Varex of the separation agreement or any of the ancillary transaction agreements; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of a material fact directly relating to information regarding Varian, provided to Varex by Varian, for inclusion in the registration statement of which this information statement forms a part, or in this information statement (as amended or supplemented).

The separation and distribution agreement will also establish procedures with respect to claims subject to indemnification and related matters.

Indemnification with respect to taxes will be governed by the tax matters agreement.

Insurance

The separation agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims and addresses certain other insurance matters.

Further Assurances

In addition to the actions specifically provided for in the separation agreement, each of Varex and Varian will agree in the separation agreement to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by the separation agreement and the ancillary agreements.

Dispute Resolution

The separation agreement contains provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between Varex and Varian related to the separation or distribution. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims by elevation of the matter to executives of Varex and Varian. If such efforts are not successful, either Varex or Varian may submit the dispute, controversy or claim to binding arbitration, subject to the provisions of the separation agreement.

Expenses

Except as expressly set forth in the separation and distribution agreement or in any ancillary agreement, Varian will be responsible for payment of all out-of-pocket fees, costs and expenses incurred in connection with the separation and distribution prior to the effective time of the distribution, including costs and expenses relating to legal and tax counsel, financial advisors and accounting advisory work related to the separation and distribution. Except as expressly set forth in the separation agreement or in any ancillary agreement, or as otherwise agreed in writing by Varian and Varex, all such fees, costs and expenses incurred in connection with the separation and distribution after the effective time of the distribution will be paid by the party incurring such fee, cost or expense.

Other Matters

Other matters governed by the separation agreement include access to financial and other information, confidentiality, access to and provision of witnesses and records and treatment of outstanding guarantees. The separation agreement will also include a non-compete provision.

Termination

The separation agreement will provide that it may be terminated, and the separation and distribution may be abandoned, at any time prior to the effective time of the distribution in the sole discretion of Varian without the approval of any person, including Varex’s or Varian’s stockholders. In the event of a termination of the separation agreement, no party, nor any of its directors or officers, will have any liability of any kind to the other party or any other person. After the effective time of the distribution, the separation agreement may not be terminated except by an agreement in writing signed by both Varian and Varex.

Transition Services Agreement

Prior to the distribution, Varex and Varian will enter into a transition services agreement, pursuant to which Varian and its subsidiaries and Varex and its subsidiaries will provide to each other various services on an interim, transitional basis. The services to be provided are currently expected to include information technology, accounts payable, payroll, legal and other financial functions and administrative services. The agreed-upon charges for such services are generally intended to allow the servicing party to recover all costs and expenses of providing such services.

The transition services agreement will terminate on the expiration of the term of the last service provided under it, which will generally be up to 24 months following the distribution date. The recipient for a particular service generally can terminate that service prior to the scheduled expiration date upon a minimum of 30 days’ notice. Services under the transition services agreement are expected to last anywhere between 60 days and 24 months, depending on the service provided. Due to interdependencies between services, certain services may be terminated early only if other services are likewise terminated.

Subject to certain exceptions, the liability of each of Varian and Varex under the transition services agreement for the services it and its subsidiaries provides will generally be limited to gross negligence, willful misconduct and fraud. The transition services agreement also provides that the provider of a service shall not be liable to the recipient of such service for any indirect, exemplary, incidental, consequential, remote, speculative, punitive or similar damages.

Tax Matters Agreement

In connection with the separation, Varian and Varex will enter into a tax matters agreement that will govern the parties’ respective rights, responsibilities and obligations with respect to tax matters, including responsibility for taxes, entitlement to refunds, allocation of tax attributes, preparation of tax returns, certain tax elections, control of tax contests, cooperation, and certain other tax matters.

Under the tax matters agreement, Varian generally will be responsible for (and will be entitled to all related refunds of) all U.S. federal, state and foreign income taxes imposed on Varian and its subsidiaries (including Varex and its subsidiaries) with respect to taxable periods (or portions thereof) that end on or prior to the distribution date, except that Varex will be responsible for such taxes to the extent they (i) are imposed on Varex or any of its subsidiaries on a separate return basis or (ii) result from any breach of any representation or covenant made by Varex in the tax matters agreement or other separation-related agreements. Varex generally will be responsible for (and will be entitled to all related refunds of) all U.S. federal, state and foreign income taxes imposed on Varex and its subsidiaries with respect to taxable periods (or portions thereof) that begin after the distribution date, and all U.S. federal, state and foreign income taxes imposed on Varex and its subsidiaries with respect to taxable periods (or portions thereof) that end on or prior to the distribution date that are imposed on Varex or any of its subsidiaries on a separate return basis, except that Varian will be responsible for such taxes to the extent they result from any breach by Varian of any of its representations or covenants in the tax matters agreement or other separation-related agreements.

The tax matters agreement will provide special rules that allocate tax liabilities in the event either (i) the distribution together with certain related transactions, or (ii) any internal separation transaction that is intended to so qualify, fails to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 368(a)(1)(D) and/or 355 of the Code (each, a “Separation Taxable Event”). Under the tax matters agreement, Varian and Varex generally will be responsible for any taxes and related amounts imposed on either of the parties as a result of a Separation Taxable Event to the extent that such Separation Taxable Event is attributable to a breach of the relevant representations or covenants made by that party in the tax matters agreement or an acquisition of such party’s equity securities or assets.

In addition, the tax matters agreement will impose certain restrictions on Varex and its subsidiaries during the two-year period following the distribution that are intended to prevent a Separation Taxable Event. Specifically, during such period, except in specific circumstances, Varex and its subsidiaries are generally prohibited from: (i) ceasing to conduct certain businesses, (ii) entering into certain transactions or series of transactions pursuant to which all or a portion of the shares of Varex common stock would be acquired or all or a portion of certain assets of Varex and its subsidiaries would be acquired, (iii) liquidating, merging or consolidating with any other person, (iv) issuing equity securities beyond certain thresholds, (v) repurchasing Varex shares other than in certain open-market transactions, or (vi) taking or failing to take any other action that would cause a Separation Taxable Event.

Under the tax matters agreement, Varian generally will have the right to control any audits or other tax proceedings with respect to any Varian consolidated federal income tax return and any combined state or foreign income tax returns for taxable periods (or portions thereof) that end on or prior to the distribution date, provided that Varex will have specified participation rights with respect to any such audit or tax proceeding with respect to a Separation Taxable Event that could result in additional taxes for which Varex is liable under the tax matters agreement.

Employee Matters Agreement

Prior to the distribution, Varex and Varian will enter into an employee matters agreement to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits arrangements and other related matters in connection with the separation.

The employee matters agreement will provide that, unless otherwise specified, Varian will be responsible for liabilities associated with employees who will be employed by Varian following the distribution, and former Varian employees (collectively, the “Varian allocated employees”), and Varex will be responsible for liabilities associated with employees who will be employed by Varex following the distribution (collectively, the “Varex allocated employees”).

Varex allocated employees will be eligible to participate in Varex benefit plans in accordance with the terms and conditions of the Varex plans as in effect from time to time. Varex has generally agreed to establish welfare benefit arrangements that are of the same type as those provided by Varian to Varex allocated employees immediately prior to the distribution and a 401(k) retirement plan, although the terms of particular arrangements may vary from those provided by Varian. Generally and subject to certain exceptions, Varex will credit each Varex allocated employee with his or her service with Varian prior to the distribution for all purposes under the Varex benefit plans to the same extent such service was recognized by Varian for similar purposes and so long as such crediting does not result in a duplication of benefits.

The employee matters agreement will also include provisions relating to cooperation between the two companies on matters relating to employees and employee benefits and other administrative provisions.

Retirement and Deferred Compensation Programs

Varex will establish tax-qualified defined benefit and defined contribution retirement plans as well as non-qualified deferred compensation plans for Varex allocated employees. In connection with the distribution, assets, liabilities and account balances (as applicable) of Varex, allocated employees will be transferred to Varex or Varex plans, as applicable, and Varian or Varian plans will retain assets, liabilities and account balances of Varian allocated employees.

Welfare Plans

Varex established health and welfare plans for the Varex allocated employees on January 1, 2017. Generally, after the distribution, Varian will retain liability for claims made under the Varian health and welfare plans, and Varex will retain liability for claims made under the Varex health and welfare plans, regardless of when incurred.

Equity Compensation Awards

The employee matters agreement will provide for the conversion, as of the distribution, of all outstanding awards granted under Varian’s equity compensation programs into adjusted awards relating to shares of Varian or Varex common stock as described in “The Separation and Distribution—Treatment of Equity-Based Compensation.”

Intellectual Property Matters Agreement

Prior to the distribution, Varex and Varian will enter into an intellectual property matters agreement pursuant to which each party, as licensor, will grant to the other party, as licensee, a non-exclusive, perpetual, royalty-free, fully paid-up, worldwide, generally non-sublicensable and generally non-assignable license, under certain intellectual property rights of licensor, solely to exploit products and services in licensee’s field. For this purpose, Varian’s field is oncology therapy and radiation therapy, and Varex’s field is medical, dental, veterinary, scientific, security and industrial applications other than oncology therapy and radiation therapy. The licenses are generally designed to permit each party, after the separation, to continue to use any intellectual property rights used in the conduct of its business prior to the separation, in its respective field.

Subject to the license grants, each party retains all rights to its intellectual property (as allocated by the separation and distribution agreement), including with respect to prosecution, maintenance, enforcement and defense. The licenses are granted on an “as-is” basis, without representations, warranties or support obligations. Each party as licensee agrees to indemnify the other party and its affiliates against any liabilities in connection with third party claims arising out of any breach, gross negligence or willful misconduct of licensee or licensee’s use of the intellectual property licensed to it under the agreement.

The agreement can be terminated as to any item of licensor’s intellectual property (a) by licensee, at any time, and (b) by licensor, for licensee’s material breach with respect to such item or in the event of licensee’s bankruptcy.

Trademark License Agreement

Prior to the distribution, Varex and Varian will enter into a trademark license agreement pursuant to which Varian will grant to Varex a non-exclusive, worldwide, royalty-free, limited license to use certain Varian marks after the distribution date in connection with the sale of certain products and services that were sold in the Varex business prior to the distribution date, such as products engraved during manufacturing with Varian marks or registered products bearing Varian marks. The term of license is between three and eight years, depending on applicable class of products. The license is subject to early termination on a product-by-product basis where the license is no longer required and to extension on a product-by-product basis where circumstances require Varex to continue selling products bearing Varian’s marks for additional periods of time.

Subject to the license grants, Varian retains all rights to its marks, including with respect to prosecution, maintenance, enforcement and defense. The licenses are granted on an “as-is” basis, without representations, warranties or support obligations, and the parties have customary rights and obligations with respect to the quality of the licensed products and usage of the licensed marks. Each party indemnifies the other party and its affiliates against any liabilities in connection with third party claims arising out of any breach, gross negligence or willful misconduct of such party, and Varex indemnifies Varian and its affiliates against any liabilities in connection with third party claims arising out of Varex’s use of the licensed marks or exploitation of the licensed products.

The agreement can be terminated by Varex at any time and by Varian for Varex’s material breach or in the event of Varex’s bankruptcy.

Supply/Distribution Agreements

Varex and Varian expect to enter into certain supply/distribution agreements pursuant to which each of Varex and Varian will provide the other with products and services for internal manufacturing use, incorporation and bundling in OEM products and services, resale to customers and use in the provision of managed services to customers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Before the distribution, all of the outstanding shares of Varex’s common stock will be owned beneficially and of record by Varian. Following the distribution, Varex expects to have outstanding an aggregate of approximately 37,382,569 shares of common stock based upon approximately 93,456,423 shares of Varian common stock outstanding on December 30, 2016, excluding treasury shares and assuming no exercise of Varian options, and applying the distribution ratio.

Security Ownership of Certain Beneficial Owners

The following table reports the number of shares of Varex common stock that Varex expects will be beneficially owned, immediately following the completion of the distribution by each person who will beneficially own more than 5% of Varex common stock. The table is based on information available as of December 30, 2016, and assumes a distribution of 0.4 of a share of Varex’s common stock for every one share of Varian common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Blvd. Malvern, PA 19355	3,304,631	8.8%
Blackrock, Inc.(2) 55 East 52nd Street New York, NY 10055	2,836,839	7.6%
Loomis, Sayles & Co., L.P.(3) One Financial Center Boston, MA 02111	2,160,357	5.8%
Veritas Asset Managements LLP(4) First Floor, 90 Long Acre London, WC2E 9RA, England	2,093,469	5.6%

(1)	Based on a Schedule 13G/A filed February 11, 2016.
(2)	Based on a Schedule 13G/A filed February 10, 2016.
(3)	Based on a Schedule 13G filed February 12, 2016.
(4)	Based on a Schedule 13G filed February 1, 2016.

Share Ownership of Executive Officers and Directors

The following table sets forth information, immediately following the completion of the distribution, calculated as of December 30, 2016, based upon the distribution of 0.4 of a share of Varex’s common stock for every one share of Varian common stock, regarding (i) each expected director, director nominee and NEO of Varex and (ii) all of Varex’s expected directors and executive officers as a group. The address of each director, director nominee and executive officer shown in the table below is c/o Varex Imaging Corporation, Attention: Secretary.

Name of Beneficial Owner	Shares Beneficially Owned(5)	Percent of Class
Sunny S. Sanyal	34,758	*
Clarence R. Verhoef	13,294	*
Richard E. Colbeth	5,284	*
Ruediger Naumann-Etienne	2,299	*
Jay K. Kunkel	0	—
Erich R. Reinhardt	4,779	*
Christine A. Tsingos	0	—
Dow R. Wilson	163,308	*
All directors and executive officers as a group (11)	263,057	*

*	Less than 1%

(5) Pursuant to SEC regulations, shares receivable through the exercise of Varian stock options that are exercisable, and shares issuable pursuant to Varian restricted stock units that will vest, within 60 days after December 30, 2016 are deemed to be beneficially owned as of December 30, 2016. For purposes of this table, shares of Varian common stock underlying such options and restricted stock units are treated as outstanding as of December 30, 2016 and converted into Varex shares based upon the distribution ratio.

THE SEPARATION AND DISTRIBUTION

Background

The Varian board of directors, together with Varian management and advisors, regularly reviews its businesses for ways in which the businesses can improve their respective focus and performance. As part of these reviews, the Varian board of directors considers many factors, including the factors described below under “—Reasons for the Separation”, as well as current economic, industry and regulatory conditions. As a result of these reviews, based on the totality of the factors it considered, the Varian board of directors concluded that separating the Imaging Components business from the remainder of Varian at this time was in the best interests of Varian and its stockholders.

On May 23, 2016, Varian announced its intent to separate its Imaging Components business from the remainder of its businesses through a pro rata distribution of the common stock of a new entity, which has since been named Varex Imaging Corporation. Varex was incorporated in Delaware on July 18, 2016 for the purpose of holding the assets and liabilities associated with the Imaging Components business.

On January 9, 2017, the Varian board of directors approved the distribution of the issued and outstanding shares of Varex common stock on the basis of 0.4 of a share of Varex common stock for every one share of Varian common stock held as of the close of business on the record date of January 20, 2017.

At 12:01 a.m. Pacific Time, on January 28, 2017, the distribution date, each Varian stockholder will receive 0.4 of a share of Varex common stock for every one share of Varian common stock held at the close of business on the record date for the distribution, as described below. Varian stockholders will receive cash in lieu of any fractional shares of Varex common stock that they would have received after application of this ratio. You will not be required to make any payment, surrender or exchange your shares of Varian common stock or take any other action to receive your shares of Varex’s common stock in the distribution. The distribution of Varex’s common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under “—Conditions to the Distribution.”

Reasons for the Separation

The Varian board of directors determined that the separation of Varian’s Imaging Components business from its oncology systems and other businesses would be in the best interests of Varian and its stockholders and approved the separation. A wide variety of factors were considered by the Varian board of directors in evaluating the separation. Among other things, the Varian board of directors considered the following potential benefits of the separation:

•	Enhanced strategic and management focus—The separation will allow Varex and Varian to more effectively pursue their distinct operating priorities and strategies and enable the management of each company to more quickly and efficiently make decisions and concentrate efforts on the unique needs of each business and pursue distinct opportunities for long-term growth and profitability. For example, while Varex’s management will be enabled to focus exclusively on its Imaging Components business, the management of Varian will be able to grow its business of manufacturing medical devices and software for radiotherapy, radiosurgery, proton therapy and brachytherapy. The separate management teams of Varex and Varian will also be able to focus on executing the companies’ differing strategic plans without diverting attention from the other business and will be able to do so in a more effective manner.

•	More efficient allocation of capital—The separation will permit each company to concentrate its financial resources solely on its own operations without having to compete with each other for investment capital. This will provide each company with greater flexibility to invest capital in its businesses in a time and manner appropriate for its distinct strategy and business needs and facilitate a more efficient allocation of capital.

•	Direct access to capital markets—The separation will create an independent equity structure that will afford Varex direct access to the capital markets and facilitate Varex’s ability to capitalize on its unique growth opportunities and effect future acquisitions utilizing its capital stock.

•	Alignment of incentives with performance objectives—The separation will facilitate incentive compensation arrangements for employees more directly tied to the performance of the relevant company’s business, and may enhance employee hiring and retention by, among other things, improving the alignment of management and employee incentives with performance and growth objectives.

•	Distinct investment identity—The separation will allow investors to separately understand and value Varian and Varex based on their distinct businesses and investment identities. Varex’s Imaging Components business differs from Varian’s other businesses in several respects, such as the market for products, manufacturing processes and R&D capabilities. The separation will enable investors to evaluate the merits, performance and future prospects of each company’s respective business and to invest in each company separately based on their distinct characteristics.

Neither Varex nor Varian can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all.

The Varian board of directors also considered a number of potentially negative factors in evaluating the separation, including:

•	Loss of joint purchasing power and increased costs—As a current part of Varian, the Imaging Components business benefits from Varian’s size and purchasing power in procuring certain goods and services. After the separation, as a separate, independent entity, Varex may be unable to obtain these goods, services and technologies at prices or on terms as favorable as those Varian obtained prior to the separation. Varex may also incur costs for certain functions previously performed by Varian, such as accounting, tax, legal, human resources, information technology and other general administrative functions, that are higher than the amounts reflected in Varex’s historical financial statements, which could cause Varex’s profitability to decrease.

•	Disruptions to the business as a result of the separation—The actions required to separate Varex’s and Varian’s respective businesses could disrupt Varian and/or Varex’s operations.

•	Increased significance of certain costs and liabilities—Certain costs and liabilities that were otherwise less significant to Varian as a whole will be more significant for Varex as a stand-alone company.

•	One-time costs of the separation—Varex will incur costs in connection with the transition to being a stand-alone public company that may include accounting, tax, legal and other professional services costs, recruiting and relocation costs associated with hiring or reassigning Varex personnel, costs related to establishing a new brand identity in the marketplace and costs to separate information systems.

•	Inability to realize anticipated benefits of the separation—Varex may not achieve the anticipated benefits of the separation for a variety of reasons, including, among others: (i) the separation will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing Varex’s business; (ii) following the separation, Varex may be more susceptible to market fluctuations and other adverse events than if it were still a part of Varian; and (iii) following the separation, Varex’s business will be less diversified than Varian’s business prior to the separation.

•

Limitations placed upon Varex as a result of the tax matters agreement—To preserve the tax-free treatment of the separation and the distribution to Varian for U.S. federal income tax purposes, under the tax matters agreement that Varex will enter into with Varian, Varex will be restricted from taking actions that may cause the separation and distribution to be taxable to Varian for U.S. federal income tax purposes. These restrictions may limit for a period of time Varex’s ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of its business.

The Varian board of directors concluded that the potential benefits of the separation outweighed these potentially negative factors. The Varian board of directors also considered, in its decision on timing of the separation, the initial stabilization of the Imaging Components business in the first half of fiscal year 2016 and its then-projected financial improvement as allowing the business to operate effectively as a standalone public company and enabling Varian and its stockholders to realize the benefits described above from a separation of the businesses.

In view of the wide variety of factors considered in connection with its evaluation of the separation, and the complexity of these matters, the Varian board of directors did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the separation. Rather, the Varian board of directors conducted an overall review of the factors described above and reached its decisions based on the totality of those factors.

Formation of a New Company Prior to Varex’s Distribution

Varex was formed in Delaware on July 18, 2016, for the purpose of holding Varian’s Imaging Components business. As part of the plan to separate the Imaging Components business from the remainder of its businesses, pursuant to the separation agreement, Varian plans to transfer the equity interests of certain entities that operate the Imaging Components business and the assets and liabilities of the Imaging Components business to Varex prior to the distribution.

When and How You Will Receive the Distribution

Varian expects to distribute Varex common stock on January 28, 2017, the distribution date, to all holders of outstanding shares of Varian common stock as of the close of business on January 20, 2017, the record date for the distribution. Computershare, which currently serves as the transfer agent and registrar for Varian’s common stock, will serve as the settlement and distribution agent in connection with the distribution and the transfer agent and registrar for Varex common stock.

If you own shares of Varian common stock as of the close of business on the record date for the distribution, Varex’s common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, Computershare will then mail you a direct registration account statement that reflects your shares of Varex common stock. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Direct registration form refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution. If you sell shares of Varian common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive shares of Varex common stock in the distribution.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your shares of Varian common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Varex’s common stock that have been registered in book-entry form in your name.

Most Varian stockholders hold their shares of common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your shares of Varian common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Varex common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having shares held in “street name,” please contact your bank or brokerage firm.

Transferability of Shares You Receive

Shares of Varex common stock distributed to holders in connection with the distribution will be transferable without registration under the Securities Act, except for shares received by persons who may be deemed to be Varex affiliates. Persons who may be deemed to be Varex affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Varex, which may include certain Varex executive officers, directors or principal stockholders. Securities held by Varex affiliates will be subject to resale restrictions under the Securities Act. Varex affiliates will be permitted to sell shares of Varex common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 under the Securities Act.

Number of Shares of Varex Common Stock You Will Receive

For every one share of Varian common stock that you own at the close of business on January 20, 2017, the record date for the distribution, you will receive 0.4 of a share of Varex common stock on the distribution date.

Varian will not distribute any fractional shares of Varex common stock to its stockholders. Instead, if you are a registered holder, Computershare will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise be entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. Computershare, in its sole discretion, without any influence by Varian or Varex, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Any broker-dealer used by Computershare will not be an affiliate of either Varian or Varex. Neither Varex nor Varian will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

If you hold physical certificates for shares of Varian common stock and are the registered holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Varex estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your shares of Varian common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will electronically credit your account for your share of such proceeds.

Treatment of Equity Based Compensation

Stock Option Awards

Awards Held by Varex Employees and Directors. As of the distribution date, each outstanding Varian stock option award held by an employee or director who will be employed by, or provide services to, Varex following the separation will convert an award of options to purchase shares of Varex common stock, with the number of shares subject to the award and the exercise price thereof to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Varian stock option award as measured immediately before and immediately after the separation, subject to rounding. The converted stock option awards will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original Varian stock option awards immediately before the separation.

Awards Held by Varian Employees and Directors. As of the distribution date, each outstanding Varian stock option award held by an employee or director who will remain employed by, or continue providing services to, Varian following the separation and each former employee of Varian will remain an award of options to purchase shares of Varian common stock, provided that the number of shares subject to the award and the exercise price thereof will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Varian stock option award as measured immediately before and immediately after the separation, subject to rounding. The adjusted stock option awards will be subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original Varian stock option awards immediately before the separation.

Restricted Stock Unit and Deferred Stock Unit Awards

Awards Held by Varex Employees and Directors. As of the distribution date, each outstanding Varian time-vesting restricted stock unit or deferred stock unit award held by an employee or director who will be employed by, or providing services to, Varex following the separation will be converted into an award denominated in shares of Varex common stock, with the number of shares subject to the award to be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Varian restricted stock unit or deferred stock unit award as measured immediately before and immediately after the separation, subject to rounding. The converted restricted stock unit and deferred stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original Varian restricted stock unit and deferred stock unit awards immediately before the separation.

Awards Held by Varian Employees and Directors. As of the distribution date, each outstanding Varian time-vesting restricted stock unit or deferred stock unit award held by an employee or director who will remain employed by, or continue providing services to, Varian following the separation, and each former employee of Varian will remain denominated in shares of Varian common stock, provided that the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Varian restricted stock unit or deferred stock unit award as measured immediately before and immediately after the separation, subject to rounding. The adjusted restricted stock unit and deferred stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original Varian restricted stock unit and deferred stock unit awards immediately before the separation.

Performance-Based Stock Unit Awards

Awards Held by Varex Employees. As of the distribution date, a prorated portion of each outstanding Varian performance-based stock unit award held by an employee who will be employed by Varex following the separation will become vested based on actual performance prior to the distribution date and will be settled for shares of Varian common stock, provided that the number of shares paid will be adjusted in a manner intended to preserve the intrinsic value of the Varian performance-based stock unit award as measured immediately before and immediately after the separation, subject to rounding. On or as soon as reasonably practical following the distribution date, Varex will grant to each such employee a Varex stock option award with a grant date fair value equal to the forfeited portion of the Varian performance-based stock unit award held by such employee.

Awards Held by Varian Employees. As of the distribution date, each outstanding Varian performance-based stock unit award held by an employee who will remain employed by Varian following the separation will remain denominated in shares of Varian common stock, provided that the number of shares subject to the award will be adjusted in a manner intended to preserve the aggregate intrinsic value of the original Varian performance-based stock unit award as measured immediately before and immediately after the separation, subject to rounding. The adjusted performance-based stock unit awards will be subject to substantially the same terms, vesting conditions and other restrictions that applied to the original Varian performance-based stock unit awards immediately before the separation, except that performance goals will be adjusted to account for the separation.

Results of the Distribution

After its separation from Varian, Varex will be an independent, publicly traded company. The actual number of shares to be distributed will be determined at the close of business on January 20, 2017, the record date for the distribution, and will reflect any exercise of Varian options between the date the Varian board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of Varian common stock or any rights of Varian stockholders. Varian will not distribute any fractional shares of Varex common stock.

Varex will enter into a separation agreement and other related agreements with Varian before the distribution to effect the separation and distribution and provide a framework for Varex’s relationship with Varian after the separation. These agreements will provide for the allocation between Varian and Varex of Varian’s assets, liabilities and obligations (including its employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Varex’s separation from Varian and will govern certain relationships between Varian and Varex after the separation. For a more detailed description of these agreements, see “Relationships with Varian Following Separation and Distribution.”

Market for Varex Common Stock

There is currently no public trading market for Varex’s common stock. Varex intends to apply to list its common stock on NASDAQ under the symbol “VREX.” Varex has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

Varex cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices of one share of Varian common stock and 0.4 of a share of Varex common stock after the distribution may not equal the “regular-way” trading price of a share of Varian common stock immediately prior to the distribution. The price at which Varex common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Varex common stock will be determined in the public markets and may be influenced by many factors. See the section entitled “Risk Factors—Risks Related to Varex’s Common Stock.”

Trading Between the Record Date and Distribution Date

Beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Varian expects that there will be two markets in Varian common stock: a “regular-way” market and an “ex-distribution” market. Varian common stock that trades on the “regular-way” market will trade with an entitlement to Varex common stock distributed pursuant to the distribution. Varian common stock that trade on the “ex-distribution” market will trade without an entitlement to Varex common stock distributed pursuant to the distribution. Therefore, if you sell shares of Varian common stock in the “regular-way” market up to and including the distribution date, you will be selling your right to receive Varex common stock in the distribution. If you own shares of Varian common stock at the close of business on the record date and sell those shares on the “ex-distribution” market up to and including the distribution date, you will receive the shares of Varex common stock that you are entitled to receive pursuant to your ownership as of the record date of the shares of Varian common stock.

Furthermore, beginning on or shortly before the record date for the distribution and continuing up to the distribution date, Varex expects that there will be a “when-issued” market in its common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for Varex common stock that will be distributed to holders of Varian common stock on the distribution date. If you owned shares of Varian common stock at the close of business on the record date for the distribution, you would be entitled to Varex common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Varex common stock, without the shares of Varian common stock you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to Varex common stock will end, and “regular-way” trading will begin.

“Ex-distribution” and “when-issued” trades are generally settled shortly after the distribution date, but if Varian determines not to proceed with the distribution following the initiation of “ex-distribution” and “when-issued” trading markets, trades in “ex-distribution” and “when-issued” trading markets will be cancelled and, therefore, will not be settled.

Conditions to the Distribution

Varex has announced that the distribution will be effective at 12:01 a.m. Pacific Time, on January 28, 2017, which is the distribution date, provided that the following conditions will have been satisfied (or waived by Varian in its sole discretion):

•	the transfer of assets and liabilities to Varex in accordance with the separation agreement will have been completed;

•	Varian will have received an opinion of counsel, satisfactory to the Varian board of directors, regarding the qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

•	an independent appraisal firm acceptable to Varian shall have delivered one or more opinions to the Varian board of directors confirming the solvency and financial viability of Varian before the consummation of the distribution and each of Varian and Varex after consummation of the distribution, and such opinions shall have been acceptable to Varian in form and substance in Varian’s sole discretion and such opinions shall not have been withdrawn or rescinded;

•	the SEC will have declared effective the registration statement of which this information statement forms a part, no stop order suspending the effectiveness of the registration statement will be in effect, no proceedings for such purpose will be pending before or threatened by the SEC and this information statement will have been mailed to Varian stockholders;

•	Varex will have assumed or entered into, as applicable, the financing arrangements described in the section entitled “Description of Material Indebtedness” and incurred at least $200.0 million of new indebtedness pursuant thereto;

•	Varian will have received $200.0 million of proceeds from the cash transfer by Varex, and Varian will be satisfied in its sole and absolute discretion that, as of the effective time of the distribution, it shall have no further liability whatsoever under the financing arrangements described in the section entitled “Description of Material Indebtedness”;

•	the transaction agreements relating to the separation and distribution will have been duly executed and delivered by the parties;

•	all actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities laws will have been taken and, where applicable, will have become effective or been accepted by the applicable governmental authority;

•	no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the separation, the distribution or any of the related transactions will be in effect;

•	the shares of Varex common stock to be distributed will have been authorized for listing on NASDAQ, subject to official notice of distribution;

•

Varex will have entered into a commitment letter, satisfactory in form and substance to Varian’s board of directors, providing for fully committed debt financing for the acquisition of the medical imaging business of PerkinElmer including all the funds necessary to consummate the transactions contemplated by the MPSA, to pay any fees and expenses in connection therewith, and to refinance any existing Varex debt required to be repaid in connection therewith; and

•	no event or development will have occurred or exist that, in the judgment of Varian’s board of directors, in its sole discretion, makes it inadvisable to effect the separation, the distribution or the other related transactions.

Varian cannot assure you that any or all of these conditions will be met and will have sole discretion to waive any of the conditions to the distribution. The satisfaction of the foregoing conditions does not create any obligations on Varian’s part to effect the separation and distribution, and Varian’s board of directors has reserved the right, in its sole discretion, to abandon, modify or change the terms of the separation and distribution, including by accelerating or delaying the timing of the consummation of all or part of the separation and distribution, at any time prior to the effective time of the distribution. To the extent that the Varian board of directors determines that any modifications by Varian materially change the material terms of the distribution, Varian will notify Varian stockholders in a manner reasonably calculated to inform them about the modification as may be required by law.

Regulatory Approval

Apart from the registration under United States federal securities laws of Varex common stock to be distributed in the distribution and related stock exchange listing requirements, Varex does not believe that any other material governmental or regulatory filings or approvals will be necessary to consummate the distribution.

No Appraisal Rights

Under the DGCL, Varian stockholders will not have appraisal rights in connection with the distribution.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of material U.S. federal income tax consequences of the distribution of Varex common stock to “U.S. holders” (as defined below) of Varian common stock. This summary is based on the Code, U.S. Treasury regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect on the date of this information statement, and all of which are subject to differing interpretation and change at any time, possibly with retroactive effect. This discussion applies only to U.S. holders of shares of Varian common stock who hold such shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the distribution, together with certain related transactions, will be consummated in accordance with the separation agreement and the other separation-related agreements and as described in this information statement. This discussion is for general information only and is not tax advice. It does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or to holders subject to special rules under the Code (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships (or entities or arrangements treated as partnership for U.S. federal income tax purposes) that hold shares of Varian common stock, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold their shares of Varian common stock as part of a “hedge,” “straddle,” “conversion,” “synthetic security,” “integrated investment” or “constructive sale transaction,” individuals who received shares of Varian or Varex common stock upon the exercise of employee stock options or otherwise as compensation, stockholders who are liable for the alternative minimum tax or any holders who actually or constructively own 5% or more of Varian common stock). This discussion also does not address any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds shares of Varian common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Holders of Varian common stock that are partnerships and partners in such partnerships should consult their own tax advisors about the U.S. federal income tax consequences of the distribution.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of Varian common stock that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or a resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (B) that has a valid election in place under applicable Treasury Regulations to be treated as a United States person.

THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Varian has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes, and there can be no assurance that the IRS will not assert that the distribution and/or certain related transactions are taxable. It is a condition to the distribution that Varian receive an opinion of counsel satisfactory to the Varian board of directors regarding the qualification of the distribution, together with certain related transactions, as a transaction that is generally tax-free under Sections 355 and 368(a)(1)(D) of the Code. The opinion of counsel will be based upon and rely on, among other things, various facts and assumptions, as well as certain representations, statements and undertakings of Varian and Varex (including those relating to the past and future conduct of Varian and Varex). If any of these facts, assumptions, representations, statements or undertakings is, or becomes, inaccurate or incomplete, or if Varian or Varex breach any of their respective covenants relating to the separation, the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized. An opinion of counsel is not binding on the IRS or any court.

Notwithstanding receipt by Varian of the opinion of counsel, the IRS could assert that the distribution and/or certain related transactions do not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, Varian, Varex and Varian stockholders could be subject to significant U.S. federal income tax liability. See “—Material U.S. Federal Income Tax Consequences if the Distribution is Taxable” below.

Material U.S. Federal Income Tax Consequences if the Distribution, Together with Certain Related Transactions, Qualifies as a Transaction that is Generally Tax-Free Under Sections 355 and 368(a)(1)(D) of the Code

Assuming the distribution, together with certain related transactions, qualifies as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Sections 355 and 368(a)(1)(D) of the Code, the U.S. federal income tax consequences of the distribution generally are as follows:

•	no gain or loss will be recognized by, and no amount will be includable in the income of Varian as a result of the distribution, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the distribution and with respect to any “excess loss account” or “intercompany transaction” required to be taken into account by Varian under U.S. Treasury regulations relating to consolidated federal income tax returns;

•	no gain or loss will be recognized by (and no amount will be included in the income of) U.S. holders of Varian common stock, upon the receipt of Varex common stock in the distribution, except with respect to any cash received in lieu of fractional shares of Varex common stock (as described below);

•	the aggregate tax basis of the Varian common stock and the Varex common stock received in the distribution (including any fractional share interest in Varex common stock for which cash is received) in the hands of each U.S. holder of Varian common stock immediately after the distribution will equal the aggregate basis of Varian common stock held by the U.S. holder immediately before the distribution, allocated between the shares of Varian common stock and Varex common stock (including any fractional share interest in Varex common stock for which cash is received) in proportion to the relative fair market value of each on the distribution date; and

•	the holding period of the Varex common stock received by each U.S. holder of Varian common stock in the distribution (including any fractional share interest in Varex common stock for which cash is received) will generally include the holding period at the time of the distribution for the Varian common stock with respect to which the distribution is made.

A U.S. holder who receives cash in lieu of a fractional share of Varex common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and such U.S. holder’s adjusted tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for its Varian common stock exceeds one year at the time of distribution.

If a U.S. holder of Varian common stock holds different blocks of Varian common stock (generally shares of Varian common stock acquired on different dates or at different prices), such holder should consult its tax advisor regarding the determination of the basis and holding period of shares of Varex common stock received in the distribution in respect of particular blocks of Varian common stock.

Material U.S. Federal Income Tax Consequences if the Distribution is Taxable

As discussed above, Varian has not sought and does not intend to seek a ruling from the IRS with respect to the treatment of the distribution and certain related transactions for U.S. federal income tax purposes. Notwithstanding receipt by Varian of an opinion of counsel, the IRS could assert that the distribution does not qualify for tax-free treatment for U.S. federal income tax purposes. If the IRS were successful in taking this position, the consequences described above would not apply, and Varian, Varex and Varian stockholders could be subject to significant U.S. federal income tax liability. In addition, certain events that may or may not be within the control of Varian or Varex could cause the distribution and certain related transactions to not qualify for tax-free treatment for U.S. federal income tax purposes. Depending on the circumstances, Varex may be required to indemnify Varian for taxes (and certain related losses) resulting from the distribution and certain related transactions not qualifying as tax-free for U.S. federal income tax purposes.

If the distribution fails to qualify as a tax-free transaction for U.S. federal income tax purposes, in general, Varian would recognize taxable gain as if it had sold the Varex common stock in a taxable sale for its fair market value (unless Varian and Varex jointly make an election under Section 336(e) of the Code with respect to the distribution, in which case, in general, (i) the Varian group would recognize taxable gain as if Varex had sold all of its assets in a taxable sale in exchange for an amount equal to the fair market value of the Varex common stock and the assumption of all Varex’s liabilities and (ii) Varex would obtain a related step up in the basis of its assets) and Varian stockholders who receive shares of Varex common stock in the distribution would be subject to tax as if they had received a taxable distribution equal to the fair market value of such shares.

Even if the distribution were to otherwise qualify as tax-free under Sections 355 and 368(a)(1)(D) of the Code, it may result in taxable gain to Varian under Section 355(e) of the Code if the distribution were later deemed to be part of a plan (or series of related transactions) pursuant to which one or more persons acquire, directly or indirectly, shares representing a fifty percent or greater interest (by vote or value) in Varian or Varex. For this purpose, any acquisitions of Varian or Varex shares within the period beginning two years before the distribution and ending two years after the distribution are presumed to be part of such a plan, although Varian or Varex may be able to rebut that presumption.

In connection with the distribution, Varex and Varian will enter into a tax matters agreement pursuant to which Varex will be responsible for certain liabilities and obligations following the distribution. In general, under the terms of the tax matters agreement, if the distribution, together with certain related transactions, were to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code (including as a result of Section 355(e) of the Code) and if such failure were the result of actions taken after the distribution by Varian or Varex, the party responsible for such failure will be responsible for all taxes imposed on Varian or Varex to the extent such taxes result from such actions. However, if such failure was the result of any acquisition of Varex shares or assets, or of any of Varex’s representations, statements or undertakings being incorrect, incomplete or breached, Varex generally will be responsible for all taxes imposed as a result of such acquisition or breach. For a discussion of the tax matters agreement, see “Relationships with Varian Following Separation and Distribution—Tax Matters Agreement.” The indemnification obligations of Varex to Varian under the tax matters agreement are not expected to be limited in amount or subject to any cap. If Varex is required to pay any taxes or indemnify Varian and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, Varex may be subject to substantial liabilities.

Backup Withholding and Information Reporting

Payments of cash to U.S. holders of Varian common shares in lieu of fractional shares of Varex common stock may be subject to information reporting and backup withholding (currently, at a rate of 28%), unless such U.S. holder delivers a properly completed IRS Form W-9 certifying such U.S. holder’s correct taxpayer identification number and certain other information, or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

THE FOREGOING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. ALL HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

DESCRIPTION OF MATERIAL INDEBTEDNESS

Credit Facility

Varex anticipates entering into a secured revolving credit facility in an aggregate principal amount of up to $100.0 million (the “Revolving Credit Facility”), which will be scheduled to mature in five years, and a secured term loan credit facility in an aggregate principal amount of $200.0 million (the “Term Facility”), which will be repaid over five years, with 7.5% payable in quarterly installments during the first two years, 10% payable in quarterly installments during the third and fourth years and 15% payable in quarterly installments in the fifth year, on or before the distribution date.

Varex anticipates that the credit agreement relating to the Revolving Credit Facility and the Term Facility (the “Credit Agreement”) will contain various customary restrictive covenants that will limit, among other things, the incurrence of indebtedness by Varex and its subsidiaries, the grant or incurrence of liens by Varex and its subsidiaries, the entry into sale and leaseback transactions by Varex and its subsidiaries, and the entry into certain fundamental change transactions by Varex and its subsidiaries. It will also contain customary events of default and certain financial covenants, including the requirement to maintain certain financial ratios. The Credit Agreement will be secured by the stock and assets of certain of Varex’s material subsidiaries. The Credit Agreement has several borrowing and interest rate options including the following indices: (i) LIBOR rate, or (ii) the base rate (equal to the greater of the prime rate, the federal funds rate plus 0.50% or the LIBOR rate for a one-month period plus 1.00%). Loans under the Credit Agreement will bear interest at a rate per annum using the applicable indices plus a varying interest rate margin of between 1.125% and 2.125%. The Credit Agreement also provides for fees applicable to amounts available to be drawn under outstanding letters of credit of 0.125%, and a fee on unused commitments which ranges from 0.20% to 0.40%.

Financing for Acquisition of PerkinElmer’s Medical Imaging Business

Varex, after the separation and distribution, intends to obtain third-party debt financing to finance all or a substantial portion of the purchase price to consummate the acquisition of PerkinElmer’s medical imaging business. The funds needed to consummate the acquisition of PerkinElmer’s medical imaging business are not presently committed and Varex intends to raise them during the first calendar quarter of 2017. While Varex expects that it will be able to raise the necessary financing, there can be no assurance that Varex will be able to do so. The completion of the acquisition is not subject to any financing contingency.

Varex’s credit facilities do not permit the financing needed to finance the acquisition of PerkinElmer’s medical imaging business. In order to finance the acquisition of PerkinElmer’s medical imaging business, Varex will be required to refinance its credit facilities to permit such acquisition. Obtaining a debt commitment letter with respect to such financing and refinancing is a condition to the completion of the distribution. However, even if such debt commitment is obtained, there could be no assurance that Varex would be able to refinance its credit facilities on favorable terms or at all. Failure to refinance its credit facilities on favorable terms or at all could have a material adverse effect on Varex.

DESCRIPTION OF VAREX’S CAPITAL STOCK

Varex’s certificate of incorporation and bylaws will be amended and restated prior to the completion of the distribution. The following is a summary of the material terms of Varex’s capital stock that will be contained in the amended and restated certificate of incorporation and bylaws. The summaries and descriptions below do not purport to be complete statements of the relevant provisions of the certificate of incorporation or the bylaws to be in effect at the time of the distribution, which you must read for complete information on Varex’s capital stock as of the time of the distribution. The certificate of incorporation and bylaws, each in a form expected to be in effect at the time of the distribution, will be included as exhibits to Varex’s registration statement on Form 10, of which this information statement forms a part. The summaries and descriptions below do not purport to be complete statements of the Delaware General Corporation Law.

General

Varex’s authorized capital stock consists of 150 million shares of common stock, par value $0.01 per share, and 20 million shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock are undesignated. Varex’s board of directors may establish the rights and preferences of the preferred stock from time to time. Immediately following the distribution, Varex expects that approximately 37.4 million shares of its common stock will be issued and outstanding, based on approximately 93.5 million shares of Varian common stock issued and outstanding on December 30, 2016, and that no shares of preferred stock will be issued and outstanding.

Common Stock

Under the terms of Varex’s amended and restated certificate of incorporation, each holder of Varex common stock will be entitled to one vote for each share on all matters to be voted upon by the common stockholders, and there will be no cumulative voting rights. Subject to any preferential rights of any outstanding preferred stock, holders of Varex common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by Varex’s board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of Varex, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then-outstanding preferred stock.

Holders of Varex common stock will have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. After the distribution, all outstanding shares of Varex common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Varex common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Varex may designate and issue in the future.

Preferred Stock

Under the terms of Varex’s amended and restated certificate of incorporation, its board of directors will be authorized, subject to limitations prescribed by the DGCL and by Varex’s amended and restated certificate of incorporation, to issue up to 20 million shares of preferred stock in one or more series without further action by the holders of its common stock. Varex’s board of directors will have the discretion, subject to limitations prescribed by the DGCL and by Varex’s amended and restated certificate of incorporation, to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Varex’s Certificate of Incorporation and Bylaws

Provisions of the DGCL and Varex’s amended and restated certificate of incorporation and bylaws could make it more difficult to acquire Varex by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that Varex’s board of directors may consider inadequate and to encourage persons seeking to acquire control of Varex to first negotiate with Varex’s board of directors. Varex believes that the benefits of increased protection of its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure it outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute. Varex will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (i) prior to such time, the board of directors of such corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of such corporation at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) the voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or (iii) on or subsequent to such time the business combination is approved by the board of directors of such corporation and authorized at a meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of such corporation not owned by the interested stockholder. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by Varex’s board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by Varex’s stockholders.

Classified Board. Varex’s amended and restated certificate of incorporation and bylaws will provide that its board of directors will be divided into three classes. At the time of the distribution, Varex’s board of directors will be divided into three classes, two of which are expected to be comprised of two directors and one of which is expected to be comprised of three directors. The directors designated as Class I directors will have terms expiring at the first annual meeting of stockholders following the distribution, which Varex expects to hold in 2018. The directors designated as Class II directors will have terms expiring at the following year’s annual meeting of stockholders, which Varex expects to hold in 2019, and the directors designated as Class III directors will have terms expiring at the following year’s annual meeting of stockholders, which Varex expects to hold in 2020. Commencing with the first annual meeting of stockholders following the distribution, which Varex expects to hold in 2018, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years. At any meeting of stockholders for the election of directors at which a quorum is present, the election will be determined by a majority of the votes cast by the stockholders entitled to vote in the election, with directors not receiving a majority of the votes cast required to tender their resignations for consideration by the board, except that in the case of a contested election, the election will be determined by a plurality of the votes cast by the stockholders entitled to vote in the election. Under the classified board provisions, it would take at least two elections of directors for any individual or group to gain control of Varex’s board of directors. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of Varex.

In accordance with Varex’s certificate of incorporation, following Varex’s 2019 annual meeting, the second annual meeting following the distribution, (i) commencing with the class of directors standing for election at the Company’s 2020 annual meeting, directors will stand for election for a two-year term; (ii) commencing with the class of directors standing for election at the Company’s 2021 annual meeting, directors will stand for election for a one-year term; and (iii) commencing with the Company’s 2022 annual meeting, and at each annual meeting thereafter, all directors will stand for election for a one-year term.

Removal of Directors. For so long as the Varex board of directors is classified, Varex’s amended and restated certificate of incorporation will provide that its stockholders may remove its directors only for cause, by an affirmative vote of holders of at least a majority of Varex’s voting stock then-outstanding. Following the 2022 annual meeting, Varex’s stockholders may remove its directors with or without cause by an affirmative vote of at least a majority of Varex’s voting stock then-outstanding.

Amendments to Certificate of Incorporation. Varex’s amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least 66 2/3% of its voting stock then-outstanding is required to amend certain provisions relating to the term and removal of its directors, the filling of its board vacancies, the calling of special meetings of stockholders, stockholder action by written consent, the elimination of liability of directors to the extent permitted by Delaware law and indemnification of directors and officers. The provisions of the amended and restated certificate of incorporation relating to the 66 2/3% voting threshold will be of no force and effect effective as of the completion of the 2021 annual meeting of stockholders and the amended and restated certificate of incorporation may thereafter be amended by the affirmative vote of the holders of at least a majority of the outstanding voting stock then-outstanding.

Amendments to Bylaws. Varex’s amended and restated bylaws will provide that they may be amended by Varex’s board of directors or by the affirmative vote of holders of a majority of Varex’s voting stock then-outstanding.

Size of Board and Vacancies. Varex’s amended and restated bylaws will provide that the number of directors on its board of directors will be fixed exclusively by its board of directors, except that the minimum number of directors will be three. Any vacancies created in its board of directors resulting from any increase in the authorized number of directors or the death, resignation, retirement, disqualification, removal from office or other cause will be filled by a majority of the board of directors then in office, even if less than a quorum is present, or by a sole remaining director. Any director appointed to fill a vacancy on Varex’s board of directors will be appointed for a term expiring at the next election of the class for which such director has been appointed, and until his or her successor has been elected and qualified.

Special Stockholder Meetings. Varex’s amended and restated certificate of incorporation will provide that only the board of directors, pursuant to a resolution adopted by the majority of the whole board, or the chairman of the board of directors may call special meetings of Varex stockholders. The majority of the board of directors must concur with the calling of the meeting by the chairman. Stockholders may not call special stockholder meetings.

Stockholder Action by Written Consent. Varex’s amended and restated certificate of incorporation will expressly eliminate the right of its stockholders to act by written consent effective as of the distribution. Stockholder action must take place at the annual or a special meeting of Varex stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Varex’s certificate of incorporation will mandate that stockholder nominations for the election of directors will be given in accordance with the bylaws. The amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors as well as minimum qualification requirements for stockholders making the proposals or nominations. Additionally, the bylaws will require that candidates for election as director disclose their qualifications and make certain representations.

No Cumulative Voting. The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the company’s certificate of incorporation provides otherwise. Varex’s amended and restated certificate of incorporation will not provide for cumulative voting.

Undesignated Preferred Stock. The authority that Varex’s board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Varex’s company through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Varex’s board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and Varex’s amended and restated certificate of incorporation will include such an exculpation provision. Varex’s amended and restated certificate of incorporation and bylaws will include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Varex, or for serving at Varex’s request as a director or officer or another position at another corporation or enterprise, as the case may be. Varex’s amended and restated certificate of incorporation and bylaws will also provide that Varex must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnified party as may be required under the DGCL. Varex’s amended and restated certificate of incorporation will expressly authorize Varex to carry directors’ and officers’ insurance to protect Varex, its directors, officers and certain employees for some liabilities.

The limitation of liability and indemnification provisions that will be in Varex’s amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against Varex’s directors and officers, even though such an action, if successful, might otherwise benefit Varex and its stockholders. However, these provisions will not limit or eliminate Varex’s rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, Varex pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any Varex directors, officers or employees for which indemnification is sought.

Exclusive Forum

Varex’s amended and restated certificate of incorporation will provide that unless the board of directors otherwise determines, the state courts located within the State of Delaware or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of Varex, any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Varex to Varex or Varex’s stockholders, any action asserting a claim against Varex or any director or officer of Varex arising pursuant to any provision of the DGCL or Varex’s amended and restated certificate of incorporation or bylaws, or any action asserting a claim against Varex or any director or officer of Varex governed by the internal affairs doctrine.

Authorized but Unissued Shares

Varex’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without your approval. Varex may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Varex by means of a proxy contest, tender offer, merger or otherwise.

Listing

Varex intends to apply to list its shares of common stock on NASDAQ under the symbol “VREX.”

Sale of Unregistered Securities

On July 18, 2016, Varex issued 100 shares of its common stock to Varian pursuant to Section 4(2) of the Securities Act. Varex did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

After the distribution, the transfer agent and registrar for Varex’s common stock will be Computershare Trust Company, N.A. If you hold your shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares. Contact them with any questions relating to the distribution. For registered holders, with questions relating to the transfer or mechanics of the stock distribution, you should contact Computershare:

Toll free, by phone:

(800) 756-8200

By regular mail:

Computershare

P.O. BOX 30170

College Station, TX 77842

By overnight mail:

Computershare

211 Quality Circle Suite 210

College Station, TX 77845

WHERE YOU CAN FIND MORE INFORMATION

Varex has filed a registration statement on Form 10 with the SEC with respect to the shares of Varex common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to Varex and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330, as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the distribution, Varex will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will file periodic reports, proxy statements and other information with the SEC.

Varex intends to furnish holders of its common stock with annual reports containing consolidated financial statements prepared in accordance with U.S. GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which this information statement has referred you. Varex has not authorized any person to provide you with different information or to make any representation not contained in this information statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management of Varian Medical Systems, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of earnings, comprehensive earnings, equity and cash flows present fairly, in all material respects, the financial position of the Imaging Components business of Varian Medical Systems, Inc. (“Varex Imaging Corporation”) as of September 30, 2016 and October 2, 2015, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 2016 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Salt Lake City, Utah

December 7, 2016

VAREX IMAGING CORPORATION

COMBINED STATEMENTS OF EARNINGS

(In millions)

	Fiscal Years
	2016	2015	2014
Revenues	$620.1	$632.3	$685.2
Cost of revenues	371.7	381.7	406.6

Gross margin	248.4	250.6	278.6

Operating expenses:
Research and development	53.5	50.4	40.0
Selling, general and administrative	85.8	72.7	62.6

Total operating expenses	139.3	123.1	102.6

Operating earnings	109.1	127.5	176.0

Interest income	0.3	0.5	0.3
Interest expense	(1.9)	(1.2)	(0.9)
Other income (expense), net	(2.5)	0.8	(1.2)

Interest and other income (expense), net	(4.1)	0.1	(1.8)

Earnings before taxes	105.0	127.6	174.2
Taxes on earnings	36.0	46.8	64.1

Net earnings	69.0	80.8	110.1
Less: Net earnings attributable to noncontrolling interests	0.5	0.8	—

Net earnings attributable to Varex	$68.5	$80.0	$110.1

See the accompanying notes to the combined financial statements.

VAREX IMAGING CORPORATION

COMBINED STATEMENTS OF COMPREHENSIVE EARNINGS

(In millions)

	Fiscal Years
	2016	2015	2014
Net earnings	$69.0	$80.8	$110.1
Other comprehensive earnings (loss), net of tax:
Available-for-sale securities:
Change in unrealized loss, net of tax benefit of $0.1 in 2016 and 2015	(0.3)	(0.1)	—
Reclassification adjustments, net of tax expense of ($0.2) in 2016	0.4	—	—

Other comprehensive earnings (loss), net of tax	0.1	(0.1)	—

Comprehensive earnings	69.1	80.7	110.1
Less: Comprehensive earnings attributable to noncontrolling interests	0.5	0.8	—

Comprehensive earnings attributable to Varex	$68.6	$79.9	$110.1

See the accompanying notes to the combined financial statements.

VAREX IMAGING CORPORATION

COMBINED BALANCE SHEETS

(In millions)

	September 30, 2016	October 2, 2015
Assets
Current assets:
Cash and cash equivalents	$36.5	$20.6
Accounts receivable, net of allowance for doubtful accounts of $0.2 and $0.1 at September 30, 2016 and October 2, 2015, respectively	122.2	117.8
Inventories	197.4	174.9
Prepaid expenses and other current assets	3.8	2.8

Total current assets	359.9	316.1
Property, plant and equipment, net	108.9	96.2
Goodwill	74.7	74.7
Investments in privately held companies	49.3	49.6
Deferred tax assets	5.5	10.5
Other assets	24.1	36.5

Total assets	$622.4	$583.6

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$41.9	$49.7
Accrued liabilities	23.9	19.6
Deferred revenues	12.0	9.3

Total current liabilities	77.8	78.6
Other long-term liabilities	8.3	9.4

Total liabilities	86.1	88.0

Commitments and contingencies (Note 7)
Redeemable noncontrolling interests	10.3	—
Equity:
Net parent investment	526.0	484.7
Accumulated other comprehensive loss	—	(0.1)

Total Varex equity	526.0	484.6
Noncontrolling interests	—	11.0

Total equity	526.0	495.6

Total liabilities, redeemable noncontrolling interests and equity	$622.4	$583.6

See the accompanying notes to the combined financial statements.

VAREX IMAGING CORPORATION

COMBINED STATEMENTS OF CASH FLOWS

(In millions)

	Fiscal Years
	2016	2015	2014
Cash flows from operating activities:
Net earnings	$69.0	$80.8	$110.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Share-based compensation expense	9.5	9.6	8.0
Tax effect of (windfalls) shortfalls from share-based compensation	0.1	(1.7)	(1.2)
Depreciation	9.8	9.6	8.7
Amortization of intangible assets	5.5	2.7	1.4
Deferred taxes	4.2	(0.8)	(1.5)
Loss (income) from equity method investments	1.6	(0.3)	0.8
Other, net	0.7	0.4	0.5
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4.6)	19.3	(9.0)
Inventories	(23.5)	(25.9)	(4.3)
Prepaid expenses and other assets	(0.9)	0.3	(0.6)
Accounts payable	(1.9)	(4.3)	4.4
Accrued liabilities and other long-term liabilities	2.8	(7.2)	1.7
Deferred revenues	1.9	2.7	(0.4)

Net cash provided by operating activities	74.2	85.2	118.6

Cash flows from investing activities:
Purchases of property, plant and equipment	(28.9)	(34.3)	(23.2)
Sale of available-for-sale securities	8.6	—	—
Acquisitions of businesses, net of cash acquired	(1.2)	(67.9)	(5.4)
Other	(0.1)	0.1	—

Net cash used in investing activities	(21.6)	(102.1)	(28.6)

Cash flows from financing activities:
Net transfers (to) from parent	(36.7)	35.8	(90.4)
Tax effect of (windfalls) shortfalls from share-based compensation	(0.1)	1.7	1.2
Other	—	(0.8)	(0.7)

Net cash (used in) provided by financing activities	(36.8)	36.7	(89.9)

Effects of exchange rate changes on cash and cash equivalents	0.1	0.3	—

Net increase in cash and cash equivalents	15.9	20.1	0.1
Cash and cash equivalents at beginning of period	20.6	0.5	0.4

Cash and cash equivalents at end of period	$36.5	$20.6	$0.5

See the accompanying notes to the combined financial statements.

VAREX IMAGING CORPORATION

COMBINED STATEMENTS OF EQUITY

(In millions)

	Net Parent Investment	Accumulated Other Comprehensive Loss	Total Varex Equity	Noncontrolling Interests	Total Equity
Balances at September 27, 2013	$331.6	$—	$331.6	$—	$331.6
Net earnings	110.1	—	110.1	—	110.1
Net transfers to parent	(82.4)	—	(82.4)	—	(82.4)

Balances at September 26, 2014	359.3	—	359.3	—	359.3
Net earnings	80.0	—	80.0	0.8	80.8
Net transfers from parent	45.4	—	45.4	—	45.4
Other comprehensive loss	—	(0.1)	(0.1)	—	(0.1)
Acquisition of MeVis Medical Solutions AG	—	—	—	10.2	10.2

Balances at October 2, 2015	484.7	(0.1)	484.6	11.0	495.6
Net earnings	68.5	—	68.5	—	68.5
Net transfers to parent	(27.2)	0.1	(27.1)	—	(27.1)
Reclassification of noncontrolling interests in MeVis Medical Solutions AG to redeemable noncontrolling interests	—	—	—	(10.4)	(10.4)
Other	—	—	—	(0.6)	(0.6)

Balances at September 30, 2016	$526.0	$—	$526.0	$—	$526.0

See the accompanying notes to the combined financial statements.

NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

On May 23, 2016, Varian Medical Systems, Inc. (“Varian”) announced its intent to separate its Imaging Components business from the remainder of its businesses. The Imaging Components business will be held by a new company named Varex Imaging Corporation (the “Company,” “Varex,” or “Varex Imaging”). Varex does not operate as a separate, stand-alone entity and is primarily comprised of certain Varian owned legal entities for which Varex is the sole business. Historically, Varex operated as a part of Varian, and Varex’s results of operations have been reported in Varian’s consolidated financial statements.

The separation is subject to a number of conditions, including, but not limited to, final approval of the Varian board of directors, receipt of one or more opinions with respect to certain U.S. federal income tax matters relating to the separation and distribution and the effectiveness of the registration statement on Form 10 that will register the common stock of Varex to be distributed to Varian stockholders. Immediately following the distribution, Varian will no longer have an ownership interest in Varex. Varex and Varian will enter into certain agreements relating to the separation of the companies and governing various post-separation relationships between the companies.

Varex designs, manufactures, sells and services a broad range of X-ray imaging components including X-ray tubes, flat panel digital image detectors and accessories, high voltage connectors, high-energy inspection accelerators, image processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices, generators, ionization chambers and buckys, for use in a range of applications, including radiographic or fluoroscopic imaging, mammography, special procedures, computed tomography, radio therapy and computer-aided detection. The Company sells its products to imaging system original equipment manufacturer (“OEM”) customers for incorporation into new medical diagnostic, radiation therapy, dental, veterinary and industrial imaging systems, to independent service companies, distributors and directly to end-users for replacement purposes.

The Company also designs, manufacturers, sells and services industrial products, which include Linatron® X-ray accelerators, imaging processing software and image detection products for security and inspection purposes, such as cargo screening at ports and borders and nondestructive examination in a variety of applications. The Company generally sells security and inspection products to OEM customers who incorporate Varex’s products into their inspection systems. The Company conducts an active research and development program to focus on new technology and applications in both the medical and industrial X-ray imaging markets.

Basis of Presentation and Principles of Combination

The accompanying combined financial statements have been prepared on a stand-alone basis and are derived from Varian’s consolidated financial statements and records. The combined financial statements reflect the Company’s financial position, results of operations, comprehensive earnings and cash flows as it operated as part of Varian prior to the distribution, in conformity with generally accepted accounting principles in the United States (“GAAP”).

The combined financial statements include the accounts of the Company and certain other assets and liabilities that have been historically held at the Varian corporate level, but are specifically identifiable and attributable to the Company. The combined financial statements include allocation of certain Varian corporate expenses including costs of information technology, human resources, accounting, legal, facilities, insurance, treasury and other corporate and infrastructure services. In addition, allocated costs include research and development expenses from Varian’s scientific research facility. These costs have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of revenue, headcount or other systematic measures that reflect utilization of services provided to or benefits received by the Company. The Company considers the expense allocation methodology and results to be reasonable for all periods presented.

The combined financial position, results of operations, comprehensive earnings and cash flows of the Company may not be indicative of its results had it been a separate stand-alone entity during the periods presented, nor are the results stated herein indicative of what the Company’s financial position, results of operations, comprehensive earnings and cash flows may be in the future.

The Company is dependent upon Varian for its working capital and financing requirements as Varian uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the net parent investment account. Cash and cash equivalents held by Varian were not allocated to the Company. Cash and cash equivalents included in the Combined Balance Sheets primarily reflects cash and cash equivalents from acquired entities that are specifically attributable to the Company. Varian’s debt has not been allocated to the Company for any of the periods presented since the Company is not the legal obligor of the debt. Varian’s debt was utilized for corporate activities that benefited all businesses and therefore interest expense relating to Varian’s corporate borrowings has been allocated to the Company. Interest expense and interest income have been allocated based on the Company’s total assets as a percentage of total assets of Varian.

Net parent investment, which includes retained earnings, represents Varian’s interest in the recorded net assets of the Company. All transactions between the Company and Varian have been included in the accompanying combined financial statements. All intercompany transactions are considered to be effectively settled for cash and are reflected as a component of financing activities as net transfers from (to) Varian in the Combined Statements of Cash Flows at the time the transactions are recorded.

Net parent investment in the Combined Balance Sheets and Statements of Equity represents Varian’s historical investment in the Company, the net effect of transactions with and allocations from Varian and the Company’s accumulated earnings.

See Note 6, “Related Party Transactions” for further information regarding the Company’s relationships with Varian and other related party transactions.

Segment Reporting

Subsequent to the filing of the preliminary registration statement on Form 10 on August 11, 2016, the Company re-aligned its reportable operating segments into: (i) Medical and (ii) Industrial. The Company reclassified the segment data for the prior years to conform to the current year presentation. See Note 11, “Segment Information” for further information on the Company’s segments.

Fiscal Year

The fiscal years of the Company as reported are the 52- or 53-week period ending on the Friday nearest September 30. Fiscal year 2016 was the 52-week period that ended on September 30, 2016. Fiscal year 2015 was the 53-week period that ended on October 2, 2015 and fiscal year 2014 was the 52-week period that ended on September 26, 2014.

Variable Interest Entities

For entities in which the Company has variable interests, the Company focuses on identifying which entity has the power to direct the activities that most significantly impact the variable interest entity’s economic performance and which enterprise has the obligation to absorb losses or the right to receive benefits from the variable interest entity. If the Company is the primary beneficiary of a variable interest entity, the assets, liabilities, and results of operations of the variable interest entity will be included in the Company’s combined financial statement. For fiscal years 2016, 2015 and 2014, Varex did not consolidate any variable interest entities, because the Company was not the primary beneficiary.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses, including allocations from Varian, during the reporting periods. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers currency on hand, demand deposits, time deposits, and all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash and cash equivalents.

Fair Value

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. There is a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Concentration of Risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash, cash equivalents and trade accounts receivable. Cash and cash equivalents held with financial institutions may exceed the Federal Deposit Insurance Corporation insurance limits or similar limits in foreign jurisdictions. The Company has not experienced any losses on its deposits of cash and cash equivalents. The Company performs ongoing credit evaluations of its customers and, except for government tenders, group purchases and orders with a letter of credit, requires its industrial customers to often provide a down payment. The Company maintains an allowance for doubtful accounts based upon the expected collectability of all accounts receivable. As of September 30, 2016, Toshiba Medical Systems (“Toshiba”) represented more than 10% of the Company’s accounts receivable. As of October 2, 2015, Carestream Health Inc. (“Carestream”) and Toshiba represented more than 10% of the Company’s accounts receivable. The Company obtains some of the components in its products from a limited group of suppliers or from a single-source supplier. The Company has not experienced any significant disruptions to its operations due to supplier concentration.

Inventories

Inventories are valued at the lower of cost or market (realizable value). Excess and obsolete inventories are determined primarily based on future demand forecasts and write-downs of excess and obsolete inventories are recorded as a component of cost of revenues. Cost is computed using standard cost (which approximates actual cost) on a first-in-first-out basis.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Major improvements are capitalized, while repairs and maintenance are expensed as incurred. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Land is not subject to depreciation, but land improvements are depreciated over fifteen years. Land leasehold rights and leasehold improvements are amortized over the lesser of their estimated useful lives or remaining lease terms. Buildings are depreciated over twenty years. Machinery and equipment are depreciated over their estimated useful lives, which range from three to seven years. Assets subject to lease are amortized over the lesser of their estimated useful lives or remaining lease terms. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts.

Investments

The Company accounts for its equity investments in privately held companies under the equity method of accounting as the Company holds at least a 20% ownership interest or has the ability to exercise significant influence in these investments. The Company monitors these equity investments for impairment and makes appropriate reductions in carrying values if the Company determines that impairment charges are required based primarily on the financial condition and near-term prospects of these companies.

Available-for-sale investments were recorded on the Combined Balance Sheets at fair value. Unrealized gains and losses on these investments are included as a separate component of accumulated other comprehensive loss, net of tax, on the Combined Balance Sheets. The Company classifies its available-for-sale securities as short-term or long-term based on the nature of the investment, its maturity date and its availability for use in current operations. The Company monitors its available-for-sale securities for possible other-than-temporary impairment when business events or changes in circumstances indicate that the carrying value of the investment may not be recoverable.

Goodwill and Intangible Assets

Goodwill is recorded when the purchase price of an acquisition exceeds the fair value of the net identified tangible and intangible assets acquired. Purchased intangible assets are carried at cost, net of accumulated amortization. Intangible assets with finite lives are amortized over their estimated useful lives of primarily two to seven years using the straight-line method.

Impairment of Long-lived Assets, Intangible Assets and Goodwill

The Company reviews long-lived assets and identifiable intangible assets with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. The Company assesses these assets for impairment based on their estimated undiscounted future cash flows. If the carrying value of the assets exceeds the estimated future undiscounted cash flows, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. The Company did not recognize any impairment charges for long-lived assets and identifiable intangible assets in fiscal years 2016, 2015 and 2014.

The Company evaluates goodwill for impairment at least annually or whenever an event occurs or circumstances changes that would more likely than not reduce the fair value of a reporting unit below its carrying amount. If the Company determines that a quantitative analysis is necessary, the impairment test for goodwill is a two-step process. Step one consists of a comparison of the fair value of a reporting unit against its carrying amount, including the goodwill allocated to each reporting unit. The Company determines the fair value of its reporting units based on a combination of income and market approaches. The income approach is based on the present value of estimated future cash flows of the reporting units and the market approach is based on a market multiple calculated for each reporting unit based on market data of other companies engaged in similar business. If the carrying amount of the reporting unit is in excess of its fair value, step two requires the comparison of the implied fair value of the reporting unit’s goodwill against the carrying amount of the reporting unit’s goodwill. Any excess of the carrying value of the reporting unit’s goodwill over the implied fair value of the reporting unit’s goodwill is recorded as an impairment loss.

As a result of the segment realignment in the fourth quarter of fiscal year 2016, goodwill was re-allocated to the Medical and Industrial reporting units based on their relative fair values. No impairment charges were recognized as a result of the change in reporting units.

In fiscal years 2016, 2015 and 2014, the Company performed the annual goodwill impairment testing for its two previous reporting units (i) X-ray Products and (ii) Industrial, and found no impairment. For both reporting units, based upon the most recent annual goodwill analysis performed by the Company as of the first day of the fourth quarter of fiscal year 2016 (using balances as of the end of the third quarter of fiscal year 2016), either step one of the impairment test was not completed based on evaluation of qualitative factors or, if step one was completed, the fair value was substantially in excess of carrying value.

Loss Contingencies

From time to time, the Company is a party to or otherwise involved in legal proceedings, claims and government inspections or investigations and other legal matters, both inside and outside the United States, arising in the ordinary course of its business or otherwise. The Company accrues amounts, to the extent they can be reasonably estimated, that it believes are adequate to address any liabilities related to legal proceedings and other loss contingencies that it believes will result in a probable loss.

Product Warranty

The Company warrants most of its products for a specific period of time, usually 12 months from delivery or acceptance, against material defects. The Company provides for the estimated future costs of warranty obligations in cost of revenues when the related revenues are recognized. The accrued warranty costs represent the best estimate at the time of sale of the total costs that the Company will incur to repair or replace product parts that fail while still under warranty. The amount of the accrued estimated warranty costs obligation for established products is primarily based on historical experience as to product failures adjusted for current information on repair costs. For new products, estimates include the historical experience of similar products, as well as reasonable allowance for warranty expenses associated with new products. On a quarterly basis, the Company reviews the accrued warranty costs and updates the historical warranty cost trends, if required.

Revenue Recognition

The Company’s revenues are derived primarily from the sale of hardware and software products, and services. The Company recognizes its revenues net of any value added or sales tax and net of sales discounts.

The Company sells a high proportion of its X-ray products to a limited number of OEM customers. X-ray tubes, flat panel detectors and image processing tools and security and inspection products are generally sold on a stand-alone basis. However, the Company occasionally sells its flat panel detectors, X-ray tubes and imaging processing tools as a package that is optimized for digital X-ray imaging and sells its Linatron® X-ray accelerators together with its imaging processing software and image detection products to OEM customers that incorporate them into their inspection systems. Service contracts are often sold with certain security and inspection products and computer-aided detection products. Revenues related to service contracts usually starts after the expiration of the warranty period for non-software products or upon delivery of software products.

For a multiple element arrangement that includes software and non-software deliverables which includes service contracts, the Company first allocates revenues among the software and non-software deliverables on a relative selling price basis. The amounts allocated to the non-software products and software are accounted for as follows:

Non-software Products

Non-software products include hardware products, software components that function together with the hardware components to deliver the product’s essential functionality, as well as service contracts. Except as described below under “Service,” the Company recognizes revenues for non-software products when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured.

For multiple element revenue arrangements that involve non-software products, a delivered non-software element is considered as a separate unit of accounting when it has stand-alone value and there is no customer-negotiated refund or return rights for the delivered element. The allocation of revenue to all deliverables based on their relative selling prices is determined at the inception of the arrangement. The selling price for each deliverable is determined using vendor-specific objective evidence (“VSOE”) of selling price, if it exists; otherwise, third-party evidence of selling price (“TPE”) is used. If neither VSOE nor TPE of selling price exists for a deliverable the Company uses the deliverable’s estimated selling prices (“ESP”).

If the Company is not able to establish VSOE or TPE of selling prices for its non-software products. ESPs are used as the basis of the selling prices. The Company estimates selling prices following an established process that considers market conditions, including the product offerings and pricing strategies of competitors, as well as internal factors such as historical pricing practices and margin objectives. The establishment of product and service ESPs is controlled and reviewed by the appropriate level of management in all of the Company’s businesses.

The Company recognizes revenues upon the transfer of risk of loss, which is either at the time of shipment or delivery, depending upon the terms of the contract, provided that all other revenue recognition criteria have been met.

Software Products

The Company recognizes revenues for software products in accordance with the software revenue recognition guidance. The Company recognizes license revenues when all of the following criteria have been met: persuasive evidence of an arrangement exists, the vendor’s fee is fixed or determinable, collection of the related receivable is probable and delivery of the product has occurred.

Revenues earned on software arrangements involving multiple elements are allocated to each element based on VSOE of fair value, which is based on the price charged when the same element is sold separately. In instances when evidence of VSOE of fair value of all undelivered elements exists, but evidence does not exist for one or more delivered elements, revenues are recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue. Revenue allocated to maintenance and support is recognized ratably over the maintenance term (typically one year).

For those software products that are not sold stand-alone or for which VSOE cannot be established or maintained, all software revenue under the contract will be deferred until the software product(s) that lack VSOE are all delivered. If the only undelivered software element that lacks VSOE is maintenance and support, then the software revenue would be recognized ratably over the term of the maintenance and support arrangement.

The Company recognizes revenues upon the transfer of risk of loss, which is either at the time of shipment or delivery, depending upon the shipping terms of the contract, provided that all other criteria for revenue recognition have been met.

Service

Service revenues include revenues from hardware and software service contracts, bundled support arrangements, paid services and trainings, and parts that are sold by the service department. Revenues allocated to service contracts are recognized ratably over the period of performance of the related contracts. Revenues related to services performed on a time-and-materials basis are recognized when they are earned and billable.

Deferred Revenues

Deferred revenue primarily represents (i) the amount billed, billable or received applicable to non-software products for which parts and services under the warranty contracts have not been delivered, (ii) the amount billed, billable or received applicable to software products for which the Company’s obligations under the maintenance contracts have not been fulfilled, and (iii) the amount billed, billable or received for service contracts for which the services have not been rendered. Except for government tenders, group purchases and orders with letters of credit, the Company typically requires its security and inspection customers to provide a down payment prior to transfer of risk of loss of ordered products. These payments are also included in deferred revenue on the Combined Balance Sheet.

Share-Based Compensation Expense

The Company’s employees have historically participated in Varian’s equity-based incentive plans. Share-based compensation expense has been allocated to the Company based on the awards and terms previously granted to its employees as well as an allocation of Varian’s corporate and shared functional employee expenses. Until consummation of the distribution, the Company’s employees will continue to participate in Varian’s equity-incentive plans and the Company will continue to record share-based compensation expense based on the share-based payment awards granted to the Company’s employees.

The Company values stock options granted and the option component of the shares of common stock purchased under the Varian Employee Stock Purchase Plan using the Black-Scholes option-pricing model. Share-based compensation expense for restricted stock units is measured using the fair value of Varian’s stock on the date of grant and is amortized over the award’s respective service period. Varian uses the Monte Carlo simulation model to estimate the fair value of performance units on the date of grant with assumptions that includes the historical volatility of shares of Varian common stock, as well as the shares of common stock of peer companies. Both the Black-Scholes option-pricing model and the Monte Carlo simulation model require the input of certain assumptions and changes in the assumptions can materially affect the fair value estimates of share-based payment awards.

The Company measures and recognizes expense for all share-based payment awards based on their fair values. Share-based compensation expense recognized in the Combined Statements of Earnings includes compensation expense for the share-based payment awards based on the grant date fair value estimated in accordance with the guidance on share-based compensation. Share-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest. The Company attributes the value of share-based compensation to expense using the straight-line method. The Company considers only the direct tax impacts of share-based compensation awards when calculating the amount of tax windfalls or shortfalls.

Shipping and Handling Costs

Shipping and handling costs are included as a component of cost of revenues.

Research and Development

Research and development costs have been expensed as incurred. These costs primarily include employees’ compensation, consulting fees, material costs and research grants.

Software Development Costs

Costs for the development of new software products and substantial enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. No costs associated with the development of software have been capitalized as the Company believes its current software development process is essentially completed concurrent with the establishment of technological feasibility.

Taxes on Earnings

Taxes on earnings, as presented, are calculated on a separate return basis. Under this method, the Company computes taxes on earnings as if it were a separate taxpayer filing its own income tax returns. The Company’s operations have historically been included in Varian’s U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. Varian’s global tax structure has been developed based on its entire portfolio of businesses. Accordingly, the tax results as presented are not necessarily reflective of the results that we would have generated on a stand-alone basis. It is possible that the Company will make different tax accounting elections and assertions, such as the amount of earnings that will be permanently reinvested outside the United States following the Company’s separation from Varian.

Income tax expense is based on reported income or loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. In accordance with the amended accounting guidance issued in November 2015 relating to the balance sheet classification of deferred taxes, the Company classifies all of its deferred tax assets and liabilities as noncurrent in the Combined Balance Sheets. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for taxes on earnings.

The Company accounts for uncertainty in income taxes following a two-step approach for recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that, based on the technical merits, the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

Foreign Currency Translation

The Company uses the U.S. Dollar as the functional currency of its foreign operations. Gains and losses from remeasurement of foreign currency balances into U.S. Dollars are included in the Combined Statements of Earnings. The aggregate net gains (losses) resulting from foreign currency transactions and remeasurement of foreign currency balances into U.S. Dollars were not material for fiscal years 2016, 2015 and 2014.

Recent Accounting Standards or Updates Not Yet Effective

In November 2016, the Financial Accounting Standards Board (“FASB”) amended its guidance on the classification and presentation of restricted cash in the statement of cash flow. The amendment requires entities to include restricted cash and restricted cash equivalents in its cash and cash equivalents in the statement of cash flow. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2019 with early adoption permitted. The amendment is required to be adopted retrospectively. The Company is evaluating the impact of adopting this amendment to its combined financial statements.

In October 2016, the FASB amended its guidance for tax accounting for intra-entity asset transfers. The amendment removes the prohibition against the immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2019. Early adoption is permitted. The amendment is required to be adopted on a modified retrospective basis. The Company is evaluating the impact of adopting this amendment to its combined financial statements.

In August 2016, the FASB issued an amendment to its accounting guidance related to the classification of certain cash receipts and cash payments. The amendment was issued to reduce the diversity in practice in how certain transactions are classified in the Statement of Cash Flows. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2019 with early adoption permitted. The Company is evaluating the impact of adopting this amendment to its Statement of Cash Flows.

In June 2016, the FASB issued an amendment to its accounting guidance related to impairment of financial instruments. The amendment adds a new impairment model that is based on expected losses rather than incurred losses. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2021 with early adoption permitted beginning in the first quarter of fiscal year 2020. The Company is evaluating the impact of adopting this amendment to its combined financial statements.

In March 2016, the FASB issued an amendment to its accounting guidance related to employee share-based payments. The amendment simplifies several aspects of the accounting for employee share-based payments including the accounting for income taxes, forfeitures and statutory tax withholding requirements, as well as classification in the statement of cash flows. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2018 with early adoption permitted. The Company is evaluating the impact of adopting this amendment to its combined financial statements.

In February 2016, the FASB issued a new standard on accounting for leases. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. The new standard will continue to classify leases as either finance or operating, with classification affecting the pattern of expense recognition in the statement of earnings. The new standard is required to be adopted using a modified retrospective method to each prior reporting period presented with various optional practical expedients. The new standard will be effective for the Company beginning in its first quarter of fiscal year 2020 with early adoption permitted. The Company is evaluating the impact of adopting this new standard to its combined financial statements.

In January 2016, the FASB issued an amendment to its accounting guidance related to recognition and measurement of financial assets and financial liabilities. The amendment addresses certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2019. The Company is evaluating the impact of adopting this amendment to its combined financial statements.

In September 2015, the FASB issued a new accounting standard that eliminates the requirement to restate prior period financial statements for measurement period adjustments following a business combination. The new standard requires that the cumulative impact of a measurement period adjustment including the impact on prior periods be recognized in the reporting period in which the adjustment is identified along with additional disclosures. The new standard will be effective for the Company beginning in its first quarter of fiscal year 2017. The new standard is required to be adopted prospectively with early adoption permitted for financial statements that have not yet been made available for issuance. The new standard is not expected to have a material impact to the Company’s combined financial statements.

In July 2015, the FASB issued an amendment to its accounting guidance related to inventory measurement. The amendment requires inventory measured using first-in, first-out (FIFO) or average cost to be subsequently measured at the lower of cost and net realizable value, thereby simplifying the current guidance that requires an entity to measure inventory at the lower of cost or market. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2018 and is required to be adopted prospectively. Early adoption is permitted. The amendment is not expected to have a material impact to the Company’s combined financial statements.

In March 2015, the FASB issued an amendment to its accounting guidance related to presentation of debt issuance costs. The amendment requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The amendment will be effective for the Company beginning in the first quarter of fiscal year 2017. In August 2015, the FASB further clarified that entities are permitted to defer and present debt issuance costs related to line-of-credit arrangements as assets. These amendments are not expected to have a material impact to the Company’s combined financial statements.

In February 2015, the FASB issued an amendment to its accounting guidance related to consolidation. The amendment modifies the analysis that a reporting entity must perform to determine whether it should consolidate certain types of legal entities. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2017. Early adoption is permitted. The amendment permits the use of either the retrospective or cumulative effect transition method. The amendment is not expected to have a material impact to the Company’s combined financial statements.

In June 2014, the FASB issued an amendment to its accounting guidance related to stock-based compensation. The amendment requires that a performance target that could be achieved after the requisite service period be treated as a performance condition that affects vesting, rather than a condition that affects the grant-date fair value. The amendment will be effective for the Company beginning in its first quarter of fiscal year 2017. Early adoption is permitted. The amendment can be applied on a prospective basis to all share-based payments granted or modified on or after the effective date. Entities will also be provided an option to apply the guidance on a modified retrospective basis to existing awards. The amendment is not expected to have a material impact to the Company’s combined financial statements.

In May 2014, the FASB issued a new revenue standard, which sets forth a single, comprehensive revenue recognition model for all contracts with customers to improve comparability. The new standard requires revenue recognition to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In March 2016, the FASB amended the principal-versus-agent implementation guidance and illustrations in the new standard. In April 2016, the FASB amended the guidance on identifying performance obligations and the implementation guidance on licensing in the new standard. In May 2016, the FASB amended the guidance on collectability, noncash consideration, presentation of sales tax and transition in the new standard. The new standard will be effective for the Company beginning in its first quarter of fiscal year 2019, with early adoption permitted, but not before the first quarter of fiscal year 2018. The new standard can be applied either retrospectively to each prior reporting period presented (i.e., full retrospective adoption) or with the cumulative effect of initially applying the update recognized at the date of the initial application (i.e., modified retrospective adoption) along with additional disclosures. The Company is evaluating the impact of adopting this standard to its combined financial statements.

2. BUSINESS COMBINATIONS

Business Combinations in Fiscal Year 2015

Claymount

In August 2015, the Company acquired Claymount Investments B.V. (“Claymount”), a Netherlands-based supplier of components and subsystems for X-ray imaging equipment manufacturers. The acquisition of Claymount enhanced the Company’s ability to support continuing transitions from analog to digital X-ray imaging and was integrated into the Company’s previous X-ray Products reporting unit. Total purchase price of the acquisition of $58.0 million was paid in cash. The following table summarizes the purchase price allocation:

(In millions)	Fair Value
Net tangible assets (1)	$11.3
Finite-lived intangible assets	16.2
Goodwill	30.5

Net assets acquired	$58.0

(1)	Includes $1.9 million in cash and cash equivalents, $5.4 million in accounts receivable, $7.0 million in inventory and $4.4 million in accounts payable.

MeVis

In April 2015, the Company completed the acquisition of 73.5% of the then outstanding shares of MeVis Medical Solutions AG (“MeVis”), a public company based in Bremen, Germany that provides image processing software and services for cancer screening, for cash consideration of $25.5 million. The acquisition of MeVis was integrated into the Company’s previous X-ray Products reporting unit. The following table summarizes the purchase price allocation:

(In millions)	Fair Value
Net tangible assets (1)	$21.7
Finite-lived intangible assets	5.8
Goodwill	8.2

Fair value of net assets	35.7
Less: Noncontrolling interests (2)	10.2

Net assets acquired	$25.5

(1)	Includes $13.9 million in cash and cash equivalents and $9.1 million in available-for-sale investments.
(2)	Fair value was determined using the market price of the shares of MeVis as of the acquisition date.

Finite-lived Intangible Assets

The following table presents details of the intangible assets acquired for the business combinations completed during fiscal year 2015 as of their respective acquisition dates:

	Claymount		MeVis
(In millions, except years)	Amount	Weighted Average Estimated Useful Life (In Years)	Amount	Weighted Average Estimated Useful Life (In Years)
Acquired existing technology	$6.1	6	$3.3	5
Customer contracts	5.2	7	2.5	6
Patents, licenses and other	4.9	5	—	—

Total	$16.2	6	$5.8	5

Business Combination in Fiscal Year 2014

Transpire

In July 2014, Varian closed the acquisition of certain assets and liabilities of Transpire, Inc. (“Transpire”), a privately held developer of software solutions for accurately and rapidly predicting the macroscopic behavior of radiation. The portion of the acquired business that integrates the Company’s high-energy X-ray technology into systems for cargo screening, industrial inspection and non-destructive testing was integrated into the Company’s Industrial reporting unit. The acquisition was accounted for as a business combination by Varian. The total purchase price of the acquisition was $19.3 million of which $2.7 million of purchased intangible assets with a weighted average useful life of six years and goodwill of approximately $2.8 million were attributable to the Company.

Other information

All acquisitions listed above were accounted for as business combinations. Total transaction costs related to the Company’s acquisitions incurred during fiscal year 2015 were $2.5 million and not material during fiscal years 2016 and 2014. These transaction costs were expensed as incurred in selling, general and administrative expenses in the Combined Statements of Earnings. There were no measurement period adjustments to the purchase price allocation for the acquisitions completed in fiscal years 2015 and 2014.

The goodwill generated from the Company’s acquisitions is primarily attributable to expected synergies. The goodwill is not deductible for income tax purposes for the MeVis and Claymount acquisitions. The goodwill is deductible for income tax purposes for the acquisition of Transpire. The Combined Financial Statements include the operating results of each acquisition from the date of acquisition. Pro forma results of operations for the acquisitions completed during the fiscal years presented have not been presented because the effects of the acquisitions, individually and in the aggregate, were not material to the Company’s financial results.

3. OTHER FINANCIAL INFORMATION

The following table summarizes the Company’s inventories:

(In millions)	September 30, 2016	October 2, 2015
Raw materials and parts	$150.0	$121.1
Work-in-process	7.2	20.5
Finished goods	40.2	33.3

Total inventories	$197.4	$174.9

The following table summarizes the Company’s property, plant and equipment, net:

(In millions)	September 30, 2016	October 2, 2015
Land and land improvements	$2.9	$2.9
Buildings and leasehold improvements	103.3	53.9
Machinery and equipment	121.0	104.2
Construction in progress	18.3	55.0

	245.5	216.0
Accumulated depreciation and amortization	(136.6)	(119.8)

Property, plant, and equipment, net	$108.9	$96.2

Additions to property, plant, and equipment, net include $3.1 million, $9.0 million, and $1.4 million in accounts payable and accrued liabilities for fiscal years 2016, 2015 and 2014, respectively.

The following table summarizes the Company’s long-term available-for-sale securities as of October 2, 2015:

(In millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities	$8.6	$0.1	$(0.3)	$8.4
Non-U.S. government security	0.7	—	—	0.7

Total available-for-sale-securities	$9.3	$0.1	$(0.3)	$9.1

The Company had no available-for-sale securities as of September 30, 2016. At October 2, 2015, available-for-sale securities were recorded in other assets on the Combined Balance Sheets.

The following table summarizes the Company’s other assets:

(In millions)	September 30, 2016	October 2, 2015
Intangible assets	$20.7	$24.0
Available-for-sale securities	—	9.1
Other	3.4	3.4

Total other assets	$24.1	$36.5

The following table summarizes the Company’s accrued liabilities:

(In millions)	September 30, 2016	October 2, 2015
Accrued compensation and benefits	$13.6	$10.6
Product warranty	6.9	6.1
Income taxes payable	0.2	1.2
Other	3.2	1.7

Total accrued liabilities	$23.9	$19.6

The following table summarizes the Company’s other long-term liabilities:

(In millions)	September 30, 2016	October 2, 2015
Long-term income tax payable	$4.9	$5.0
Deferred tax liabilities	3.0	3.8
Other	0.4	0.6

Total other long-term liabilities	$8.3	$9.4

The following table summarizes the Company’s other income (expense), net:

	Fiscal Years
(In millions)	2016	2015	2014
Income (loss) from equity method investments	$(1.6)	$0.3	$(0.8)
Other	(0.9)	0.5	(0.4)

Total other income (expense), net	$(2.5)	$0.8	$(1.2)

4. FAIR VALUE

Assets/Liabilities Measured at Fair Value on a Recurring Basis

In the tables below, the Company has segregated all assets and liabilities that are measured at fair value on a recurring basis into the most appropriate level within the fair value hierarchy based on the inputs used to determine the fair value at the measurement date.

(In millions)	Fair Value Measurement Using
Type of Instruments	Significant Other Observable Inputs (Level 2)
Assets at October 2, 2015:
Available-for-sale securities:
Corporate debt securities	$8.4
Non-U.S. government security	0.7

Total assets measured at fair value	$9.1

As of September 30, 2016, the Company did not have any assets or liabilities measured at fair value on a recurring basis. As of October 2, 2015, the Company’s available-for-sale securities were included in other assets on the Combined Balance Sheets.

The fair value of the Company’s Level 2 corporate debt securities and non-U.S. government security are priced using quoted market prices for similar instruments or non-binding market prices that are corroborated by observable market data.

The fair values of certain of the Company’s financial instruments, including bank deposits included in cash and cash equivalents, accounts receivable and accounts payable approximate their carrying amounts due to their short maturities.

There were no transfers of assets or liabilities between fair value measurement levels during fiscal year 2015. Transfers between fair value measurement levels are recognized at the end of the reporting period.

5. GOODWILL AND INTANGIBLE ASSETS

The following table reflects the activity of goodwill by reportable operating segment:

(In millions)	Medical	Industrial	Total
Balance at September 26, 2014	$17.0	$19.0	$36.0
Business combinations	38.7	—	38.7

Balance at October 2, 2015	$55.7	$19.0	$74.7

In the fourth quarter of fiscal year 2016, the Company realigned its segments and goodwill was re-allocated to the Medical and Industrial reporting units based on their relative fair values. There were no impairment charges recognized as a result of the change in reporting units and no additional activity in the goodwill balance between October 2, 2015 and September 30, 2016.

The addition to goodwill in fiscal year 2015 was based on the purchase price allocations of the acquisitions completed during that year.

The following table reflects the gross carrying amount and accumulated amortization of the Company’s finite-lived intangible assets included in other assets in the Combined Balance Sheets:

(In millions)	September 30, 2016	October 2, 2015
Acquired existing technology	$19.5	$18.4
Patents, licenses and other	9.8	9.3
Customer contracts and supplier relationship	9.4	8.8
Accumulated amortization	(18.0)	(12.5)

Net carrying amount	$20.7	$24.0

Amortization expense for intangible assets was $5.5 million, $2.7 million, and $1.4 million for fiscal years 2016, 2015 and 2014, respectively.

As of September 30, 2016, the estimated future amortization expense of intangible assets with finite lives is as follows:

(In millions)
Fiscal years:
2017	$5.1
2018	4.4
2019	4.0
2020	3.6
2021	2.6
Thereafter	1.0

Total	$20.7

6. RELATED PARTY TRANSACTIONS

Intercompany Transactions

During fiscal years 2016, 2015 and 2014, the Company recorded sales to Varian of $22.5 million, $21.1 million, and $25.0 million, respectively.

During fiscal years 2016, 2015 and 2014, the Company recorded purchases of products from Varian of $0.9 million, $2.8 million, and $3.1 million, respectively.

Allocated Costs

The combined financial statements include allocations of corporate expenses from Varian to the Company. These allocated expenses include costs of information technology, human resources, accounting, legal, facilities, insurance, treasury and other corporate and infrastructure services. In addition, allocated costs include research and development expenses from Varian’s scientific research facility. These costs have been allocated to the Company on the basis of direct usage when identifiable, with the remainder allocated on a pro-rata basis of revenue, headcount or other systematic measures that reflect utilization of services provided to or benefits received by the Company. In addition, interest expense relating to Varian’s corporate borrowings and interest income have been allocated based on total assets of the Company as a percentage of total assets of Varian. The Company considers the expense allocation methodology and results to be reasonable for all periods presented.

Allocated costs included in the accompanying Combined Statements of Earnings are as follows:

	Fiscal Years
(In millions)	2016	2015	2014
Selling, general and administrative	$37.7	$38.0	$32.2
Research and development	1.2	1.4	1.5

In addition, allocated interest expense, net of interest income was $1.6 million, $0.7 million, and $0.6 million for fiscal years 2016, 2015 and 2014, respectively.

Net Parent Investment

Parent company investment in the Combined Balance Sheets and Statements of Equity represents Varian’s historical investment in the Company, the net effect of transactions with and allocations from Varian and the Company’s accumulated earnings.

Net transfers from (to) parent and share-based compensation expense in the Combined Statements of Cash Flows represents net transfers from (to) parent per the Combined Statements of Equity.

Equity Method Investment

The Company has a 40% ownership interest in dpiX Holding, a two-member consortium that has a 100% ownership interest in dpiX LLC (“dpiX”), a supplier of amorphous silicon based thin film transistor arrays (“flat panels”) for the imaging components’ digital image detectors. In accordance with the dpiX Holding agreement, net profits or losses are allocated to the members, in accordance with their ownership interests.

The equity investment in dpiX Holding is accounted for under the equity method of accounting. When the Company recognizes its share of net profits or losses of dpiX Holding, profits or losses in inventory purchased from dpiX are eliminated until realized by the Company. The Company recorded a loss on the equity investment in dpiX Holding of $1.5 million in fiscal year 2016, income on the equity investment in dpiX Holding of $0.1 million in fiscal year 2015, and a loss on the equity investment in dpiX Holding of $0.8 million in fiscal year 2014. Income and loss on the equity investment in dpiX Holding is included in other income (expense), net in the Combined Statements of Earnings. The carrying value of the equity investment in dpiX Holding, which was included in investments in privately held companies on the Combined Balance Sheets, was $47.2 million at September 30, 2016 and $47.3 million at October 2, 2015.

During fiscal years 2016, 2015, and 2014, the Company purchased glass transistor arrays from dpiX totaling $23.4 million, $21.3 million, and $20.9 million, respectively. These purchases of glass transistor arrays are included as a component of inventories on the Combined Balance Sheets or cost of revenues—product in the Combined Statements of Earnings for these fiscal years.

As of September 30, 2016 and October 2, 2015, the Company had accounts payable to dpiX totaling $4.2 million and $3.3 million, respectively.

In October 2013, the Company entered into an amended agreement with dpiX and other parties that, among other things, provides the Company with the right to 50% of dpiX’s total manufacturing capacity produced after January 1, 2014. The amended agreement requires the Company to pay for 50% of the fixed costs (as defined in the amended agreement), as determined at the beginning of each calendar year. As of September 30, 2016, the Company estimated it has fixed cost commitments of $4.5 million related to this amended agreement through December 31, 2016. The fixed cost commitment for future periods will be determined and approved by the dpiX board of directors at the beginning of each calendar year. The amended agreement will continue unless the ownership structure of dpiX changes (as defined in the amended agreement).

The Company has determined that dpiX is a variable interest entity because at-risk equity holders, as a group, lack the characteristics of a controlling financial interest. Majority votes are required to direct the manufacturing activities, legal operations and other activities that most significantly affect dpiX’s economic performance. The Company does not have majority voting rights and no power to direct the activities of dpiX and therefore is not the primary beneficiary of dpiX. The Company’s exposure to loss as a result of its involvement with dpiX is limited to the carrying value of the Company’s investment and fixed cost commitments.

Summarized financial information for dpiX is as follows:

(In millions)	September 30, 2016	October 2, 2015
Current assets	$40.1	$38.6
Noncurrent assets	102.1	103.3
Current liabilities	17.1	16.3

	Fiscal Years
(In millions)	2016	2015	2014
Revenues	$50.0	$44.0	$45.5
Gross profit	8.3	2.3	6.7
Loss from operations	(0.4)	(5.9)	(0.8)
Net loss	(0.5)	(6.1)	(0.8)

7. COMMITMENTS AND CONTINGENCIES

Product Warranty

The following table reflects the changes in the Company’s accrued product warranty:

	Fiscal Years
(In millions)	2016	2015
Accrued product warranty, at beginning of period	$6.1	$9.3
Charged to cost of revenues	13.1	9.5
Actual product warranty expenditures	(12.3)	(12.7)

Accrued product warranty, at end of period	$6.9	$6.1

Lease Commitments

At September 30, 2016, the Company was committed to minimum rentals under non-cancelable operating leases (including rent escalation clauses) for fiscal years 2017 through 2021 and thereafter, as follows: $3.1 million, $2.4 million, $1.7 million, $1.3 million, $1.1 million, and $7.6 million, respectively. Rental expenses were $2.8 million, $1.4 million, and $1.4 million for fiscal years 2016, 2015 and 2014, respectively.

Other Commitments

See Note 6, “Related Party Transactions” for additional information about the Company’s commitments to dpiX.

See Note 8, “Accumulated Other Comprehensive Loss and Noncontrolling Interests” for additional information about the Company’s commitment to the noncontrolling shareholders of MeVis Medical Solutions AG (“MeVis”).

Restructuring Charges

As part of Varian’s plan to enhance operational performance through productivity initiatives, Varian implemented a workforce reduction, which included employees in the Medical and Industrial segments, in the first quarter of fiscal year 2016. The Company incurred $2.0 million in restructuring charges during fiscal year 2016, most of which was incurred in the first quarter of 2016, in connection with the restructuring program. The restructuring program is complete and no additional charges are expected to be incurred. As of September 30, 2016, the Company did not have any restructuring liability. In fiscal year 2015, the Company incurred $2.5 million in restructuring charges in connection with a previously announced Varian enhanced retirement program and workforce reduction. There were no restructuring charges incurred in fiscal year 2014.

Restructuring charges are included in selling, general and administrative expenses in the Combined Statements of Earnings.

Contingencies

From time to time, the Company is a party to or otherwise involved in legal proceedings, claims and government inspections or investigations and other legal matters, both inside and outside the United States, arising in the ordinary course of its business or otherwise. The Company accrues amounts, to the extent they can be reasonably estimated, that it believes are adequate to address any liabilities related to legal proceedings and other loss contingencies that the Company believes will result in a probable loss (including, among other things, probable settlement value). A loss or a range of loss is disclosed when it is reasonably possible that a material loss will be incurred and can be estimated or when it is reasonably possible that the amount of a loss, when material, will exceed the recorded provision. The Company did not have any contingent liabilities as of September 30, 2016 and October 2, 2015.

Legal expenses relating to legal matters are expensed as incurred.

8. ACCUMULATED OTHER COMPREHENSIVE LOSS AND NONCONTROLLING INTERESTS

Accumulated Other Comprehensive Loss

(In millions)	Net Unrealized Loss Available- for- Sale Investments	Accumulated Other Comprehensive Loss
Balance at September 26, 2014	$—	$—
Other comprehensive loss before reclassifications	(0.2)	(0.2)
Tax benefit	0.1	0.1

Balance at October 2, 2015	(0.1)	(0.1)
Other comprehensive loss before reclassifications	(0.4)	(0.4)
Amounts reclassified out of other comprehensive earnings	0.6	0.6
Tax expense	(0.1)	(0.1)

Balance at September 30, 2016	$—	$—

Noncontrolling Interests

In April 2015, the Company completed the acquisition of 73.5% of the then outstanding shares of MeVis Medical Solutions AG (“MeVis”), a public company based in Bremen, Germany that provides image processing software and services for cancer screening. See Note 2, “Business Combinations” for additional information.

In August 2015, the Company, through one of its German subsidiaries, entered into a domination and profit and loss transfer agreement (the “DPLTA”) with MeVis. In October 2015, the DPLTA became effective upon its registration at the local court of Bremen, Germany. Under the DPLTA, MeVis subordinates its management to the Company and undertakes to transfer all of its annual profits and losses to the Company. In return, the DPLTA grants the noncontrolling shareholders of MeVis: (1) an annual recurring net compensation of €0.95 per MeVis share starting from January 1, 2015 and (2) a put right for their MeVis shares at €19.77 per MeVis share. Upon effectiveness of the DPLTA, the noncontrolling interests in MeVis became redeemable as a result of the put right and were reclassified to temporary equity. As of September 30, 2016, the redemption value of redeemable noncontrolling interests in MeVis was $10.3 million.

During fiscal year 2016, an immaterial number of MeVis’ shares were purchased under the put right. As of September 30, 2016, noncontrolling shareholders together held approximately 0.5 million shares of MeVis, representing 26.4% of the outstanding shares.

Changes in noncontrolling interests relating to MeVis were as follows:

	Fiscal Years
	2016		2015
(In millions)	Noncontrolling Interests	Redeemable Noncontrolling Interests	Noncontrolling Interests
Balance at beginning of period	$11.0	$—	$—
Net earnings attributable to noncontrolling interests	—	0.5	0.8
Acquisition of MeVis	—	—	10.2
Reclassification of noncontrolling interests in MeVis to redeemable noncontrolling interests	(10.4)	10.4	—
Other	(0.6)	(0.6)	—

Balance at end of period	$—	$10.3	$11.0

9. EMPLOYEE STOCK PLANS

Employee Stock Plans

Until consummation of the distribution, the Company’s employees will continue to participate in Varian stock-based compensation plans, which provide for the grants of stock options, restricted stock units and performance shares among other types of awards. All current grants of stock options, restricted stock units and performance units are made under Varian’s amended 2005 Omnibus 2005 Plan (the “Third Amended 2005 Plan”). The Third Amended 2005 Plan provides for the grant of equity incentive awards, including stock options, restricted stock, performance units, restricted stock units and performance shares to key employees. The expense associated with the Company’s employees who participate in the Plans is included in the accompanying Combined Statements of Earnings.

Stock options granted under the Third Amended 2005 Plan have an exercise price equal to the closing market price of a share of Varian’s common stock on the grant date. Stock options granted under the Third Amended 2005 Plan generally are exercisable in the following manner: the first one-third one year from the date of grant, with the remainder vesting monthly during the following two-year period. For grants of non-qualified stock options made on or after November 17, 2005 under the Third Amended 2005 Plan to employees who retire from Varian within one year of the grant date, the number of shares subject to the stock option shall be adjusted proportionally by the time during such one-year period that the employee remained an employee of Varian (based upon a 365 day year). The revised number of shares subject to the stock option would continue to vest in accordance with the original vesting schedule, and the remaining shares would be cancelled as of the date of retirement. Under the Third Amended 2005 Plan, stock options granted on or prior to February 16, 2007 generally have a term of ten years and stock options granted after February 16, 2007 generally have a term of seven years. The Third Amended 2005 Plan prohibits the repricing of stock options and stock appreciation rights without the approval of Varian’s stockholders.

Restricted stock unit awards generally vest over a period of one to three years from the date of grant and any unvested awards are generally forfeited at the time of termination. However, restricted stock units granted that are unvested at death become fully vested and unvested restricted stock units will generally continue to vest in accordance with the original vesting schedule if a retirement eligible employee retires one year or more from grant date. If a retirement eligible employee retires on or after January 1 of the calendar year immediately following the calendar year in which the grant date occurred, the number of restricted stock units shall be adjusted proportionally, subject to local regulations, by the time during such one year period that the employee remained an employee of Varian (based upon a 365 day year). The revised number of restricted stock units would vest in accordance with the original vesting schedule and the remaining restricted stock units would be cancelled as of the date of retirement.

In fiscal years 2016, 2015 and 2014, Varian granted performance units to certain employees under the Third Amended 2005 Plan. The number of shares of Varian’s common stock ultimately issued under the performance units at vesting depend on the Varian’s business performance and total shareholder return during the performance period, against specified performance targets, both of which are set by the Compensation and Management Development Committee of the Varian Board of Directors at the beginning of the period. The performance units vest at the end of a three-year service period. Performance units granted prior to fiscal year 2015 have one three-year performance period for both Varian’s performance and total shareholder return, and performance units granted in fiscal year 2015 have a one-year Varian performance period and a three-year total shareholder return performance period. Performance unit grants made in fiscal year 2016 have three separate one-year Company performance periods and a three-year total shareholder return. Subject to certain exceptions, any unvested performance unit awards are forfeited at the time of termination. Also, similar to the adjustments discussed above for restricted stock unit awards, the number of performance units that ultimately vest is adjusted in the case of retirement.

Employee Stock Valuation Assumptions

The fair value of options granted and the option component of the shares purchased under Varian’s Employee Stock Purchase Plan (which is described further below) shares was estimated at the date of grant using the Black-Scholes model with the following weighted average assumptions:

	Employee Stock Option Plans			Employee Stock Purchase Plans
	Fiscal Years			Fiscal Years
	2016	2015	2014	2016	2015	2014
Expected term (in years)	4.13	4.13	4.33	0.50	0.50	0.50
Risk-free interest rate	1.1%	1.3%	1.3%	0.3%	0.1%	0.1%
Expected volatility	20.0%	22.1%	24.8%	17.6%	12.7%	12.8%
Expected dividend	—%	—%	—%	—%	—%	—%
Weighted average fair value at grant date	$13.67	$18.53	$19.01	$16.09	$15.87	$14.20

The expected term of stock options represents the weighted average period the stock options are expected to remain outstanding. The expected term is based on the observed and expected time to post-vesting exercise and post-vesting cancellations of stock options by the Company employees. Varian used a combination of historical and implied volatility of its traded options, or blended volatility, in deriving the expected volatility assumption. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of Varian’s stock options. The dividend yield assumption is based on Varian’s history and expectation of no dividend payouts.

Share-Based Compensation Expense

As share-based compensation expense recognized in the Combined Statements of Earnings is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures based on historical experience. Forfeitures are estimated at the time of grant and revised, in subsequent periods, if actual forfeitures differ from those estimates.

Share-based compensation expense includes expenses related to the Company’s direct employees. Varian also charges the Company for the allocated share-based compensation costs of certain employees of Varian who provide selling, general and administrative services on the Company’s behalf. Information included in this note is strictly limited to employees wholly dedicated to Varex, unless otherwise noted. See “Note 6–Related Party Transactions” for more information.

The table below summarizes the effect of recording share-based compensation expense:

	Fiscal Years
(In millions)	2016	2015	2014
Cost of revenues	$1.0	$1.3	$1.1
Research and development	1.4	1.4	1.6
Selling, general and administrative (1)	7.1	6.9	5.3

Total share-based compensation expense	$9.5	$9.6	$8.0

(1)	Includes allocated share-based compensation of $3.4 million, $3.2 million, and $2.8 million for fiscal 2016, 2015 and 2014, respectively, charged by Varian to the Company for certain Varian employees who provide general and administrative services on the Company’s behalf.

Stock Option Activity

The following table summarizes the activity for stock options under Varian’s employee incentive plans for the Company’s employees:

	Options Outstanding
(In millions, except per share amounts)	Number of Shares	Weighted Average Exercise Price
Balance at October 2, 2015	0.3	$73.35
Granted	0.1	75.86
Canceled, expired or forfeited	—	75.86
Exercised	(0.1)	55.52

Balance at September 30, 2016	0.3	$78.69

The total pre-tax intrinsic value of stock options exercised was $2.4 million, $5.3 million, and $4.7 million in fiscal years 2016, 2015 and 2014, respectively. The total fair value of stock options vested was $1.2 million, $1.4 million and $1.2 million in fiscal years 2016, 2015 and 2014, respectively.

The following table summarizes information related to stock option activity under Varian’s employee incentive plans for the Company’s stock options outstanding and exercisable at September 30, 2016:

	Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)	Number of Shares	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (1)
(In millions, except years and per-share amounts)
$50.66 – $81.90	0.2	4.6	$69.80	$4.1	0.1	2.1	$61.30	$2.2
$83.70 – $92.65	0.1	4.8	87.23	1.8	0.1	4.7	86.23	1.4

Total	0.3	4.7	$78.69	$5.9	0.2	3.8	$77.34	$3.6

(1)	The aggregate intrinsic value represents the total pre-tax intrinsic value, which is computed based on the difference between the exercise price and the closing price of Varian common stock of $99.53 as of September 30, 2016, the last trading date of fiscal year 2016, and which represents the amount that would have been received by the option holders had all option holders exercised their options and sold the shares received upon exercise as of that date.

As of September 30, 2016, the total unrecognized share-based compensation expense related to stock options was $1.3 million. This unrecognized share-based compensation expense is expected to be recognized over a weighted average period of 1.7 years.

Restricted Stock Units and Performance Stock Units Activity

The following table summarizes the activity for restricted stock units and performance units under Varian’s employee incentive plans for the Company’s employees:

(In millions, except per share amounts)	Number of Shares	Weighted Average Grant-Date Fair Value
Balance at October 2, 2015	0.1	$84.84
Granted	0.1	78.03
Vested	(0.1)	80.67
Canceled or expired	—	83.86

Balance at September 30, 2016	0.1	$83.53

The aggregate grant-date fair value of restricted stock units and performance units was $4.9 million, $5.2 million, and $6.0 million in fiscal years 2016, 2015 and 2014, respectively. The aggregate intrinsic value of restricted stock units and performance units vested under equity incentive plans was $4.9 million, $6.4 million, and $3.9 million in fiscal years 2016, 2015 and 2014, respectively.

As of September 30, 2016, the total unrecognized share-based compensation expense related to restricted stock units and performance units was $5.4 million. This unrecognized share-based compensation expense is expected to be recognized over a weighted average period of 1.8 years. Varian withheld restricted stock units and performance units with a fair value of $2.1 million for the Company’s employees’ minimum withholding taxes at vesting of such awards in fiscal year 2016.

Employee Stock Purchase Plan

Prior to the distribution, eligible employees may participate in the Varian employee stock purchase plan. The stock purchase plan provides eligible employees with an opportunity to purchase shares of Varian common stock at 85% of the lower of its fair market value at the start and end of a six-month purchase period. The Company’s employees purchased shares for $2.6 million, $2.4 million, and $2.3 million in fiscal years 2016, 2015 and 2014, respectively, under Varian’s employee stock purchase plan.

10. TAXES ON EARNINGS

Taxes on earnings, as presented, are calculated on a separate return basis. Under this method, the Company computes taxes on earnings as if it were a separate taxpayer filing its own income tax returns. The Company’s operations have historically been included in Varian’s U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. Income tax expense is based on reported income or loss before income taxes. Deferred income taxes reflect the effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. Valuation allowances are recognized to reduce deferred tax assets to the amount that is more likely than not to be realized.

Taxes on earnings were as follows:

	Fiscal Years
(In millions)	2016	2015	2014
Current provision:
Federal	$26.4	$40.2	$54.9
State and local	3.9	4.9	8.3
Foreign	2.0	2.5	2.4

Total current	32.3	47.6	65.6

Deferred provision (benefit):
Federal	3.6	(1.4)	(1.3)
State and local	—	(0.1)	(0.1)
Foreign	0.1	0.7	(0.1)

Total deferred	3.7	(0.8)	(1.5)

Taxes on earnings	$36.0	$46.8	$64.1

Earnings before taxes are generated from the following geographic areas:

	Fiscal Years
(In millions)	2016	2015	2014
United States	$105.6	$122.9	$168.7
Foreign	(0.6)	4.7	5.5

Earnings before taxes	$105.0	$127.6	$174.2

The effective tax rate differs from the U.S. federal statutory tax rate as a result of the following:

	Fiscal Years
	2016	2015	2014
Federal statutory income tax rate	35.0%	35.0%	35.0%
State and local taxes, net of federal tax benefit	2.4%	2.5%	3.0%
Domestic production activities deduction	(2.2)%	(2.3)%	(1.9)%
Research and development credit	(2.2)%	(0.6)%	(0.1)%
Other	1.3%	2.1%	0.8%

Effective tax rate	34.3%	36.7%	36.8%

During fiscal years 2016, 2015 and 2014, the Company’s effective tax rate varied from the U.S. federal statutory rate primarily because the Company’s domestic earnings are also subject to state income taxes. This increase is partially offset by the U.S. domestic production activities deduction and federal research and development credit. Due to the timing of lapses and retroactive reinstatements of the federal research and development credit, the Company received seven quarters of benefit in FY16, four quarters of benefit in fiscal year 2015, and one quarter of benefit in fiscal year 2014.

Significant components of deferred tax assets and liabilities are as follows:

(In millions)	September 30, 2016	October 2, 2015
Deferred Tax Assets:
Inventory adjustments	$13.3	$10.9
Share-based compensation	2.8	3.7
Product warranty	2.3	2.0
Deferred compensation	1.2	1.2
Net operating loss carryforwards	7.7	5.9
Other	6.0	5.5

	33.3	29.2
Valuation allowance	(6.4)	(4.7)

Total deferred tax assets	26.9	24.5

Deferred Tax Liabilities:
Acquired intangibles	(6.5)	(7.0)
Property, plant and equipment	(10.1)	(5.2)
Investments in privately held companies	(6.7)	(5.6)
Other	(1.1)	—

Total deferred tax liabilities	(24.4)	(17.8)

Net deferred tax assets	$2.5	$6.7

Reported As:
Deferred tax assets	$5.5	$10.5
Deferred tax liabilities (included in other long-term liabilities)	(3.0)	(3.8)

Net deferred tax assets	$2.5	$6.7

The Company has not provided for U.S. federal income and foreign withholding taxes on $5.5 million of cumulative undistributed earnings of non-U.S. subsidiaries as of September 30, 2016. Such earnings are intended to be reinvested in the non-U.S. subsidiaries for an indefinite period of time. If such earnings were not considered to be reinvested indefinitely, an additional deferred tax liability of approximately $0.6 million would be provided.

The Company has federal net operating loss carryforwards of approximately $0.1 million expiring in 2027. The Company has state net operating loss carryforwards of $0.1 million expiring in 2027. The Company has foreign net operating loss carryforwards of $13.0 million with an indefinite life. Under local loss utilization rules, none of this amount is available to the Company. The Company has other foreign net operating loss carryforwards of $12.0 million expiring between 2018 and 2021, and $5.2 million expiring between 2022 and 2025.

The valuation allowance relates primarily to net operating losses in certain foreign jurisdictions where, based on the weight of available evidence, it is more likely than not that the tax benefit of the net operating losses will not be realized. The valuation allowance increased by $1.7 million during fiscal year 2016, increased by $3.2 million during fiscal year 2015, and increased by $0.7 million in fiscal year 2014.

In fiscal year 2016, the Company’s separate, taxpaying legal entities received a federal refund of approximately $0.6 million and paid foreign taxes of approximately $1.0 million. In fiscal year 2015, the Company’s separate, taxpaying legal entities paid foreign taxes of approximately $0.7 million. For other jurisdictions and periods, the Company’s operations have been included in Varian’s U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns.

The Company accounts for uncertainty in income taxes following a two-step approach for recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining whether the weight of available evidence indicates that it is more likely than not that, based on the technical merits, the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

Changes in the Company’s unrecognized tax benefits were as follows:

	Fiscal Years
(In millions)	2016	2015	2014
Unrecognized tax benefits balance–beginning of fiscal year	$4.5	$4.5	$4.8
Additions based on tax positions related to a prior year	—	0.1	—
Additions based on tax positions related to the current year	1.0	1.0	0.8
Reductions resulting from the expiration of the applicable statute of limitations	(1.1)	(1.1)	(1.1)

Unrecognized tax benefits balance—end of fiscal year	$4.4	$4.5	$4.5

As of September 30, 2016, the total amount of gross unrecognized tax benefits was $4.4 million. Of this amount, $2.6 million would affect the effective tax rate if recognized. The difference would be offset by changes to deferred tax assets and liabilities.

The Company includes interest and penalties related to income taxes within taxes on earnings on the Combined Statements of Earnings. As of September 30, 2016, the Company had accrued $0.4 million for the payment of interest and penalties related to unrecognized tax benefits. During fiscal year 2016, a net benefit of an immaterial amount related to interest and penalties was included in taxes on earnings. As of October 2, 2015, the Company had accrued $0.5 million for the payment of interest and penalties related to unrecognized tax benefits. During fiscal year 2015, a net benefit of an immaterial amount related to interest and penalties was included in taxes on earnings.

The Company’s significant operations have historically been included in Varian’s U.S. federal and state income tax returns and non-U.S. jurisdiction tax returns. The Varian group’s U.S. federal tax returns are generally no longer subject to tax examinations for years prior to 2013. For U.S. states and other foreign tax returns, the Company is generally no longer subject to tax examinations for years prior to 2007.

11. SEGMENT INFORMATION

As the Company is transitioning to a stand-alone company, the Company’s Chief Executive Officer, its Chief Operating Decision maker (“CODM”), re-evaluated the product groupings and how he views and measures the business performance and therefore, subsequent to the filing of the preliminary registration statement on Form 10 on August 11, 2016, the Company reorganized its two reportable operating segments into Medical and Industrial. The realigned segments better align the Company’s products and service offerings with customer use in medical and industrial markets and are consistent with how the CODM evaluates the business for the allocation of resources. The CODM allocates resources to and evaluates the financial performance of each operating segment primarily based on revenues and gross margin. The new operating and reportable segment structure will provide better visibility and clarity into the financial performance of the Company’s products, and an alignment between business strategies and operating results.

Description of Segments

The Medical segment designs, manufactures, sells and services X-ray imaging components for use in a range of applications, including radiographic or fluoroscopic imaging, mammography, special procedures, computed tomography, radiation therapy and computer-aided detection. The Company provides a broad range of X-ray imaging components for Medical customers including X-ray tubes, flat panel digital image detectors, high voltage connectors, image processing software and workstations, computer-aided diagnostic software, collimators, automatic exposure control devices, generators, ionization chambers and buckys. The Company’s X-ray imaging components are primarily sold to imaging system OEM customers that incorporate them into their medical diagnostic, radiation therapy, dental, veterinary and industrial imaging systems. The Company also sells its X-ray imaging components to independent service companies, distributors and directly to end-users for replacement purposes.

The Industrial segment designs, manufactures, sells and services security and inspection products, which include Linatron X-ray accelerators, X-ray tubes, flat panel digital image detectors, high voltage connectors, imaging processing software and image detection products for security and inspection purposes, such as cargo screening at ports and borders and nondestructive examination in a variety of applications. The Company generally sells its Industrial products to OEM customers that incorporate its products into their inspection systems.

Accordingly, the following information is provided for purposes of achieving an understanding of operations, but may not be indicative of the financial results of the reported segments were they independent organizations. In addition, comparisons of the Company’s operations to similar operations of other companies may not be meaningful.

Segment Data

The following table summarizes the Company’s revenues from its reportable segments:

	Fiscal Years
(In millions)	2016	2015	2014
Medical	$505.8	$534.3	$556.2
Industrial	114.3	98.0	129.0

Total Company	$620.1	$632.3	$685.2

The following table summarizes the Company’s gross margin from its reportable segments:

	Fiscal Years
(In millions)	2016	2015	2014
Medical	$195.8	$207.1	$223.7
Industrial	52.6	43.5	54.9

Total Company	$248.4	$250.6	$278.6

The following table summarizes the Company’s depreciation and amortization from its reportable segments:

	Fiscal Years
(In millions)	2016	2015	2014
Medical	$11.9	$9.7	$8.2
Industrial	3.4	2.6	1.9

Total Company	$15.3	$12.3	$10.1

The following table summarizes the Company’s total assets by its reportable segments:

	Fiscal Years
(In millions)	2016	2015	2014
Medical	$481.4	$454.2	$319.0
Industrial	134.7	118.5	103.9

Total reportable segments	$616.1	$572.7	$422.9
Unallocated corporate assets	6.3	10.9	10.2

Total Company	$622.4	$583.6	$433.1

Major Customers

The following table represents customers who accounted for 10% or more of the Company’s revenues:

	Fiscal Years
	2016	2015	2014
Toshiba	23%	26%	26%
Carestream	6%	12%	13%

Both customers are customers in the Medical segment. No customer in the Industrial segment accounted for more than 10% of the Company’s total revenues.

Geographic Information

	Revenues			Property, plant and equipment, net
	Fiscal Years			Fiscal Years
(In millions)	2016	2015	2014	2016	2015	2014
United States	$214.5	$238.7	$245.8	$98.1	$87.9	$61.8
International	405.6	393.6	439.4	10.8	8.3	1.2

Total Company	$620.1	$632.3	$685.2	$108.9	$96.2	$63.0

The Company operates various manufacturing and marketing operations outside the United States. Allocation between domestic and foreign revenues is based on known final destination of products sold. Revenues from Japan represented approximately 25%, 26%, and 25% of the Company’s total revenues in fiscal years 2016, 2015 and 2014, respectively.

12. SUBSEQUENT EVENTS

The combined financial statements of the Company are derived from the financial statements of Varian, which issued its annual financial statements for the year ended September 30, 2016 on November 23, 2016. Accordingly, the Company evaluated subsequent events for recognition or disclosure in the combined financial statements through the date of November 23, 2016. Additionally, the Company evaluated subsequent events that occurred through the issuance of its combined financial statements, December 7, 2016, for purposes of disclosure of unrecognized subsequent events.

13. SUBSEQUENT EVENTS (Unaudited)

In December 2016, Varian entered into a master purchase and sale agreement (“MPSA”) to acquire the Medical Imaging business of PerkinElmer, Inc., which is headquartered in Santa Clara, California, and is a supplier of digital flat panel X-ray detectors that serve as components for industrial, medical, dental and veterinary X-ray imaging systems. The acquisition is expected to expand the digital flat panel business for Varex and enable them to offer customers a broader range of imaging solutions. Varex will pay approximately $276.0 million to acquire this business, subject to adjustment for changes in the working capital balance of the business and plans to finance the acquisition through third-party debt financing. The acquisition is expected to close after the planned separation of Varex from Varian and is contingent on the satisfaction of customary closing conditions, including obtaining third-party and regulatory consents. In connection with and subject to the completion of the separation and distribution, Varian will assign the MPSA and any related agreements to Varex and Varex will assume all rights and obligations of Varian thereunder.

VAREX IMAGING CORPORATION

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Fiscal Year	Description	Balance at Beginning of Period	Increases	Deductions	Balance at End of Period
		(In millions)
2016	Valuation allowance for deferred tax assets	$4.7	$1.7	$—	$6.4
2015	Valuation allowance for deferred tax assets	$1.5	$3.2	$—	$4.7
2014	Valuation allowance for deferred tax assets	$0.8	$0.7	$—	$1.5